As filed with the U.S. Securities and Exchange Commission on January 19, 2024

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alternus Clean Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-41306	87-1431377
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

360 Kingsley Park Drive, Suite 250

Fort Mill, South Carolina

(803) 280-1468

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Taliesin Durant

Chief Legal Officer

360 Kingsley Park Drive, Suite 250

Fort Mill, South Carolina

Tel: (803) 280-1468

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ross D. Carmel, Esq.

Jeffrey P. Wofford, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Tel: (212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 19, 2024

Alternus Clean Energy, Inc.

Up to 68,872,901 shares of common stock

Up to 845,000 shares of common stock issuable upon the exercise of Warrants

Warrants to purchase up to 445,000 shares of common stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 69,717,901 shares of our common stock, $0.0001 par value per share (the “common stock”) consisting of: (a) up to 57,500,000 shares of our common stock issued to Alternus Energy Group Plc., our majority stockholder (“AEG”), pursuant to the Business Combination Agreement (as defined below) at an equity consideration value of $10.00 per share; (b) up to 7,666,667 shares of our common stock (2,555,556 of which are subject to vesting upon the occurrence of certain events) issued to Clean Earth Acquisitions Sponsor LLC (the “Sponsor”) upon conversion on a 1-for-1 basis of 7, 666,667 Founder Shares (as defined below) held by the Sponsor on the closing date of the Business Combination (as defined below) (the “Closing Date”); (c) up to an aggregate of 1,496,234 shares of common stock issued to the Meteora Entities (as defined below) in connection with the closing of the Business Combination (the “Closing”) pursuant to a forward purchase agreement; (d) up to 1,320,000 shares of common stock to be issued to Wissam Anastas (“WA”) pursuant to the conversion of a convertible note at a price of $0.73; (e) up to 890,000 shares of common stock issued to the Sponsor in a private placement as part of units (the “Sponsor Units”) at a price of $10.00 per Sponsor Unit, each Sponsor Unit comprising one share of common stock and one one-half of one warrant (f) up to 445,000 shares of common stock issuable upon the exercise of warrants (the “Sponsor Warrants”) with an exercise price of $11.50 issued to the Sponsor as part of the Sponsor Units; (g) up to 300,000 shares of common stock issuable upon the exercise of warrants (the “SCM Tech 1 Warrants”) issued to SCM Tech, LLC with an exercise price of $0.01 per share; and (h up to 100,000 shares of common stock issuable upon the exercise of warrants (the “SCM Tech 2 Warrants” and together with the SCM Tech 1 Warrants, the “SCM Tech Warrants”) issued to SCM Tech, LLC with an exercise price of $11.50 per share; and (ii) up to 445,000 Sponsor Warrants. The Sponsor Warrants, and the SCM Tech Warrants are referred to herein as, the “Warrants”).

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of these securities, except with respect to amounts received by us upon exercise of the Warrants for cash. We believe the likelihood that warrant holders will exercise their Warrants for cash and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the market price for our common stock is less than the exercise price of the Warrants (on a per share basis), we believe that it will be unlikely that holders will exercise their Warrants. There is no assurance that the warrants will be “in-the-money” prior to their expiration. The exercise price of the Warrants, other than the SCM Tech 1 Warrants, is $11.50 per share and the exercise price of our SCM Tech 1 Warrants is $0.01. If the trading price for our common stock is less than the exercise price of any of our Warrants, meaning such Warrants are “out of the money,” we believe the holders of such Warrants will be unlikely to exercise such Warrants on a cash basis. In addition, the Warrants may be exercised on a cashless basis. To the extent such Warrants are exercised on a cashless basis, we would not receive any cash from such exercise and the total amount of cash that we would receive from the exercise of the Warrants will decrease. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or Warrants. See the section titled “Plan of Distribution.”

Our common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ALCE”. On January 18, 2023, the last reported sales price of our common stock was $1.15 per share.

AEG, has voting control over approximately 72.1% of our voting power of our outstanding voting stock and therefore we currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of Nasdaq.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated [*], 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

On October 12, 2022, Clean Earth Acquisitions Corp., a Delaware corporation (“Clean Earth”), entered into a Business Combination Agreement, as amended by that certain First Amendment to the Business Combination Agreement, dated as of April 12, 2023 (the “First BCA Amendment”) (as amended by the First BCA Amendment, the “Initial Business Combination Agreement”), and as amended and restated by that certain Amended and Restated Business Combination Agreement, dated as of December 22, 2023 (the “A&R BCA”) (the Initial Business Combination Agreement, as amended and restated by the A&R BCA, the “Business Combination Agreement”), by and among Clean Earth, AEG and the Sponsor. On December 22, 2023, in accordance with the Business Combination Agreement, the Closing occurred, pursuant to which Clean Earth issued and transferred 57,500,000 shares of Class A common stock of Clean Earth, par value $0.0001 per share, to AEG, and AEG transferred to Clean Earth, and Clean Earth received from AEG, all of the issued and outstanding equity interests in the Acquired Subsidiaries (as defined in the Business Combination Agreement) (the “Equity Exchange,” and together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). In connection with the Closing, Clean Earth changed its name to “Alternus Clean Energy Inc.”

Unless otherwise stated or unless the context otherwise requires, references in this prospectus to (1) “AEG” refers to Alternus Energy Group Plc, a public limited company incorporated under the laws of Ireland and our majority stockholder, (2) “Clean Earth” refers to Clean Earth Acquisitions Corp, a Delaware corporation and our legal predecessor, prior to Business Combination, and (3) “Alternus,” the “Company,” “Registrant,” “we,” “us” and “our” refers to Alternus Clean Energy, Inc., formerly known as Clean Earth Acquisitions Corp., and where appropriate, our wholly owned subsidiaries.

TRADEMARKS

This prospectus contains references to our trademarks, trade names and service marks. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus (or documents we have incorporated by reference) are the property of their respective holders. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements convey management’s expectations as to the future of Alternus, and are based on management’s beliefs, expectations, assumptions and such plans, estimates, projections and other information available to management at the time Alternus makes such statements. Forward-looking statements include all statements that are not historical facts and may be identified by terminology such as the words “outlook,” “believe,” “expect,” “potential,” “goal,” “continues,” “may,” “will,” “should,” “could,”, “would”, “seeks,” “approximately,” “projects,” predicts,” “intends,” “plans,” “estimates,” “anticipates” “future,” “guidance,” “target,” or the negative version of these words or other comparable words, although not all forward-looking statements may contain such words. The forward-looking statements contained in this prospectus may include statements related to Alternus’ revenues, earnings, taxes, cash flow and related financial and operating measures, and expectations with respect to future operating, financial and business performance, and other anticipated future events and expectations that are not historical facts.

We caution you that our forward-looking statements involve known and unknown risks, uncertainties and other factors, including those that are beyond our control, which may cause the actual results, performance or achievements to be materially different from the future results. Factors that could cause our actual results to differ materially from those contemplated by its forward-looking statements include:

●	the risk that the Business Combination disrupts our current plans and operations as a result of the announcement and consummation of the Business Combination transactions;

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably following the Business Combination;

●	changes in applicable laws or regulations;

●	the impact of the COVID-19 pandemic;

●	a financial or liquidity crisis;

●	the effects of inflation and changes in interest rates;

●	a financial or liquidity crisis; geopolitical factors, including, but not limited to, the Russian invasion of Ukraine and the Israel-Hamas war;

●	the risk of global and regional economic downturns;

●	the projected financial information, anticipated growth rate, and our market opportunity;

●	foreign currency, interest rate, exchange rate and commodity price fluctuations;

●	various environmental requirements;

●	retention or recruitment of executive and senior management and other key employees;

●	the possibility that Alternus may be adversely affected by other economic, business, and/or competitive factors;

●	our ability to maintain an effective system of internal controls over financial reporting;

●	our ability to manage its growth effectively;

●	our ability to achieve and maintain profitability in the future;

●	our ability to access sources of capital to finance operations and growth;

●	the success of strategic relationships with third parties;

●	the impact of reduction, modification or elimination of government subsidies and economic incentives (including, but not limited to, with respect to solar parks);

●	the impact of decreases in spot market prices for electricity;

●	dependence on acquisitions for our growth;

●	inherent risks relating to acquisitions and our ability to manage its growth and changing business;

●	risks relating to developing and managing renewable solar projects;

●	risks relating to photovoltaic plant quality and performance;

●	risks relating to planning permissions for solar parks and government regulation;

●	Alternus’ need for significant financial resources (including, but not limited to, for growth in its business);

●	the need for financing in order to maintain future profitability;

●	the lack of any assurance or guarantee that we can raise capital or meet its funding needs;

●	our limited operating history; and

●	other risks and uncertainties described in this prospectus, including those under “Risk Factors”.

We undertake no obligations to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this registration statement or to reflect the occurrence of unanticipated events, other than as required by law. The foregoing factors and others described under “Risk Factors” should not be construed as exhaustive. There are other factors that may cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Moreover, new risks emerge from time to time and it is not possible for us to predict all such risks. We cannot assess the impact of all risks on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. We urge you to read the sections of this prospectus entitled “Prospectus Summary,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for a more complete discussion of the factors that could affect their respective future performance and the industry in which we operate.

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CAUTIONARY NOTE REGARDING MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our company, our business, the services we provide and intend to provide, our industry and our general expectations concerning our industry are based on management’s estimates. Such estimates are derived from publicly available information released by third party sources, as well as data from our internal research, and reflect assumptions made by us based on such data and our knowledge of the industry, which we believe to be reasonable. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications and third-party studies is reliable, we have not independently verified the market and industry data obtained from these third-party sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as to the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in our forecasts or estimates or those of independent third parties. While we believe our internal research is reliable and the definition of our market and industry are appropriate, neither such research nor these definitions have been verified by any independent source.

Certain information in the text of this registration statement is contained in industry publications, government websites, and reports or data compiled by a third party. The sources of these industry publications and data are provided below:

●	Solar Power Europe: Global Market Outlook For Solar Power 2019 – 2023;

●	Solar Power Europe: Global Market Outlook For Solar Power 2018 – 2022;

●	European Commission: Jäger-Waldau, A., PV Status Report 2018, EUR 29463 EN, Publications Office of the European Union, Luxembourg, 2018, ISBN 978-92-79-97465-6, doi:10.2760/826496, JRC113626;

●	European Commission: Renewable Energy Progress Report – 09.04.2019;

●	European Commission: Eurostats for Renewable Energy;

●	World Economic Forum: www.weforum.org;

●	PV Magazine: www.pv-magazine.com;

●	ANRE – Romanian Energy Regulatory Authority: www.anre.ro;

●	OPCOM – Exchange Market for Energy in Romania: www.opcom.ro;

●	German Federal Ministry for Economic Affairs and Energy: www.bmwi.de;

●	Gestore dei Servizi Energetici (Italian Energy Services Manager): www.gse.it;

●	Netherlands Enterprise Agency: www.rvo.nl;

●	CBS Statistics Netherlands: www.cbs.nl; and

●	Res-Legal – Legal sources on Renewable Energy: www.res-legal.eu.

CERTAIN TERMS USED IN THIS REGISTRATION STATEMENT

Unless otherwise indicated or the context otherwise requires, references in this registration statement to the terms below will have the following meanings:

●	“AEG” means Alternus Energy Group Plc, a company incorporated under the laws of Ireland;

●	“Business Combination” means the business combination by and among Clean Earth, the Sponsor and AEG pursuant to the Business Combination Agreement entered into on October 12, 2022, as amended by that certain First Amendment to the Business Combination Agreement, dated as of April 12, 2023 (the “First BCA Amendment”) (as amended by the First BCA Amendment, the “Initial Business Combination Agreement”), and as amended and restated by that certain Amended and Restated Business Combination Agreement, dated as of December 22, 2023 (the “A&R BCA”) (the Initial Business Combination Agreement, as amended and restated by the A&R BCA, the “Business Combination Agreement”);

●	“Clean Earth” means Clean Earth Acquisitions Corp., a Delaware corporation;

●	“Closing” means the closing of Business Combination;

●	“Closing Date” means December 22, 2023, the date and time on which the Closing occurred.

●	“EPC” means engineering, procurement, and construction services;

●	“€” and “Euro” mean the legal currency of the European Union;

●	“FiT” means feed-in tariff(s);

●	“Founder Shares” means the 5,750,000 shares of Clean Earth’s Class B common stock, par value $0.0001 per share (“CLIN Class B Common Stock”), that on August 17, 2021, the Sponsor purchased for $25,000, or approximately $0.004 per share, to cover certain of the offering costs in connection with the IPO. On February 7, 2022, Clean Earth effected a 1:1.33333339 stock split of its CLIN Class B Common Stock, resulting in the Sponsor holding 7,666,667 Founder Shares;

●	“IPO” means the initial public offering of Clean Earth;

●	“IPP” means independent power producer and refer to our business where we own and operate solar parks and derive revenue from selling electricity to the power grid;

●	“kWh” means kilowatt hour(s);

●	“Meteora Entities” means collectively, Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP and Meteora Strategic Capital, LLC.

●	“MWh” means megawatt hour(s);

●	“MWp" means megawatt peak;

●	“O&M” means operations and maintenance services provided for commercially operating solar parks;

●	“Private Units” means the 890,000 private units purchased from Clean Earth by the Sponsor in connection with the closing of the IPO at a price of $10.00 per private unit, for an aggregate purchase price of $8,900,000. Each private unit consists of one share of common stock and one-half of one warrant;

●	“PV” means photovoltaic;

●	“RON” means the legal currency of Romania;

●	“Industrial” (whether capitalized or not) = <1000 kW;

●	“Solis” means Solis Bond Company DAC, a company incorporated under the laws of Ireland and indirect wholly owned subsidiary of the Company;

●	“Solis Bond” means the 3-year senior secured green bonds which were issued by Solis in January 2021, in the maximum amount of $242 million (€200 million) with a stated coupon rate of 6.5% + EURIBOR and quarterly interest payments;

●	“Sponsor” means Clean Earth Acquisitions Sponsor LLC, a Delaware limited liability company;

●	“Subsidiary” means, with respect to a person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such person;

●	“Transactions” means, collectively, the business combination and the other transactions contemplated by the Business Combination Agreement;

●	“Utility-scale” (whether capitalized or not) = >1000 kW, ground-mounted; and

●	“watt” or “W” mean the measurement of total electrical power, where “kilowatt” or “kW” means one thousand watts, “megawatts” or “MW” means one million watts and “gigawatt” or “GW” means one billion watts.

PROSPECTUS SUMMARY

 This summary highlights some information contained elsewhere in this prospectus, and it may not contain all of the information important to making an investment decision. Therefore, before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “company,” “we,” “us,” “our,” “Alternus,” and other similar terms refer to Alternus Clean Energy, Inc., formerly known as Clean Earth Acquisitions Corp., and where appropriate, our wholly owned subsidiaries.

The Company

Overview

We are an independent clean energy producer that develops, installs, and operates a diverse portfolio of utility scale solar PV parks in North America and Europe, as long-term owners. You may also hear the term IPP, or independent power producer, to describe similar companies, however we want to focus on the clean nature of the energy generated from the solar parks we own and operate.

As a long-term owner operator, we focus on ensuring that the projects we develop and install for our own use, are designed to deliver the most efficient operating results over the full project lifetime, which averages over 30 years. The solar parks benefit from long-term government offtake contracts and/or Power Purchase Agreements (“PPAs”) with investment grade off-takers with terms of 15 – 20 years, plus energy sales to local power grids, typically for 5 to 15 years at a time during the full life of the projects.

Having started in early 2016 with two solar parks and a 6 MWp capacity and approximately $1 million a year in revenues, as of January 2024, we have approximately 48 operating parks, a total of 157.9 MWp in operation and circa $30 million in recurring annual revenues. This reflects over $400 million in future lifetime revenues remaining from these parks, of which $172 million is contracted with a weighted average contract life remaining of between 8 and 9 years. These lifetime revenues are based on current levels of megawatt hours (MWh) of clean energy produced from the operating portfolio, multiplied by the contracted rates per MWh that are contracted and/or by the rates per MWh received from sales of the uncontracted portion of the energy to local energy markets, over the expected remaining operational lifetime of each. The time horizon used to determine $400 million of future lifetime revenues assets is a period from the present until the end of 2052. During this period, currently owned and operating assets only, are expected to generate cumulative revenues of approximately $400 million, approximately $60 million of cumulative Net Operating Income after taxes, and approximately $0.77 cumulative earnings per share (based on 77,705,752 outstanding during the same period).

Business Model

We operate across all key segments of the solar project development life cycle from ‘greenfield’ planning and permitting applications phase, installation and long-term revenue and margin generation from sales of energy to customers. This integration of activities under one common ownership and management creates a ‘production line’ of new projects supporting organic growth in the business going forward. This business model is designed to lock in lasting shareholder value by significantly reducing capex for newly developed projects, and lowering acquisition costs for purchased projects when acquired pre-operation from other developers in the market. This is because our model is to retain the value created at each phase rather than otherwise paying this out to third parties if acquiring projects further along the value chain. The value creation at each stage results from the de-risking of the projects as they get closer to operation and as a result, attract higher prices from buyers at the later stages as the risk declines.

This method of operation is designed to bring the value created during the development cycle directly to us, thereby reducing equity requirements to build out a larger portfolio, as the margins captured can be reinvested in future growth. In addition, it provides greater certainty of future revenue streams as the projects owned today reach planned operation dates in the future. This is what drives the stair step revenue growth in the business. As of January 19, 2024, we own 649MW of projects in the development phase, 60% of which are expected to reach full operation and revenue generation over the next few years, in line with industry norms.

We also work closely with a cultivated network of local and international project development partners that provide a continuous pipeline of new projects for acquisition and construction.

We believe that a benefit of being a long-term owner of these projects is the stairstep long-term recurring income created from the stable and predictable income streams as the cumulative operational portfolio grows. Every time we add a new project into the portfolio, we get a potential lift in long-term incomes that then accumulates each time. Other participants in our market sometimes ‘build-to-sell’ the projects they develop and/or install, making their annual numbers more one-off and volatile. Our business model is designed to steadily add long-term income, locking in sustainable returns and value for shareholders as we stair step up growth.

Corporate Information

We were originally known as Clean Earth Acquisitions Corp. Following the approval of the Initial Business Combination Agreement and the transactions contemplated thereby at the special meeting of the stockholders of Clean Earth held on December 4, 2023 (the “Special Meeting”), we consummated the Business Combination. In connection with the Closing, we changed our name from Clean Earth Acquisition Corp. to Alternus Clean Energy, Inc.

 Our principal executive offices are located at 360 Kingsley Park Drive, Suite 250, Fort Mill, South Carolina 29715. Our main telephone number is (803) 280-1468. Our website is https://alternusenergy.com. The information contained on, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus. “Alternus” and our other registered and common law trade names, trademarks and service marks are property of Alternus Clean Energy, Inc. or our affiliates, as applicable. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

Recent Developments

Solis Bond Extension. Our subsidiary, Solis, breached three financial covenants under its bond terms and has received a waiver from its bondholders, which extended the date on which Solis must repay its bonds to September 30, 2023. On October 16, 2023, the Solis bondholders approved resolutions to further extend the temporary waiver to December 16, 2023. On January 3, 2024, the Solis bondholders approved resolutions to further extend the temporary waivers and the maturity date of the Solis Bonds until January 31, 2024, with the right to further extend to February 29, 2024 at the Solis Bond trustee’s discretion.

The Business Combination. On October 12, 2022, Clean Earth entered into the Business Combination Agreement with AEG and the Sponsor, in its capacity as representative of Clean Earth and solely for purposes of certain sections of the Business Combination Agreement. Pursuant to the Business Combination Agreement, among other things and subject to the terms and conditions contained therein, we purchased from AEG the Acquired Subsidiaries (as defined in the Business Combination Agreement). Following the consummation of the Business Combination on December 22, 2023, we own all of the equity interests formerly owned by AEG in the Acquired Subsidiaries.

The Business Combination Agreement required that AEG complete a restructuring prior to the Closing. Pursuant to the restructuring, prior to execution of the Business Combination Agreement, all of AEG’s interests in one of its holding company subsidiaries, AEG MH 01 Limited, was contributed to a newly organized Luxembourg entity, Alternus Lux 01 S.à.r.l (“Alternus Lux”) and prior to Closing, AEG contributed to Alternus Lux all of the shares of two other of its holding companies, Solis Bond Company Designated Activity Company and AEG JD 02 Limited. As a result, at the Closing, we directly owned all of the interests in Alternus Lux and Alternus Energy Americas Inc. . For a more detailed description of the Business Combination see our Proxy Statement filed on Schedule 14A with the SEC on November 13, 2023.

Sale of Subsidiaries in Poland. On December 22, 2023, Solis and SINO-CEE Fund II (“Sino”) executed a Share Transfer Agreement (the “Poland SPA") which provides for the sale of 100% of the share capital in 6 separate entities, each of which are wholly owned by Solis and which, in the aggregate, hold a portfolio of 5 plants in Poland with an aggregate capacity of 88.5 MWp. In exchange, Sino-Cee Fund II will pay Solis a Purchase Price (as defined in the Poland SPA) of approximately €54.4 million (approximately $59 million), after adjustment in accordance with the Poland SPA. The Company expects the closing of the Poland SPA to occur no later than January 31, 2024, or such later date as the Parties to the Poland SPA may agree in writing.

Sale of Subsidiaries in Italy. On December 28, 2023, Solis entered into a Share Purchase Agreement (the “Italy SPA”) by and among Solis and Undo S.r.l., a company incorporated under the laws of Italy (“Undo”). Pursuant to the Italy SPA, among other things, Solis sold to the Undo, and Undo purchased from Solis, 100% of the share capital in 11 separate entities, each of which were wholly owned by Solis and which, in the aggregate, held a portfolio of 13 photovoltaic plants in Italy with an aggregate capacity of 10.5 MWp. In exchange, Undo paid to Solis a Purchase Price (as defined in the Italy SPA) of approximately €17.70 million (approximately $19.65 million), subject to the terms and conditions of the Italy SPA.

Sale of Blue Sky Energy. Also on December 28, 2023, AEG JD 02 Limited (“JD 02"), a private company limited by shares incorporated under the laws of Ireland and indirect wholly owned subsidiary of the Company, entered into a Share Purchase Agreement (the “RTHA SPA” and together with the Italy SPA, the “SPAs”) by and among JD 02 and Theia Investment (Netherlands) 1 B.V., a private limited liability company under the laws of the Netherlands (“Theia”). Pursuant to the RTHA SPA, among other things, JD 02 will sell to Theia, and Theia will purchase from JD 02, 100% of the share capital of Blue Sky Energy I B.V., a wholly owned subsidiary of JD 02, which holds and operates a 13.6 MWp solar park at Rotterdam Airport. In exchange, Theia will pay JD 02 a Purchase Price (as defined in the RTHA SPA) of approximately €2.84 million (approximately $3.15 million), after adjustment in accordance with the RTHA SPA, and subject to meeting all of the conditions precedent and the terms and conditions of the RTHA SPA. The Company expects the closing of the RTHA SPA to occur in the first quarter of 2024.

AVG Settlement. On January 11, 2024 the Company entered into that certain Settlement Agreement (the “Settlement Agreement”) by and among the Company, AEG, Nordic ESG and Impact Fund SCSp, a special limited partnership formed under the laws of Luxembourg (“AVG”), and AVG Group S.a.r.l., a private limited liability company formed under the laws of Luxembourg and the general partner of AVG (“GP,” and together with the Company, AEG and AVG, the “Parties”). Reference is made to that certain convertible note (the “AVG Note”) dated March 22, 2021, previously issued by AEG to GP, in its capacity as general partner and nominee of AVG, in the original principal amount of €8 million (approximately $8.7 million). The AVG Note carried a fixed interest rate of 10%, had a maturity date of March 9, 2024, and was payable in cash pursuant to the terms and conditions of the AVG Note. As of January 11, 2024, the full original principal amount remained outstanding, plus interest and expenses, totaling approximately $10 million.

Pursuant to the Settlement Agreement, among other things and subject to certain limitations set forth in the Settlement Agreement, the Company issued to AVG, and AVG accepted from the Company as full and final settlement of the AVG Note, including accrued interest and settlement costs, and any disputes between the Parties, 7,765,000 shares of common stock. Further, as consideration for and upon the delivery of the 7,765,000 shares of common stock, the Parties agreed (i) that the AVG Note shall be deemed, and AVG and AEG shall take all further action necessary to cause the AVG Note to be, cancelled and extinguished, and all outstanding indebtedness and other obligations of AEG thereunder shall be deemed satisfied, released and discharged in full, (ii) to certain mutual releases from, among other things, debts, liabilities, causes of action and all obligations whatsoever between AVG and AEG in connection with the AVG Note.

Sale of Zonnepark Rilland. On January 16, 2024, Solis entered into a Share Purchase Agreement (the “Rilland SPA”) by and among Solis and Theia Investment (Netherlands) 1 B.V., a private limited liability company formed under the laws of the Netherlands (“Theia”). Pursuant to the Rilland SPA, among other things, Solis will sell to the Theia, and Theia will purchase from Solis, 100% of the share capital in Zonnepark Rilland B.V., a private limited liability company formed under the laws of the Netherlands (“SPV”), which developed and operates a solar park located in Rilland, Netherlands, with a maximum total production capacity of approximately 11.8 MWp. In exchange, Theia will pay to Solis a Purchase Price (as defined in the Rilland SPA) of approximately €9.7 million (approximately $10.5 million), inclusive of, and which may be further subject to, adjustments pursuant to the terms and conditions of the Rilland SPA, and subject to meeting all of the conditions precedent and other applicable terms of the Rilland SPA. The Company expects the closing of the Rilland SPA to occur no later than February 28, 2024, or such later date as the Parties to the Rilland SPA may agree in writing.

Controlled Company Status

AEG owns approximately 72.1% of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the Nasdaq Capital Market’s governance standards, defined as a company of which more than 50% of the voting power is held by an individual, group or another company. As a “controlled company,” we are permitted to rely on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we do not currently rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Risk Factors Summary

Investing in our securities involves substantial risk. The risks described under the heading “Risk Factors” immediately following this summary may cause us to not realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges include the following:

●	our stock price may be volatile and may decline regardless of its operating performance;

●	we may be unable to maintain the listing of our securities on Nasdaq in the future;

●	future sales of shares by existing stockholders could cause our stock price to decline;

●	the shares of common stock being offered in this prospectus represent a substantial percentage of our outstanding common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our common stock to decline significantly;

●	the Warrants may not be exercised at all or may be exercised on a cashless basis and we may not receive any cash proceeds from the exercise of the Warrants;

●	we may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common stock.

●	supply chain challenges due to forces beyond our control;

●	our ability to compete;

●	our need to raise additional capital;

●	our ability to retain key management personnel;

●	the dilution of our shares as a result of the issuance of additional shares in connection with financing arrangements;

●	the volatility of our stock price;

●	limited trading volume and price fluctuations of our stock;

●	the immediate and substantial dilution of the net tangible book value of our Shares;

●	our ability to meet the initial or continuing listing requirements of the Nasdaq Capital Market;

●	unanticipated changes in project plans or defective or late execution;

●	difficulties in obtaining and maintaining governmental permits, licenses, and approvals required by existing laws and regulations or additional regulatory requirements not previously anticipated;

●	potential challenges from local residents, environmental organizations, and others who may not support the project;

●	uncertainty in the timing of grid connection;

●	the inability to procure adequate financing with acceptable terms;

●	unforeseeable engineering problems, construction or unexpected delays, and contractor performance shortfalls;

●	labor, equipment, and materials supply delays, shortages or disruptions, or work stoppages;

●	adverse weather, environmental and geological conditions, force majeure, and other events outside of the Company’s control;

●	the ongoing COVID-19 pandemic;

●	cost overruns, due to any one or more of the foregoing factors:

●	We are a “controlled company” within the meaning of Nasdaq rules and the rules of the SEC. As a result, we qualify for, and currently and may in the future rely on, certain exemptions from Nasdaq’s corporate governance requirements that provide protection to shareholders of other companies;

●	Our stock price may be volatile and may decline regardless of its operating performance;

●	We may be unable to maintain the listing of our securities on Nasdaq in the future;

●	An active trading market for our common stock may not be sustained;

●	The shares of common stock being offered in this prospectus represent a substantial percentage of our outstanding common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our common stock to decline significantly;

●	We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common stock;

●	If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business, or its market, or if they change their recommendations regarding our common stock adversely, the trading price or trading volume of our common stock could decline;

●	Delaware law and provisions in our certificate of incorporation and bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our common stock;

●	Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees;

●	We do not intend to pay dividends for the foreseeable future;

●	We will incur increased costs and obligations as a result of being a public company;

●	The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members; and

●	If we fail to establish and maintain proper and effective internal control over financial reporting, as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations, or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations, or financial condition.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

The Offering

Common Stock Offered by the Selling securityholders	69,717,901 shares of common stock, consisting of:
	●	up to 57,500,000 shares of our common stock issued to AEG, pursuant to the Business Combination Agreement;
	●	up to 7,666,667 shares of our common stock issued to the Sponsor on the Closing Date of the Business Combination;
	●	up to 1,496,234 shares of common stock issued to the Meteora Entities pursuant to a forward purchase agreement ;
	●	up to 1,320,000 shares of common stock to be issued to Wissam Anastas pursuant to a convertible note at a price of $0.73;
	●	up to 890,000 shares of common stock issued to the Sponsor in the private placement of the Sponsor Units;
	●	up to 445,000 shares of common stock issuable upon the exercise of the Sponsor Warrants;
	●	up to 300,000 shares of common stock issuable upon the exercise of the SCM Tech 1 Warrants; and
	●	up to 100,000 shares of common stock issuable upon the exercise of the SCM Tech 2 Warrants.

Price	The selling securityholders may sell their shares of common stock at prevailing market or privately negotiated prices, including in one or more transactions that may take place by ordinary broker’s transactions, privately negotiated transactions or through sales to one or more dealers for resale.

Warrants offered by the selling securityholders	Up to 445,000 Sponsor Warrants

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Lock-Up Agreement	AEG is subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the sections titled “Certain Relationships and Related Party Transactions — Lock-Up Agreement.”

Use of Proceeds

We will not receive any proceeds from the sale of common stock by the selling securityholders participating in this offering. The selling securityholders will receive all of the net proceeds from the sale of their respective shares of common stock in this offering.

Trading Symbols	Our common stock is listed on the Nasdaq under the symbol “ALCE”.
Risk Factors	See “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our common stock.
Plan of Distribution	For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including the risks and uncertainties discussed above under “Special Note Regarding Forward-Looking Statements,” our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Business and Industry

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We were founded in 2019, and therefore, have limited operating history. Since inception, we have experienced net losses and have not achieved profitability. For the period ended September 30, 2023 we had a net loss of $26,112. For the years ended December 31, 2022 and 2021, we had net losses of $36,283,804 and $18,932,731, respectively. We expect to incur additional losses as we implement our strategy of expanding business operations in North America and Europe and other select geographies. Our rapidly evolving business and, in particular, our relatively limited operating history may not be an adequate basis for evaluating our business prospects and financial performance. Thus, it is difficult to predict the future results of operations. There can be no guarantee that we will ever achieve profitability.

We cannot assure you that we will achieve or maintain profitability and our auditor has expressed substantial doubt about our ability to continue as a going concern.

We will need to raise additional working capital to continue our normal and planned operations. We will need to generate and sustain significant revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability. In addition, as a public company, we will incur accounting, legal and other expenses. These expenditures will make it necessary for us to continue to raise additional working capital. Our efforts to grow our business may be costlier than we expect, and we may not be able to generate sufficient revenue to offset our increased operating expenses. We may incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications and delays and other unknown events. Accordingly, substantial doubt exists about our ability to continue as a going concern and we cannot assure you that we will achieve sustainable operating profits as we continue to expand our business, and otherwise implement our growth initiatives.

The financial statements included with this registration statement have been prepared on a going concern basis. We may not be able to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and pay liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. These factors raise substantial doubt that we will be able to continue as a going concern. We plan to continue to provide for our capital needs through sales of our securities and/or other financing activities. Our financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

Our substantial indebtedness could adversely affect our business, financial condition and results of operations.

We believe that our substantial indebtedness will increase as an independent power producer (“IPP”). As of September 30, 2023 We had $194 million in outstanding short-term borrowing and $11.5 million in outstanding long-term bank borrowing. It is likely that we will continue to be highly leveraged. The degree to which we remain leveraged could have important consequences to stockholders of the Company, including, but not limited to:

●	making it more difficult for the Company to satisfy its obligations with respect to its other debt and liabilities;

●	increasing the Company’s vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

●	requiring the dedication of a substantial portion of the cash flow of the Company from operations to the repayment of principal of, and interest on, indebtedness, thereby reducing the availability of such cash flow and limiting the ability to obtain additional financing to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes, such as payments to suppliers for PV modules and balance-of-system components and contractors for design, engineering, procurement, and construction services;

●	limiting the Company’s flexibility in planning for, or reacting to, changes in its business and the competitive environment and the industry in which it operates; and

●	placing the Company at a competitive disadvantage as compared to its competitors, to the extent that they are not as highly leveraged.

If the Company incurs new debt or other obligations, the related risks the Company now faces, as described in this risk factor and elsewhere in these “Risk Factors,” could intensify.

Our business as an independent power producer requires significant financial resources, and our growth prospects and future profitability depends to a significant extent on the availability of additional funding options with acceptable terms. If we do not successfully undertake subsequent financing plan(s), it may have to sell certain of its solar parks.

Our principal resources of liquidity to date have been cash from its operations and borrowings from banks and its shareholders. We have leveraged bank facilities in certain countries in order to meet working capital requirements for its activities. Our principal use of cash has been for pipeline development, working capital, and general corporate purposes.

We will require significant amounts of cash to fund the acquisition, development, installation, and construction of our projects and other aspects of our operations. We may also require additional cash due to changing business conditions or other future developments, including any investments or acquisitions it may decide to pursue in order to remain competitive. Historically, we have used bank loans, bridging loans, and third-party equity contributions to fund its project acquisition and development. We expect to seek to expand our business with third-party financing options, including bank loans, equity partners, financial leases, and securitization. However, it cannot be guaranteed that we will be successful in locating additional suitable sources of financing in the time periods required or at all, or on terms or at costs that it finds attractive or acceptable, which may render it impossible for us to fully execute our growth plan.

Any debt financing may require restrictive covenants and additional funds may not be available on terms commercially acceptable to us, vis-à-vis  acquired assets and subsidiaries. Failure to manage discretionary spending and raise additional capital or debt financing as required may adversely impact our ability to achieve our intended business objectives.

We are a holding company that relies on distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations.

We have no direct operations and derive all our revenue and cash flow from our subsidiaries. Because we conduct our operations through subsidiaries, we depend on those entities for payments or distributions in order to meet our obligations. The deterioration of the earnings from, or other available assets of, our subsidiaries for any reason could limit or impair their ability to pay us and adversely affect our operations.

The reduction, modification or elimination of government subsidies and economic incentives may reduce the economic benefits of existing solar parks and the opportunities to develop or acquire suitable new solar parks.

Government subsidies and incentives have primarily been in the form of FiT price support schemes, tax credits, net metering, and other incentives to end-users, distributors, system integrators and manufacturers of solar energy products. The availability and size of such subsidies and incentives depend, to a large extent, on political and policy developments relating to environmental concerns in a given country. Changes in policies could lead to a significant reduction in, or discontinuation of, the support for renewable energies in such country, which could, in turn, have a material adverse effect on our business, financial condition, results of operations, and prospects.

Decreases in the spot market price of electricity could harm our revenue and reduce the competitiveness of solar parks in grid-parity markets.

The price of electricity from our solar parks is fixed through PPAs or FiTs for a majority of its owned capacity. A FiT is a policy designed to support the development of renewable energy sources by providing a guaranteed, above-market price for producers. FiTs usually involve long-term contracts, anywhere from 15 to 20 years, whereas the PPAs that currently provide the additional revenue are typically renewed and may be terminated annually. In countries where the price of electricity is sufficiently high such that solar parks can be profitably developed without the need for government price supports, solar parks may choose not to enter into PPAs and would instead sell based on the spot market price of electricity. Revenue for our solar parks in Italy and Romania could fluctuate with the electricity spot market after the expiration of any PPA, unless it is renewed. The market price of electricity can be subject to significant fluctuations.

Decreases in the spot price of electricity in such countries could render PV energy less competitive compared to other forms of electricity. Thus, the spot market price of electricity may have a material adverse effect on our business, results of operations, cash flows, and financial condition.

Our power purchase agreements may not be successfully completed.

Payments by power purchasers under a PPA may provide the majority of a Subsidiary’s or a project’s cash flows. There can be no assurance that any or all of the power purchasers will fulfill their obligations under their PPAs or that a power purchaser will not become bankrupt, or that upon any such bankruptcy, its obligations under its respective PPA will not be rejected by a bankruptcy trustee. There are also additional risks relating to PPAs, including the occurrence of events beyond the control of a power purchaser that may excuse it from its obligation to accept and pay for the delivery of energy generated by the project company’s plant. The failure of a power purchaser to fulfill its obligations under any PPA or the termination of any PPA may have a material adverse effect on the respective project or project company and therefore on us.

The seasonality of our Subsidiaries’ operations may materially affect our business, results of operations, cash flow, and financial condition.

The energy production industry is subject to seasonal variations as well as other significant events. For instance, the amount of electricity and revenues generated by our solar generation facilities is dependent in part, on the amount of sunlight, or irradiation, where the assets are located. Due to shorter daylight hours in winter months, there is less irradiation and the generation produced by these facilities will vary depending on the season.

The seasonality of our energy production may create increased demands on liquidity during periods when cash generated from operating activities are lower and we may also require additional equity or debt financing to maintain its solvency, which may not be available when required or available on commercially favorable terms. Thus, the Company may struggle to maintain sufficient financial liquidity to absorb the impact of seasonal variations in energy productions. Other significant events and seasonal variations may adversely affect the Company’s business, results of operations, cash flow, and financial condition.

The acquisition of renewable energy facilities or of companies that own and operate renewable energy facilities is subject to substantial risk.

A significant part of our business model has been to acquire new renewable energy facilities and companies that own and operate renewable energy facilities. Acquisition of renewable energy facilities or of companies that own and operate renewable energy facilities is subject to substantial risk. While we believe that we have performed adequate due diligence on prospective acquisitions, we may not have been able to discover all potential operational deficiencies in such renewable energy facilities. In addition, our expectations for the operating performance of newly constructed renewable energy facilities as well as those under construction are based on assumptions and estimates made without the benefit of an operating history.

If we consummate any future acquisition, in line with our business model, our capitalization and results of operations may change significantly, and shareholders will generally not have the opportunity to evaluate the economic, financial and other relevant information that we consider in determining the application of these funds and other resources. As a result, the consummation of acquisitions may have a material adverse effect on the our business, financial condition, results of operations and cash flows.

Further, we may not be able to successfully integrate acquired businesses and, where desired, their product portfolios, and therefore the Company may not be able to realize the intended benefits of such acquisitions. The failure to integrate acquired businesses effectively may adversely impact the our business, results of operations or financial condition.

The delay between making significant upfront investments in solar parks and receiving revenue could materially and adversely affect our liquidity, business and results of operations.

There are generally multiple months between the initial significant upfront investments in solar parks, solar park development and obtaining permits to build solar parks which we expect to own and operate and when we begin to receive revenues from the sale of electricity generated by such solar parks after grid connection. Historically, we have relied on third-party equity contribution, bridging and bank loans to pay for costs and expenses incurred during project development, especially to third parties for PV modules and balance-of-system components and EPC and O&M services. Such investments may be non-refundable. Solar parks typically generate revenue only after becoming commercially operational and once they are able to sell electricity to the power grid. Between our initial investments in the development of solar parks (through its model of working with local developers) and their connection to the transmission grid, there may be adverse developments impacting such solar parks. The timing gap between its upfront investments and actual generation of revenue, or any added delay due to unforeseen events, could put strains on our liquidity and resources and materially and adversely affect its profitability and results of operations.

We may experience delays related to developing and maintaining renewable energy projects.

Development of solar power projects can take many months or years to complete and may be delayed for reasons beyond its control. Development usually requires a company to make some up-front payments for, among other things, land/rooftop use rights and permitting in advance of commencing construction, and revenue from these projects may not be recognized for several additional months following contract signing. Furthermore, we may become constrained in our ability to simultaneously fund other investments in such projects.

Development, operation and maintenance of renewable energy projects and related infrastructure expose us to numerous risks, including construction, environmental, regulatory, permitting, commissioning, start-up, operating, economic, commercial, political and financial risks. This involves risks of failure to obtain or substantial delays in obtaining: (i) regulatory, environmental or other approvals or permits; (ii) financing; (iii) leasing; and (iv) suitable equipment supply, operating and off-take contracts. Moreover, renewable energy assets are subject to energy regulation and require governmental licenses and approval for their operation. The failure to obtain, maintain or comply with the licenses and approvals relating to our assets and the resulting costs, fines and penalties, could materially and adversely affect our ability to operate the assets. Renewable energy projects also require significant expenditure before the assets begin to generate income and often require long-term investment to enable projects to generate expected levels of income. The development of solar power projects also requires significant management attention to negotiate the terms of engagement and monitor the progress of the projects which may divert management’s attention from other matters.

Solar project development is challenging and may ultimately not be successful and miscalculations in planning a project may negatively affect engineering procurement and construction (“EPC”) prices, all of which could increase the costs, delay or cancel a project, and have a material adverse effect on its business, financial condition, results of operations and profit margins.

The development of solar projects involves numerous risks and uncertainties and requires extensive research, planning and due diligence. We may be required to incur significant amounts of capital expenditure for land/rooftop use rights, interconnection rights, preliminary engineering, permits, legal and other expenses before we can determine whether a solar power project is economically, technologically or otherwise feasible. Success in developing a solar power project is contingent upon, among other things:

●	securing investment or development rights;

●	securing suitable project sites, necessary rights of way, satisfactory land/rooftop use or access rights in the appropriate locations with capacity on the transmission grid and related permits, including completing environmental assessments and implementing any required mitigation measures;

●	rezoning land, as necessary, to support a solar power project;

●	negotiating satisfactory EPC agreements;

●	negotiating and receiving required permits and approvals for project development from government authorities on schedule;

●	completing all required regulatory and administrative procedures needed to obtain permits and agreements;

●	procuring rights to interconnect the solar power project to the electric grid or to transmit energy;

●	paying interconnection and other deposits, some of which are non-refundable;

●	signing grid connection and dispatch agreements, power purchase agreements, or PPAs, or other arrangements that are commercially acceptable, including adequate for providing financing;

●	obtaining project financing, including debt financing and own equity contribution;

●	negotiating favorable payment terms with suppliers; and

●	completing construction on schedule in a satisfactory manner.

Successful completion of a particular solar project may be adversely affected by numerous factors, including without limitation:

●	unanticipated changes in project plans or defective or late execution;

●	difficulties in obtaining and maintaining governmental permits, licenses and approvals required by existing laws and regulations or additional regulatory requirements not previously anticipated;

●	potential challenges from local residents, environmental organizations, and others who may not support the project;

●	uncertainty in the timing of grid connection;

●	the inability to procure adequate financing with acceptable terms;

●	unforeseeable engineering problems, construction or other unexpected delays and contractor performance shortfalls;

●	labor, equipment and materials supply delays, shortages or disruptions, or work stoppages;

●	adverse weather, environmental and geological conditions, force majeure and other events outside of owner’s control; and

●	cost overruns, due to any one or more of the foregoing factors.

Accordingly, some of the solar power projects in our pipeline may not be completed or even proceed to construction. If several solar power projects are not completed, our business, financial condition and results of operations could be materially and adversely affected.

Development activities may be subject to cost overruns or delays, which may materially and adversely affect our financial results and results of operations.

Development of our solar power projects may be adversely affected by circumstances outside of its control, including inclement weather, a failure to receive regulatory approvals on schedule or third-party delays in providing solar modules, inverters or other materials. Obtaining full permits for solar power projects is time consuming and we may not be able to meet the expected timetable for obtaining full permits for solar power projects in the pipeline. In addition, we usually rely on external contractors for the development and construction of solar power projects and may not be able to negotiate satisfactory agreements with them. If contractors do not satisfy their obligations or do not perform work that meets our quality standards or if there is a shortage of third-party contractors or if there are labor strikes that interfere with the ability of employees or contractors to complete their work on time or within budget, we could experience significant delays or cost overruns. Changes in project plans or designs, or defective or late execution may increase our costs and cause delays. Increases in the prices of solar products and balance-of-system components may increase procurement costs. Labor shortages, work stoppages or labor disputes could significantly delay a project or otherwise increase costs. In addition, delays in obtaining, our inability to obtain, or a lack of proper construction permits or post-construction approvals could delay or prevent the construction of solar power projects, commencing operation and connecting to the relevant grid.

We may not be able to recover any of these losses in connection with construction cost overruns or delays. In addition, in certain cases of delay, we might not be able to obtain any FiT or PPA at all, as certain FiTs or PPAs require that it connects to the transmission grid by a certain date. A reduction or forfeiture of FiT or PPA payments would materially and adversely affect the financial results and results of operations for that solar power project.

Impact of RePowerEU programme on our business and future prospects.

In May 2022, the European Commission published “REPowerEU”, billed as “a plan to rapidly reduce dependence on Russian fossil fuels and fast forward the green transition”. The plan involves a number of initiatives to achieve this goal, including energy savings, identifying alternative sources of natural gas procurement like LNG imports, and expanded use of heat pumps in buildings. But the largest and most ambitious portion of the plan involves a “massive scaling up and speeding up of renewable energy in power generation, industry, buildings, and transport.” Such a large and ambitious plan comes with numerous associated risks and uncertainties as further described below.

Specifics related to accelerated renewable deployment include:

●	A dedicated EU Solar Strategy to double solar photovoltaic capacity by 2025 and install 600 GW by 2030 (in other words, building the same amount of solar in Europe in the next 3 years as built in the last 20)

●	This growth strategy will increase the solar industries’ dependency on raw materials and components being sourced from outside Europe. Diversification of the supply chain may delay implementation and increase costs. Additionally, implementation may result in political and regulatory bottlenecks at the country level with key stakeholder support critical within individual markets, which may be difficult to achieve.

●	A commission recommendation to tackle slow and complex permitting for major renewable energy projects, and recognition of renewable energy as an overriding public interest. This includes proposals to cut the permitting time for major renewable projects by half and a targeted amendment to the Renewable Energy Directive to recognize renewable energy as an overriding public interest;

●	The Renewable Energy Directive is applied differently across member states which could prove to be a barrier in tackling development timelines. Additionally, permitting is just one component of the project development cycle. Significant infrastructural upgrades such as those envisaged under major renewable energy projects, for example increasing grid availability may take longer than expected within the individual markets which reduces grid capacity in the medium term. This may affect the Company’s planned developments depending on the market, particularly those projects which are in the early stages of development.

●	Dedicated “go-to” areas for renewables to be put in place by member states, with shortened and simplified permitting processes in areas with lower environmental risks. The commission is making available datasets for its digital mapping tool to help member states quickly identify such “go-to” areas.

●	We may not have any development projects located in these “go-to” areas, and we would therefore not benefit from the shortened and simplified permitting processes.

PV plants quality or PV plants performance.

Insufficient quality of installed solar modules and other equipment resulting in faster than estimated degradation may lead to lower revenues and higher maintenance costs, particularly if the product guarantees have expired or the supplier is unable or unwilling to respect its obligations. Even well-maintained high-quality PV solar power plants may, from time to time, experience technical breakdown. Furthermore, widespread PV plant failures may damage our market reputation, reduce its market share and cause a decline of construction projects. Although a defect in our PV plants may be caused by defects in products delivered by its sub-suppliers which are incorporated into its PV plants, there can be no assurance that we will be entitled to or successful in claiming reimbursement, repair, replacement or damages from its sub-suppliers relating to such defects.

Our holding companies have a significant number of foreign subsidiaries with whom they have entered into many related party transactions. The relationship of such holding companies with these entities could adversely affect us in the event of their bankruptcy or similar insolvency proceeding.

Any reductions or modifications to, or the elimination of, governmental incentives or policies that support solar energy, including, but not limited to, tax laws, policies and incentives, renewable portfolio standards or feed-in-tariffs, or the imposition of additional taxes or other assessments on solar energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new solar energy projects, our abandoning the development of solar energy projects, a loss of our investments in solar energy projects and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We depend heavily on government policies that support utility scale renewable energy and enhance the economic feasibility of developing and operating solar energy projects in regions in which we operate or plan to develop and operate renewable energy facilities. The federal government and a majority of state governments in the United States provide incentives, such as tax incentives, renewable portfolio standards or feed-in-tariffs, that support or are designed to support the sale of energy from utility scale renewable energy facilities, such as wind and solar energy facilities. As a result of budgetary constraints, political factors or otherwise, governments from time to time may review their laws and policies that support renewable energy and consider actions that would make the laws and policies less conducive to the development and operation of renewable energy facilities. Any reductions or modifications to, or the elimination of, governmental incentives or policies that support renewable energy or the imposition of additional taxes or other assessments on renewable energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new renewable energy projects, our abandoning the development of renewable energy projects, a loss of our investments in the projects and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

For example, in Q4 2022, the Polish parliament unilaterally decided to implement a lower price cap rather than the proposed European Commission recommended price cap. This specific price cap, in addition to the uncertainty created by differing government guidance and subsequent amendments to the timing and implementation of the price cap, had a material adverse impact on the ability of Alternus to optimize the government linked Contracts for Difference (CfD) scheme on certain Polish projects it intended to acquire, which in turn significantly reduced the forecasted revenues for the Polish solar park portfolio in the near term. As a result of the above, and combined with other factors, we were unable to close this acquisition within the expected time frame. It is possible that policy changes such as these may continue or be adopted by other countries in the future such that they could materially adversely affect our business, financial condition, results of operations and prospects.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act (the “IRA”), which extends the availability of investment tax credits (“ITCs”) and production tax credits (“PTCs”). For our US operations, we expect to claim ITCs with respect to qualifying solar energy projects. In this we may also structure tax equity partnerships, and may rely upon applicable tax law and published Internal Revenue Service (“IRS”) guidance. However, the application of law and guidance regarding ITC eligibility to the facts of particular solar energy projects is subject to a number of uncertainties, in particular with respect to the new IRA provisions for which Department of Treasury regulations (“Treasury Regulations”) are forthcoming, and there can be no assurance that the IRS will agree with our approach in the event of an audit. The Department of Treasury is expected to issue Treasury Regulations and additional guidance with respect to the application of the newly enacted IRA provisions, and the IRS and Department of Treasury may modify existing guidance, possibly with retroactive effect. Any of the foregoing items could reduce the amount of ITCs or, if applicable, PTCs available to us and/or our tax equity partners. In this event, we could be required to adjust the terms of future tax equity partnerships, or seek alternative sources of funding for solar energy projects, each of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Operation and maintenance of renewable energy projects involve significant risks that could result in unplanned outages, reduced output, interconnection or termination issues, or other adverse consequences.

There are risks associated with the operation of our projects. These risks include:

●	greater or earlier than expected degradation, or in some cases failure, of solar panels, inverters, turbines, gear boxes, blades, and other equipment;

●	catastrophic events, such as fires, earthquakes, severe weather, tornadoes, ice or hail storms or other meteorological conditions, landslides, and other similar events beyond our control, which could severely damage or destroy a project, reduce its energy output, result in property damage, personal injury, or loss of life, or increase the cost of insurance even if these impacts are suffered by other projects as is often seen following events like high-volume wildfire and hurricane seasons;

●	technical performance below projected levels, including the failure of solar panels, inverters, gear boxes, blades, and other equipment to produce energy as expected, whether due to incorrect measures of performance provided by equipment suppliers, improper operation and maintenance, or other reasons;

●	increases in the cost of operating the projects, including costs relating to labor, equipment, unforeseen or changing site conditions, insurance, regulatory compliance, and taxes;

●	the exercise by PPA counterparties of options present in certain PPAs to purchase the underlying project for a fixed price that may be lower than the fair market value or our NAV attributable to such project at such time;

●	storm water or other site challenges;

●	the discovery of unknown impacts to protected or endangered species or habitats, migratory birds, wetlands or other jurisdictional water resources, and/or cultural resources at project sites;

●	the inability to sell power following the termination of offtake contracts;

●	errors, breaches, failures, or other forms of unauthorized conduct or malfeasance on the part of operators, contractors, or other service providers;

●	cyber-attacks targeted at our projects as a way of attacking the broader grid or the ISO, or a failure by us or our operators to comply with NERC cyber-security regulations aimed at protecting the grid from such attacks;

●	design or manufacturing defects or failures, including defects or failures that are not covered by warranties or insurance;

●	loss of interconnection capacity, and in turn the ability to deliver power under our PPAs, due to grid or system outages or curtailments beyond our or our counterparties’ control;

●	insolvency or financial distress on the part of any of our service providers, contractors, or suppliers, or a default by any such counterparty for any other reason under its warranties or other obligations to us;

●	breaches by us and certain events, including force majeure events, under certain PPAs and other contracts that may give rise to a right of the applicable counterparty to terminate such contract;

●	unforeseen levels of price volatility that may result in financial loss when a project sells energy at a different location on the grid than where it is delivered under its PPA;

●	failure to obtain or comply with permits and other regulatory consents and the inability to renew or replace permits or consents that expire or are terminated;

●	the inability to operate within limitations that may be imposed by current or future governmental permits and consents;

●	changes in law, particularly in land use, environmental, or other regulatory requirements;

●	the inability to extend our initial land leases on the same terms for the full useful life of the project;

●	disputes with federal agencies, state agencies, or other public or private owners of land on which our projects are located, or adjacent landowners;

●	changes in tax, environmental, health and safety, land use, labor, trade, or other laws, including changes in related governmental permit requirements;

●	government or utility exercise of eminent domain power or similar events;

●	existence of liens, encumbrances, or other imperfections in title affecting real estate interests; and

●	failure to obtain or maintain insurance or failure of our insurance to fully compensate us for repairs, theft or vandalism, and other actual losses.

These and other factors could have adverse consequences on our solar projects. For example, these factors could require us to shut down or reduce the output of such projects, degrade equipment, reduce the useful life of the project, and materially increase O&M and other costs. Unanticipated capital expenditures associated with maintaining or repairing our projects would reduce profitability. Congestion, emergencies, maintenance, outages, overloads, requests by other parties for transmission service, including on our facilities, actions or omissions by other projects with which we share facilities, and certain other events, including events beyond our control, could partially or completely curtail generation and delivery of energy by our projects and could lead to our customers terminating their PPAs with us. Any termination of a project’s interconnection or transmission arrangements or non-compliance by an interconnection provider, the owner or operator of shared facilities, or another third party with its obligations under an interconnection, shared facilities, or transmission arrangement may delay or prevent our projects from delivering energy to our offtakers. If the interconnection, shared facilities, or transmission arrangement for a project is terminated, we may not be able to replace it on similar terms to the existing arrangement, or at all, or we may experience significant delays or costs in connection with such replacement. In addition, replacement and spare parts for solar panels, and other key pieces of equipment may be difficult or costly to acquire or may be unavailable.

Any of the risks described above could significantly decrease or eliminate the revenues of a project, significantly increase its operating costs, cause us to default under our financing agreements, or give rise to damages or penalties owed by us to an offtaker, another contractual counterparty, a governmental authority, or another third party, or cause defaults under related contracts or permits. Any of these events could have a material adverse effect on our business, NAV, financial condition, and results of operations.

We and any third parties with which we do business may be subject to cyber-attacks, network disruptions, and other information systems breaches, as well as acts of terrorism or war that could have a material adverse effect on our business, NAV, financial condition, and results of operations, as well as result in significant physical damage to our renewable energy projects.

Our operations rely on our computer systems, hardware, software, and networks, as well as those of third parties with which we do business, such as O&M and other service providers, to securely process, store, and transmit proprietary, confidential, financial, and other information. We also rely heavily on these information systems to operate our solar projects. Information technology system failures and network disruptions may be caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, physical or electronic break-ins, human errors in using or accessing relevant systems, or similar events or disruptions. Cyber-attacks, including those targeting information systems or electronic control systems used to operate our energy projects and the facilities of third parties on which our projects rely, could severely disrupt business operations, and result in loss of service to offtakers and significant expense to repair security breaches or system damage. In addition, our costs to adequately counter the risk of cyber-attacks may increase significantly in the future. In recent years, such cyber incidents have become increasingly frequent and sophisticated, targeting or otherwise affecting a wide range of companies. While we have instituted security measures to reduce the likelihood and impact of a cyber-attack or data breach and have back-up systems and disaster recovery plans for other disruptions, these measures, or those of the third parties with which we do business, may be ineffective or inadequate. If these measures fail, valuable information may be lost; our development, construction, O&M, and other operations may be disrupted; we may be unable to fulfill our customer obligations; and our reputation may suffer. As a result of the COVID-19 pandemic, the vast majority of our employees who are capable of performing their functions remotely are telecommuting and may continue to do so for the foreseeable future, which may exacerbate these risks. Such risks may also subject us to litigation, regulatory action and fines, remedial expenses, and financial losses beyond the scope or limits of our insurance coverage. These consequences of a failure of security measures could, individually or in the aggregate, have a material adverse effect on our business, NAV, financial condition, and results of operations.

Terrorists have attacked energy assets such as substations and related infrastructure in the past and may attack them in the future. We cannot guarantee adequate protection from such attacks on our projects and have little or no control over the facilities of third parties on which our projects rely. Attacks on our or our counterparties’ assets could severely damage our projects, disrupt business operations, result in loss of service to offtakers, and require significant time and expense to repair. Additionally, energy-related facilities, such as substations and related infrastructure, are protected by limited security measures, in most cases only perimeter fencing. Our current portfolio, as well as projects we may develop or acquire and the facilities of third parties on which our projects rely, may be targets of burglary, terrorist acts and affected by responses to terrorist acts, each of which could fully or partially disrupt our projects’ ability to produce, transmit, transport, and distribute energy. To the extent such acts constitute force majeure events under our PPAs or interconnection agreements, the applicable offtaker generally may reduce or cease making payments to us and may terminate such PPA or interconnection agreement if such force majeure event continues for a period typically ranging from six to twelve months as specified in the applicable agreement. We are also generally unable to, or do not, obtain insurance coverage to compensate us for losses caused by terrorist or other similar attacks. As a result, any such attack could significantly decrease revenues, result in significant reconstruction or remediation costs, or otherwise disrupt our business operations, any of which could have a material adverse effect on our business, NAV, financial condition, and results of operations.

Our holding companies have historically entered into multiple transactions with their affiliates. These transactions include financial guarantees and other credit support arrangements, including letters of comfort to such affiliates pursuant to which the holding companies undertake to provide financial support to these affiliates and adequate resources as required to ensure that they are able to meet certain liabilities and local solvency requirements. These holding companies are currently party to many such affiliate transactions, and it is likely they will enter into new and similar affiliate transactions in the future.

In the event that any of these affiliates become bankrupt or insolvent, there can be no assurance that a court or other foreign tribunal, liquidator, monitor, trustee or similar party would not seek to enforce these intercompany arrangements and guarantees or otherwise seek relief against the holding companies and their other affiliates. If any of our material foreign subsidiaries (e.g., subsidiaries that hold a significant number of customer contracts, or that are the parent company of other material subsidiaries) become subject to a bankruptcy, liquidation or similar insolvency proceeding, such proceeding could have a material adverse effect on our business and results of operations.

We are in a highly competitive marketplace.

The renewable energy industry is highly competitive and we face significant competition in the markets in which we operate. Some of our competitors may have advantages over us in terms of greater operational, financial and technical management as well as additional resources in particular markets or in general. Our competitors may also enter into strategic alliances or form affiliates with other competitors to its detriment. Suppliers or contractors may merge with our competitors which may limit our choices of contractors and hence the flexibility of its overall project execution capabilities. Increased competition may result in price reductions, reduced profit margins and loss of market share.

Moreover, our current business strategy is to become a global IPP and to own and operate all of the solar parks which it develops and acquires. As part of our growth plan, we may, in the future, acquire solar parks in various development stages through a competitive bidding process as part of the auction schemes in the various jurisdictions we plan to grow and establish ourself in as well as the current countries we operate in. The bidding and selection process is affected by a number of factors, including factors that may be beyond our control, such as market conditions or government incentive programs. Our competitors may have greater financial resources, a more effective or established localized business presence or a greater willingness or ability to operate with little or no operating margins for sustained periods of time. Any increase in competition during such bidding processes or reduction in its competitive capabilities could have a significant adverse impact on its market share and on the margins it generates from its solar parks.

Further, large, utility-scale solar parks must be interconnected to the power grid in order to deliver electricity, which requires us, through its local partnerships, to find suitable sites with capacity on the power grid available. Our competitors may impede its development efforts by acquiring control of all or a portion of a PV site it seeks to develop. Even when we have identified a desirable site for a solar park, its ability to obtain site control with respect to the site is subject to its ability to finance the transaction and growing competition from other solar power producers that may have better access to local government support, financing or other resources. If we are unable to find or obtain site control for suitable PV sites on commercially acceptable terms, its ability to develop new solar parks on a timely basis or at all might be harmed, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success depends to a significant degree on the services rendered by our key employees. Due to the level of technical expertise necessary to support its business strategy, our success will depend upon our ability to attract and retain highly skilled and seasoned professionals in the solar industry for which competition is intense. In particular, we are heavily dependent on the continued services of Mr. Vincent Browne, our Chief Executive Officer. The loss of any key employee, including executive officers or members of senior management teams, and the failure to attract, train and retain highly skilled personnel with sufficient experience in the industry to replace them, could harm our prospects, business, financial condition, and the results of operations will be materially affected.

If sufficient demand for solar parks does not develop or takes longer to develop than anticipated, our business, financial condition, results of operations and prospects could be materially and adversely affected.

The PV market is at a relatively early stage of development in some of the markets that the Company may intend to enter. The PV industry continues to experience lower costs, improved efficiency and higher electricity output. However, trends in the PV industry are based only on limited data and may not be reliable. Many factors may affect the demand for solar parks including, among others, cost and availability of financing for solar parks, fluctuations in economic and market conditions, competition from non-solar energy sources, environmental concerns, public perception and regulations and policies governing the electric power industry and the broader energy industry.

If market demand for solar parks fails to develop sufficiently, our business, financial condition, results of operations and prospects could be materially and adversely affected.

We are subject to risks associated with fluctuations in the prices of PV modules and balance-of-system components or in the costs of design, construction and labor.

We procure supplies for solar park construction, such as PV modules and balance-of-system components, from third-party suppliers. We typically enter into contracts with its suppliers and contractors on a project-by-project basis or a project portfolio basis. We generally do not maintain long-term contracts with its suppliers. Therefore, are exposed to fluctuations in prices for its PV modules and balance-of-system components. Increases in the prices of PV products or balance-of-system components or fluctuations in design, construction, labor and installation costs may increase the cost of procuring equipment and engaging contractors and hence materially and adversely affect its results of operations.

Refurbishment of renewable energy facilities involve significant risks that could result in unplanned power outages or reduced output.

Our facilities may require periodic upgrading and improvement. Any unexpected operational or mechanical failures, such as the failure of a single inverter, or other failures associated with breakdowns and forced outages generally, and any decreased operational or management performance, could reduce its facilities’ generating capacity below expected levels, reducing its revenues. Unanticipated capital expenditures associated with upgrading or repairing its facilities may also reduce our profitability.

We may also choose to refurbish or upgrade its facilities based on its assessment that such activity will provide adequate financial returns and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs, timing, available financing and future power prices. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Moreover, spare parts for solar facilities and key pieces of equipment may be hard to acquire or unavailable to us. Sources of some significant spare parts and other equipment are located outside of the jurisdictions in which it operates. Suppliers of some spare parts have filed, or may in the future file for, bankruptcy protection, potentially reducing the availability of parts that it requires to operate certain of its power generation facilities. Other suppliers may for other reasons cease to manufacture parts that it requires to operate certain of its power generation facilities. If we were to experience a shortage of or inability to acquire critical spare parts, it could incur significant delays in returning facilities to full operation, which could negatively impact its business financial condition, results of operations and cash flows.

Our project operations may be adversely affected by weather and climate conditions, natural disasters and adverse work environments.

We may operate in areas that are under the threat of floods, earthquakes, landslides, mudslides, sandstorms, drought, or other inclement weather and climate conditions or natural disasters. If inclement weather or climatic conditions or natural disasters occur in areas where its solar parks and project teams are located, project development, connectivity to the power grid and the provision of O&M services may be adversely affected. In particular, materials may not be delivered as scheduled and labor may not be available. As some of its solar parks are located in the same region, such solar parks may be simultaneously affected by weather and climate conditions, natural disasters and adverse work environments.

Moreover, natural disasters which are beyond our control may adversely affect the economy, infrastructure and communities in the countries and regions where it conducts its business operations. Such conditions may have an adverse effect on its work performance, progress and efficiency or even result in personal injuries or fatalities.

Business interruptions, whether due to catastrophic disasters or other events, could adversely affect Alternus’ operations, financial condition and cash flows.

Our operations and those of its contract manufacturers and outsourced service providers are vulnerable to interruption by fire, earthquake, hurricane, flood or other natural disaster, power loss, computer viruses, computer systems failure, telecommunications failure, quarantines, national catastrophe, terrorist activities, war and other events beyond its control. For instance, some of Alternus’ solar parks are located in Italy near medium risk areas regarding seismic activity and may be vulnerable to damage from earthquakes. If any disaster were to occur, our ability and the ability of its contract manufacturers and outsourced service providers to operate could be seriously impaired and it could experience material harm to its business, operating results and financial condition. In addition, the coverage or limits of its business interruption insurance may not be sufficient to compensate for any losses or damages that may occur.

Any such terrorist acts, environmental repercussions or disruptions, natural disasters, theft incidents or other catastrophic events could result in a significant decrease in revenues or significant reconstruction, remediation or replacement costs, beyond what could be recovered through insurance policies, which could have a material adverse effect on its operating results and financial condition.

Global economic conditions and any related ongoing impact of supply chain constraints and the market of our product and service could adversely affect our results of operations.

Due to the specific nature of solar photovoltaic industry, we depend on a limited number of suppliers of solar panels, batteries, and other system components needed to expand, operate and function our solar parks, thus making us susceptible to quality issues, shortages, bottlenecks, and price changes. The uncertain condition of the global economy as well as the current conflict between Russia and Ukraine, including the retaliatory economic measures taken by United States, European, and others continue impacting businesses around the world, and has and may continue to impact several components producers and suppliers that form part of our supply chain; impacting products, materials, components, and parts required to operate our solar parks and expand our solar offering, both in the Europe, in the US and globally. In times of rapid industry growth or regulatory change such as current times, any further deterioration of the geopolitical, socio-economic conditions or financial uncertainty to provide our services could reduce customers’ confidence and affect negatively our sales and results of operations.

Although we have implemented policies and procedures to maintain compliance with applicable laws and regulations, these and other similar trade restrictions that may be imposed in the future could cause installation and capacity expansion delay, amidst restrictions on the global supply of polysilicon and solar products. This could result in near-term supply crunch in solar energy systems despite higher costs, as well as increased costs of polysilicon and the overall cost of solar energy systems, potentially translating into a material adverse effect on our business, financial condition, results of operations and prospects.

Fluctuations in foreign currency exchange rates may negatively affect our revenue, cost of sales and gross margins and could result in exchange losses.

Our business and operational activities are dispersed and subsidiaries within it trade in their functional currencies in the course of their business operations. Our investment holding companies transact in functional currencies of their subsidiaries. Our investment holding companies may have foreign financing and investing activities, which exposes us to foreign currency risk. Any increased costs or reduced revenue as a result of foreign exchange rate fluctuations could adversely affect our profit margins.

Although we have access to a variety of financing solutions that are tailored to the geographic location of its projects and local regulations, we have not entered into any hedging transactions to reduce the foreign exchange rate fluctuation risks, but may do so in the future when it is deemed appropriate to do so in light of the significance of such risks. However, if we decide to hedge our foreign exchange exposure in the future, we cannot be assured that we will be able to reduce our foreign currency risk exposure in an effective manner, at reasonable costs, or at all.

If we fail to comply with financial and other covenants under debt arrangements, our financial condition, results of operations and business prospects may be materially and adversely affected.

We have a number of covenants related to certain debt arrangements that require us to maintain certain financial ratios. These restrictions could affect our ability to operate our business and may limit the ability to react to market conditions or take advantage of potential business opportunities as they arise. For example, such restrictions could adversely affect our ability to finance our operations, make strategic acquisitions, investments or alliances, restructure our organization or finance our capital needs. Additionally, our ability to comply with these covenants may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. Failure to comply with financial and other covenants may potentially result in increased financial costs, the requirement for additional security or cancellation of loans, which in turn may have a material adverse effect on our results of operations, cash flow and financial condition.

Any default under debt arrangements could lead to an event of default and acceleration under other debt instruments that contain cross default or cross acceleration provisions, as applicable at any given time. If our creditors accelerate the payment of those amounts, investors cannot be assured that our assets would be sufficient to repay in full those amounts, to satisfy all other liabilities which would be due and payable and to ensure that net assets will be available to the shareholders. For example, our subsidiary, Solis Bond Company DAC, breached all three financial covenants under its bond terms: (i) the minimum liquidity covenant, (ii) the minimum equity ratio covenant, and (iii) the leverage ratio. In April of 2023 Solis Bond Company DAC received a temporary waiver from its bondholders, in which the bondholders approved to extend to September 30, 2023. On October 16, 2023, the bondholders approved resolutions to further extend the temporary waiver to December 16, 2023. On January 3, 2024, the Solis bondholders approved resolutions to further extend the temporary waivers and the maturity date of the Solis Bonds until January 31, 2024, with the right to further extend to February 29, 2024 at the Solis Bond trustee’s discretion (the “Solis Extension Date”).

Pursuant to the Solis Extension, Solis Bond Company DAC must fully repay the Solis Bond by the Solis Extension Date. If Solis is unable to fully repay the Solis Bond by the Solis Extension Date, Solis’ bondholders will have the right to immediately transfer ownership of Solis and all of its subsidiaries to the bondholders and proceed to sell Solis’ assets to recoup the full amount owed to the bondholders, which is as of June 30, 2023 €147,000,000 (approximately $158,000,000). If the ownership of Solis and all of its subsidiaries were to be transferred to the Solis bondholders, the majority of our operating assets and related revenues and EBIDTA would be eliminated.

In addition, we typically pledge our solar park assets or account or trade receivables to raise debt financing, and we are restricted from creating additional security over its assets. If we are in breach of one or more financial or other covenants or negative pledge clauses under any of our loan agreements and are not able to obtain waivers from the lenders or prepay such loan, repayment of the indebtedness under the relevant loan agreement may be accelerated, which may in turn require us to repay the entire principal amount including interest accrued, if any, of certain of its other existing indebtedness prior to their maturity under cross-default provisions of other loan agreements. If we lack sufficient financial resources to make required payments, the pledgees may auction or sell our assets or our interest in solar parks to enforce their rights under the pledge contracts and loan agreements. Any of those events could have a material adverse effect on our financial condition, results of operations and business prospects.

If the ownership of Solis and all of its subsidiaries were to be transferred to the Solis bondholders in connection with an event of default under the Solis Bond, the majority of our operating assets and related revenues and EBIDTA would be eliminated.

Our subsidiary, Solis, breached three financial covenants under its bond terms and has received a waiver from its bondholders, which extended the date on which Solis must repay its bonds to September 30, 2023. On October 16, 2023, the Solis bondholders approved resolutions to further extend the temporary waiver to December 16, 2023. On January 3, 2024, the Solis bondholders approved resolutions to further extend the temporary waivers and the maturity date of the Solis Bonds until January 31, 2024, with the right to further extend to February 29, 2024 at the Solis Bond trustee’s discretion.

There is no assurance that Solis will meet the terms of the Solis Extension. If Solis is unable to fully repay the bonds, which is as of September 30, 2023 €150 million (approximately $159 million), by the Solis Extension Date, Solis will be in an event of default under its bond terms and Solis’ bondholders have the right to immediately transfer ownership of Solis and all of its subsidiaries to the bondholders for €1.00 and proceed to sell Solis’ assets to recoup the full amount owed to the bondholders. If the ownership of Solis and all of its subsidiaries were to be transferred to the Solis bondholders, the majority of our current operating assets and related revenues would be eliminated immediately upon the date of any ownership change and we would no longer be able to book the associated EBIDTA. This would have a material adverse effect on our results of operations, cash flow and financial condition.

If the ownership of Solis and all of its subsidiaries were to be transferred to the Solis bondholders in connection with an event of default under the Solis Bond, the majority of our operating assets and related revenues and EBIDTA would be eliminated and our stockholders may be negatively impacted.

If the ownership of Solis and all of its subsidiaries were to be transferred to the Solis bondholders, the majority of our current operating assets and related revenues would be eliminated immediately upon the date of any ownership change and we would no longer be able to book the associated EBIDTA. This would have a material adverse effect on our results of operations, cash flow and financial condition. While the board of directors of the Company considered this in their recommendation that stockholders vote for the Business Combination, the of occurrence of this material adverse effect could have far-reaching and unpredictable outcomes on the stockholders of the Company. As an example, if we are unable to expand and replace assets which were sold off in connection with our default under the Solis Bond, we may not be able to reach its current level of revenues or EBITDA for a substantial period of time, extending to a period of years, if ever. As such, our stockholders may never receive dividends or the value of our common stock may be significantly lower than its current price.

We are subject to counterparty risks under our FiT price support schemes and Green Certificates (“GC”) Schemes.

As an IPP, we generate electricity income primarily pursuant to FiT price support schemes or GCs, which subjects it to counterparty risks with respect to regulatory regimes. Its FiT price support schemes in one region or country are generally signed with a limited number of electric utilities. We rely on these electric utilities to fulfill their responsibilities for the full and timely payment of its tariffs. In addition, the relevant regulatory authorities may retroactively alter their FiT price support regimes or GC schemes in light of changing economic circumstances, changing industry conditions or for any number of other reasons. If the relevant government authorities or the local power grid companies do not perform their obligations under the FiT or GC price support schemes and it is unable to enforce its contractual rights, our results of operations and financial condition may be materially and adversely affected.

Our international operations require significant management resources and present legal, compliance and execution risks in multiple jurisdictions.

We have adopted a business model under which it maintains significant operations and facilities through its subsidiaries located in Europe while its corporate management team and directors are primarily based in Ireland and the U.S. The nature of our business may stretch its management resources thin as well as make it difficult for its’s corporate management to effectively monitor local execution teams. The nature of our operations and limited resources of its management may create risks and uncertainties when executing its strategy and conducting operations in multiple jurisdictions, which could adversely affect the costs and results of our operations.

The development and installation of solar energy systems is highly regulated; we may fail to comply with laws and regulations in the countries where it develops, constructs and operates solar power projects and the government approval process may change from time to time, which could severely disrupt our business operations.

The development and installation of solar energy systems is subject to oversight and regulation under local ordinances; building, zoning and fire codes; utility interconnection requirements for metering; and other rules and regulations. We attempt to keep apprised on these requirements on a national, state and local level and must design and install our solar energy systems to comply with varying standards. Certain jurisdictions may have ordinances that prevent or increase the cost of installation of our solar energy systems. New government regulations or utility policies pertaining to the installation of solar energy systems are unpredictable and might result in significant additional expenses or delays, which could cause a significant reduction in demand for solar energy systems.

We conduct our business in many countries and jurisdictions that are governed by different laws and regulations, including national and local regulations relating to building codes, taxes, safety, environmental protection, utility interconnection and metering and other matters. We have established subsidiaries in these countries and jurisdictions which were required to comply with various local laws and regulations. While we strive to work with our local counsel and other advisers to comply with the laws and regulations of each jurisdiction in which we have operations, there may be instances of non-compliance, which may result in fines, sanctions and other penalties against the non-complying subsidiaries and its directors and officers. For example, in 2020, the Company’s Romanian subsidiary, LJG Green Source Energy Beta S.r.l. had an ANRE investigation resulting from actions of the previous owner related to the breach of Article 5 of the EU Regulation No. 1227/2011 on wholesale energy market integrity and transparency by engaging in market manipulation or attempted market manipulation on the wholesale energy markets following transactions concluded between January 1, 2019 to March 31, 2020. This investigation resulted in a penalty of RON 400,000 (approximately $80,000). We cannot make any assurances that other instances of non-compliance will not occur in the future which may materially and adversely affect its business, financial condition or results of operations.

In order to develop solar power projects, we must obtain a variety of approvals, permits and licenses from various authorities. The procedures for obtaining such approvals, permits and licenses vary from country to country, making it onerous and costly to track the requirements of individual localities and comply with the varying standards. Moreover, sovereign states retain the power to adjust their energy policies and alter approval procedures applicable to the Company. If the regulatory requirements become more stringent or the approval process becomes less efficient, the key steps in our business operations including project development, facility upgrading and product sales, could be severely disrupted or delayed. Failure to obtain the required approvals, permits or licenses or to comply with the conditions associated therewith could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal penalties, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Any new government regulations pertaining to the Company business or solar power projects may result in significant additional expenses. The Company cannot assure that it will be able to promptly and adequately respond to changes of laws and regulations in various jurisdictions, or that its employees and contractors will act in accordance with such laws. Failure to comply with laws and regulations where the Company develops, constructs and operates solar power projects may materially and adversely affect our business, results of operations and financial condition.

Existing rules, regulations and policies pertaining to electricity pricing and technical interconnection of customer-owned electricity generation may not continue, and changes to these regulations and policies might deter the purchase and use of solar energy systems and negatively impact development of the solar energy industry.

The market for solar energy systems in the United States and Europe is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies adopted by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation and there is no assurance that they will continue. For example, the vast majority of the United States has a regulatory policy known as net energy metering, or “net metering”, which allows our customers to interconnect their on-site solar energy systems to the utility grid and offset their utility electricity purchases by receiving a bill credit at the utility’s retail rate for energy generated by their solar energy system that is exported to the grid and not consumed on-site. The customer consequently pays for the net energy used or receives a credit at the retail rate if more electricity is produced than consumed. Net metering, in some states, is being replaced with lower credits for the excess electricity sent onto the grid from solar energy systems, and utilities are imposing minimum or fixed monthly charges on owners of solar energy systems. These regulations and policies have been modified in the past and may be modified in the future in ways that can restrict the interconnection of solar energy systems and deter purchases of solar energy systems by customers. Electricity generated by solar energy systems also competes most favorably in markets with tiered rate structures or peak hour pricing that increase the price of electricity when more is consumed. Modifications to these rate structures by utilities, such as reducing peak hour or tiered pricing or adopting flat rate pricing, could require the price of solar energy systems to be reduced in order to compete with the price of utility generated electricity.

By virtue of the newly enacted Bill of October 27, 2022 on extraordinary measures to reduce electricity price levels and support certain end-users in 2023 (which was signed by the President of the Republic of Poland on November 1, 2022) an obligation to “contribute the Price Difference Payment Fund”, which is calculated pursuant to a formula established by the Council of Ministers for the period from December 1, 2022 to June 20, 2023, has been imposed on certain energy companies. These regulations will impact revenues from power generation and sales in this period.

The obligation to “contribute the Price Difference Payment Fund applies to:

●	Energy companies engaged in power trading, and

●	Generators of power in plants using both renewable energy sources (i.e. wind energy and solar energy) and fossil fuels, with certain exceptions.

Risk related to legal rights to real property in foreign countries.

Our energy facilities may be located on land which may be subject to government seizure or expropriation. For example, properties relating to the Company’s operations in Scornicesti, Romania, are subject to an ongoing expropriation procedure due to the construction of a new express motorway. The authorities have offered the Company cash as compensation. The process commenced in Q1 2022, and we still have not received any compensation to date. In this case, we believe that the offered compensation represents fair value. However, in general, similar proceedings may not represent fair compensation and could materially affect our other operations, in which case certain operations may have to cease without sufficient compensation being paid to us. Although this particular expropriation does not have a material adverse effect on our business, other types of seizure or expropriation could have a material adverse effect on our ability to generate revenue.

In addition to the expropriation risk discussed above, the land on which the renewable energy facilities are situated is often subject to long-term easements and land leases. However, the ownership interests in the land subject to these easements and leases may also be subject to mortgages securing loans or other liens (such as tax liens) and other easement and lease rights of third parties (such as leases of oil or mineral rights) that were created prior to the land easements and leases. As a result, the facility’s rights under these easements or leases may be subject, and subordinate, to the rights of those third parties, or even to the relevant government. The Company performs title searches and obtains title insurance to protect itself against these risks. Such measures may, however, be inadequate to protect the Company against all risk of loss of the Company’s rights to use the land on which the renewable energy facilities are located, which could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, we are subject to the risk of potential disputes with property owners or third parties who otherwise have rights to or interests in the properties used for the our solar parks. Such disputes, whether resolved in our favor or not, may divert management’s attention, harm our reputation or otherwise disrupt its business. An adverse decision from a court or the absence of an agreement with such third parties may result in additional costs and delays in, or the permanent termination of, the construction and operating phases of any solar park so situated.

Enforcing a United States judgment against our executive officers and directors in Ireland may be difficult.

Many of our current officers and directors reside in Ireland. Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and a number of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States and may not be enforced by an Irish court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Ireland. Irish courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Ireland is not the most appropriate forum in which to bring such a claim. In addition, even if an Irish court agrees to hear a claim, it may determine that Irish law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Irish law. There is little binding case law in Ireland that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against our executive officers and directors in Ireland, you may not be able to collect any damages awarded by either a U.S. or foreign court.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Ireland, Irish courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following key conditions are met:

●	subject to limited exceptions, the judgment is final and non-appealable;

●	the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;

●	the judgment was rendered by a court competent under the rules of private international law applicable in Ireland;

●	the laws of the state in which the judgment was given provide for the enforcement of judgments of Irish courts’ judgments;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

●	the judgment is enforceable under the laws of Ireland and its enforcement are not contrary to the law, public policy, security or sovereignty of Ireland;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

●	an action between the same parties in the same matter was not pending in any Irish court at the time the lawsuit was instituted in the U.S. court

The Company conducts its business operations globally and is subject to global and local risks related to economic, regulatory, tax, social and political uncertainties.

The Company conducts its business operations in many regions. The Company’s business is therefore subject to diverse and constantly changing economic, regulatory, tax, social, and political conditions. Changes in the legislative, political, governmental, and economic framework in the regions in which the Company carries on business could have a material impact on its business. In particular, changing laws and policies affecting trade, investment and changes in tax regulations could have a material adverse effect on the Company’s revenues, profitability, cash flows and financial condition. Any new government regulations pertaining to the Company’s business or solar parks may result in significant additional expenses. Moreover, as the Company enters new markets in different jurisdictions, it will face different regulatory regimes, business practices, governmental requirements and industry conditions. To the extent that the Company’s business operations are affected by unexpected and adverse economic, regulatory, social or political conditions in the jurisdictions in which the Company has operations, it may experience project disruptions, loss of assets and personnel, and other indirect losses that could adversely affect its business, financial condition and results of operations. Geopolitical trends toward protectionism and nationalism and the dissolution or weakening of international trade pacts may increase the cost of, or otherwise interfere with, the Company’s conduct of business. Uncertainty about current and future economic and political conditions that affect the Company, its customers and partners make it difficult for the Company to forecast operating results and to make decisions about future investments.

The current invasion of Ukraine by Russia has escalated tensions among the U.S., the North Atlantic Treaty Organization (“NATO”) and Russia. The U.S. and other NATO member states, as well as non-member states, have announced new sanctions against Russia and certain Russian banks, enterprises and individuals. These and any future additional sanctions and any resulting conflict between Russia, the U.S. and NATO countries could have an adverse impact on our current operations.

Further, such invasion, ongoing military conflict, resulting sanctions and related countermeasures by NATO states, the U.S. and other countries are likely to lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance.

Recent increases in inflation and in the United States and internationally could adversely affect our business.

Recent increases in inflation in the United States and elsewhere may be leading to increased price volatility for publicly traded securities, including ours, and may lead to other national, regional and international economic disruptions, any of which could have an adverse effect on our business and operations.

The solar energy industry is a new and evolving market, which may not grow to the size or at the rate we expect.

The solar energy industry is a new and rapidly growing market opportunity. We believe the solar energy industry will continue still take several years to fully develop and mature, but we cannot be certain that the market will grow to the size or at the rate that we expect. Any future growth of the solar energy market and the success of our solar service offerings depend on many factors beyond our control, including recognition and acceptance of the solar service market by consumers, the pricing of alternative sources of energy, a favorable regulatory environment, the continuation of expected tax benefits and other incentives, and our ability to provide our solar service offerings cost-effectively, and our business might be adversely affected should the markets for solar energy do not develop to the size or at the rate we expect.

Solar energy has yet to achieve broad market acceptance and depends in part on continued support in the form of rebates, tax credits, and other incentives from federal, state and local governments. If this support diminishes materially, our ability to attract customers for our products and services could be adversely affected. Declining macroeconomic conditions, including labor markets, could contribute to instability and uncertainty among customers and impact their financial ability, credit scores or interest in entering into long-term contracts, even if such contracts would generate immediate and long-term savings.

Market prices of retail electricity generated by utilities or other energy sources also could decline for a variety of reasons, as discussed further below. Any such declines in macroeconomic conditions, changes in retail prices of electricity or changes in customer preferences would adversely impact our business.

Declining costs related to raw materials, manufacturing and the sale and installation of our solar service offerings have been a key driver in the pricing of our solar service offerings and customer adoption of solar energy. The prices of solar modules and raw materials have declined, however the cost of solar modules and raw materials could increase in the future, and such products’ availability could decrease, due to a variety of factors, including restrictions stemming from the COVID-19 pandemic, tariffs and trade barriers, export regulations, regulatory or contractual limitations, industry market requirements, and changes in technology and industry standards.

Other factors may also impact costs, such as our choice to make significant investments to drive growth in the future.

Our business prospects could be harmed if solar energy is not widely adopted or sufficient demand for solar energy systems does not develop or takes longer to develop than we anticipate.

The solar energy market is at a relatively early stage of development. The extent to which solar energy will be widely adopted and the extent to which demand for solar energy systems will increase are uncertain. If solar energy does not achieve widespread adoption or demand for solar energy systems fails to develop sufficiently, we might be unable to achieve our revenue and profit targets. Demand for solar energy systems in our targeted markets might not develop as we anticipate. Many factors may affect the demand for solar energy systems, including the following:

●	availability of government and utility company subsidies and incentives to support the development of the solar energy industry;

●	government and utility policies regarding the interconnection of solar energy systems to the utility grid;

●	fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources, such as changes in the price of natural gas and other fossil fuels;

●	cost-effectiveness (including the cost of solar modules), performance and reliability of solar energy systems compared with conventional and other non-solar renewable energy sources and products;

●	success of other renewable energy generation technologies, such as hydroelectric, wind, geothermal, solar thermal, concentrated solar and biomass;

●	availability of customer financing with economically attractive terms;

●	fluctuations in expenditures by purchasers of solar energy systems, which tend to decrease in slower economic environments and periods of rising interest rates and tighter credit; and

●	deregulation of the electric power industry and the broader energy industry.

Our business has benefited from the declining cost of solar energy system components, and might be harmed to the extent that declines in the cost of such components stabilize or that such costs increase in the future.

Our business has benefited from the declining cost of solar energy system components and to the extent such costs stabilize or decline at a slower rate, or, in fact, increase, our future growth rate may be negatively impacted. The declining cost of solar energy system components and the raw materials necessary to manufacture them has been a key driver in the price of solar energy systems we own, the prices charged for electricity and customer adoption of solar energy. Solar energy system component and raw material prices might not continue to decline at the same rate as they have over the past several years or at all, and growth in the solar industry and the resulting increase in demand for solar energy system components and the raw materials necessary to manufacture them might also put upward pressure on prices. An increase of solar energy system components and raw materials prices could slow our growth and cause our business and results of operations to suffer, and the cost of solar energy system components and raw materials has and could continue to increase due to scarcity of materials, tariff penalties, duties, the loss of or changes in economic governmental incentives or other factors.

Although average selling prices of solar modules in many global markets have declined for several years, recent spot pricing for solar modules has increased, in part, due to elevated commodity and freight costs

While average selling prices of solar modules in many global markets have declined for several years, recent spot pricing for solar modules has increased, in part, due to elevated commodity and freight costs. The price of polysilicon has significantly increased in recent months due to a coal shortage in China, which resulted in higher energy prices and the Chinese government’s mandating power restrictions that led to curtailments of silicon metal production. Given that the majority of global polysilicon capacity is located in China, such higher energy prices and reduced operating capacities have adversely affected the supply of polysilicon, contributing to an increase in polysilicon pricing. In response to such supply shortage, certain other Chinese-based producers of polysilicon are in the process of expanding their production capacity, which is expected to reduce the price of polysilicon in future periods. While the duration of this elevated period of spot pricing is uncertain, module average selling prices in global markets are expected to decline in the long-term, and we believe manufacturers of solar cells and modules, particularly those in China, have significant installed production capacity, relative to global demand, and the ability for additional capacity expansion. We believe the solar industry might experience periods of structural imbalance between supply and demand (i.e., where production capacity exceeds global demand), and that excess capacity will put pressure on pricing, and intense competition at the system level may result in an environment in which pricing falls rapidly, thereby potentially increasing demand for solar energy solutions but constraining the ability for project developers and module manufacturers to sustain meaningful and consistent profitability. We consequently continue to focus on our strategies and points of differentiation, which include our advanced module technology, our manufacturing process, our research and development capabilities, and the sustainability advantage of our modules.

Shortages in the supply of silicon could adversely affect the availability and cost of the solar photovoltaic modules used in our solar energy systems.

Shortages of silicon or supply chain issues could adversely affect the availability and cost of our solar energy systems. Manufacturers of photovoltaic modules depend upon the availability and pricing of silicon, one of the primary materials used in photovoltaic modules. The worldwide market for silicon from time to time experiences a shortage of supply, which can cause the prices for photovoltaic modules to increase and supplies of photovoltaic modules become difficult to obtain. While we have been able to obtain sufficient supplies of solar photovoltaic modules to satisfy our needs to date, this may not be the case in the future. Future increases in the price of silicon or other materials and components could result in an increase in costs to us, price increases to our customers or reduced margins. Other international trade conditions such as work slowdowns and labor strikes at port facilities or major weather events can also adversely impact the availability and price of solar photovoltaic modules.

Due to the lingering effects of the COVID-19 pandemic the solar industry is experiencing supply constraints, which are resulting in an increase in the cost of solar modules and inverters. If the supply constraints and price increases continue our solar business might be affected.

The primary driver of current supply constraints in the solar industry is material shortages. In 2020, the solar industry experienced record growth in the United States, despite the COVID-19 pandemic, compared to 2019, and installations increased by 43 percent, according to the Solar Energy Industries Association (SEIA). This record demand, coupled with decreased supply, has impacted many key materials throughout the solar supply chain, including polysilicon, solar glass, and semiconductor chips. Polycrystalline silicon, commonly referred to as polysilicon, is a key raw material used in many solar cells, which are responsible for capturing the energy from the sun and turning it into electricity in solar energy systems. Polysilicon is largely produced in China, but factory shutdowns related to the COVID-19 pandemic caused the price of the raw material to spike. Solar modules also include glass casing at the front of the module, which protects the solar cells, there has been recent growing demand for bifacial solar modules, which produce energy from both sides of the module, requiring glass on both sides of the solar module, as opposed to just on the front. In 2018, China, the largest producer of solar glass, imposed restrictions on glass production due to concerns about the required energy consumption. With increasing demand for solar modules, and for solar glass specifically, the restricted production of glass has been unable to meet the demand, causing the cost of solar glass to soar. In December 2020, China’s Ministry of Industry and Information Technology (MIIT) indicated that it would ease restrictions on the production of solar glass. While solar glass supply is expected to remain constrained short-term, increased capacity due to these eased restrictions should expand supply later this year and reduce prices. Semiconductor chips are a key component of inverters, which convert the direct current (DC) energy produced by solar modules into usable alternating current (AC) energy. Inverters are also used for battery storage systems to convert storable DC energy to usable AC energy and vice versa. The use of semiconductor chips is not isolated to the solar industry; they are also crucial components of many other technologies, including cars, computers, and smartphones. Due to COVID-19 related factory shutdowns, manufacturing of semiconductor chips decreased in early 2020, and as factories began to reopen, demand for products containing semiconductor chips surged. The shortages of these materials and attendant price increases may affect our distribution of solar products and our installation of solar energy systems, and future increases in the price of silicon or other materials and components could result in an increase in costs to us, price increases to our customers or reduced margins.

A material reduction in the retail price of electricity charged by electric utilities or other retail electricity providers would harm our business, financial condition and results of operations.

Decreases in the retail price of electricity from electric utilities or from other retail electric providers, including other renewable energy sources such as larger-scale solar energy systems, could make our offerings less economically attractive. The price of electricity from utilities could decrease as a result of:

●	the construction of a significant number of new power generation plants, whether generated by natural gas, nuclear power, coal, or renewable energy technologies;

●	the construction of additional electric transmission and distribution lines;

●	a reduction in the price of natural gas or other natural resources as a result of increased supply due to new drilling techniques or other technological developments, relaxation of associated regulatory standards, or broader economic or policy developments;

●	less demand for electricity due to energy conservation technologies and public initiatives to reduce electricity consumption or to recessionary economic conditions; and

●	development of competing energy technologies that provide less expensive energy.

A reduction in electric utilities’ rates or changes to peak hour pricing policies or rate design (such as the adoption of a fixed or flat rate) could also make our offerings less competitive with the price of electricity from the electrical grid. If the cost of energy available from electric utilities or other providers were to decrease relative to solar energy generated from residential systems or if similar events impacting the economics of our offerings were to occur, we might have difficulty attracting new customers or existing customers might default or seek to terminate, cancel or otherwise avoid the obligations under their solar service agreements.

Electric utility statutes and regulations and changes to such statutes or regulations might present technical, regulatory and economic barriers to the purchase and use of our solar service offerings that may significantly reduce demand for such offerings.

Federal, state and local government statutes and regulations concerning electricity heavily influence the market for our solar service offerings and are constantly evolving. These statutes, regulations, and administrative rulings relate to electricity pricing, net metering, consumer protection, incentives, taxation, competition with utilities, and the interconnection of homeowner-owned and third party-owned solar energy systems to the electrical grid. Governments, often acting through state utility or public service commissions, change and adopt different rates for residential customers on a regular basis and these changes can have a negative impact on our ability to deliver savings, or energy bill management, to customers. Many utilities, their trade associations, and fossil fuel interests, which have significantly greater economic, technical, operational, and political resources than the residential solar industry, are currently challenging solar-related policies to reduce the competitiveness of residential solar energy. Any adverse changes in solar-related policies could have a negative impact on our business and prospects.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could reduce our market share and cause our revenue and net income to decline.

The solar power industry is characterized by evolving technologies and standards, which developments place increasing demands on the improvement of our products, such as solar cells with higher conversion efficiency and larger and thinner silicon wafers and solar cells. Other companies may develop production technologies that enable them to produce silicon wafers, solar cells and solar modules with higher conversion efficiencies at a lower cost than our products. Some of our competitors are developing alternative and competing solar technologies that might require significantly less silicon than crystalline silicon wafers and solar cells, or no silicon at all. Technologies developed or adopted by others may prove more advantageous than ours for commercialization of solar power products and may render our products obsolete. We might need to invest significant resources in research and development to maintain our market position, to keep pace with technological advances in the solar power industry, and effectively compete in the future. Our failure to further refine and enhance our products and processes or to keep pace with evolving technologies and industry standards could cause our products to become uncompetitive or obsolete, which could materially adversely reduce our market share and affect our results of operations.

Already covered supply and demand in the energy market is volatile, and such volatility could have an adverse impact on electricity prices and a material adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow.

A portion of our operating revenues are tied, either directly or indirectly, to the wholesale market price for electricity in the markets in which we operate. Wholesale market electricity prices are impacted by a number of factors including: the price of fuel (for example, natural gas) that is used to generate electricity; the management of generation and the amount of excess generating capacity relative to load in a particular market; the cost of controlling emissions of pollution, including the cost of emitting carbon dioxide; the structure of the electricity market; and weather conditions (such as extremely hot or cold weather) that impact electrical load. More generally, there is uncertainty surrounding the trend in electricity demand growth, which is influenced by: macroeconomic conditions; absolute and relative energy prices; and energy conservation and demand-side management. Correspondingly, from a supply perspective, there are uncertainties associated with the timing of generating plant retirements — in part driven by environmental regulations — and with the scale, pace and structure of replacement capacity, again reflecting a complex interaction of economic and political pressures and environmental preferences. This volatility and uncertainty in the power market generally, including the non-renewable power market, could have a material adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow.

The ability to deliver electricity to our various counterparties requires the availability of and access to interconnection facilities and transmission systems.

Our ability to sell electricity is impacted by the availability of, and access to, the various transmission systems to deliver power to our contractual delivery point and the arrangements and facilities for interconnecting the generation projects to the transmission systems. The absence of this availability and access, our inability to obtain reasonable terms and conditions for interconnection and transmission agreements, the operational failure or decommissioning of existing interconnection facilities or transmission facilities, the lack of adequate capacity on such interconnection or transmission facilities, curtailment as a result of transmission facility downtime, or the failure of any relevant jurisdiction to expand transmission facilities, may have a material adverse effect on our ability to deliver electricity to its various counterparties or the requirement of counterparties to accept and pay for energy delivery, which could materially and adversely affect our assets, liabilities, business, financial condition, results of operations and cash flow.

We may pursue acquisitions that involve inherent risks related to potential internal control weaknesses and significant deficiencies which may be costly for us to remedy and could impact management assessment of internal control effectiveness.

Although our independent registered public accounting firm will not be required to formally attest to our internal control effectiveness while we are a smaller reporting company, management is still responsible for assessing internal control effectiveness at a consolidated level. If we acquire companies and integrate them into our business, the process of integrating our existing operations with entities that could potentially have material weaknesses and/or significant deficiencies may result in unforeseen operating difficulties and may require significant financial resources to remedy any material weaknesses or significant deficiencies that would otherwise be available for the ongoing development or expansion of our existing business. These potential material weaknesses and deficiencies may be costly for us to remedy and properly assess internal control effectiveness.

Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.

Our results of operations are materially affected by economic and political conditions in the U.S. and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions.

The current invasion of Ukraine by Russia has escalated tensions among the U.S., NATO and Russia. The U.S. and other NATO member states, as well as non-member states, have announced new sanctions against Russia and certain Russian banks, enterprises and individuals. These and any future additional sanctions and any resulting conflict between Russia, the U.S. and NATO countries could have an adverse impact on our current operations.

Further, such invasion, ongoing military conflict, resulting sanctions and related countermeasures by NATO states, the U.S. and other countries are likely to lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance.

Risks Related to Ownership of Our Securities

We are a “controlled company” within the meaning of Nasdaq rules and the rules of the SEC. As a result, we qualify for, and currently and may in the future rely on, certain exemptions from Nasdaq’s corporate governance requirements that provide protection to shareholders of other companies.

AEG owns approximately 72.1% of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the Nasdaq Capital Market’s governance standards, defined as a company of which more than 50% of the voting power is held by an individual, group or another company. As a “controlled company,” we are permitted to rely on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we do not currently rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We are an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of shares of common stock that are held by non-affiliates exceeds $700 million as of March 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock in CLIN’s IPO. We cannot predict whether investors will find our securities less attractive because it will rely on these exemptions. If some investors find our securities less attractive as a result of its reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As an emerging growth company, we may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares of common stock less attractive because we will rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active market for our shares of common stock and our share price may be more volatile.

Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect that we will remain a smaller reporting company until the last day of any fiscal year for so long as either (a) the market value of our common stock held by non-affiliates does not equal or exceed $250 million as of the end of that year’s second quarter, or (b) our annual revenues did not equal or exceed $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates did not equal or exceed $700 million as of the end of that year’s second quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Our stock price may be volatile and may decline regardless of its operating performance.

The market price of our common stock may fluctuate significantly in response to numerous factors and may continue to fluctuate for these and other reasons, many of which are beyond our control, including, but not limited to:

●	actual or anticipated fluctuations in our revenue and results of operations;

●	any financial projections we may provide to the public in the future, any changes in these projections or its failure to meet these projections;

●	failure of securities analysts to initiate and maintain our coverage, changes in financial estimates or ratings by any securities analysts who follow us or its failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

●	changes in operating performance and stock market valuations of other clean energy and alternative energy companies generally, or those in the energy industry in particular;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	trading volume of our common stock;

●	the inclusion, exclusion or removal of our common stock from any indices;

●	changes in the our Board or management;

●	transactions in our securities by our directors, officers, affiliates and other major investors;

●	lawsuits threatened or filed against us;

●	changes in laws or regulations applicable to our business;

●	changes in our capital structure, such as future issuances of debt or equity securities;

●	short sales, hedging and other derivative transactions involving our capital stock;

●	general economic conditions in the United States and other markets in which we operate;

●	pandemics or other public health crises, including, but not limited to, the COVID-19 pandemic (including additional variants);

●	other events or factors, including those resulting from war, incidents of terrorism or responses to these events; and

●	the other factors described in this “Risk Factors” section.

The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their operating results. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources and harm its business, financial condition and results of operations.

We may be unable to maintain the listing of our securities on Nasdaq in the future.

Our common stock are currently listed on the Nasdaq. However, we cannot guarantee that our securities will continue to be listed on Nasdaq. If we fail to meet the requirements of the applicable listing rules, such failure may result in a suspension of the trading of our shares or delisting in the future. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the minimum share price requirement or prevent future non-compliance with the listing requirements. This may further result in legal or regulatory proceedings, fines and other penalties, legal liability for us, the inability for our stockholders to trade their shares and negatively impact our share price, reputation, operations and financial position, as well as our ability to conduct future fundraising activities. If Nasdaq delists our securities and we are not able to list our securities on another national securities exchange, we expect that our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including but not limited to:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a limited amount of news and analyst coverage for the company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

An active trading market for our common stock may not be sustained.

Our common stock is listed on Nasdaq under the symbol “ALCE” and to trades on that market. We cannot assure you that an active trading market for its common stock will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of common stock when desired or the prices that you may obtain for your shares.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our existing stockholders sell or indicate an intention to sell substantial amounts of our common stock in the public market, the trading price of our common stock could decline. All the shares of our common stock subject to stock options outstanding and reserved for issuance under its equity incentive plans are expected to be registered on Form S-8 under the Securities Act and such shares may be eligible for sale in the public markets, subject to Rule 144 under the Securities Act (“Rule 144”) limitations applicable to affiliates. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our common stock could decline.

Although our prior Sponsor and certain selling securityholders will be subject to restrictions regarding the transfer of shares of our common stock held by them, as described elsewhere in this prospectus, these shares may be sold after the expiration of their respective lock-ups (where any). As restrictions on resale end and the registration statements for the resale of our securities are available for use, the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The shares of common stock being offered in this prospectus represent a substantial percentage of our outstanding common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our common stock to decline significantly.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees of (i) up to 69,717,901 shares of our common stock consisting of: (a) up to 57,500,000 shares of our common stock issued to AEG; (b) up to 7,666,667 shares of our common stock (2,555,556 of which are subject to vesting upon the occurrence of certain events) issued to the Sponsor; (c) up to an aggregate of 1,496,234 shares of common stock issued to the Meteora Entities pursuant to a forward purchase agreement; (d) up to 1,320,000 shares of common stock to be issued to Wissam Anastas (“WA”) pursuant to the conversion of a convertible note; (e) up to 890,000 shares of common stock issued to the Sponsor in a private placement as part of the Sponsor Units (f) up to 445,000 shares of common stock issuable upon the exercise of the Sponsor Warrants; (g) up to 300,000 shares of common stock issuable upon the exercise of the SCM Tech 1 Warrants; and (h) up to 100,000 shares of common stock issuable upon the exercise of the SCM Tech 2 Warrants; and (ii) up to 445,000 Sponsor Warrants.. We will not receive any proceeds from the sale of shares of common stock or the Warrants by the selling securityholders pursuant to this prospectus.

The selling securityholders named in this prospectus hold a substantial portion of the outstanding shares of our common stock. The number of shares that may be sold by the selling securityholders exceeds the number of shares of our total common stock constituting our public float, and represents approximately 495% of our public float and approximately 87.5% of our outstanding shares of common stock. Given the substantial number of shares of our common stock being registered for potential resale by the selling securityholders pursuant to this prospectus, the sale of all Resale Securities by the selling securityholders, or the perception that these sales could occur, could increase the volatility of the market price of our common stock or result in a significant decline in the market price of our common stock, even if our business is doing well. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities and/or raise additional capital through the sale of equity securities in the future and at a price that we deem appropriate. Even though our trading price is trading significantly below $10.00 per share, the offering price for the units sold in our IPO, certain of the selling securityholders may still have an incentive to sell our common stock because they may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described in the preceding paragraph and the public trading price of our common stock. While these selling securityholders may, on average, experience a positive rate of return based on the current market price of the common stock they purchased, public securityholders may not experience a similar rate of return on the common stock they purchased due to differences in the purchase prices and the current market price. Despite the closing price being $1.15 per share as of January 18, 2024, our Sponsor and the selling securityholders may still experience a positive rate of return on the shares purchased by them due to the lower price per share at which their shares were purchased. While these selling securityholders may, on average, experience a positive rate of return based on the current market price, public stockholders may not experience a similar rate of return on the common stock they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price. For example, based on the closing price of our common stock of $1.15 as of January 18, 2024, the holders of the Founder Shares, which were initially purchased at less than $0.01 per share prior to our IPO would experience a potential profit of up to approximately $1.1467 per share, or up to approximately $8,791,667 million in the aggregate for selling the 7,666,667 Founder Shares held by the Sponsor and our Parent’s directors, assuming all Founder Shares held by the Sponsor that are subject to vesting and forfeiture are fully vested.

We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common stock.

We have Warrants outstanding to purchase up to 12,745,000 shares of our common stock. We will also have the ability to initially issue up to 8,000,000 shares of our common stock under the 2023 Plan (as defined below).

We may issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of common stock or other equity securities of equal or senior rank could, without limitation, have the following effects:

●	our existing stockholders’ proportionate ownership interest in us will decrease;

●	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

●	the relative voting strength of each previously outstanding share of common stock may be diminished; and

●	the market price of our shares of common stock may decline.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business, or its market, or if they change their recommendations regarding our common stock adversely, the trading price or trading volume of our common stock could decline.

The trading market for our common stock is influenced in part by the research and reports that securities or industry analysts may publish about us, our business, market, or competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade the common stock, provide a more favorable recommendation about our competitors, or publish inaccurate or unfavorable research about its business, the trading price of the common stock would likely decline. In addition, we currently expect that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results we actually achieve. Its stock price may decline if its actual results do not match the projections of these securities research analysts. While we expects research analyst coverage, if no analysts commence coverage of it, the trading price and volume for the common stock could be adversely affected. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of its common stock to decline.

Delaware law and provisions in our certificate of incorporation and bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of the common stock by acting to discourage, delay, or prevent a change of control of us or changes in our management that our stockholders may deem advantageous. These provisions include, without limitation, the following:

●	a classified board of directors so that not all members of our Board are elected at one time;

●	the right of the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

●	director removal by stockholders solely for cause and with the affirmative vote of at least two-thirds (2/3) of the voting power of our then-outstanding shares of capital stock entitled to vote generally in the election of directors;

●	“blank check” preferred stock that our Board could use to implement a stockholder rights plan;

●	the right of our Board to issue our authorized but unissued common stock and preferred stock without stockholder approval;

●	no ability of our stockholders to call special meetings of stockholders;

●	no right of our stockholders to act by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

●	limitations on the liability of and the provision of indemnification to, our director and officers;

●	the right of the board of directors to make, alter, or repeal the our Bylaws; and

●	advance notice requirements for nominations for election to the our Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Any provision of our certificate of incorporation or our bylaws that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of common stock and could also affect the price that some investors are willing to pay for common stock.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, our certificate of incorporation or our bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation provides further that, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of its business and we do not expect to declare or pay any dividends in the foreseeable future. Moreover, the terms of any revolving credit facility into which we or any of our subsidiaries enter may restrict our ability to pay dividends and any additional debt we or any of our subsidiaries may incur in the future may include similar restrictions. As a result, stockholders must rely on sales of their common stock after price appreciation as the only way to realize any future gains on their investment.

We will incur increased costs and obligations as a result of being a public company.

As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes- Oxley Act, the JOBS Act and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our Board and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of the Stock Exchange. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of the board of directors. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements could have a material adverse effect on our operations, business, financial condition or results of operations.

If we fail to establish and maintain proper and effective internal control over financial reporting, as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

Pursuant to Section 404 of the Sarbanes-Oxley Act, the report by management on internal control over financial reporting will be on our financial reporting and internal controls (as accounting acquirer) and, when we are no longer an emerging growth company, an attestation of the independent registered public accounting firm will also be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We have not historically had to comply with all of these rules and to comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, we may need to upgrade our legacy information technology systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff.

If we are unable to hire the additional accounting and finance staff necessary to comply with these requirements, we may need to retain additional outside consultants. If we or, if required, our independent registered public accounting firm, are unable to conclude that our internal controls over financial reporting are effective, investors may lose confidence in our financial reporting, which could negatively impact the price of our securities.

USE OF PROCEEDS

All of the shares of our common stock and Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the exercise in full of all of the Warrants for cash, we will receive an aggregate of approximately $6,270,500 million from such exercises of the Warrants. However, we will only receive such proceeds if and when the holders of the Warrants choose to exercise them. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock, among other factors. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. We do not currently, and in the future do not expect to, rely on the proceeds from any exercise of the Warrants to fund our operations or capital expenditures. In addition, while the selling securityholders may, on average, experience a positive rate of return on their investment in our common stock, the public securityholders may not experience a similar rate of return on the common stock they purchased if there is such a decline in price and due to differences in the purchase price and the current market price. The sales of the securities by the selling securityholders, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future and at a price that we deem appropriate. See “Risk Factors - Risks Related to Ownership of Our Securities - The shares of common stock being offered in this prospectus represent a substantial percentage of our outstanding common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our common stock to decline significantly” for more details.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our common stock is currently listed on Nasdaq under the symbol “ALCE”. Prior to the consummation of the Business Combination, our common stock was listed on Nasdaq under the symbol “CLIN”. On January 19, 2024, there were 7 holders of record of our common stock. We currently do not intend to list any of the Warrants on any stock exchange or stock market.

Dividend Policy

We have never declared or paid any dividends on shares of our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will depend on, among other things, the consent of our lender(s), our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included (i) elsewhere in this Current Report on Form 8-K and (ii) in Clean Earth Acquisition Corp.’s definitive proxy statement filed with the Securities and Exchange Commission on November 13, 2023.

The following unaudited pro forma condensed combined financial statements are provided to aid you in your analysis of the financial aspects of the Business Combination, the Material Events and the Significant Acquisitions (defined in the notes to the unaudited pro forma condensed combined financial statements), which are referred to as the “Transactions”.

The unaudited pro forma condensed combined financial statements are based on the Clean Earth historical financial statements and the AEG historical consolidated financial statements as adjusted to give effect to the Transactions and reflect a refinancing of Alternus’ Solis assets in full. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 give effect to the Transactions as if they had occurred on January 1, 2022, which is the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements were derived from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the historical unaudited condensed financial statements of Clean Earth as of and for the nine months ended September 30, 2023 and the related notes;

●	the historical audited financial statements of Clean Earth as of December 31, 2022 and 2021, for the year ended December 31, 2022, and for the period from May 14, 2021 (inception) through December 31, 2021 and the related notes;

●	the historical unaudited condensed consolidated financial statements of AEG as of and for the nine months ended September 30, 2023 and the related notes;

●	the historical audited consolidated financial statements of AEG as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and December 31, 2021 and the related notes;

●	the sections entitled “Clean Earth Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “AEG Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and other financial information relating to Clean Earth and AEG.

The unaudited pro forma condensed combined financial information has been prepared based on actual redemptions of 6,419,831 shares of Class A Common Stock, of which 5,351,009 shares were redeemed for a per share redemption price of $10.62, 1,046,600 shares were redeemed for a per share redemption price of $10.74 and 22,222 shares were redeemed for a per share redemption price of $10.80 or approximately $68.3 million in the aggregate. The unaudited pro forma condensed combined financial information also reflects 1,496,234 of newly issued shares of Class A Common Stock as per Subscription Agreement dated December 3rd 2023. Additionally, the unaudited pro forma condensed combined financial information reflects the Forward Purchase Agreement dated December 3rd 2023 which is comprised of the 1,300,320 shares of Class A Common Stock purchased by the Seller from other shareholders, as well as the 1,496,234 issued shares of Class A Common Stock purchased under the Subscription Agreement, for a total quantity of shares contemplated under the Forward Purchase Agreement of 2,796,554. Upon Closing, the Company funded a prepayment amount for the Forward Purchase Shares equal to $13.4 million, which is calculated as the total Prepayment Amount of $30.0 million, less a Prepayment Shortfall of $0.5 million, and less the $16.1 million purchase price owed by the Seller under the Subscription Agreement. The Company also paid $1.1 million to the Seller as an inducement to enter into the Subscription Agreement and Forward Purchase Agreement, which was calculated as the 100,000 shares purchased by Seller from other shareholders at a purchase price of $10.74 per share.

On December 18, 2023, CLIN entered into a non-redemption agreement (as it may be amended, supplemented or otherwise modified from time to time, the “NRA”) by and among CLIN, the Sponsor, and the investor named therein (the “Investor”). Pursuant to the terms of the NRA, among other things, the Investor agreed to withdraw redemptions in connection with the Business Combination on any Class A Common Stock, held by the Investor and to purchase additional Class A Common Stock from redeeming stockholders of CLIN such that the Investor will be the holder of no fewer than 277,778 shares of Class A Common Stock. In exchange, CLIN and the Sponsor will cause to be delivered to the Investor at the Closing an additional 277,778 founder shares, which such founder shares will reflect the same legends and be restricted in the same manner as then-applicable to the Sponsor at the Closing. In addition, 2,300,000 shares were issued upon the automatic conversion of all 23,000,000 rights upon Closing.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF
SEPTEMBER 30, 2023

(in thousands, except share and per share information)

	Historical
	4(A) Clean Earth	4(B) Alternus	4(C) Carve-Out Adjustments	Alternus Pro Forma	4(D) Material events		Transaction Accounting Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$9	$3,886	$(523)	$3,363	$(1,269)	B	$(805)	4(d)	$6,576
					2,205	C	(68,309)	4(i)
							85,921	4(e)
							(14,539)	4(l)
Accounts receivable, net	-	4,597	(135)	4,462	(1,410)	B	-		3,052
Other receivable, net	-	-	-	-	-		500	4(l)	500
Marketable securities held in Trust Account	86,038	-	-	-	468	A	(85,921)	4(e)	-
							(585)	4(c)
Unbilled energy incentives earned	-	5,883	-	5,883					5,883
Prepaid expense and other current assets	259	6,144	(1,032)	5,112	(2,211)	B	(259)	4(g)	939
							(1,962)	4(h)
Taxes recoverable	-	2,620	(262)	2,358	(1,030)	B	-		1,328
Total current assets	86,306	23,130	(1,952)	21,178	(3,247)		(85,959)		18,278
Non-current assets:
Property and equipment, net	-	163,131	9,689	172,820	(106,451)	B	-		66,369
Right of use asset	-	9,377	(785)	8,592	(7,685)	B	-		907
Goodwill	-	1,743	(578)	1,165	(1,165)	B	-		-
Restricted cash	-	5,027	-	5,027	(43)	B	-		4,984
Capitalized development cost and other long-term assets	-	9,308	(4,440)	4,868	(126)	B	-		4,742
Forward purchase agreement derivative asset	-	-	-	-	-		17,125	4(l)	17,125
Total Assets	$86,306	$211,716	$1,934	$213,650	$(118,717)		$(68,834)		$112,405

Current liabilities:
Accounts payable	$171	$11,854	$(3,190)	$8,664	$(4,435)	B	1,788	4(h)	6,188
Accrued liabilities	689	22,521	(13,951)	8,570	(7,234)	B	1,466	4(f)	3,491
Income and franchise taxes payable	31	-	-	-	-		-		31
Accrued legal expenses	992	-	-	-	-		-		992
Taxes payable	-	1,200	(451)	749	-		-		749
Deferred income	-	5,883	-	5,883	(377)	B	-		5,506
Rights of asset liability - short term	-	635	(117)	518	-		-		518
Green bonds, Convertible and non-convertible promissory notes, net	-	194,918	(27,994)	166,924	(111,307)	B	-		55,617
Accrued offering costs	543	-	-	-	-		-		543
Promissory note – related party	1,704	-	-	-	468	A	(1,704)	4(k)	-
							(468)	4(c)
Deferred underwriter fee payable	805	-	-	-	-		(805)	4(d)	-
Total current liabilities	4,935	237,011	(45,703)	191,308	(122,885)		277		73,635

Rights of asset liability - long term	-	8,710	(670)	8,040	(7,190)	B	-		850
Convertible and non-convertible promissory notes, net	-	11,476	(2,160)	9,316	(9,316)	B	-		2,205
					2,205	C
Asset retirement obligations	-	1,534		1,534	(1,347)	B	-		187
Forward purchase agreement liability	-	-	-	-	-		-	4(l)	-
Total liabilities	$4,935	$258,731	$(48,533)	$210,198	$(138,533)		$277		$76,877

Class A common stock subject to possible redemption; $0.0001 par value; 100,000,000 shares authorized; 8,147,563 shares issued and outstanding at redemption	86,038	-	-	-	-		(72,073)	4(i)	-
							(13,965)	4(l)
Stockholders’ Equity
CEAC Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-	-	-			-		-
CEAC Class A common stock, $0.0001 par value, 100,000,000 shares authorized; 890,000shares issued and outstanding (excluding 23,000,000 shares subject to possible redemption)	-	-	-	-	-		-		-
CEAC Class B common stock, $0.0001 par value, 10,000,000 shares authorized; 7,666,667 shares issued and outstanding	1	-	-	-	-		(1)	4(b)	-
Alternus Clean Energy, Inc. Class A common stock	-	-	-	-	-		1	4(b)	7
							-	4(i)
							6	4(j)
							-	4(k)
							-	4(a)
							-	4(l)
Common stock, $0.012 par value, 100,000,000 authorized and 26,365,738 issued and outstanding	-	305	-	305	(116)	B	(189)	4(j)	-
							-	4(l)
Preferred stock	-	-	-	-	11,046	B	-		11,046
Additional paid-in capital	-	52,006	(51,179)	827	(656)	B	(6,068)	4(j)	26,579
							1,704	4(k)
							29,515	4(l)
							3,764	4(i)
							(259)	4(g)
							(2,248)	4(h)
							-	4(a)
Foreign Currency Translation Reserve	-	(26)	(3,361)	(3,387)	4,184	B	-		797
Accumulated deficit	(4,668)	(98,140)	103,847	5,707	5,358	B	6,251	4(j)	(2,901)
							(1,466)	4(f)
							(1,502)	4(h)
							(117)	4(c)
							(12,464)	4(l)
Non-controlling interest	-	(1,160)	1,160	-	-		-		-
Total stockholders' equity (deficit)	(4,667)	(47,015)	50,467	3,452	19,816	B	16,927		35,528
Total liabilities and stockholders' equity (deficit)	$86,306	$211,716	$1,934	$213,650	$(118,717)		$(68,834)		$112,405

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2023

(in thousands, except share and per share amounts)

	Historical
	5(A) Clean Earth	5(B) Alternus	5(C) Carve-Out Adjustments	Autonomous Entity Adjustments		Alternus Pro Forma	5(E) Material events	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenues	$-	$27,799	$(480)	$-		$27,319	$(13,965)	$-		$13,354
Operating expenses:
Cost of revenues	-	(6,545)	30	-		(6,515)	4,275	-		(2,240)
Franchise tax expense	(150)	-	-	-		-	-	-		(150)
Bank fees	(7)	-	-	-		-	-	-		(7)
Insurance expense	(320)	-	-	-		-	-	-		(320)
Dues and subscriptions	(169)	-	-	-		-	-	-		(169)
Marketing and advertising expenses	(37)	-	-	-		-	-	-		(37)
Legal and accounting expenses	(1,050)	-	-	-		-	-	-		(1,050)
Listing fee	(53)	-	-	-		-	-	-		(53)
Selling, general and administrative	-	(10,122)	5,939	(5,770)	5(aa)	(9,953)	-	-		(9,953)
Development cost	-	(1,223)	1,051	-		(172)	-	-		(172)
Depreciation, amortization, and accretion	-	(5,586)	174	-		(5,412)	3,904	-		(1,508)
Total operating expenses	(1,786)	(23,476)	7,194	(5,770)		(22,052)	8,179	-		(15,659)
Income (loss) from operations	(1,786)	4,323	6,714	(5,770)		5,267	(5,786)	-		(2,305)
Interest expense	-	(19,253)	1,012	7,800	5(ab)	(10,441)	5,530	-		(4,911)
Other income	-	318	(244)	2,282	5(ac)	2,356	-	-		2,356
Dividend income on marketable securities held in Trust Account	4,216	-	-	-		-	-	(4,216)	5(a)	-
Realized gains on marketable securities held in Trust Account	1,663	-	-	-		-	-	(1,663)	5(a)	-
Other expenses	-	(12,160)	2,466	863	5(ad)	(8,831)	11,113	-		2,282
Total other expense	5,879	(31,095)	3,234	10,945		(16,916)	16,643	(5,879)		(273)

Net income (loss) before provision for income taxes	4,093	(26,772)	9,948	5,175		(11,649)	10,857	(5,879)		(2,578)
Income taxes	(854)	-	-	-		-	-	-	5(d)	(854)
Net income (loss)	$3,239	$(26,772)	$9,948	$5,175		$(11,649)	10,857	$(5,879)		$(3,432)
Net loss attributable to non-controlling interest		$(660)	$660							-
Net loss attributable to Alternus Energy Group / Alternus Clean Energy, Inc.		$(26,112)								$(3,432)
Basic and diluted net loss per share, non-redeemable Class A and Class B common stock	$(0.06)
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B common stock	8,556,667
Basic and diluted net income (loss) per share, redeemable Class A common stock	$0.23	$(0.99)								$(0.05)
Basic and diluted weighted average shares outstanding, redeemable Class A common stock	16,036,220	26,325,738								71,905,633	5(h)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share amounts)

	Historical
	5(A) Clean Earth	5(B) Alternus	5(C) Carve-Out Adjustments	Autonomous Entity Adjustments		5(D) SIG Portfolio acquired by Solis	Alternus Pro Forma	5(E) Material events	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenues	$-	$32,526	$(370)	$-		$-	$32,156	$(18,421)	$-		$13,735
Operating expenses:
Cost of revenues	-	(9,224)	80	-		-	(9,144)	5,516	-		(3,628)
Franchise tax expense	(200)	-	-	-		-	-	-	-		(200)
Bank fees	(1)	-	-	-		-	-	-	-		(1)
Insurance expense	(359)	-	-	-		-	-	-	-		(359)
Dues and subscriptions	(204)	-	-	-		-	-	-	-		(204)
Marketing and advertising expenses	(100)	-	-	-		-	-	-	-		(100)
Legal and accounting expenses	(1,214)	-	-	-		-	-	-	-		(1,214)
Placement services fee	(500)	-	-	-		-	-	-	-		(500)
Selling, general and administrative	-	(11,139)	7,070	(4,373)	5(aa)	(38)	(8,480)	-	(1,466)	5(b)	(11,449)
									(1,502)	5(c)
Development cost	-	(23,925)	22,649	-		-	(1,276)	115	-		(1,161)
Depreciation, amortization, and accretion	-	(7,157)	137				(7,020)	4,956	-		(2,064)
Total operating expenses	(2,578)	(51,445)	29,936	(4,373)		(38)	(25,920)	10,587	(2,968)		(20,879)
Income (loss) from operations	(2,578)	(18,919)	29,566	(4,373)		(38)	6,236	(7,834)	(2,968)		(7,145)
Interest expense	-	(17,437)	2,581	(154)	5(ab)	-	(15,010)	6,995	(945)	5(g)	(9,077)
									(117)	5(e)
Other income	-	1,275	(3)	-		-	1,272	(1,684)	-		(412)

Dividend income on marketable securities held in Trust Account	1,058	-	-	-		-	-		(1,058)	5(a)	-
Realized gains on marketable securities held in Trust Account	2,228	-	-	-		-	-		(2,228)	5(a)	-
Loss on disposal of asset	-	(139)	60	-		-	(79)	(3,049)	-		(3,128)
Loss on issuance of derivative contract	-	-	-	-		-	-	-	(11,910)	5(f)	(11,910)
Other expenses	-	(1,059)	388	-		-	(671)		(554)	5(f)	(1,225)
Total other income	3,286	(17,360)	3,026	(154)		-	(14,488)	2,262	(16,812)		(25,752)
Net income (loss) before provision for income taxes	708	(36,279)	32,592	(4,527)		(38)	(8,252)	(5,572)	(19,780)		(32,897)
Income taxes	(648)	(5)	-	-		-	(5)	-	-	5(d)	(653)
Net income (loss)	$60	$(36,284)	$32,592	$(4,527)		$(38)	$(8,257)	$(5,572)	$(19,780)		$(33,550)
Net loss attributable to non-controlling interest		(484)	484				-				-
Net loss attributable to Alternus Energy Group / Alternus Clean Energy, Inc.		$(35,800)									$(33,550)
Basic and diluted net loss per share, non-redeemable Class A and Class B common stock	$(1.38)
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B common stock	8,412,804
Basic and diluted net income (loss) per share, redeemable Class A common stock	$0.60	$(1.36)									$(0.47)
Basic and diluted weighted average shares outstanding, redeemable Class A common stock	19,282,192	26,360,231									71,905,633	5(h)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Transactions

Business Combination Between Clean Earth Acquisitions Corp. and Alternus Energy Group Plc

On October 12, 2022, Clean Earth and Alternus entered into the Business Combination Agreement, which is attached as Annex A. The business combination between Clean Earth and Alternus is herein referred to as the “Business Combination.”

On December 22, 2023, Alternus transferred to Clean Earth, and Clean Earth received from Alternus, all issued and outstanding Alternus Interests in exchange for the issuance and transfer by Clean Earth to Alternus at the Closing of 57,500,000 shares of common stock of Clean Earth. As a result, the Acquired Subsidiaries (as defined in the Business Combination Agreement) became direct wholly owned subsidiaries of Clean Earth and Clean Earth is controlled by Alternus.

Material Events

A.	Extension Financing

The Company extended the date by which the Company must consummate the Business Combination. Per the terms of the definitive proxy statement filed in connection with the extension, the Clean Earth sponsor entity has offered to pay a principal amount of the lesser of: (i) $195,000 a month or (ii) $0.04 per share, on an incremental monthly basis, into the trust to finance the extension in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a Business Combination. Following the Closing of the Business Combination, the principal amount was repaid by the Company plus 25% of the principal amount.

B.	Sale of Netherlands, Poland and Italy entities

Alternus is in the final stages of negotiations with multiple parties to sell the operating assets in the Netherlands, Poland, and Italy. The Company expects to execute definitive agreements by December 31st 2023. The Company believes that these transactions are probable to occur, and the disclosure of pro forma financial information is considered material to investors.

C.	Debt issued in October 2023

In October of 2023, Alternus approved the issuance by one of its US subsidiaries of secured debt in the principal amount of $3.2 million for an original purchase price of $2.2 million and having a maturity date of no later than June 30, 2024. The holder of the note has received warrants issued at the close of the business combination between the Company and Clean Earth to purchase up to (i) 100,000 shares of common stock of Clean Earth at an exercise price of $11.50 per share and having a 5 year term, and (ii) 300,000 shares of common stock of Clean Earth at an exercise price of $0.01 per share and having a 3 year term. The debt is secured by a parent company guarantee and a share pledge from Vincent Browne, Alternus’ CEO, of his Alternus shares.

Significant Acquisitions

Alternus acquired Solarpark Samas Sp. Z.O.O. on August 30, 2021 and Green Source Energy Beta Srl on April 22, 2021. Additionally, a subsidiary of Alternus, Alternus Solis , acquired the Risen Portfolio on March 22, 2021 and related entities within the SIG Portfolio in stages, which occurred on December 21, 2021 and March 22, 2022 (collectively referred to as the “Significant Acquisitions”). As a result of these acquisitions Solarpark Samas Sp. Z.O.O, Green Source Energy Beta Srl, Risen Portfolio and SIG Portfolio are wholly owned subsidiaries of Alternus.

The unaudited pro forma combined condensed financial statements do not include adjustments related to acquisitions by Alternus that took place in 2021 as the historical audited consolidated statement of operations of Alternus for the year ended December 31, 2022 reflects the full period of the operations of these companies.

As the historical audited consolidated statement of operations of Alternus for the year ended December 31, 2022 does not reflect the operations of the SIG Portfolio acquired on March 22, 2022 for the full period presented, a pro forma adjustment was added to include the historical information for the period from January 1, 2022 through the date of acquisition, March 22, 2022.

The Business Combination and Significant Acquisitions are collectively referred to as the “Transactions.”

Forward Purchase Agreement

On December 3, 2023, CLIN entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Seller”) (the “Forward Purchase Agreement”) for OTC Equity Prepaid Forward Transactions. For purposes of the Forward Purchase Agreement, CLIN is referred to as the “Counterparty” prior to the consummation of the Business Combination, while Alternus Clean Energy, Inc. (“Pubco”) is referred to as the “Counterparty” after the consummation of the Business Combination. The purpose of the Forward Purchase Transaction is to decrease the amount of redemptions in connection with the Special Meeting and potentially increase the working capital available to Alternus following the Closing. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, Meteora intends, but is not obligated, to purchase up to 2,796,554 (the “Purchased Amount”) Class A ordinary shares, par value $0.0001 per share, of CLIN (“CLIN Shares”) concurrently with the Closing pursuant to Seller’s FPA Funding Amount PIPE Subscription Agreement (as defined below), less the number of CLIN Shares purchased by Seller separately from third parties through a broker in the open market (“Recycled Shares”). Seller will not be required to purchase an amount of CLIN Shares such that, following such purchase, that Seller’s ownership would exceed 9.9% of the total CLIN Shares outstanding immediately after giving effect to such purchase, unless Seller, at its sole discretion, waives such 9.9% ownership limitation. The Number of Shares subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

The Forward Purchase Agreement provides for a prepayment shortfall in an amount in U.S. dollars equal to $1,000,000. As described below in Shortfall Sales, Seller in its sole discretion may sell Recycled Shares at any time following the Trade Date at prices (i) at or above $10.00 during the first three months following the Closing Date and (ii) at any sales price thereafter, without payment by Seller of any Early Termination Obligation until such time as the proceeds from such sales equal 100% of the Prepayment Shortfall (as set forth under Shortfall Sales below) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions of the Forward Purchase Agreement applicable to Terminated Shares, when an OET Notice is delivered under the Forward Purchase Agreement, in each case with the delivery of such notice being in the sole discretion of Seller (as further described in the “Optional Early Termination” and “Shortfall Sales” sections in the Forward Purchase Agreement).

Following the Closing, the reset price (the “Reset Price”) will be $10.00. The Reset Price will be subject to reduction upon a Dilutive Offering Reset immediately upon the occurrence of such Dilutive Offering.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transactions Accounting Adjustments”), reflect incremental expense or other changes necessary to present the financial position and results of operations as if an entity was a separate stand-alone entity (“Autonomous Entity Adjustments”) and present the reasonably estimable synergies and other Transactions effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transactions Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.

The unaudited pro forma condensed combined financial statements are based on the Clean Earth historical financial statements and the Alternus historical consolidated financial statements as adjusted to give effect to the Transactions and reflect a refinancing of Alternus’ Solis assets in full. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 give effect to the Transactions as if they had occurred on January 1, 2022, which is the beginning of the earliest period presented.

Carve-Out Adjustments

Pursuant to the Business Combination Agreement, Alternus contributed interests in the Acquired Subsidiaries to Clean Earth. The historical consolidated financial statements of Alternus are inclusive of the “Excluded Companies” (as defined in the Business Combination Agreement), which were not acquired as part of the Business Combination. As such, the carve-out adjustments are presented to exclude these legal entities from the unaudited pro forma condensed combined financial statements of the combined company.

Autonomous Entity Adjustments

Autonomous entity adjustments, based on contractual agreements related to the carve-out, are reflected in the unaudited pro forma condensed combined statements of operations to present the Acquired Subsidiaries as if they had been operated as a standalone entity for the nine months ended September 30, 2023 and the year ended December 31, 2022.

Significant Acquisitions

The Significant Acquisitions were determined to meet the definition of a business in accordance with Regulation S-X, Rule 11-02(d) and trigger the reporting requirements pursuant to Regulation S-X, Rule 3-05 due to their significance. However, the Significant Acquisitions do not meet the definition of businesses and are considered asset acquisitions pursuant to ASC 805, Business Combinations. The historical audited consolidated balance sheet and statement of operations of Alternus as of and for the year ended December 31, 2022 reflects the full period of the operations of the significant acquisitions that took place in 2021. Therefore, no adjustments are required in the unaudited pro forma condensed combined financial information. As the historical audited consolidated statement of operations of Alternus for the year ended December 31, 2022 does not reflect the operations of the SIG Portfolio acquired on March 22, 2022 for the full period presented, a pro forma adjustment was added to include the historical information for the period from January 1, 2022 through the date of acquisition, March 22, 2022.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the Transactions are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. Clean Earth and Alternus did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined condensed financial statements do not include adjustments related to the following acquisitions by Alternus:

●	KKSOL S.R.L., acquired on February 15, 2021,

●	Petriolo Fotovoltaica S.R.L, acquired on March 15, 2021,

●	Serre S.R.L., acquired on March 19, 2021,

●	Unisun, acquired on April 16, 2021,

●	BIMA S.R.L., acquired on May 28, 2021,

●	MABI S.R.L., acquired on May 28, 2021,

The historical audited consolidated Balance Sheet and Statement of Operations of Alternus as of and for the year ended December 31, 2022, reflects the full period of the operations of the significant acquisitions that took place in 2021.

The unaudited pro forma condensed combined financial information has been prepared based on actual redemptions of 6,419,831 shares of Class A Common Stock, of which 5,351,009 shares were redeemed for a per share redemption price of $10.62, 1,046,600 shares were redeemed for a per share redemption price of $10.74 and 22,222 shares were redeemed for a per share redemption price of $10.80 or approximately $68.3 million in the aggregate. The unaudited pro forma condensed combined financial information also reflects 1,496,234 of newly issued shares of Class A Common Stock as per Subscription Agreement dated December 3rd 2023. Additionally, the unaudited pro forma condensed combined financial information reflects the Forward Purchase Agreement dated December 3rd, 2023, which is comprised of the 1,300,320 shares of Class A Common Stock purchased by the Seller from other shareholders, as well as the 1,496,234 issued shares of Class A Common Stock purchased under the Subscription Agreement, for a total quantity of shares contemplated under the Forward Purchase Agreement of 2,796,554. Upon Closing, the Company funded a prepayment amount for the Forward Purchase Shares equal to $13.4 million, which is calculated as the total Prepayment Amount of $30.0 million, less a Prepayment Shortfall of $0.5 million, and less the $16.1 million purchase price owed by the Seller under the Subscription Agreement. The Company also paid $1.1 million to the Seller as an inducement to enter into the Subscription Agreement and Forward Purchase Agreement, which was calculated as the 100,000 shares purchased by Seller from other shareholders at a purchase price of $10.74 per share.

On December 18, 2023, CLIN entered into a non-redemption agreement (as it may be amended, supplemented or otherwise modified from time to time, the “NRA”) by and among CLIN, the Sponsor, and the investor named therein (the “Investor”). Pursuant to the terms of the NRA, among other things, the Investor agreed to withdraw redemptions in connection with the Business Combination on any Class A Common Stock, held by the Investor and to purchase additional Class A Common Stock from redeeming stockholders of CLIN such that the Investor will be the holder of no fewer than 277,778 shares of Class A Common Stock. In exchange, CLIN and the Sponsor will cause to be delivered to the Investor at the Closing an additional 277,778 founder shares, which such founder shares will reflect the same legends and be restricted in the same manner as then-applicable to the Sponsor at the Closing. In addition, 2,300,000 shares were issued upon the automatic conversion of all 23,000,000 rights upon Closing.

Upon closing of the Business Combination, shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the following:

	Shares	%
Alternus Clean Energy, Inc. Class A common stock owned by the Sponsors	8,781,667	12%
Alternus Clean Energy, Inc. Class A common stock owned by public stockholders (1)	2,827,412	4%
Class A common stock owned by Meteora parties subject to FPA (2)	2,796,554	4%
Issuance of Alternus Clean Energy, Inc. Class A common stock to Alternus in connection with Business Combination	57,500,000	80%
Total numbers of shares	71,905,633	100%

(1)	Includes (i) 2,300,000 shares which were issued at Closing, and (ii) 100,000 shares held by the Meteora parties as public stockholders.
(2)	Excludes 100,000 shares held by the Meteora parties as public stockholders.

The presentation of the share ownership in the table above does not include (a) shares issuable on exercise of warrants to purchase 11,945,000 shares of Class A common stock (consisting of 11,500,000 public warrants and 445,000 private warrants issued to the Sponsor), which will remain outstanding immediately following the Business Combination, (b) the issuance of any shares upon completion of the business combination under the 2023 Equity Incentive Plan, (c) shares issuable on exercise of warrants to purchase (i) 100,000 shares of Class A common stock at an exercise price of $11.50 per share and (ii) 300,000 shares of Class A common stock at an exercise price of $0.01, (iii) 150,000 shares of Class A common stock at an exercise price of $0.01 per share, and (iv) 250,000 Class A common stock at an exercise price of $0.01 per share, the issuance of such warrants conditioned upon, and only issued upon, the close of the Business Combination, and (d) beginning 90 days after the close of the Business Combination, the potential issuance of 1,320,000 shares of Class A common stock pursuant to the terms of the First Note, which may only be issued upon the exercise of the holder of such note’s option to convert the full principal balance of such note and any accrued but unpaid interests thereon, the terms of which are more fully described in Clean Earth’s definitive proxy statement filed on November 13, 2023, under the subsection entitled “Alternus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources — Financing Activities”

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

3.	Accounting for the Business Combination

Notwithstanding the legal form, the Business Combination will be accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, Clean Earth was treated as the acquired company for financial reporting purposes, whereas Alternus was treated as the accounting acquiror. In accordance with this accounting method, the Business Combination was treated as the equivalent of Alternus issuing stock for the net assets of Clean Earth, accompanied by a recapitalization. The net assets of Alternus were stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination were those of Alternus. Alternus has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	Persons affiliated with Alternus control a majority of the governing body of the combined company;

●	Operations of Alternus prior to the Business Combination comprise the ongoing operations of the combined company; and

●	Existing senior management team of Alternus comprise the senior management team of the combined company.

4.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)	Derived from the unaudited balance sheet of Clean Earth as of September 30, 2023.

(B)	Derived from the unaudited consolidated balance sheet of Alternus as of September 30, 2023.

(C)	The historical consolidated financial statements of Alternus are inclusive of the Excluded Companies that will not be contributed as part of the Business Combination. The carve-out adjustments are presented to exclude these entities. The information was derived from the combined balance sheets of the Excluded Companies, which was obtained from the accounting records of Alternus.

(D)	Represents Material Events:

A.	Represents an adjustment to reflect the non-interest bearing, unsecured promissory note payable upon consummation of a Business Combination of $468,000 related to the Extension Financing.

B.	The historical consolidated financial statements of Alternus are inclusive of Netherlands, Poland and Italy entities subject to sale. The adjustments are presented to exclude these entities. The information was derived from the combined balance sheets of the Netherlands, Poland and Italy entities, which were obtained from the accounting records of Alternus.

C.	Represents an adjustment to reflect the accounting at inception for the non-interest bearing secured debt in the principal amount of $3,150,000 net of debt discount of $945,000 and having a maturity date of no later than June 30, 2024. See Note 5(g) for the Condensed Combined Statements of Operations impact.

Transactions Accounting Adjustments

a)	To reflect the conversion of 23,000,000 Rights to 2,300,000 shares of Alternus Clean Energy, Inc. Class A common stock upon consummation of the Business Combination. Each holder of a Right received one-tenth (1/10) of one share of Class A common stock upon Closing. The conversion has been recorded as increase to common stock and decrease to additional paid-in capital of $230.

b)	To reflect the reclassification of Clean Earth Class B common stock to Clean Earth Class A common stock. Clean Earth Class A common stock subsequently converted into Alternus Clean Energy, Inc. Class A common stock. See Note 4(k).

c)	To reflect the repayment at Closing of the promissory note of $468,000 plus 25% of the principal amount of $117,000 recorded as a loss on extinguishment of debt in accumulated deficit. See Note 5(e).

d)	To reflect the payment of Clean Earth’s deferred underwriting fee payable of $0.8 million, which is related to costs incurred in connection with the Clean Earth initial public offering and is payable upon completion of the Business Combination. The assumed payment of $0.8 million has been recorded as a reduction of $0.8 million of deferred underwriting fee payable.

e)	To reflect the release of investments from the trust account to cash and cash equivalents.

f)

To reflect the accrual for $1.5 million of Clean Earth’s additional closing transaction costs that are not yet incurred and paid as of September 30, 2023, and that are directly attributable to the Business Combination and are non-recurring items. The accrual of $1.5 million of additional transaction costs has been recorded as an increase to accumulated deficit (see Note 5(b)). Clean Earth will pay these transaction costs within twelve months after the consummation of the Business Combination. These transaction costs are preliminary estimates; the final amounts and the resulting effect on New Alternus’s financial position and results of operations may differ significantly.

g)	To reflect the reclassification of deferred transaction costs of $0.3 million that are deemed to be direct and incremental costs of the Business Combination from prepaid expenses and other current assets to additional paid-in capital. Note Clean Earth will pay amount of accrued liabilities of $0.7 million, accrued offering costs of $0.5 million, accounts payable of $0.2 million, accrued legal expenses of $1.0 million within twelve months after the consummation of the Business Combination. These transaction costs are preliminary estimates; the final amounts and the resulting effect on New Alternus’s financial position and results of operations may differ significantly.

h)	To reflect the accrual of Alternus estimated additional advisory, legal, accounting and auditing fees and other professional fees of $1.8 million in addition to the transaction costs of $1.4 million accrued in the accounting records of Alternus as of September 30, 2023, of which $0.3 million that are deemed to be direct and incremental costs have been recorded as a reduction to additional paid-in capital and $1.5 million that are not direct and incremental expenses of the Business Combination have been recorded as an expense. Company’s total transaction cost of $3.2 million will be paid within twelve months after the consummation of the Business Combination. Prepaid expenses and other current assets balance of $2.0 million has been reclassified to additional paid-in capital. See Note 5(c). These transaction costs are preliminary estimates; the final amounts and the resulting effect on New Alternus’s financial position and results of operations may differ significantly.

i)	To reflect the redemption of 6,419,831 shares of Class A Common Stock, of which 5,351,009 shares were redeemed for a per share redemption price of $10.62, 1,046,600 shares were redeemed for a per share redemption price of $10.74 and 22,222 shares were redeemed for a per share redemption price of $10.80, or approximately $68.3 million in the aggregate. This also reflects the reclassification of 427,412 non-redeemed shares from equity subject to possible redemption to permanent equity.

j)	To reflect the recapitalization of Alternus through the contribution of all outstanding common stock and preferred stock of Acquired Subsidiaries to Clean Earth and the issuance of 57,500,000 shares of Clean Earth Class A common stock and the elimination of the accumulated deficit of Clean Earth, the accounting acquiree. As a result of the recapitalization, Alternus common stock of $0.1 million and Clean Earth accumulated deficit of $6.3 million were derecognized. The shares of Clean Earth common stock issued in exchange for Alternus Clean Energy, Inc. equity were recorded as increase to common stock of $6 thousand and decrease to additional paid-in capital amounting to $6.1 million.

k)	To reflect the conversion of Clean Earth convertible promissory note to 225,000 shares of Class A common stock.

l)	To reflect the fair value of the Prepaid Forward Purchase Agreement Asset in amount of $17.1 million, as well as the $14.5 million payment from the Company to the Seller, comprised of the $30.0 million Prepayment Amount, less the $0.5 million Prepayment Shortfall, less the $16.1 million Subscription Agreement purchase price due from Seller, and plus 100,000 shares or approximately $1.1 million in Share Consideration reimbursement that was recorded as decrease of $0.5 million to additional paid in capital and decrease of $0.6 million to the retained earnings. This transaction resulted in a loss of $11.9 million recorded in accumulated deficit. Therefore, the total impact recorded in retained earnings amounts to $12.5 million. The value of the Prepaid Forward Purchase Agreement Assets was calculated using a Monte Carlo multi-scenario model. The valuation of the Forward Purchase Agreement derivative was prepared as if it was entered into on December 4, 2023 and the principal assumptions of the valuation are as follows: underlying share price of $6.88, volatility of 75%; risk-free rate of 4.4%; and the contractual period of three years.

5.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)	Derived from the unaudited statement of operations of Clean Earth for the nine months ended September 30, 2023 and the audited statement of operations of Clean Earth for the year ended December 31, 2023.

(B)	Derived from the unaudited consolidated statement of operations of Alternus for the nine months ended September 30, 2023 and the audited consolidated statement of operations of Alternus for the year ended December 31, 2023.

(C)	The historical consolidated financial statements of Alternus are inclusive of the Excluded Companies that will not be contributed as part of the Business Combination. The carve-out adjustments are presented to exclude these entities. This information was derived from the accounting records of Alternus and represents the combined statements of operations of the Excluded Companies.

(D)	As the consolidated statement of operations of Alternus for the year ended December 31, 2022 do not reflect the operations of the SIG Portfolio acquired by Solis for the full period presented, the following table presents the pro forma impact to include the historical information for the period from January 1, 2022 through the date of acquisition. This information was derived from the pre-acquisition accounting records of the SIG Portfolio.

Period from January 1 to March 22, 2022
SIG Portfolio acquired by Solis
Selling, general and administrative	$(38)
Total Operating Expenses	(38)
Income (loss) from operations	(38)
Net income (loss) before provision for income taxes	(38)
Net income (loss)	$(38)

(E)	The historical consolidated financial statements of Alternus are inclusive of Netherlands, Poland and Italy entities subject to sale. The adjustments are presented to exclude these entities. This information was derived from the accounting records of Alternus and represents the combined statements of operations of the Excluded Companies.

Autonomous Entity Adjustments

aa)	The consolidated financial statements of Alternus include certain selling and administrative expenses included within the accounting records of the Excluded Entities. The unaudited pro forma condensed combined statements of operations include carve-out adjustments to remove the results of operations of the Excluded Companies (refer to Note 5(C)). As such, this adjustment is to reflect selling and administrative expenses that the Acquired Subsidiaries will incur as a standalone company, such as payroll and bonus expenses, consulting, legal, audit and other professional fees.

ab)	To reflect interest expense on $1.8 million secured note which will be settled at the end of 2023. Prior to the Business Combination the interest expense was reflected on the parent’s accounting records that were not acquired in the Business Combination. The secured note survived the business combination and will be reflected on the Acquired Subsidiaries accounting records.

ac)	The consolidated financial statements of Alternus include certain other expenses included within the accounting records of the Excluded Entities. The unaudited pro forma condensed combined statements of operations include carve-out adjustments to remove the results of operations of the Excluded Companies (refer to Note 5(C)). As such, this adjustment is to reflect former intercompany balances that the Acquired Subsidiaries will be forgiven as a standalone company.

ad)	The consolidated financial statements of Alternus include certain other expenses included within the accounting records of the Excluded Entities. The unaudited pro forma condensed combined statements of operations include carve-out adjustments to remove the results of operations of the Excluded Companies (refer to Note 5(C)). As such, this adjustment is to reflect other expenses that the Acquired Subsidiaries will incur as a standalone company.

Transactions Accounting Adjustments

a)	To reflect an adjustment to eliminate interest and dividend income earned on investments held in the trust account as if the Business Combination had occurred on January 1, 2022.

b)	To reflect non-recurring transaction closing costs not yet incurred and paid as of September 30, 2023 of $1.5 million within general and administrative expense of Clean Earth that are considered direct and incremental expenses. See Note 4(f).

c)	To reflect non-recurring transaction costs of $1.5 million within general and administrative expense of Alternus that are not considered direct and incremental expenses. See Note 4(h).

d)	Alternus Clean Energy, Inc. does not recognize current or deferred tax expense upon consummation of the transaction. The historical Alternus current tax expense is related to foreign jurisdictions, in which, there will be no impact from the transaction. The U.S. deferred tax balances are offset by a full valuation allowance. Therefore, no income tax provision impact related to the transaction accounting adjustments is reflected.

e)	To reflect the non-recurring expense of $117,000 as a loss on extinguishment of debt in interest expense. See Note 4(c).

f)	To reflect loss of $11.9 million related to the Forward Purchase Agreement and also reflect loss of $0.6 million from Share Consideration reimbursement. See Note 4(l).

g)	To reflect amortization of debt discount related the non-interest bearing secured debt in the principal amount of $3,150,000 or an original purchase price of $2,205,000 and having a maturity date of no later than June 30, 2024.

h)	The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Alternus Clean Energy, Inc. shares outstanding as if the Transactions occurred on January 1, 2022. The calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entirety of the periods presented.

Pro forma weighted-average common shares outstanding — basic and diluted is calculated as follows:

	Shares	%
Weighted-average shares calculation - basic and diluted
Alternus Clean Energy, Inc. Class A common stock owned by the Sponsors	8,781,667	12%
Alternus Clean Energy, Inc. Class A common stock owned by public stockholders (1)	2,827,412	4%
Class A common stock owned by Meteora parties subject to FPA (2)	2,796,554	4%
Issuance of Alternus Clean Energy, Inc. Class A common stock to Alternus stockholders in connection with Business Combination	57,500,000	80%
Pro forma weighted-average shares outstanding—basic and diluted	71,905,633	100%
Net loss attributable to Alternus Clean Energy, Inc. for the nine months ended September 30, 2023	$(3,432)
Basic and diluted net loss per share for the nine months ended September 30, 2023, Class A common stock	$(0.05)
Net loss attributable to Alternus Clean Energy, Inc. for the year ended December 31, 2022	$(33,550)
Basic and diluted net loss per share for the year ended December 31, 2022, Class A common stock	$(0.47)

(1)	Includes (i) 2,300,000 shares which were issued at Closing, and (ii) 100,000 shares held by the Meteora parties as public stockholders.
(2)	Excludes 100,000 shares held by the Meteora parties as public stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Throughout this section, unless otherwise noted “we,” “us,” “our,” “the Company,” and “Alternus” refer to Alternus Energy Group Plc and its consolidated subsidiaries.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

The Company is a transatlantic integrated independent power producer. The Company develops, builds, owns and operates a diverse portfolio of utility scale solar photo-voltaic (PV) parks that connect directly to national power grids. As of September 30, 2023, the Company’s revenue streams are generated from long-term, government-mandated, fixed price supply contracts with terms of between 15-20 years in the form of government feed in tariffs (FIT) and other energy incentives. Of the Company’s current annual revenues, approximately 61% are generated from long-term contracts, 32% are derived from revenues generated under contracted power purchase agreements (PPAs) with energy operators that are renewed on an annual basis and 7% by sales to the general energy market in the countries the Company operates. In general, these contracts generate an average sales rate for every kilowatt hour (kWh) of green energy produced by the Company’s solar parks. Having started in 2016 with two parks with a 6 mega-watt peak (MWp) capacity, the Group’s current operational portfolio now consists of 48 parks across Poland, Romania, the Netherlands, the United States and Germany, totaling 154.9 MWp. The Company’s goal is to own and operate over 3.0 giga-watts (GWs) of solar parks by the end of 2026.

The Company is not a manufacturer of solar panels or other related equipment but generates 100% of its revenues from energy sales under long-term contracts as described above. By design, the Company currently focuses exclusively on energy generation and, as a result, the Company is technology agnostic and can customize its solar parks based on local environmental and regulatory requirements and continue to take advantage of falling component prices over time.

The Company uses annual recurring revenues as a key metric in its financial management and believes this method better reflects the long-term stability of operations. Annual recurring revenues are defined as the estimated future revenue based on the remaining term, price and estimated production of the offtake contract of the solar park. It should be noted that the actual revenues reported by the Company in a particular year may be lower than the annual recurring revenues because not all parks may be revenue generating for the full year in their first year of operation. The Company must also account for the timing of acquisitions that take place throughout the financial year.

Business Combination

On October 12, 2022, Clean Earth Acquisitions Corp., a Delaware corporation (“Clean Earth”), entered into a Business Combination Agreement, as amended by that certain First Amendment to the Business Combination Agreement, dated as of April 12, 2023 (the “First BCA Amendment”) (as amended by the First BCA Amendment, the “Initial Business Combination Agreement”), and as amended and restated by that certain Amended and Restated Business Combination Agreement, dated as of December 22, 2023 (the “A&R BCA”) (the Initial Business Combination Agreement, as amended and restated by the A&R BCA, the “Business Combination Agreement”), by and among Clean Earth, AEG and the Sponsor. On December 22, 2023, in accordance with the Business Combination Agreement, the Closing occurred, pursuant to which Clean Earth issued and transferred 57,500,000 shares of Class A common stock of Clean Earth, par value $0.0001 per share, to AEG, and AEG transferred to Clean Earth, and Clean Earth received from AEG, all of the issued and outstanding equity interests in the Acquired Subsidiaries (as defined in the Business Combination Agreement) (the “Equity Exchange,” and together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). In connection with the Closing, we changed our name from Clean Acquisitions Corp. to “Alternus Clean Energy Inc.”

Impacts of the Ukraine/Russia conflict

The geopolitical situation in Eastern Europe intensified on February 24, 2022, with Russia’s invasion of Ukraine. The war between the two countries continues to evolve as military activity proceeds and additional sanctions are imposed. In addition to the human toll and impact of the events on entities that have operations in Russia, Ukraine, or neighboring countries (e.g., Belarus, Poland, Romania) or that conduct business with their counterparties, the war is increasingly affecting economic and global financial markets and exacerbating ongoing economic challenges, including issues such as rising inflation and global supply-chain disruption. These events have not impacted the physical operations of our facilities in Poland or Romania. However, the Company has seen fluctuations in energy rates due to inflation, increased interest rates, and other macro-economic factors.

Impacts of the 2023 Bank Failures and Banking Risk

On May 1, 2023, First Republic Bank became the second largest bank failure to date. This was preceded by the third largest bank failure on March 10, 2023 of Silicon Valley Bank, and the March 12, 2023 failure of Signature Bank, the fourth largest bank failure in U.S history. These bank failures were the first three in a banking crisis that included Credit Suisse and Deutsche Bank, a bank that has extended a warehouse loan to the Company. The Company maintains cash balances in financial institutions which may exceed federally insured limits and is monitoring these events for both current and future liquidity.

Known trends or Uncertainties

The Company has a working capital deficiency and negative equity, and management has determined there is doubt about the Company’s ability to continue as a going concern. Refer to Footnote 2 of the accompanying financial statements.

Competitive Strengths

The Company believes that the following competitive strengths contribute to its success and differentiate the Company from its competitors:

●	The Company is an Independent Power Producer and is comfortable operating across all aspects of the solar PV value chain from development through long-term operational ownership – as opposed to simply buying operating parks where the high levels of competition from investment companies tend to be. The Company’s flexibility makes it a more attractive partner to local developers who benefit from having a single trusted and flexible customer that allows them to plan effectively and grow faster;

●	The Company’s history of identifying and entering into new solar PV markets coupled with its on-the-ground capabilities and pan-European platform gives the Company potential competitive advantages in developing and operating solar parks across Europe;

●	The Company’s existing pipeline of contracted solar PV projects provides it with clear and actionable opportunities as well as the ability to cultivate power generation and earnings as these are required;

●	The Company is technology and supplier agnostic and as such has the flexibility to choose from a broad range of leading manufacturers, operations and maintenance (O&M) experts, top tier suppliers, and engineering, procurement, and construction (EPC) vendors across the globe and can benefit from falling component and service costs; and

●	The Company is led by a highly experienced management team and has strong, localized execution capabilities across all key functions and locations.

Vision and Strategy

The Company aims to become one of the leading producers of clean energy in Europe and the U.S. by 2030 and to have commenced delivery of 24/7 clean energy to national power grids. The Company’s business strategy of developing to own and operate a diverse portfolio of solar PV assets that generate stable long-term incomes, in countries which currently have unprecedented positive market forces, positions us for sustained growth in the years to come.

To achieve its goals, the Company intends to pursue the following strategies:

●	Continue our growth strategy which targets acquiring independent solar PV projects that are in development, in construction, newly installed or already operational, in order to build a diversified portfolio across multiple geographies;

●	Developer and Agent Relationships: long term relationships with high-quality developer partners, both local and international, can reduce competition in acquisition pricing and provide the Company with exclusive rights to projects at varying stages of development. Additionally, the Company works with established agents across Europe. Working with both groups provides the Company with an understanding of the market and in some cases enables it to contract projects at the pre-market level. This allows the Company to build a structured pipeline of projects in each country where it currently operates or intends to operate;

●	Expand our transatlantic IPP portfolio in regions with attractive returns on investments, and increase the Company’s long-term recurring revenue and cash flow;

●	Long-term FIT (feed-in tariff) contracts combined with the Company’s efficient operations are expected to provide for strong and predictable cash flows from projects and allow for high leverage capacity and flexibility of debt structuring. Our strategy is to reinvest of project cash flows into additional solar PV projects to provide non-dilutive capital for Alternus to “self-fund” organic growth;

●	Optimization of financing sources to support long-term growth and profitability in a cost-efficient manner;

●	As a renewable energy company, we are committed to growing our portfolio of clean energy parks in the most sustainable way possible. The Company is highly aware and conscious of the ever growing need to mitigate the effects of climate change, which is evident by its core strategy. As the Company grows, it intends to establish a formal sustainability policy framework in order to ensure that all project development is carried out in a sustainable manner mitigating any potential localized environmental impacts identified during the development, construction and operational process.

Given the long-term nature of our business, the Company does not operate its business on a quarter-by-quarter basis, but rather, with long-term shareholder value creation as a priority. The Company aims to maximize return for its shareholders by developing its own parks from the ground and/or acquiring projects during the development cycle, installation stage, or already operational.

On some projects, the Company will look to provide construction (EPC) services in-house where the margins normally paid to third parties can be retained in the group and reinvested into new projects reducing the need for additional equity issuances.

We intend that the parks we own and operate will have a positive cash flow with long-term income streams at the lowest possible risk. To this end we use Levelized Cost of Energy (“LCOE”) as a key criterion to ranking the projects we consider for development and/or acquisition. The LCOE calculates the total cost of ownership of the parks over their expected life reflected as a rate per megawatt hour (MWh). Once the income rates for the selected projects are higher than this rate, the project will be profitable for its full life — including initial capex costs. The Company will continue to operate with this priority as we continue to invest in internal infrastructure and additional solar PV power plants to increase installed power and resultant stable long-term revenue streams.

Key Factors that Significantly Affect Company Results of Operations and Business

The Company expects the following factors will affect its results of operations – inflation and energy rate fluctuations.

Offtake Contracts

Company revenue is primarily a function of the volume of electricity generated and sold by its renewable energy facilities as well as, where applicable, the sale of green energy certificates and other environmental attributes related to energy generation. The Company’s current portfolio of renewable energy facilities is generally contracted under long-term FIT programs or PPAs with creditworthy counterparties. As of September 30, 2023, the average remaining life of its FITs and PPAs was 10.7 years. Pricing of the electricity sold under these FITs and PPAs is generally fixed for the duration of the contract, although some of its PPAs have price escalators based on an index (such as the consumer price index) or other rates specified in the applicable PPA.

The Company also generates Renewable Energy Credit (RECs) as the Company produces electricity. RECs are accounted for as government incentives and are considered operational revenue as part of the solar facilities.

Project Operations and Generation Availability

The Company revenue is a function of the volume of electricity generated and sold by Company renewable energy facilities. The volume of electricity generated and sold by the Company’s renewable energy facilities during a particular period is impacted by the number of facilities that have achieved commercial operations, as well as both scheduled and unexpected repair and maintenance required to keep its facilities operational.

The costs the Company incurs to operate, maintain and manage renewable energy facilities also affect the results of operations. Equipment performance represents the primary factor affecting the Company’s operating results because equipment downtime impacts the volume of the electricity that the Company can generate from its renewable energy facilities. The volume of electricity generated and sold by the Company’s facilities will also be negatively impacted if any facilities experience higher than normal downtime as a result of equipment failures, electrical grid disruption or curtailment, weather disruptions, or other events beyond the Company’s control.

Seasonality and Resource Variability

The amount of electricity produced, and revenues generated by the Company’s solar generation facilities is dependent in part on the amount of sunlight, or irradiation, where the assets are located. As shorter daylight hours in winter months result in less irradiation, the electricity generated by these facilities will vary depending on the season. Irradiation can also be variable at a particular location from period to period due to weather or other meteorological patterns, which can affect operating results. As most of the Company’s solar power plants are in the Northern Hemisphere (Europe), the Company expects its current solar portfolio’s power generation to be at its lowest during the first and fourth quarters of each year. Therefore, the Company expects first and fourth quarter solar revenue to be lower than in other quarters. As a result, on average, each solar park generates approximately 15% of its annual revenues in Q1 every year, 35% in each of Q2 and Q3, and the remaining 15% in Q4. The Company’s costs are relatively flat over the year, and so the Company will always report lower profits in Q1 and Q4 as compared to the middle of the year.

Interest Rates on Company Debt

Interest rates on the Company’s senior debt are mostly variable for the full term of the finance at interest rates ranging from 1.6% to 18%. The relative certainty of cash flows provides sufficient coverage ratios.

In addition to the project specific senior debt, the Company uses a small number of promissory notes in order to reduce, and in some cases eliminate, the requirement for the Company to provide equity in the acquisition of the projects. As of September 30, 2023, 87% of the Company’s total liabilities were project-related debt.

Cash Distribution Restrictions

In certain cases, the Company, through its subsidiaries, obtain project-level or other limited or non-recourse financing for Company renewable energy facilities which may limit these subsidiaries’ ability to distribute funds to the Company for corporate operational costs. These limitations typically require that the project-level cash is used to meet debt obligations and fund operating reserves of the operating subsidiary. These financing arrangements also generally limit the Company’s ability to distribute funds generated from the projects if defaults have occurred or would occur with the giving of notice or the lapse of time, or both.

Renewable Energy Facility Acquisitions and Investments

The Company’s long-term growth strategy is dependent on its ability to acquire additional renewable power generation assets. This growth is expected to be comprised of additional acquisitions across the Company’s scope of operations both in its current focus countries and new countries. Our operating revenues are insufficient to fund our operations and our assets already are pledged to secure our indebtedness to various third party secured creditors, respectively. The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the Company and its viability and prospects.

Management believes renewable power has been one of the fastest growing sources of electricity generation globally over the past decade. The Company expects the renewable energy generation segment to continue to offer growth opportunities driven by:

●	The continued reduction in the cost of solar and other renewable energy technologies, which the Company believes will lead to grid parity in an increasing number of markets;

●	Distribution charges and the effects of an aging transmission infrastructure, which enable renewable energy generation sources located at a customer’s site, or distributed generation, to be more competitive with, or cheaper than, grid-supplied electricity;

●	The replacement of aging and conventional power generation facilities in the face of increasing industry challenges, such as regulatory barriers, increasing costs of and difficulties in obtaining and maintaining applicable permits, and the decommissioning of certain types of conventional power generation facilities, such as coal and nuclear facilities;

●	The ability to couple renewable energy generation with other forms of power generation and/or storage, creating a hybrid energy solution capable of providing energy on a 24/7 basis while reducing the average cost of electricity obtained through the system;

●	The desire of energy consumers to lock in long-term pricing for a reliable energy source;

●	Renewable energy generation’s ability to utilize freely available sources of fuel, thus avoiding the risks of price volatility and market disruptions associated with many conventional fuel sources;

●	Environmental concerns over conventional power generation; and

●	Government policies that encourage the development of renewable power, such as country, state or provincial renewable portfolio standard programs, which motivate utilities to procure electricity from renewable resources.

Access to Capital Markets

The Company’s ability to acquire additional clean power generation assets and manage its other commitments will likely be dependent on its ability to raise or borrow additional funds and access debt and equity capital markets, including the equity capital markets, the corporate debt markets, and the project finance market for project-level debt. The Company accessed the capital markets several times in 2022 and 2023, in connection with long-term project debt, and corporate loans and equity. Limitations on the Company’s ability to access the corporate and project finance debt and equity capital markets in the future on terms that are accretive to its existing cash flows would be expected to negatively affect its results of operations, business, and future growth.

Foreign Exchange

The Company’s operating results are reported in United States (USD) Dollars. The Company’s current project revenue and expenses are generated in other currencies, including the Euro (EUR), the Polish Zloty (PLN), the Romanian Lei (RON), and the Norwegian Krone (NOK). This mix may continue to change in the future if the Company elects to alter the mix of its portfolio within its existing markets or elect to expand into new markets. In addition, the Company’s investments (including intercompany loans) in renewable energy facilities in foreign countries are exposed to foreign currency fluctuations. As a result, the Company expects revenue and expenses will be exposed to foreign exchange fluctuations in local currencies where the Company’s renewable energy facilities are located. To the extent the Company does not hedge these exposures, fluctuations in foreign exchange rates could negatively impact profitability and financial position.

Key Metrics

Operating Metrics

The Company regularly reviews several operating metrics to evaluate its performance, identify trends affecting its business, formulate financial projections and make certain strategic decisions. The Company considers a solar park operating when it has achieved connection and begins selling electricity to the energy grid.

Operating Nameplate capacity

The Company measures the electricity-generating production capacity of its renewable energy facilities in nameplate capacity. The Company expresses nameplate capacity in direct current (DC), for all facilities. The size of the Company’s renewable energy facilities varies significantly among the assets comprising its portfolio.

The Company believes the combined nameplate capacity of its portfolio is indicative of its overall production capacity and period to period comparisons of its nameplate capacity are indicative of the growth rate of its business. The table below outlines the Company’s operating renewable energy facilities as of September 30, 2023 and 2022.

	Nine Months Ended September 30
MW (DC) Nameplate capacity by country	2023	2022
Romania	40.1	40.1
Italy	10.5	10.5
Germany	0.7	1.3
Netherlands	25.4	25.4
Poland	88.4	88.4
United States	1.1	0.4
Total	166.2	166.1

Megawatt hours sold

Megawatt hours sold refers to the actual volume of electricity sold by the Company’s renewable energy facilities during a particular period. The Company tracks MWh sold as an indicator of its ability to realize cash flows from the generation of electricity at its renewable energy facilities. The Company’s MWh sold for renewable energy facilities for the three and nine-months ended September 30, 2023 and 2022, were as follows:

	Three Months Ended September 30		Nine Months Ended September 30
MWh (DC) Sold by country	2023	2022	2023	2022
Romania	17,545	16,337	42,019	44,093
Italy	3,621	3,452	8,557	9,728
Germany	185	391	474	993
Netherlands	8,057	9,367	21,182	22,553
Poland	34,972	34,441	84,076	88,596
United States	589	189	1,019	295
Total	64,969	64,177	157,327	166,258

Consolidated Results of Operations

The following table illustrates the consolidated results of operations for the three and nine-months ended September 30, 2023 and 2022:

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022

Revenues	$10,478	$12,372	$27,799	$30,483

Operating Expenses
Cost of revenues	(2,157)	(4,596)	(6,545)	(9,631)
Selling, general and administrative	(3,128)	(2,276)	(10,122)	(6,429)
Depreciation, amortization, and accretion	(1,966)	(2,041)	(5,586)	(6,723)
Development costs	(218)	(216)	(1,223)	(216)
Loss on disposal of asset	-	107	-	28
Total operating expenses	$(7,469)	$(9,022)	$(23,476)	$(22,971)

Income from operations	3,009	3,350	4,323	7,512

Other income/(expense):
Interest expense	(7,455)	(4,380)	(19,253)	(13,120)
Other income	74	1,507	318	1,934
Solis bond waiver fee	(11,113)	-	(11,113)	-
Other expense	(863)	(943)	(1,047)	(1,129)
Total other expense	$(19,357)	$(3,816)	$(31,095)	$(12,315)
Income/(loss) before provision for income taxes	(16,348)	(466)	(26,772)	(4,803)
Income taxes	-	-	-	-
Net income (loss)	$(16,348)	$(466)	$(26,772)	$(4,803)

Net income/(loss) attributable to non-controlling interest	(415)	(35)	(660)	(330)
Net income/(loss) attributable to Alternus Energy Group	$(15,933)	$(431)	$(26,112)	$(4,473)

Basic gain/(loss) per share	$(0.61)	$(0.02)	$(0.99)	$(0.17)

Weighted average shares outstanding:
Basic shares	26,325,738	26,358,375	26,325,738	26,358,375

Comprehensive loss:
Net income/(loss)	(15,933)	(431)	(26,112)	(4,473)
Foreign currency translation adjustment	(2,246)	(2,199)	586	(3,755)
Comprehensive income/(loss)	$(18,179)	$(2,630)	$(25,526)	$(8,228)

Nine Months Ended September 30, 2023 compared to September 30, 2022.

The Company generates its revenue from the sale of electricity from its solar parks. The revenue is from a FIT program, PPA or REC in the day-ahead-market or spot market.

Revenue

Revenue for the three and nine-months ended September 30, 2023 and 2022 were as follows:

Revenue by Country	Three Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Italy	1,228	1,018	210	21%
Romania	5,161	4,216	945	22%
Germany	8	44	(36)	(82)%
Netherlands	1,096	1,673	(577)	(34)%
Poland	2,952	5,411	(2,459)	(45)%
United States	33	10	23	230%
Total	10,478	12,372	(1,894)	(15)%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Italy	2,924	2,847	77	3%
Romania	13,271	14,061	(790)	(6)%
Germany	22	142	(120)	(85)%
Netherlands	4,378	3,759	619	16%
Poland	7,121	9,659	(2,538)	(26)%
United States	83	15	68	453%
Total	27,799	30,483	(2,684)	(9)%

Revenue decreased by $1.9 million for the three months ended September 30, 2023 compared to the same period in 2022, primarily due to lower electricity pricing in Poland and actual irradiation due to seasonal weather conditions in Poland and the Netherlands. This decrease is partially offset by an increase in production in the US compared to the same period in 2022.

Revenue decreased by $2.7 million for the nine months ended September 30, 2023 compared to the same period in 2022, primarily due to lower electricity pricing in Poland and actual irradiation due to seasonal weather conditions in Poland. This decrease is partially offset by an increase in production in the US compared to the prior year.

Revenue by Offtake Type	Three Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Country Renewable Programs	3,690	9,184	(5,494)	(60)%
Green Certificates	3,212	1,155	2,057	178%
Energy Offtake Agreements	3,572	2,020	1,552	77%
Other Revenue	4	13	(9)	(69)%
Total	10,478	12,372	(1,894)	(15)%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Country Renewable Programs	8,812	16,550	(7,738)	(47)%
Green Certificates	8,170	6,970	1,200	17%
Energy Offtake Agreements	10,355	6,808	3,547	52%
Other Revenue	462	155	307	198%
Total	27,799	30,483	(2,684)	(9)%

Cost of Revenues

The Company capitalizes its equipment costs, development costs, engineering and construction related costs, that are deemed recoverable. The Company’s cost of revenues with regards to its IPP solar parks is primarily a result of the asset management, operations and maintenance, as well as tax, insurance, and lease expenses. Certain economic incentive programs, such as FIT regimes, generally include mechanisms that ratchet down incentives over time. As a result, the Company seeks to connect its IPP solar parks to the local power grids and commence operations in a timely manner to benefit from more favorable existing incentives. Therefore, the Company generally seeks to make capital investments during times when incentives are most favorable.

Cost of revenues for the three and six-months ended September 30, 2023 and 2022 were as follows:

Cost of Revenues by Country	Three Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Italy	250	161	89	55%
Romania	657	2,427	(1,770)	(73)%
Germany	25	16	9	56%
Netherlands	249	268	(19)	(7)%
Poland	955	1,724	(769)	(45)%
United States	21	-	21	100%
Total	2,157	4,596	(2,439)	(53)%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Italy	732	469	263	56%
Romania	2,193	5,868	(3,675)	(63)%
Germany	30	30	-	0%
Netherlands	619	632	(13)	(2)%
Poland	2,924	2,632	292	11%
United States	47	-	47	100%
Total	6,545	9,631	(3,086)	(32)%

Cost of revenues decreased by $2.4 million for the three months ended 2023 compared to 2022. The decrease was primarily due to a drop in operational costs for Romanian and Polish parks for the three months ending September 30, 2023.

Cost of revenues decreased by $3.1 million for the nine-months ended 2023 compared to 2022. The decrease was primarily due to a drop in operational costs for Romanian parks for the nine months ending September 30, 2023. This decrease was partially offset by a full six-month operation of the three Polish parks purchased in March 2022 compared to the same period in 2022.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three- and nine months ended September 30, 2023 and 2022 were as follows:

	Three Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Selling, general and administrative	3,128	2,276	852	37%
Total	3,128	2,276	852	37%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Selling, general and administrative	10,122	6,429	3,693	57%
Total	10,122	6,429	3,693	57%

Selling, general and administrative expenses increased by $0.9 million for the three months ended September 30, 2023 compared to 2022. This increase was due to increased compensation related expenses compared to the third quarter of 2022.

Selling, general and administrative expenses increased by $3.7 million for the nine months ended September 30, 2023 compared to 2022. This increase was primarily due to increased compensation related expenses, audit, and legal fees in the nine months ended September 30, 2023 compared to the three quarters of 2022.

Acquisition Costs

As discussed in Note 5 – Business Combinations and Acquisitions of Assets to its consolidated financial statements, the Company acquired three SPVs in March 2022 in Poland, all accounted for as asset acquisitions under ASC 805. Refer to Footnote 4 Business Combination and Acquisitions of Assets for more information.

Development Cost

	Three Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Development Cost	218	216	2	1%
Total	218	216	2	1%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Development Cost	1,223	216	1,007	466%
Total	1,223	216	1,007	466%

Development cost was $1.2 million for the period ended September 30, 2023, due to final work performed for projects abandoned for the development of renewable energy projects. The Company depends heavily on government policies that support our business and enhance the economic feasibility of developing and operating solar energy projects in regions in which we operate or plan to develop and operate renewable energy facilities. The Company can decide to abandon a project if there is material change in budgetary constraints, political factors or otherwise, governments from time to time may review their laws and policies that support renewable energy and consider actions that would make the laws and policies less conducive to the development and operation of renewable energy facilities. Any reductions or modifications to, or the elimination of, governmental incentives or policies that support renewable energy or the imposition of additional taxes or other assessments on renewable energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new renewable energy projects, our abandoning the development of renewable energy projects, a loss of our investments in the projects and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Refer to Footnote 18 to the accompanying financial statements for more detail of development cost.

Depreciation, Amortization and Accretion Expense

Depreciation, amortization and accretion expenses for the three- and nine-months ended September 30, 2023 and 2022 were as follows:

	Three Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Depreciation, Amortization and Accretion expense	1,966	2,041	(75)	(4)%
Total	1,966	2,041	(75)	(4)%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Depreciation, Amortization and Accretion expense	5,586	6,723	(1,137)	(17)%
Total	5,586	6,723	(1,137)	(17)%

Depreciation, amortization and accretion expenses decreased by $75 thousand for the three months ended September 30, 2023, compared to 2022, primarily due to FX variations affecting the fixed assets balances in Poland and across Europe. The Company also disposed of two German assets in 2022. This was partially offset by the addition of one solar park in the US.

Depreciation, amortization and accretion expenses decreased by $1.1 million for the nine-months ended September 30, 2023, compared to 2022, primarily due to FX variations affecting the fixed assets balances in Poland and across Europe. The Company also disposed of two German assets in 2022. This was partially offset by the addition of one solar park in the US.

Interest Expense, Development Cost, Other Income, and Other Expense

	Three Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Interest Expense	(7,455)	(4,380)	(3,075)	70%
Other Income	74	1,507	(1,433)	(95)%
Solis bond waiver fee	(11,113)	-	(11,113)	100%
Other Expense	(863)	(943)	80	(8.5)%
Total	(19,357)	(3,816)	(15,541)	407%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)
	(in thousands)
Interest Expense	(19,253)	(13,120)	(6,133)	47%
Other Income	318	1,934	(1,616)	(84)%
Solis bond waiver fee	(11,113)	-	(11,113)	100%
Other Expense	(1,047)	(1,129)	82	(7.3)%
Total	(31,095)	(12,315)	(18,780)	152%

Total other expenses increased by $15.5 million for the three-month period ended September 30, 2023 compared to the same period in 2022. The primary driver was increased interest expense due to the increase in the effective interest rate of the Solis bond from 6.5% to 9.6%. There was also a recognition of a $11.1 million bond waiver fee for the Solis bond.

Total other expenses increased by $18.8 million for the nine-month period ended September 30, 2023 compared to the same period in 2022. The primary driver was increased interest expense due to the increase in the effective interest rate of the Solis bond from 6.5% to 9.6%. There was also a recognition of a $11.1 million bond waiver for the Solis bond. The exchange rates of the EUR to USD were less favorable in third quarter 2023 compared to the same period in 2022.

Net Loss

Net loss increased by $15.9 million for the three-month period ended September 30, 2023 compared to the same period 2022. This is primarily due to a decrease in revenue of $1.9 million and other income of $1.4 million, increased SG&A expense of $0.9 million, interest expense of $3.1 million, and other expense of $11.0 million. This was partially offset by a decrease in cost of revenues of $2.4 million.

Net loss increased by $21.9 million for the period ended September 30, 2023 compared to the same period 2022. This is primarily due to a decrease in revenue of $2.7 million and other income of $1.6 million, increased SG&A expense of $3.7 million, development costs of $1.0 million, interest expense of $6.1 million, and other expense of $11.0 million. This was partially offset by a decrease in cost of revenues of $3.1 million, and depreciation expense of $1.1 million.

Liquidity and Capital Resources

Capital Resources

A key element to the Company’s financing strategy is to raise much of its debt in the form of project specific non-recourse borrowings at its subsidiaries with investment grade metrics. Going forward, the Company intends to primarily finance acquisitions or growth capital expenditures using long-term non-recourse debt that fully amortizes within the asset’s contracted life, as well as retained cash flows from operations and issuance of equity securities through public markets.

The following table summarizes certain financial measures that are not calculated and presented in accordance with U.S. GAAP, along with the most directly comparable U.S. GAAP measure, for each period presented below. In addition to its results determined in accordance with U.S. GAAP, the Company believes the following non-U.S. GAAP financial measures are useful in evaluating its operating performance. The Company uses the following non-U.S. GAAP financial information, collectively, to evaluate its ongoing operations and for internal planning and forecasting purposes.

The following non-U.S. GAAP table summarizes the total capitalization and debt as of September 30, 2023 and December 31, 2022:

	As of September 30	As of December 31
	2023	2022
	(in thousands)
Green Bonds	159,291	149,481
Convertible Debt, secured	11,483	9,609
Senior Secured debt and prom notes	40,521	33,500
Total debt	211,295	192,590
Less current maturities	(197,112)	(21,631)
Long term debt, net of current maturities	14,183	170,959

Current Maturities	197,112	21,631
Less current debt discount	(2,194)	(4,335)
Current Maturities net of debt discount	194,918	17,296

Long-term maturities	14,183	170,959
Less long-term debt discount	(2,707)	(197)
Long-term maturities net of debt discount	11,476	170,762

	As of September 30	As of December 31
	2023	2022
	(in thousands)
Cash and cash equivalents	3,886	2,987
Restricted cash	5,027	6,598
Available capital	8,913	9,585

Restricted Cash relates to balances that are in the bank accounts for specific defined purposes and cannot be used for any other undefined purposes. Refer to Footnote 3 – Summary of Significant Accounting Policies for further discussion of restricted cash.

Liquidity Position

Our consolidated financial statements for the three- and nine-months ended September 30, 2023 and for the year ended December 31, 2022 identifies the existence of certain conditions that raise substantial doubt about our ability to continue as a going concern for twelve months from the issuance of this report. Refer to Footnote 2 of the accompanying financial statements for more information.

In January 2021, the Company approved the issuance by one of its subsidiaries, Solis, of a series of 3-year senior secured green bonds in the maximum amount of $242.0 million (€200 million) with a stated coupon rate of 6.5% + EURIBOR and quarterly interest payments. The bond agreement is for repaying existing facilities of approximately $40 million (€33 million), and funding acquisitions of approximately $87.2 million (€72.0 million). The bonds are secured by the Solis Bond Company’s underlying assets. The Company raised approximately $125.0 million (€110.0 million) in the initial funding. In November 2021, Solis Bond Company DAC, completed an additional issue of $24 million (€20 million). The additional issue was completed at an issue price of 102% of par value, corresponding to a yield of 5.5%. The Company raised $11.1 million (€10 million) in March 2022 at 97% for an effective yield of 9.5%. In connection with the bond agreement the Company incurred approximately $11.8 million in debt issuance costs. The Company recorded these as a discount on the debt and they are being amortized as interest expense over the contractual period of the bond agreement. As of December 31, 2022 and 2021, there was $149.5 million and $147.2 million outstanding on the Bond, respectively. As of September 30, 2023 and 2022 there was $148.2 million and $136.3 million outstanding on the Bond, respectively.

As of December 31, 2022, the Company’s wholly owned subsidiary, Solis Bond Company DAC, was in breach of the three financial covenants under Solis’ Bond terms: (i) the minimum Liquidity Covenant that requires the higher of EUR 5.5 million or 5% of the outstanding Nominal Amount, (ii) the minimum Equity Ratio covenant of 25%, and (iii) the Leverage Ratio of NIBD/EBITDA to not be higher than 6.5 times for the year ended December 2021, 6.0 times for the year ended December 31, 2022 and 5.5 times for the period ending on the maturity date of the Bond, January 6, 2024. The Solis Bond carries a 3 months EURIBOR plus 6.5% per annum interest rate, and has quarterly interest payments, with a bullet payment to be paid on January 6, 2024. The Solis Bond is senior secured through a first priority pledge on the shares of Solis and its subsidiaries, a parent guarantee from Alternus Energy Group Plc, and a first priority assignment over any intercompany loans.

In April 2023 the bond holders approved a temporary waiver and an amendment to the bond terms to allow for a change of control in Solis (which allows for the transfer of Solis and its subsidiaries underneath Clean Earth Acquisitions Corp. on Closing). In addition, bondholders received a preference share in an Alternus Midco, which will hold certain development projects in Spain and Italy. The shares will have preference on any distribution from Midco to Alternus up to €10 million, and Midco will divest assets to ensure repayment of the €10 million should the bonds not have been fully repaid at maturity (January 6, 2024). Finally, bondholders will receive a 1% amendment fee, which equates to €1.4 million.

On June 5, 2023 the bondholders approved an extension to the waiver to September 30, 2023 and the bond trustee was granted certain additional information rights and the right to appoint half of the members of the board of directors of Solis, in addition to the members of the board appointed by Alternus. Under the waiver agreement, as extended, Solis must fully repay the Bonds by September 30, 2023. If Solis is unable to fully repay the Solis Bonds by September 30, 2023, Solis’ bondholders have the right to immediately transfer ownership of Solis and all of its subsidiaries to the bondholders and proceed to sell Solis’ assets to recoup the full amount owed to the bondholders, which as of September 30, 2023 is currently €150,000,000 (approximately $159,000,000). If the ownership of Solis and all of its subsidiaries were to be transferred to the Solis bondholders, the majority of Alternus’ operating assets and related revenues and EBIDTA would be eliminated.

On October 16 2023, bondholders approved to further extend the temporary waiver to December 16, 2023. On January 3, 2024, the Solis bondholders approved resolutions to further extend the temporary waivers and the maturity date of the Solis Bonds until January 31, 2024, with the right to further extend to February 29, 2024 at the Solis Bond trustee’s discretion (the “Solis Extension Date”).

Pursuant to the Solis Extension, Solis Bond Company DAC must fully repay the Solis Bond by the Solis Extension Date. If Solis is unable to fully repay the Solis Bond by the Solis Extension Date, Solis’ bondholders will have the right to immediately transfer ownership of Solis and all of its subsidiaries to the bondholders and proceed to sell Solis’ assets to recoup the full amount owed to the bondholders, which is as of June 30, 2023 €147,000,000 (approximately $158,000,000). If the ownership of Solis and all of its subsidiaries were to be transferred to the Solis bondholders, the majority of our operating assets and related revenues and EBIDTA would be eliminated.

Solis has engaged Pareto Securities AS to explore a refinancing of the bond. The Company has also engaged a leading global firm to support a potential sale of some or all of the assets. The refinancing may be completed in conjunction with a potential sale of certain assets in Solis. We are in advanced discussions with numerous third parties around both the potential refinancing and/or sale of the Solis assets. There are no definitive refinancing or sale agreements executed as of the date of this report and there is no guarantee that these processes will complete by the Solis extension date or at all.

Financing Activities

On December 21, 2022, Alternus Energy Group’s wholly owned Irish subsidiaries, AEG JD 01 LTD and AEG MH 03 LTD entered in a financing facility with Deutsche Bank AG (“Lender”). This is a committed revolving debt financing of EUR 80,000,000 to finance eligible project costs for the acquisition, construction, and operation of installation/ready to build solar PV plants across Europe, including the capacity for the financing to be upsized via a EUR 420,000,000 uncommitted accordion facility to finance a pipeline of further projects across Europe (the “Warehouse Facility”). The Warehouse Facility, which matures on the third anniversary of the closing date of the Credit Agreement (the “Maturity Date”), bears interest at Euribor plus an aggregate margin at a market rate for such facilities, which steps down by 0.5% once the underlying non-Euro costs financed reduces below 33.33% of the overall costs financed. The Warehouse Facility is not currently drawn upon, but a total of approximately EUR 1,800,000 in arrangement and commitment fees is currently owed to the Lender. Once drawn, the Warehouse Facility capitalizes interest payments until projects reach their commercial operations dates through to the Maturity Date; it also provides for mandatory prepayments in certain situations.

In January 2023, Alternus Fundco, a subsidiary of AEG, Plc, entered into a $1.1 million convertible promissory note with a 10% interest maturing in January 2025. The holders of the notes will have the option, beginning 90 days after the close of the business combination between the Company and Clean Earth Acquisitions Corp. and until such note is fully paid, to convert the full principal balance and any accrued but unpaid interest into common stock of Clean Earth Acquisitions Corp. The conversion price for these shares is the per share market price on the date the noteholder informs the Company of his intention to convert the debt. The outstanding balance was $1.1 million as of September 30, 2023.

On February 28, 2023, Alt US 03, a subsidiary of Alternus Energy Americas, entered into an agreement as part of the transaction with Sunrise Development, LLC to acquire rights to develop a solar park in Tennessee. The Company entered into a construction promissory note of $920 thousand with a variable interest rate of prime plus 2.5% and due February 29, 2024. The Company had principal outstanding of $715 thousand as of June 30, 2023.

In March 2023, the Company approved the issuance of $922 thousand of secured convertible debt in three tranches of $271 thousand, $271 thousand and $380 thousand, carrying a 14% annual interest rate. The holder of the notes will have the option, beginning 90 days after the close of the business combination between the Company and Clean Earth Acquisitions Corp. and until (i) the maturity date and (ii) such note is fully paid, to convert the full principal balance and any accrued but unpaid interest into 1,320,000 shares of common stock of Clean Earth Acquisitions Corp. Alternatively, should the business combination not complete by April of 2024, the holder has the right to convert the full principal balance and any accrued but unpaid interest into the Company’s ordinary shares at a conversion price of 9 NOK per share.

In July 2023, one of the Company’s US subsidiaries acquired a 32 MWp solar PV project in Tennessee, known as “Dancing Horse” for $2.4 million financed through a bank loan having a six-month term, 24% APY, and maturity date of January 1, 2024. Dancing Horse is expected to start operating in Q1 2025. 100% of offtake is already secured by 30-year power purchase agreements with two regional utilities. The Company had a principal outstanding balance of $3.7 million as of September 30, 2023.

In July 2023, one of the Company’s Spanish subsidiaries acquired a 32 MWp portfolio of Solar PV projects in Valencia, Spain, known as the “NF Projects” with an initial payment of $1.9 million, financed through a bank loan having a six-month term and accruing ‘Six Month Euribor’ plus 2% margin, currently 5.9% interest. The portfolio consists of six projects in total: five of which, totaling 24.4 MWp, are expected to reach operation in Q2 2024, with the remaining project expected to achieve operation in Q1 2025. The Company had a principal outstanding balance of $1.9 million as of September 30, 2023.

Material Cash Requirements from Known Contractual Obligations

The Company’s contractual obligations consist of operating leases generally related to the rent of office building space, as well as land upon which the Company’s solar parks are built. These leases include those that have been assumed in connection with the Company’s asset acquisitions and business combinations. The Company’s leases are for varying terms and expire between 2027 and 2055.

For the period ending September 30, 2023 and 2022, the Company incurred operating lease expenses of $823 thousand and $738 thousand, respectively. The following table summarizes the Company’s future minimum contractual operating lease payments as of September 30, 2023.

Maturities of lease liabilities as of September 30, 2023 were as follows:

Five-year lease schedule:	(in thousands)
2023 Oct 1 – Dec 31	$213
2024	845
2025	868
2026	893
2027	918
Thereafter	16,336
Total lease payments	20,073
Less imputed interest	(10,728)
Total	$9,345

The Company had no finance leases as of September 30, 2023.

As a part of the Komorowo acquisition, the Company acquired two operating leases to the land where the solar parks are located. The combined estimated annual cost of the leases is $75 thousand. The leases commenced in 2021 and run through 2046.

As a part of the Rakowic acquisition, the Company acquired an operating lease for the land where the solar parks are located. The combined estimated annual cost of the leases is $6 thousand. The leases commenced in 2022 and run through 2046.

In March 2022, the Company entered a new lease for additional office space in Ireland with a term of 9 years. The estimated annual cost of the lease is $136 thousand.

In April 2022, the Company entered a new lease for additional office space in Fort Mill, South Carolina with a term of 7.5 years. The estimated annual cost of the lease is $147 thousand.

Cash Flow Discussion

The Company uses traditional measures of cash flow, including net cash flows from operating activities, investing activities and financing activities to evaluate its periodic cash flow results.

For the Nine-months Ended September 30, 2023 compared to September 30, 2022

The following table reflects the changes in cash flows for the comparative periods:

	Nine-months Ended September 30,
	2023	2022	Change ($)
	(in thousands)
Net cash provided by operating activities	693	5,881	(5,188)
Net cash (used in) investing activities	(9,408)	(36,073)	(26,665)
Net cash provided by financing activities	8,071	23,930	(15,859)
Effect of exchange rate on cash	(28)	(2,187)	(2,159)

Net Cash Used in Operating Activities

Net cash provided by operating activities for the nine-months ended September 30, 2023 compared to 2022 decreased by $5.2 million. The net loss increased by $21.9 million in 2023, which was mainly due to an increase of interest expense and the recognition of the $11.1 million bond waiver for the Solis bond. This was partially offset by a decrease in cost of revenues and depreciation expense.

Net Cash Used in Investing Activities

Net cash used in investing activities for the nine-months ended September 30, 2023 compared to 2022 decreased by $26.7 million. This was a result of a decrease in acquisition costs in 2023 compared to the $12.3 million of acquisitions in Poland and a $16.1 million decrease in cash paid for the development of assets compared to the first three quarters of 2022.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the nine-months ended September 30, 2023 compared to 2022 decreased by $15.9 million due to no issuances of debt for acquisition purposes.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions in certain circumstances that affect amounts reported in its consolidated financial statements and related footnotes. In preparing these consolidated financial statements, the Company has made its best estimates of certain amounts included in the consolidated financial statements. Application of accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In arriving at the Company’s critical accounting estimates, factors the Company considers include how accurate the estimate or assumptions have been in the past, how much the estimate or assumptions have changed and how reasonably likely such change may have a material impact. The Company’s critical accounting policies are discussed below.

JOBS Act Accounting Election

The Company is an emerging growth company pursuant to the provisions of the Jumpstart Our Business Start-ups (JOBS) Act. For as long as the Company is an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. The JOBS Act also permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. The Company has elected to use the extended transition period until the Company is no longer an emerging growth company or until the Company chooses to affirmatively and irrevocably opt out of the extended transition period. As a result, Company financial statements may not be comparable to companies that comply with new or revised accounting pronouncements applicable to public companies.

Business Combinations

The Company acquires assets which operate in nature with existing revenue streams and assets which are constructed for the purpose of being sold. The Company applies the screen test per ASC 805 to determine an asset acquisition versus business combination and accounts for business combinations by recognizing in the financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interests in the acquiree at fair value at the acquisition date. The Company also recognizes and measures the goodwill acquired or a gain from a bargain purchase in the business combination and determine what information to disclose to enable users of an entity’s financial statements to evaluate the nature and financial effects of the business combination. In addition, acquisition costs related to business combinations are expensed as incurred. Cost directly attributed to an asset acquisition are capitalized to the asset per ASC 805 Business combinations is a critical accounting policy as there are significant judgments involved in the allocation of acquisition costs and determining the fair value of the net assets acquired. Refer to Footnote 2 to the accompanying financial statements for more information.

When the Company acquires renewable energy facilities, the Company allocates the purchase price to; (i) the acquired tangible assets and liabilities assumed, primarily consisting of plant equipment and long-term debt, (ii) the identified intangible assets and liabilities, primarily consisting of the value of favorable and unfavorable rate PPAs and REC agreements and the in-place value of market rate PPAs, (iii) non-controlling interests, and (iv) other working capital items based in each case on their fair values in accordance with ASC 805.

The Company performs the analysis of the acquisition using income approach valuation methodology. Factors considered by management in its analysis include considering current market conditions and costs to construct similar facilities. The Company also considers information obtained about each facility as a result of the Company’s pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets and liabilities acquired or assumed. In estimating the fair value, the Company also establishes estimates of energy production, current in-place and market power purchase rates, tax credit arrangements and operating and maintenance costs. A change in any of the assumptions above, which are subjective, could have a significant impact on the results of operations.

The allocation of the purchase price directly affects the following items in the Company consolidated financial statements:

●	The amount of purchase price allocated to the various tangible and intangible assets, liabilities and non-controlling interests on the Company balance sheet;

●	The amounts allocated to current assets or current liabilities are allocated at the acquisition value. The amounts allocated to long term tangible assets and intangibles are amortized to depreciation or amortization expense, and

●	The period over which tangible and intangible assets and liabilities are depreciated or amortized varies, and thus, changes in the amounts allocated to these assets and liabilities will have a direct impact on Company results of operations.

Impairment of Renewable Energy Facilities and Intangibles

Renewable energy facilities and intangibles that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured as the difference between an asset’s carrying amount and its fair value. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

Impairment of Goodwill

A qualitative assessment of Goodwill is performed annually for impairment at the individual project level during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. If it is determined that an impairment has occurred, the Company adjusts the carrying value accordingly, and charges the impairment as an operating expense in the period the determination is made. Although the Company believes goodwill is appropriately stated in the consolidated financial statements, changes in strategy or market conditions could significantly impact these judgments and require an adjustment to the recorded balance. The Company did not have any impairment of goodwill or long-lived intangible assets.

In assessing goodwill for impairment, the Company may elect to use a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of its reporting units are less than their carrying amounts. If the Company determines that it is not more-likely-than-not that the fair values of its reporting units are less than their carrying amounts, the Company are not required to perform any additional tests in assessing goodwill for impairment. However, if the Company concludes otherwise or elects not to perform the qualitative assessment, then the Company is required to perform the quantitative impairment test. The qualitative assessment performed in 2022 did not indicate an impairment of Goodwill, thus no quantitative assessment was performed.

Depreciable lives of Long-lived Assets

The Company has significant investments in renewable energy facility assets. These assets are generally depreciated on a straight-line basis over the lower of their estimated useful lives of the and lease expiry for the Company’s solar generation facilities.

The estimation of asset useful lives requires significant judgment. Changes in Company estimated useful lives of renewable energy facilities could have a significant impact on its future results of operations. See Note 3. Summary of Significant Accounting Policies to Company consolidated financial statements regarding depreciation and estimated service lives of its renewable energy facilities.

Recently Issued Accounting Standards

See Note 3 Summary of Significant Accounting Policies to Company consolidated financial statements for its year end audited financial statements for disclosures concerning recently issued accounting standards.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

The Company has no derivative financial instruments or derivative commodity instruments.

Foreign Currency Risk

The Company is exposed to foreign currency risk as a result of certain transactions and borrowings which are denominated in foreign currencies. The Company’s current asset portfolio generates revenue and incurs expenses in other currencies, including the Euro, the Polish Zloty the Romanian Lei and the Norwegian Krone.

In addition, the Company is exposed to currency risk associated with translating its functional currency financial statements into its reporting currency, which is the U.S. dollar. As a result, the Company is exposed to movements in the exchange rates of various currencies against the U.S. dollar.

The Company manages its exposure to currency risk by commercially transacting in the currencies in which the Company materially incurs operating expenses. The Company limits the extent to which it incurs operating expenses in other currencies, wherever possible, thereby minimizing the realized and unrealized foreign exchange gain/ loss. The currency of the Company’s borrowing is, in part, matched to the currencies expected to be generated from the Company’s operations. Intercompany funding is typically undertaken in the functional currency of the operating entities or undertaken to ensure offsetting currency exposures.

Interest Rate Risk

Fluctuations in interest rates can impact the value of investments and financing activities, giving rise to interest rate risk. The debt of the Company is comprised of different instruments, which bear interest at either fixed or floating interest rates. The ratio of fixed and floating rate instruments in the loan portfolio is monitored and managed. Refer to Footnote 13 – Green Bonds, Convertible and Non-convertible Promissory Notes for more information.

The Company believes that the interest rates on all borrowings compare favorably with those rates available in the market.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

BUSINESS

Overview

We are an independent clean energy producer that develops, installs, and operates a diverse portfolio of utility scale solar PV parks in North America and Europe, as long-term owners. You may also hear the term IPP, or independent power producer, to describe similar companies, however we want to focus on the clean nature of the energy generated from the solar parks we own and operate.

As a long-term owner operator, Alternus focuses on ensuring that the projects it develops and installs for its own use, are designed to deliver the most efficient operating results over the full project lifetime, which averages over 30 years. The solar parks benefit from long-term government offtake contracts and/or Power Purchase Agreements (“PPAs”) with investment grade off-takers with terms of 15 – 20 years, plus energy sales to local power grids, typically for 5 to 15 years at a time during the full life of the projects.

Having started in early 2016 with two solar parks and a 6 MWp capacity and approximately $1 million a year in revenues, as of January 2024, Alternus has approximately 48 operating parks, a total of 157.9 MWp in operation and circa $30 million in recurring annual revenues. This reflects over $400 million in future lifetime revenues remaining from these parks, of which $172 million is contracted with a weighted average contract life remaining of between 8 and 9 years. These lifetime revenues are based on current levels of megawatt hours (MWh) of clean energy produced from the operating portfolio, multiplied by the contracted rates per MWh that are contracted and/or by the rates per MWh received from sales of the uncontracted portion of the energy to local energy markets, over the expected remaining operational lifetime of each. The time horizon used to determine $400 million of future lifetime revenues assets is a period from the present until the end of 2052. During this period, currently owned and operating assets only, are expected to generate cumulative revenues of approximately $400 million, approximately $60 million of cumulative Net Operating Income after taxes, and approximately $0.77 cumulative earnings per share (based on 77,705,752 outstanding during the same period).

Business Model

Alternus operates across all key segments of the solar project development life cycle from ‘greenfield’ planning and permitting applications phase, installation and long-term revenue and margin generation from sales of energy to customers. This integration of activities under one common ownership and management creates a ‘production line’ of new projects supporting organic growth in the business going forward. This business model is designed to lock in lasting shareholder value by significantly reducing capex for newly developed projects, and lowering acquisition costs for purchased projects when acquired pre-operation from other developers in the market. This is because Alternus’ model is to retain the value created at each phase rather than otherwise paying this out to third parties if acquiring projects further along the value chain. The value creation at each stage results from the de-risking of the projects as they get closer to operation and as a result, attract higher prices from buyers at the later stages as the risk declines.

This method of operation is designed to bring the value created during the development cycle directly to Alternus, thereby reducing equity requirements to build out a larger portfolio, as the margins captured can be reinvested in future growth. In addition, it provides greater certainty of future revenue streams as the projects owned today reach planned operation dates in the future. This is what drives the stair step revenue growth in the business. As of the date of this registration statement, Alternus owns 649MW of projects in the development phase, 60% of which are expected to reach full operation and revenue generation over the next few years, in line with industry norms.

Alternus also works closely with a cultivated network of local and international project development partners that provide a continuous pipeline of new projects for acquisition and construction.

We believe that a benefit of being a long-term owner of these projects is the stairstep long term recurring income created from the stable and predictable income streams as the cumulative operational portfolio grows. Every time we add a new project into the portfolio, we get a potential lift in long term incomes that then accumulates each time. Other participants in our market sometimes ‘build-to-sell’ the projects they develop and/or install, making their annual numbers more one-off and volatile. Our business model is designed to steadily add long term income, locking in sustainable returns and value for shareholders as we stair step up growth.

Organization structured as focused expert teams.

In order to maximize the value created from this integrated project approach, Alternus is structured into three operating groups, reflecting each of the project development phases — development, installation, operation. Each operating group brings decades of experience and expertise to their respective segment and allows them to operate independently as required, to achieve greatest cost efficiencies and market focus, but with the coordination and support of a larger organization behind them. The operating groups are supported by specialist in-country management and corporate functions to ensure best overall collaboration to a common goal of long-term project ownership across multiple countries.

ALTERNUS CLEAN ENERGY – ORGANISATION STRUCTURE

GROUP OPERATIONS

3 focus groups

'Engine Room'

Pre-Rtb — DEVELOPMENT

- Responsibility for pre-RtB projects
- Project Development Teams
- Organic growth engine

Third Party Developers

Installation — PROJECT DELIVERY

- Responsibility to bring projects from RtB to COD
- Project Delivery Teams
- Procurement of Components

Third Party Partners

Producing — PRODUCTION PERFORMANCE

- Ensure that all parks meet or exceed targeted production within budget

Third Party Providers

Producing — ASSET MANAGEMENT

- Energy rates / trading to ensure max income for all energy produced
- Regulatory
- Revenue assurance / payables processing / accounts

PROJECT PRODUCTION LINE →

COUNTRY OPERATIONS

'Navigation'

ROMANIA | ITALY | GREECE | SPAIN | POLAND | NETHERLANDS | IRELAND | USA

Country operations have 3 major roles:

- Ambassadors for ALCE activities in their country
- Support the respective Group Operations active in their country – as requested
- Ensure that all SPV's active in the country are fully compliant with local requirements

CORPORATE OPERATIONS

'Strategy & Support'

Chairman & Group CEO

Finance — CFO

- Group Finance and Accounting functions
- Audit & filings
- Tax & Regulatory
- Funding strategy and support

Legal — CLO

- All legal and contracting
- Regulatory filings
- Support to Units

CSO

- Environmental, Social & Governance

Bus. Supt. — CIO

- IT/Systems/ Processes/ Security
- Facilities / Insurance
- HR & People Operations
- Admin support

CTO

- Technologies used

Commercial — CCO

- Debt and funding origination / negotiation
- Group Business development activities
- Project Deal Team / M&A
- Communications and Marketing
- Asset Management ?

Alternus Sustainable Arts Initiative

Revenue model

Alternus has a straight-forward revenue model. We sell approximately 70% of the clean energy produced when the sun shines on the solar panels deployed in our parks, via national power grids, to investment grade off takers on long term contracts — typically 5 to 15 years. The remaining energy is sold to local energy markets at the rates prevailing as the energy is delivered so that we can benefit from any increases in market rates if they arise. This has been particularly beneficial in the recent past as Alternus has benefited from the increased energy prices in Europe during the energy crisis. This revenue mix approach creates high margin and long-term predictable income streams that provides us with more flexible debt options that we deploy in ways to maximize returns on equity.

The following chart illustrates our revenue model, although there can be no assurance that we will achieve these results:

Vision and Strategy

The Company aims to become one of the leading producers of clean energy in Europe and the US by 2030 and to have commenced delivery of 24/7 clean energy to national power grids. The Company’s business strategy of developing to own and operate a diverse portfolio of solar PV assets that generate stable long-term incomes, in countries which currently have unprecedented positive market forces, positions us for sustained growth in the years to come.

To achieve its goals, the Company intends to pursue the following strategies:

●	Continue our growth strategy which targets acquiring independent solar PV projects that are in development, in construction, newly installed or already operational, in order to build a diversified portfolio across multiple geographies;

●	Developer and Agent Relationships: long term relationships with high-quality developer partners, both local and international, can reduce competition in acquisition pricing and provide the Company with exclusive rights to projects at varying stages of development. Additionally, the Company works with established agents across Europe. Working with both groups provides the Company with an understanding of the market and in some cases enables it to contract for projects at the pre- market level. This allows the Company to build a structured pipeline of projects in each country where it currently operates or intends to operate.

●	Expand our pan-European IPP portfolio in regions with attractive returns on investments, and increase the Company’s long-term recurring revenue and cash flow;

●	Long-term FIT (feed-in tariff) contracts combined with the Company’s efficient operations are expected to provide for strong and predictable cash flows from projects and allow for high leverage capacity and flexibility of debt structuring. Our strategy is to reinvest of project cash flows into additional solar PV projects to provide non-dilutive capital for Alternus to “self-fund” organic growth;

●	Optimization of financing sources to support long-term growth and profitability in a cost-efficient manner;

●	As a renewable energy company, we are committed to growing our portfolio of clean energy parks across Europe in the most sustainable way possible. The Company is highly aware and conscious of the ever growing need to mitigate the effects of climate change which is evident by its core strategy. As the Company grows, it intends to establish a formal sustainability policy framework in order to ensure that all project development is carried out in a sustainable manner mitigating any potential local and environmental impacts identified during the development, construction and operational process.

Given the long-term nature of our business, the Company does not operate its business on a quarter-by-quarter basis, but rather, with long-term shareholder value creation as a priority. The Company aims to maximize return for its shareholders by developing its own parks from the ground up and/or acquiring projects during the development cycle, installation stage, or already operational.

On some projects, the Company will look to provide construction (EPC) services in-house where the margins normally paid to third parties can be retained in the group and reinvested into new projects reducing the need for additional equity issuances.

We intend that the parks we own and operate will have a positive cash flow with long-term income streams at the lowest possible risk. To this end we use Levelized Cost of Energy (“LCOE”) as a key criteria to ranking the projects we consider for development and/or acquisition. The LCOE calculates the total cost of ownership of the parks over their expected life reflected as a rate per megawatt hour (MWh). Once the income rates for the selected projects are higher than this rate, the project will be profitable for its full life — including initial capex costs. The Company will continue to operate with this priority as we continue to invest in internal infrastructure and additional solar PV power plants to increase installed power and resultant stable long-term revenue streams.

Organization

The Company was incorporated on January 31, 2019, under the laws of Ireland and currently has Seventy-two employees. twenty-four employees are located Dublin, Ireland, twenty-three are located at the Company’s operations center in Rotterdam, Netherlands, twelve are located across Europe and thirteen are located in the United States. Our employees perform various services such as business development, finance and management functions.

The main business of the Company is to develop, own and operate solar PV parks that connect directly to national power grids. The Company’s current revenue streams are largely generated from long-term investment grade off-takers in the form of PPAs or under government-mandated, fixed price supply contracts with terms of between 5-15 years such as government FiTs or other regulated programs such as the GC program in Romania. Of our 2022 annual revenues, approximately 68% are generated from its long-term contracts, 19% are derived from contracted power purchase agreements (PPAs) 13% by sales to general energy market in the countries the Company operates. The remaining 10% of revenues are generated from contracted PPAs with other energy operators and 1% from sales to the general energy market in the countries where the Company operates. The Company’s current focus is on the European solar PV market.

The Reorganization

On December 2, 2020, the Company completed the last step of the Reorganization. The Reorganization included the following:

●	The Company re-registered as a Plc in Ireland (from a Limited company);

●	The Company incorporated Solis Bond Company DAC;

●	Altam Inc., the Company’s parent company at the time, spun out the Company through the issuance of a share dividend / the distribution of the Company’s shares to Altam Inc.’s shareholders; and

●	The Company acquired Altam, Inc. through a share for share exchange.

Solis Bond Company DAC

In October 2020, the Company incorporated Solis Bond Company DAC in Ireland. Solis Bond Company DAC was incorporated to issue green bonds on the Nordic ABM or other listed market and acquire, own and operate solar PV parks with those bond proceeds. As December 31, 2022, Solis owns 153MW of operating solar parks in Poland, Romania, Italy, Netherlands, and the United States, generating approximately $30 million of annual revenue over the next 12 months.

Our Operating Subsidiaries

As of the date of filing, the Company is a holding company that operates through 52 operating subsidiaries, as listed in Exhibit 21.1 to this registration statement.

Competitive Strengths

The Company believes the following competitive strengths have contributed and will continue to contribute to its success:

●	The Company is a clean energy owner operator at its core and therefore comfortable in operating across all aspects of the solar PV project value chain from development and installation through to long term operational ownership. This is as opposed to simply buying operating parks where higher levels of competition exist from market participants — such as specialist investment funds — with lower costs of capital are more prominent.

Entering at earlier stages of the value chain allows Alternus opportunities to build and/or acquire projects earlier in the process and to lock out these types of competitors in certain situations;

●	The Company’s existing owned and contracted solar PV projects pipeline — over 1.5GW as of the date of this registration statement — provides it with clear and actionable opportunities to grow power generation and earnings in the near term.

About 60% of planned growth to 2025 is already owned or contracted* today and is driven by some of our development projects reaching production in the period and also by current contracted acquisitions completing as we expect;

●	We believe that being a long-term owner operator of renewable projects is an important distinction for Alternus in the marketplace. As a long term owner, we focus on ensuring that the parks we own are designed for the most efficient operations and built to last and built to sell to other parties that require shorter term investment returns as an example.

This approach, we believe, makes us more attractive to our developer partners in-country who want a partner that has a repeat nature and one that’s obviously also more flexible in the approach and more in tune with the realities of project development than funds or larger participants typically are.

In addition, we believe this also makes it very attractive to both banks and local governments who prefer long-term focused market participants, as it prevents them from having to deal with multiple owners over time, which we believe has become a benefit for Alternus over single project developers in certain markets, when competing projects may be chasing the same grid connections, for example;

●	The Company’s track record of identifying and entering new countries, coupled with our on-the-ground capabilities and cultivated network of development partners gives us potential competitive advantages in developing and operating solar parks across Europe and the US;

●	The Company is technology and supplier agnostic and as such has the flexibility to choose from a broad range of leading manufacturers, top tier advisors and suppliers and equipment vendors around the globe that should allow us to continue to benefit from falling component and service costs; and

●	The Company is led by a highly experienced management team and supported by strong, localized execution capabilities across all key functions and locations.

Competitive Landscape

Energy generation is a capital-intensive business with numerous industry participants. The Company competes to acquire solar PV parks and project rights with other renewable energy developers, IPPs and financial investors based on the cost of capital, development expertise, pipeline, price, operations and management expertise, global footprint, brand reputation and the ability to monetize green attributes of renewable power.

As such the Company faces significant competition in two distinct areas, specifically projects in the installation and operational phase. Each segment has different competitors due to the nature of market participants as outlined below.

●	Contracted means that binding contracts or share purchase agreements (SPAs) have been signed. Closing of the transaction therefore is subject to the projects achieving the conditions precedent to complete the acquisition and or suitable financing.

Competitor Type	Competitor Strength	Competitor Weakness	How the Company Competes

●    Pension Funds

●    Insurance Companies

●    Specialist Investment Funds Other operators / Utilities lower cost of equity capital

●    Will commission projects to be constructed for them and will also work with portfolios of smaller parks

● Lower cost of capital ● Large funds available to deploy ● Will also commission projects to be constructed for them — but large ones ● Larger players will have

●    Tend to focus exclusively on acquiring operational parks (even if just completed)

●    Generally, will not take any construction or development risk

●    Only acquire large scale projects due to minimum transaction size requirement

●    May or may not take construction or development risk

●    Smaller operators will have similar cost of capital as Alternus

●    Focus on fragmented mid-size solar PV segment

●    Entering the PV value cycle earlier with niche and strategic partners, thereby locking competitors out of projects the Company acquires from small developer partners who cannot access these competitors due to their size

●    Provide minimum purchase commitments of developed projects under exclusive right of first refusal contracts that locks out other potential competitors.

Notwithstanding the above, it is management’s belief that the solar PV market is experiencing high growth on a global level. There is also an increasing demand for projects from both government and corporations. Although there are many competitors and participants in this environment, there does not appear to be significant industry consolidation and it remains a very fragmented market.

With the Company’s established niche focus on partner and project acquisition, we believe that we currently compete effectively in the markets we engage in. In addition, the Company believes that our current growth strategy as well as being a public reporting company, we will have opportunities to consolidate certain market participants and segments in certain geographies over time that may not be available to other participants not similarly situated. If successful, the Company’s market position will be further enhanced, and we can sustain competitiveness in the medium to long term.

Nevertheless, the Company expects to face increased competition in all aspects of its business, target markets and industry segments, financing options, and partner availability as markets mature as countries reach their targeted renewable energy generation.

The Market

In 2021, 167.8 GW of solar capacity was grid-connected globally, a 21% growth over the 139.2 GW added the year before, establishing yet another global annual installation record for the sector. This brings the total operating solar fleet to 940 GW by the end of 2021, with the Terawatt milestone already achieved in May 2022.

This remarkable growth has no match among any other power generation technology. Out of the over 300GW of new global renewable power generating capacity, solar alone installed more capacity than all other renewable technologies combined, claiming a share of 56%. Solar also deployed more capacity than all fossil fuel power generation technologies together in 2021. At the same time, however, solar still meets only a small share of around 4% of the global electricity demand, while over 70% is provided by non- renewable sources, according to Solar Power Europe in their Global Outlook for Solar Power 2022-2026, published in May 2022.

Solar’s success story over other technologies has many reasons, but a key factor is its steep cost reduction curve over the last decade, which has made solar the global cost leader. While the cost of solar has been lower than fossil fuel generation and nuclear for several years, it is also now lower than wind in many regions around the world. The latest Levelised Cost of Energy (LCOE) analysis, version 15.0, published in October 2021 by US investment bank Lazard, shows how the downward trip of utility-scale solar cost has progressed by a further 3% compared to the previous year. The spread with conventional generation technologies is widening, considering that the cost of gas and nuclear went up. Solar’s cost decrease has truly been extraordinary: compared to 2009 solar power generation cost has decreased by 90%.*

*	Source — SolarPower Europe (2022): Global Market Outlook for Solar Power 2022-2026. — May 2022

Solar electricity generation cost in comparison with conventional power sources 2021

Global Solar Market Developments 2023 to 2026

The mid-term global economic outlook is hard to predict and will depend a lot on the development of the war in Ukraine. The IMF forecasted in its April- released World Economic Outlook ‘War Sets Back the Global Recovery’ that global growth will slow from 6.1% in 2021 to 3.6% in 2022 and 2023, and further decrease beyond. Still, the world should see very strong demand for solar for the four years starting from 2023 to 2026, as this clean technology not only offers a price hedge, but also energy security on the national and individual levels, this according to Solar Power Europe in their Global Market Outlook for Solar Power 2022-2026.

The strong growth on the demand side is expected to be facilitated by massive new production capacity expansions across the solar value chain coming online, including silicon. Every serious PV manufacturer seems to invest in additional capacities, while newcomers are entering the space, and investors seriously look into it. Beyond the Chinese leaders getting even larger, global trade frictions, increasingly ESG related, are feeding the narrative for local production hubs as the importance of solar as a key technology for more energy independence is increasingly understood by policy makers.

Alternus currently operates in two key regions, Europe and the United States. Both regions are currently experiencing unprecedented market forces creating a generational opportunity as the world continues its world is on a one- time, permanent transition from fossil to clean energy.

It’s not just about climate anymore in Europe, it is now also all about energy independence, driven by the recent geopolitical turmoil in the region. This is encapsulated in the comment by Mrs. von der Leyen, President of the European Commission who states that “Energy security is one of the most pressing topics for Europe. The EU will diversify away from Russian fossil fuels and will invest heavily in clean renewable energy.” Renewables in Europe are in a clear direction of growth, with forecasted growth targets being over four times the current size by just 2030. The EU has unveiled massive support packages, both financial and regulatory, to speed up this deployment.

The same drive is now seen in the US where the Inflation Reduction Act bringing over $369 billion of investment in renewables through tax equity extensions and increases in order to grow the market there significantly by 2030.

This why we believe so strongly that Alternus represents a somewhat unique opportunity for investors on both sides of the Atlantic to actively participate in both the European and American energy transitions, given our operating model of long term ownership, and stable, predictable income streams with an equity focused investment lens.

European Market

Continued solar growth can be seen across Europe with the main driver being the EU, which has been working on various sophisticated legislative toolsets of its ‘Green Deal’ toward carbon neutrality by 2050 with intermediate goals for its member states in 2030. The invasion of Ukraine by Russia has pushed many European countries to realize the advantages of low cost and versatile renewable power. Gaining independence from Russian gas supply has been the major policy theme in the EU in recent months. In its REPowerEU program, the European Commission presented a plan to reduce Russian gas imports by two thirds by year-end 2022 with solar targeted to contribute around 58 GW. Two countries have already met their 2030 National Energy Climate Plans (NECPs) targets in 2021, and over half of EU member states will meet their 2030 targets by the end of 2025.

According to Solarpower Europe, demand for solar power in the European Union has grown significantly in 2021. The 27 member states of the European Union saw around 25.9 GW of new solar PV capacity connected to their grids in 2021, an increase of 34% over the 19.3 GW installed the year before. This growth makes 2021 not only another record year for solar in the EU, but it was also the best year in history. They believe that the coming 4 years until 2025 will be characterized by further strong growth, according to their medium growth scenario. See chart below.

Solar power in the Europe Union has again demonstrated a stellar performance in 2021 despite adverse market conditions on various fronts — from the continued negative effects of COVID-19 to PV product supply shortages and consequent solar module price hikes. Unlike in 2020, when electricity prices had dropped in the first half of the year due to lower economic activities during the first EU COVID-19 lockdowns, in 2021 electricity spot prices had jumped to new heights, improving solar power’s very attractive business case. Now, even in a northern country like Finland, solar investments make sense also in a very high interest rate environment. See chart below.

Despite the recent solar product price hikes, Solar’s cost reduction curve is intact — US investment bank Lazard’s latest edition of its annual Levelized Cost of Energy Report 2021, released in November 2021, showed a 3% year-on- year decrease to an average of 3.25 USD cents for utility-scale solar, lower than for any other power source.

PV levelized cost of electricity (lcoe) in five EU locations, 2020-2050

Utility-scale 100 MWp PV LCOE (EUR/MWh)
70
60
50
40
30
20
10
0
2020
2022
2025
2030
2040
2050
Finland
Germany
France
Italy
Spain
2020 electricity spot prices
H1 2021 electricity spot prices*
Additional PV LCOE with 10% nominal WACC
Additional PV LCOE with 7% nominal WACC
Additional PV LCOE with 4% nominal WACC
PV LCOE with 2% nominal WACC

*: The reference spot market price for 2021 is for January-June only.
Whole year 2021 average will be considerably higher.
SOURCE: Vartiainen et al. (2021).

© SOLARPOWER EUROPE 2021

Also in 2021, solar won considerable shares in cost-based technology neutral energy tenders in the EU, such as in Spain, Greece, Poland. Winning prices for solar in Germany’s solar specific tenders continued to be constantly lower than in the wind editions.

The low cost based business case for subsidy-free solar systems is increasingly spreading across Europe, where policy frameworks permit. In Denmark and Spain corporate solar sourcing has already evolved into a key driver for the strong growth of the countries’ solar sectors.

Market Size

Solar Power Europe’s EU Market Outlook’s PV market scenarios 2022 to 2025 show continuous, two-digit annual growth rates. The Medium Scenario now forecasts 18-20% growth rates compared to 16-17% levels in the prior year report, adding around 162.7 GW to reach 327.6 GW by the end of 2025. This means EU solar power generation will double within four years from the 164.9 GW in operation today. See chart below.

EU 27 Total Installed PV Solar Scenarios 2022-2025

It also means that the member states’ solar targets with a combined capacity of 335 GW in their 2030 National Energy Climate Plans (NECPs) will be reached five years early.

Alternus currently operates in 8 of the European Top 10 markets

EU 27 Top Solar PV Markets Prospects

2021 Total capacity			By 2025 Total capacity medium scenario	2022-2025 New capacity	2022-2025 Compound annual growth
Alternus Active	Country	(GW)	(GW)	(GW)	rate (%)
*	Germany	59.9	107.6	47.7	16%
*	Spain	17.9	36.8	18.9	20%
*	Netherlands	13.1	30.2	17.1	23%
	France	13.2	28.3	15.1	21%
*	Poland	7.1	16.8	9.7	24%
	Denmark	2.8	11.7	8.9	43%
*	Italy	22.0	29.1	7.1	7%
	Portugal	1.5	6.6	5.0	44%
*	Greece	4.8	9.8	5.0	19%
	Sweden	1.8	6.3	4.6	37%
	Belgium	6.9	10.9	3.9	12%
	Hungary	3.0	6.4	3.4	21%
	Austria	2.5	5.4	2.9	21%
*	Ireland	0.1	2.8	2.7	120%
	Bulgaria	1.3	3.7	2.4	30%

The United States Market

The United States stepped up its solar ambitions in 2021 with a 42% growth rate and 27.3 GW of new installed capacity. The country repeated the remarkable growth performance seen in 2020, when market grew 43% year-on-year. Solar power accounted for 46% of all new power installations in the country, making it the third year in a row that solar holds the first spot. As in the previous years, the bulk of installations comes from the utility scale segment — a record 19.7 GW, or 72% of total installations. The strong development of the segment in Texas allowed the southern state to unseat California as the state with the highest annual installation for the first time.

In August of 2022, the United States passed the Inflation Reduction Act (IRA), whereby the US government will invest approximately $369 billion in Energy Security and Climate Change programs over the next ten years, further underpinning the commitment to climate goals.

Utility Scale Solar still remains the major segment for installations in the country with 19.7 GW installed, up from 14.2 GW added in 2020. Supply chain disruptions and the ban on solar panel components coming from the Xinjiang region has only had a slight impact on the sector’s growth so far, although there continues to be uncertainty about how these factors are going to play out in the future. Prolonged uncertainty in terms of module price and availability of equipment is forcing several developers to delay their installations by several quarters.

Solar Power Europe anticipates the US market to increase 13% year-on-year and reach 30.8 GW in 2022, followed by another year of strong growth to 37.4 GW in 2023 and exceeding 41GW of annual installations in 2026.

United States Annual Solar PV New Installations Scenarios 2022-2025

However, Solar Power Europe also comments that their positive outlook is being put at risk by the current investigation carried out by the US Department of Commerce (DOC) looking into imposing anti- circumvention tariffs on crystalline silicon PV modules and cells coming from Cambodia, Malaysia, Thailand and Vietnam. DOC is considering imposing a 50% to 250% tariff on solar products coming from these Southeast Asian countries. Considering that 65% of all module imports and 50% of cell imports originate from these countries, the solar sector could be severely impacted. A large number of companies have already reported project delays and cancellations, voicing concerns that over 70% of their pipeline could be cancelled following the introduction of such tariffs. With no domestic production for silicon solar wafers and cells today, and less than 5 GW of module production, mostly thin-film panels from First Solar, the US market is strongly relying on external production, whose level can only be assured by Chinese actors today.

The US solar association SEIA warned that, as a result of the trade case, 24 GW of solar capacity planned in the next two years will not be built. Trade issues can also come in the way of US solar developers. In February, the Biden Administration extended the Section 201 tariffs on imported solar modules and cells for another 4 years, but increased the amount of tariff-free cell imports from 2.5 GW to 5 GW. In addition, US developers still have to deal with the June 2021 issued Withhold Release Order (WRO), which enables US Customs and Border Protection to detain solar module imports using silica from a Xinjiang based producer. While several MWs of detained solar modules were reportedly released earlier this year, uncertainty persists.

Seasonality and Resource Availability

The amount of electricity produced, and revenues generated by, the Company’s solar generation facilities is dependent, in part, on the amount of sunlight, or irradiation, where the assets are located. As shorter daylight hours in winter months result in less irradiation, the electricity generated by these facilities will vary depending on the season.

Irradiation can also be variable at a particular location from period to period due to weather or other meteorological patterns, which can affect operating results. As the majority of the Company’s solar power plants are located in the Northern Hemisphere (Europe) the Company expects its current solar portfolio’s power generation to be at its lowest during the first and fourth quarters of each year.

Therefore, the Company expects its first and fourth quarter solar revenue to be lower than in other quarters. As a result, on average, each solar park generates approximately 15% of its annual revenues in Q1 every year, 35% in each of Q2 and Q3, and the remaining 15% in Q4. The Company’s costs are relatively flat over a year, and so it will always report lower profits in Q1 and Q4 as compared to the middle of the year.

Our Portfolio

The Company’s current portfolio consists of over 48 owned and operational parks across Italy, Spain, the Netherlands, Romania, Poland and the United States, totaling 157.9 MWp of installed capacity. The Romanian parks operate under a “green certificate” government incentive scheme over a minimum of 15 years whereby the projects earn a certain number of GCs for the energy produced that are then subsequently sold to the Romanian energy market. 6 GCs are earned for every MW produced at a price of 29.4 € per MW. The Netherlands projects enjoy a 15-year contracted revenue stream as part of a government program. The rate per kWh for our Rilland facility is fixed at 0.1095 per kWh. Our Polish PPA is for a term of 10 years based on 70% of the production output at a rate of 230 Zloty per MW.

The following table lists the owned portfolio and under contract solar PV parks as of the date of this registration statement:

	MWs owned
Country	(Installed and operational)	(In development and under construction)	Total under contract (MW)	Total (MW)
Romania	40.1	--	--	40.1
Italy	--	210.0	--	210.0
Netherlands	25.4	--	--	25.4
Poland	88.4	--	--	88.4
Spain	--	155.7	102.5	258.2
United States	4.0	59.0	--	63.0
Total	157.9	424.7	102.5	685.1

Recent and Pending Sales

On December 28, 2023, Solis entered into a Share Purchase Agreement (the “Italy SPA”) by and among Solis and Undo S.r.l., a company incorporated under the laws of Italy (“Undo”). Pursuant to the Italy SPA, among other things, Solis sold to the Undo, and Undo purchased from Solis, 100% of the share capital in 11 separate entities, each of which were wholly owned by Solis and which, in the aggregate, held a portfolio of 13 photovoltaic plants in Italy with an aggregate capacity of 10.5 MWp. In exchange, Undo paid to Solis a Purchase Price (as defined in the Italy SPA) of approximately €17.70 million (approximately $19.65 million), subject to the terms and conditions of the Italy SPA.

The Italy SPA contains customary representations, warranties and covenants for transactions of its size and type. Each of Solis and Undo has agreed to indemnify each other party for losses arising from certain breaches of the Italy SPA and for certain other damages and liabilities, subject to limitations set forth in the Italy SPA. The representations, warranties and covenants set forth in the Italy SPA have been made only for the purposes of the Italy SPA and solely for the benefit of Solis and Undo, respectively, and may be subject to limitations agreed upon by such parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the such parties under the Italy SPA, instead of establishing these matters as facts. In addition, such representations and warranties were made only as of the dates specified in the Italy SPA, and information regarding the subject matter thereof may change after the date of the Italy SPA.

Also on December 28, 2023, AEG JD 02 Limited (“JD 02"), a private company limited by shares incorporated under the laws of Ireland and indirect wholly owned subsidiary of the Company, entered into a Share Purchase Agreement (the “RTHA SPA” and together with the Italy SPA, the “SPAs”) by and among JD 02 and Theia Investment (Netherlands) 1 B.V., a private limited liability company under the laws of the Netherlands (“Theia”). Pursuant to the RTHA SPA, among other things, JD 02 will sell to Theia, and Theia will purchase from JD 02, 100% of the share capital of Blue Sky Energy I B.V., a wholly owned subsidiary of JD 02, which holds and operates a 13.6 MWp solar park at Rotterdam Airport. In exchange, Theia will pay JD 02 a Purchase Price (as defined in the RTHA SPA) of approximately €2.84 million (approximately $3.15 million), after adjustment in accordance with the RTHA SPA, and subject to meeting all of the conditions precedent and the terms and conditions of the RTHA SPA. The Company expects the closing of the RTHA SPA to occur in the first quarter of 2024.

The RTHA SPA contains customary representations, warranties and covenants for transactions of its size and type. Each of JD 02 and Theia has agreed to indemnify each other party for losses arising from certain breaches of the RTHA SPA and for certain other damages and liabilities, subject to limitations set forth in the RTHA SPA. The representations, warranties and covenants set forth in the RTHA SPA have been made only for the purposes of the RTHA SPA and solely for the benefit of JD 02 and Theia, respectively, and may be subject to limitations agreed upon by such parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the such parties under the RTHA SPA, instead of establishing these matters as facts. In addition, such representations and warranties were made only as of the dates specified in the RTHA SPA, and information regarding the subject matter thereof may change after the date of the RTHA SPA.

On January 16, 2024, Solis entered into a Share Purchase Agreement (the “Rilland SPA”) by and among Solis and Theia Investment (Netherlands) 1 B.V., a private limited liability company formed under the laws of the Netherlands (“Theia”). Pursuant to the Rilland SPA, among other things, Solis will sell to the Theia, and Theia will purchase from Solis, 100% of the share capital in Zonnepark Rilland B.V., a private limited liability company formed under the laws of the Netherlands (“SPV”), which developed and operates a solar park located in Rilland, Netherlands, with a maximum total production capacity of approximately 11.8 MWp. In exchange, Theia will pay to Solis a Purchase Price (as defined in the Rilland SPA) of approximately €9.7 million (approximately $10.5 million), inclusive of, and which may be further subject to, adjustments pursuant to the terms and conditions of the Rilland SPA, and subject to meeting all of the conditions precedent and other applicable terms of the Rilland SPA. The Company expects the closing of the Rilland SPA to occur no later than February 28, 2024, or such later date as the Parties to the Rilland SPA may agree in writing.

The Rilland SPA contains customary representations, warranties and covenants for transactions of its size and type. The representations, warranties and covenants set forth in the Rilland SPA have been made only for the purposes of the Rilland SPA and solely for the benefit of Solis and Theia, respectively, and may be subject to limitations agreed upon by such parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the such parties under the Rilland SPA, instead of establishing these matters as facts. In addition, such representations and warranties were made only as of the dates specified in the Rilland SPA, and information regarding the subject matter thereof may change after the date of the Rilland SPA.

On December 22, 2023, Solis and SINO-CEE Fund II (“Sino”) executed a Share Transfer Agreement (the “Poland SPA") which provides for the sale of 100% of the share capital in 6 separate entities, each of which are wholly owned by Solis and which, in the aggregate, hold a portfolio of 5 plants in Poland with an aggregate capacity of 88.5 MWp. In exchange, Sino-Cee Fund II will pay Solis a Purchase Price (as defined in the Poland SPA) of approximately €54.4 million (approximately $59 million), after adjustment in accordance with the Poland SPA. The Company expects the closing of the Poland SPA to occur no later than January 31, 2024, or such later date as the Parties to the Poland SPA may agree in writing.

The Poland SPA contains customary representations, warranties and covenants for transactions of its size and type. Each of Solis and Sino has agreed to indemnify each other party for losses arising from certain breaches of the Poland SPA and for certain other damages and liabilities, subject to limitations set forth in the Poland SPA. The representations, warranties and covenants set forth in the Poland SPA have been made only for the purposes of the Poland SPA and solely for the benefit of Solis and Sino, respectively, and may be subject to limitations agreed upon by such parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the such parties under the Poland SPA, instead of establishing these matters as facts. In addition, such representations and warranties were made only as of the dates specified in the Poland SPA, and information regarding the subject matter thereof may change after the date of the Poland SPA.

Key Collaborating Partners

Alternus works with large expert advisors to ensure the projects acquired are suitable and in-line with local and governmental laws, technologically sound and within appropriate operational parameters. All potential acquisitions undergo extensive and detailed due diligence and verification before completion.

Facilities

Our headquarters are located at 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715.

Government Regulations

Environmental

The Company is subject to environmental laws and regulations in the jurisdictions in which it owns and operates renewable energy facilities. These laws and regulations generally require that governmental permits and approvals be obtained and maintained both before construction and during operation of these renewable energy facilities. The Company incurs costs in the ordinary course of business to comply with these laws, regulations and permit requirements. The Company does not anticipate material capital expenditures for environmental compliance for its renewable energy facilities in the next several years. While the Company does not expect that the costs of compliance would generally have a material impact on its business, financial condition or results of operations, it is possible that as the size of its portfolio grows, it may become subject to new or modified regulatory regimes that may impose unanticipated requirements on the business as a whole that the Company did not anticipate with respect to any individual renewable energy facility. Additionally, environmental laws and regulations frequently change and often become more stringent, or subject to more stringent interpretation or enforcement, and therefore future changes could require the Company to incur materially higher costs which could have a material negative impact on its financial performance or results of operations.

Regulatory Matters, Government Legislation and Incentives

In Romania, Italy, Germany, the Netherlands and Poland, the Company is generally subject to the regulations of the relevant energy regulatory agencies applicable to all producers of electricity under the relevant FiT or other governmental incentive programs (including the FiT rates); however, it is not subject to regulation as a traditional public utility (i.e., regulation of its financial organization and rates other than FiT rates).

As the size of the Company’s portfolio grows, or as applicable rules and regulations evolve, it may become subject to new or modified regulatory regimes that may impose unanticipated requirements on the business as a whole that were not anticipated with respect to any individual renewable energy facility. Any local, state, federal or international regulations could place significant restrictions on the Company’s ability to operate its business and execute its business plan by prohibiting or otherwise restricting the sale of electricity. If the Company was deemed to be subject to the same state, federal or foreign regulatory authorities as traditional utility companies, or if new regulatory bodies were established to oversee the renewable energy industry in Europe or in international markets, its operating costs could materially increase, adversely affecting results of operations.

The Company has established various incentives and financial mechanisms to reduce the cost of renewable energy and to accelerate the adoption of PV solar and other renewable energies in each of the countries in which the Company operates. These incentives include tax credits, cash grants, favorable tax treatment and depreciation, rebates, GCs, net energy metering programs, FiTs, other governmental incentive programs and other incentives. These incentives help catalyze private sector investments in renewable energy and efficiency measures. Changes in the government incentives in each of these jurisdictions could have a material impact on the Company’s financial performance.

By virtue of the newly enacted Bill of 27 October 2022 on extraordinary measures to reduce electricity price levels and support certain end-users in 2023 (which was signed by the President of the Republic of Poland on November 1, 2022 (the “Bill) an obligation to “contribute the Price Difference Payment Fund”, which is calculated pursuant to a formula established by the Council of Ministers for the period from December 1, 2022 to June 20, 2023 has been imposed on certain energy companies. These regulations will impact revenues from power generation and sales in this period.

The obligation to “contribute the Price Difference Payment Fund applies to:

●	Energy companies engaged in power trading, and

●	Generators of power in plants using both renewable energy sources (i.e. wind energy and solar energy) and fossil fuels, with certain exceptions.

LEGAL PROCEEDINGS

From time to time, we are subject to various legal proceedings and claims that arise in the ordinary course of our business activities. In connection with such litigation, the Company may be subject to significant damages. We may also be subject to equitable remedies and penalties. Such litigation could be costly and time consuming and could divert or distract Company management and key personnel from its business operations. Although the results of litigation and claims cannot be predicted with certainty, as of the date of this registration statement, we do not believe we are party to any claim or litigation, the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business. However, due to the uncertainty of litigation and depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect the Company’s business, results of operations, financial position, or cash flows.

On May 4, 2023 Alternus received notice that Solartechnik filed an arbitration claim against Alternus Energy Group PLC, Solis Bond Company DAC and ALT POL HC 01 SP. Z.o.o. in the Court of Arbitration at the Polish Chamber of Commerce, claiming that PLN 24,980,589 (approximately $5.8 million) is due and owed to Solartechnik pursuant to a preliminary share purchase agreement by and among the parties that did not ultimately close, plus costs, expenses, legal fees and interest. The Company has accrued a liability for this loss contingency in the amount of approximately $5.8 million, which represents the contractual amount allegedly owed. It is reasonably possible that the potential loss may exceed our accrued liability due to costs, expenses, legal fees and interest that are also alleged by Solartechnik as owed, but at the time of filing this report we are unable to determine an estimate of that possible additional loss in excess of the amount accrued. The arbitration is in its early stages, and the Company intends to vigorously defend this action.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their ages as of January 19, 2024 are as follows:

Name	Age	Position(s)
Vincent Browne	56	Chief Executive Officer and Chairman of the Board of Directors
Joseph E. Duey	50	Chief Financial Officer
Taliesin Durant	52	Chief Legal Officer
Gary Swan	54	Chief Technical Officer
David Farrell	42	Chief Commercial Officer
Larry Farrell	53	Chief Information Officer
Gita Shah	40	Chief Sustainability Officer
John P. Thomas	70	Director
Aaron T. Ratner	48	Director
Nicholas Parker	63	Director
Tone Bjornov	61	Director
Mohammed Javade Chaudhri	71	Director
Candice Beaumont	49	Director

Executive Officers

Vincent Browne, Chairman and Chief Executive Officer

Vincent Browne is our Chairman and Chief Executive Officer. Mr. Brown brings a wealth of experience with his extensive background of over 20 years in senior and c-suite level management in the areas of finance and operations, including M&A, project finance and capital market transactions across listed and private companies.

From 2017 to present Mr. Browne also serves as AEG’s Chairman and CEO. From July of 2015 until September of 2017, he served as AEG’s CFO and as a Director. Since December of 2016, Mr. Browne has also served as a director of all of our subsidiaries except our Italian subsidiaries. Mr. Browne holds a Bachelor of Commerce (Accounting) degree from University College Dublin and is a regular contributor in commercialization of research and technology projects with the Technology and Enterprise Campus at Trinity College Dublin.

We believe Mr. Browne is qualified to serve as a director on our board in light of his role as our Chief Executive Officer, his previous experience as Chief Executive Officer of AEG, the management perspective he brings to board deliberations and his extensive management experience.

Joseph Duey, Chief Financial Officer

Joseph Duey is serving as our Chief Financial Officer. Mr. Duey has over 12 years of experience in the development, acquisition, construction and financing of renewable energy assets including key operating management, finance and audit functions and has held CFO roles with various independent power producers focused on developing, acquiring, owning, and operating clean energy generation.

From 2018 to present, Mr. Duey also serves as AEG’s CFO. Prior to this, Mr. Duey served as Chief Financial Officer of Helios Energy Group from August of 2016 through September 2018, an independent power producer focused on developing, acquiring, owning, and operating clean energy generation. From January 2012 through July 2016, Mr. Duey served as Chief Financial Officer of Green States Energy, Inc., an IPP focused on developing, acquiring, owning, and operating clean energy generation. From June 2008 to December 2011, Mr. Duey was the Controller for Power Partners Group, a division of MasTec (MTZ), which installed over 3.5 GWp of wind assets in the United States as the electrical contractor over a 7-year period. Mr. Duey was Vice-President of Finance and General Manager of Allumination Filmworks from September 2005 to June 2008. Mr. Duey joined the Goodrich Corporation in August 2002 to September 2005, where he was the Manager of Consolidations Planning and Analysis from January 2002 to August 2002, he was the Controller at Bran and Luebbe a division of the SPX Corporation (SPX). Mr. Duey’s early career experience was at Arthur Andersen, where he performed external, internal, and operational audits for Fortune 1000 Companies. Mr. Duey received an MBA from the University of Illinois and achieved CPA, CMA, CIA, and CFM designations.

Taliesin Durant, Chief Legal Officer

Taliesin Durant is our Chief Legal Officer. Ms. Durant has spent over 20 years serving in senior operating roles in a variety of US corporate and public enterprises.

Prior to Ms. Durant’s appointment as our Chief Legal Officer, she served as AEG’s CLO since 2018. Prior to that, she served as President of a boutique legal services firm, DART Business Services LLC, which she founded in March 2010 to provide general and securities legal services to small public companies. Prior to founding DART, from October 2008 to February 2010, she was the General Counsel and Corporate Secretary of Flint Telecom Group, Inc. Prior to this, from June 2001 to September 2008, Ms. Durant served as General Counsel and Corporate Secretary for Semotus Solutions Inc. Ms. Durant graduated with a BA in Economics from Connecticut College. Ms. Durant is a member of the California State Bar Association, having earned a Juris Doctor degree at Northwestern School of Law at Lewis and Clark College where she was associate editor of the Environmental Law Review and completed her final year of law school at Santa Clara University School of Law.

Gary Swan, Chief Technical Officer

Gary Swan is our Chief Technical Officer. Mr. Swan comes with over 30 years of construction experience working on the design, construction, operation and sale of renewable energy assets across multiple continents.

Prior to Mr. Swan’s appointment as our Chief Technical Officer, he served as AEG’s CTO since 2021. Prior to AEG, Mr. Swan was previously responsible for the construction of several large-scale wind and solar projects owned by Actis Energy portfolio companies AELA Energia (Chile) and BioTherm Energy (Africa). Prior to this, Mr. Swan spent 6 years at Mainstream Renewable Power as Head of Construction and Engineering Manager from July 2012 to March 2018, where he was responsible for delivering wind and solar projects through the construction phase into operation across Europe, North America, Latin America and Africa.

Mr. Swan holds a BAI in Civil, Structural and Environmental Engineering from Trinity College Dublin and an MSc in Project Management from the University College Dublin Michael Smurfit Graduate Business School.

David Farrell, Chief Commercial Officer

David Farrell is our Chief Commercial Officer. Mr. Farrell has over 20 years’ experience across capital markets, project finance, infrastructure and renewables, and the finance industry.

Prior to Mr. Farrell’s appointment as our Chief Commercial Officer, he served as AEG’s CCO since January 2022. Prior to AEG, from November of 2019 to January of 2022, Mr. Farrell was a Director of Corporate Finance at advisory firm Grant Thornton. Additional previous roles include Director of Mergers & Acquisitions at the investment bank, Duff & Phelps, from September of 2016 to November of 2019, Regional Head of Debt Structuring at the accountancy firm FGS, and various management roles in corporate, institutional, and commercial banking, together with several advisory board roles. In these roles, Mr. Farrell acquired extensive experience on both sides of corporate, real estate, and infrastructure and renewable financings along with numerous M&A transactions.

Mr. Farrell holds a BBS degree in economics and finance from the University of Limerick, an Associateship of Chartered Institute of Management Accounting, CIMA professional qualification from the Dublin Business School, and has a diploma in Corporate Financing from the Chartered Accountant Ireland.

Larry Farrell, Chief Information Officer

Larry Farrell is our Chief Information Officer. He has over 20 years of experience in senior leadership roles across production, operations and service delivery management, in both startups and Fortune 500 companies.

Prior to Mr. Farrell’s appointment as our Chief Information Officer, he served as AEG’s CIO since 2019. Prior to AEG, from March of 2015 to January of 2019, Mr. Farrell was Senior Director of Global Operations Application Support for Xerox, consolidating and developing support systems and infrastructure globally. From October 2012 to March of 2015 he was Director of Global Service Delivery.

Mr. Farrell is ITIL and Lean Six Sigma certified and studied Mechanical Engineering at Dundalk Institute of Technology and holds Diplomas in Management from Dublin Business School and Printing and Graphic Communication from Technological University, Dublin.

Gita Shah, Chief Sustainability Officer

Gita Shah is our Chief Sustainability Officer. Prior to Ms. Shah’s appointment as our Chief Sustainability Officer she was the CSO for AEG since 2021, where she joined in 2017 as the Strategic Planning Manager. Prior to joining AEG, Ms. Shah was a Development Executive in Stream Bioenergy, an Irish renewable energy company.

Ms. Shah holds a BSc in Spatial Planning and Environmental Management from Technological University, Dublin. She has studied at the Innovation Academy in University College Dublin and recently completed a course in Business Sustainability Management from Cambridge Online University.

Non-Employee Directors

Aaron T. Ratner, Director

Aaron T. Ratner is a member of our board of directors. Prior to serving on our board, Mr. Ratner was the Chief Executive Officer of Clean Earth Acquisitions Corp, our pre-merger listed entity.

Along with serving on our board, Mr. Ratner is also the Co-Founder and Managing Partner of Vectr Carbon Partners, an early-stage global ClimateTech venture capital fund based in Hong Kong. From 2016 to 2022 he was the ClimateTech Venture Partner at Vectr Ventures. Mr. Ratner is also a Co-Founder of Climate Risk Partners, a risk advisory firm focused on the energy transition, and an Operating Partner with Nexus PMG, a leading infrastructure advisory and project development organization dedicated to reducing carbon intensity and enhancing resource efficiency.

Mr. Ratner has over 20 years of domestic and international investment and advisory experience, including 8 years in Asia, focusing on venture capital, climate technology, infrastructure investing, energy, and agriculture. From 2020 to 2022, Mr. Ratner was the President of Cross River Infrastructure Partners, a platform of development companies deploying climate technologies into sustainable infrastructure projects across carbon capture, hydrogen, advanced SMR nuclear, and sustainable protein, with a focus on first and early commercial projects. From 2016 to 2020, Mr. Ratner was a Managing Director and the Head of Origination at Ultra Capital, a sustainable infrastructure project finance fund manager. At Ultra, he held seats on the Investment Committee and the Board of Directors.

Prior to joining Ultra Capital, Mr. Ratner was the first Developer in Residence at Generate Capital, where he invested in waste-to-energy and waste-to-value projects. From 2012 to 2014, Mr. Ratner was the President of i2 Capital, an impact investment merchant bank with a focus on landscape-scale conservation finance. While at i2, he worked on the Sweetwater River Conservancy in Wyoming, one of the largest mitigation banks in the United States with ~1.3 million acres under conservation management. In 2010, Mr. Ratner founded Emerging Energy International, a Hong Kong-based developer of mobile electrical power projects in emerging markets.

Mr. Ratner began his career as a foreign market entry strategist at WKI, a global strategic consulting firm based in Virginia, and then as an Analyst in the Internet Investment Banking Group at Merrill Lynch in Palo Alto, CA. In 2000, he moved to Hong Kong to work for Simon Murray & Company, a Pan-Asian multi-strategy investment and advisory firm. Mr. Ratner attended the Stanford University Graduate School of Business and completed his undergraduate education at the University of Pennsylvania (Economics (Honors) and International Relations) and Jochi University, Tokyo.

We believe Mr. Ratner is qualified to serve as a director on our board in light of his previous investment/entrepreneurial experience that he brings to board deliberations, and his extensive experience with advisory and clean energy projects.

Nicholas Parker, Director

Nicholas Parker is a member of our board of directors. Prior to serving on our board, since 2002, Mr. Parker has served as Chairman of Toronto-based Parker Venture Management Inc., a private company through which he controls investments in, and advises on, clean and smart technology businesses and platforms globally, including previously serving as chairman of UGE International LTD (TSX: UGE), a public solar renewable energy development company.

From January 2014 to September 2019, Mr. Parker served as Managing Partner of Global Acceleration Partners Inc., an Asia-focused technology cooperation platform in the energy, environment and water sectors. From 2002 to 2013, Mr. Parker was Co-founder and Executive Chairman of Cleantech Group LLC, a San Francisco-based research and consulting and convening firm that created and served the worldwide cleantech innovation community, which he successfully sold in 2009, with partial turnout through 2011. During his tenure at Cleantech Group, its startup clients raised over $6 billion from investors. From 1999 to 2004, Mr. Parker was Co-founder and Principal of Emerald Technology Ventures, a leading trans-Atlantic venture manager focused on energy and resource productivity. During this period, Mr. Parker led an investment in Evergreen Solar, which in 2000 became the second solar initial public offering to be listed on Nasdaq. From 1996 to 1999, Mr. Parker was Senior Vice President of Environmental Capital Corporation, a Boston-based investment company majority-owned by Maurice Strong and his family. Mr. Parker started his business career in 1988 as Co-founder and President of The Delphi Group, one of Canada’s leading environmental strategy firms, through which he built and sold its London-based corporate finance arm.

Mr. Parker holds a B.A. Hons in Technology Studies from Carleton University and a Master’s in Business Administration in International Business from the CASS Business School, London.

We believe Mr. Parker is qualified to serve as a director on our board in light of his extensive management experience.

Candice Beaumont, Director

Candice Beaumont is a member of our board of directors. Prior to serving on our board, Ms. Beaumont has served since 2016 as Chairman of the Salsano Group, a Panama based family office and conglomerate invested in private equity, and was a member of the Board of Directors of Clean Earth Acquisition Corp., our pre-merger entity, as well as Israel Acquisitions Corp a special purpose acquisition company that completed its IPO in January 2023. (Nasdaq: ISRLU)

From 2003 to present, Ms. Beaumont has served as Chief Investment Officer of L Investments, a single-family office invested in public and private equity. Beginning in March 2021 Ms. Beaumont began to serve as Advisor to Athena Technology Acquisition Corp (NYSE: ATHN.U) and as Advisor of Springwater Situations Corp. (NASDAQ: SWSSU), a special purpose acquisition company formed to effectuate a merger or similar transaction with one or more businesses, which completed its initial public offering on August 25, 2021. From 2012 to 2014, Ms. Beaumont was a member of the Board of Directors of I2BF Venture Fund II, a Dubai Financial Services Authority regulated clean tech venture capital firm with offices in Dubai, New York and London. Ms. Beaumont remains committed to community and philanthropic causes and serves on the International Council of Advisors for Global Dignity, a charity founded by Crown Prince Haakon of Norway to foster global respect and dignity across all borders, genders, religions, and races. Ms. Beaumont was part of the Milken Young Leaders Circle and is a member of the Milken Institute, as well as an active member of Young Presidents Organization. She started her career in Corporate Finance at Merrill Lynch in 1996 and worked as an investment banker at Lazard Frères from 1997 to 1999, during which time she executed over $20 billion of merger and acquisition advisory assignments. Ms. Beaumont also worked in private equity at Argonaut Capital from 1999 to 2001.

Due to her background, Ms. Beaumont speaks at numerous family office and investment conferences globally, including the Stanford University Graduate School of Business Global Investor’s Forum, while being a NYU Stern Family Office Council member serving on its Steering Committee, and is an Advisory Board member of the Family Office Association.

Ms. Beaumont obtained a Bachelor in Business Administration from the University of Miami, graduating first in her class with a major of International Finance & Marketing. Ms. Beaumont was Captain of the University of Miami varsity tennis team, where she earned Academic All American honors, and is also a former world-ranked professional tennis player. She completed Global Leadership & Public Policy for the 21st Century at Harvard Kennedy School in 2015. Ms. Beaumont was honored by Trusted Insight as one of the Top 30 Family Office Chief Investment Officers in 2017 and as a Young Global Leader by the World Economic Forum in 2014. Ms. Beaumont has a broad network of relationships, including investors in private and public equity, leading venture capital firms with compelling pre-initial public offering companies and has expertise sourcing deals, evaluating private and public businesses, and conducting detailed due diligence and risk management.

We believe Ms Beaumont is qualified to serve as a director on our board in light of her extensive business experience.

John P. Thomas, Director

Mr. Thomas is a member of our board of directors. Prior to serving on our board, Mr. Thomas served as a member of AEG’s board of directors since February 2018.

Prior to joining our board, Mr. Thomas has served in senior operating and management roles in a variety of corporate and public enterprises for over 35 years. Currently, he is Managing Partner of the Doonbeg Group, which he co-founded in 2013. Doonbeg Group is a merchant bank offering advisory services across a wide spectrum of interests. Prior to co-founding the Doonbeg Group, he was a founding partner of Pfife Hudson Group, from March 2003 to November 2010, a boutique investment bank. Prior to that, Mr. Thomas spent 12 years at the Grundstad Maritime Group, a Norwegian holding company with various maritime assets including product tankers and a cruise line, culminating as CEO and President of the Group. He joined Grundstad from Northrop Corporation, where from February 1984 to June 1988 he was responsible for Northrop’s corporate counter trade and offset operations worldwide. Before joining Northrop, Mr. Thomas was Owners Representative for West Africa and Resident Managing Director in Nigeria for Farrell Lines, a US Flag shipping company. He began his African experience as a U.S. Peace Corps Volunteer in The Gambia, West Africa and later transferred to Micronesia.

Mr. Thomas graduated with a BS in Business Administration from Manhattan College.

We believe that Mr. Thomas is qualified to serve as a director on our board due to his service in senior operating and management roles of other companies.

Tone Bjornov, Director

Ms. Bjørnov is a member of our board of directors, prior to which she was as a member of AEG’ Board of Directors since August 2021.

Since 2008 she has worked as a portfolio non-executive director in several Scandinavian companies across various sectors from banks and financial institutions to shipping, real estate, media, biotech and aquaculture. She has chaired multiple Boards and Board committees including risk, audit and nomination in European listed companies. Present board positions include Atlantic Sapphire ASA (Audit Committee Chair), Aqua Bio Technology ASA, Filmparken AS (Chair), Storyline Studios AS (Chair), Hausmann AS (Chair), Dugnad.ai.AS (Chair), TF Bank AB (Audit Committee Chair), Omsorgsbygg KF (Deputy Chair) and Varme og Bad AS (Credit Committee Chair).

Ms. Bjørnov received her undergraduate degree from the University of Oslo and an undergraduate degree from BI Norwegian Business School and resides in Oslo.

We believe that Ms. Bjornov is qualified to be a director on our board given her vast experience in the financial industry.

Mohammed Javade Chaudhri, Director

Mohammed Javade Chaudhri is a member of our board of directors. Prior to serving on our board, Mr. Chaudhri was on the board of AEG since February of 2022.

Based in Washington D.C. and currently Of Counsel with Jones Day, he advises companies on domestic and international mergers, acquisitions, and strategic alliances as well as corporate governance, compliance, and internal investigations. From September of 2013 to 2019 he was the partner-in-charge of Jones Day’s Middle East & Africa region. Prior to that, from October of 2003 to September of 2013, he was the General Counsel for Sempra Energy and Gateway Computers. He serves on several non-profit and advisory boards, including the University of California Global Policy & Strategy School, the US-Asia Institute, the Institute of the Americas, Asian-Americans Advancing Justice, Loyola School of Law Rule of Law Development, The Rumie Initiative, International Development Law of Organization, Friends of Gatoto, the Yale International Alliance, and the San Diego Zoo Wildlife Alliance.

Mr. Chaudhri holds a BSc & MSc in Environmental Science from Yale University and a Juris Doctor degree from Georgetown University.

We believe that Mr. Chaudhri is qualified to be a director on our board given his twenty years’ experience as General Counsel, Chief Compliance Officer and Chief Environmental Officer at a Fortune 250 company.

Corporate Governance

Board Leadership Structure

Our chairman of the board of directors is Vincent Browne, who is also our Chief Executive Officer. Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Our board of directors has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board of directors to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board of directors, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.

Composition of the Board of Directors

The board of directors is divided into three classes of directors (Class I, Class II and Class III), with each class serving for staggered three-year terms. Vincent Browne, John P. Thomas and Aaron T. Ratner constitute the Class III directors;, Nicholas Parker and Tone Bjornov constitute the Class II directors; Mohammed Javade Chaudhri and Candice Beaumont constitute the Class I directors. The initial term of the Class I directors shall expire immediately following the Company’s 2024 annual general meeting of the Company at which directors are appointed. The initial term of the Class II directors shall expire immediately following the Company’s 2025 annual general meeting at which directors are appointed. The initial term of the Class III directors shall expire immediately following the Company’s 2026 annual meeting at which directors are appointed.

Director Independence

The board of directors consists of seven directors, four of whom are “independent” within the meaning of Section 5605(a)(2) of the Nasdaq Listing Rules and meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act. The Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, our Board has undertaken a review of the independence of each director. Based on the information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that Nicholas Parker, Tone Bjornov, Candice Beaumont, and Mohammed Javade Chaudhri satisfy the “independence” requirements under Nasdaq Rule 5605.

Board Committees

The Board has established three standing committees: (i) audit committee (the “Audit Committee”); (ii) compensation committee (the “Compensation Committee”); and (iii) nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Each of the committees operates pursuant to its charter. The committee charters will be reviewed annually by the Nominating and Corporate Governance Committee. If appropriate, and in consultation with the chairs of the other committees, the Nominating and Corporate Governance Committee may propose revisions to the charters. The responsibilities of each committee are described in more detail below.

Audit Committee. The Audit Committee consists of three directors, Tone Bjornov, Nicholas Parker and Mohammed Javade Chaudhri, all of which are currently “independent” as defined by Nasdaq. Tone Bjornov serves as the audit committee chairman and audit committee financial expert. The audit committee’s duties are specified in a charter and include, but not be limited to:

●	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

●	monitoring the independence of the independent registered public accounting firm;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

●	appointing or replacing the independent registered public accounting firm;

●	determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

The Audit Committee is composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Compensation Committee. The Compensation Committee consists of two directors: Mohammed Javade Chaudhri and Tone Bjornov, both of which, are “independent” as defined by Nasdaq. Mohammed Javade Chaudhri serves as the compensation committee chairman. The Compensation Committee’s duties are specified in a charter and include, but not be limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

●	reviewing and approving the compensation of all of our other Section 16 executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nomination and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of two directors: Mohammed Javade Chaudhri and Tone Bjornov. Mohammed Javade Chaudhri serves as the nominating and corporate governance committee chairman. The Nominating and Corporate Governance Committee’s duties are specified in a charter and include, but not be limited to:

●	assist the Board by identifying qualified candidates for director nominees, and to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders;

●	lead the Board in its annual review of its performance;

●	recommend to the Board director nominees for each committee of the Board; and

●	develop and recommend to the Board corporate governance guidelines applicable to us.

Role of Board in Risk Oversight Process

Our Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our Board to understand our risk identification, risk management, and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.

Code of Ethics

Our Board adopted a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Our website has a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2023 and 2022, earned by or paid to our Chief Executive Officer and our two other most highly compensated executive officers whose total compensation exceeded US$100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)		All Other Compensation ($)		Total ($)
Vincent Browne Chief Executive Officer	2023	344,386	(1)(2)(3)	193,000	(5)	21,039	(2)(3)	558,425
	2022	320,126	(1)(2)(3)	50,000	(4)	17,838	(2)(3)	387,964
Joseph E. Duey Chief Financial Officer	2023	250,000		193,000	(5)	18,000	(2)	461,000
	2022	250,000				18,000	(2)	268,000
Taliesin Durant Chief Legal Officer	2023	190,000				51,000	(2)(6)	241,000
	2022	190,000		133,000	(4)	18,000	(2)	268,062

(1)	Mr. Browne’s salary includes fees earned by Vestco, a company he owns and controls, pursuant to a services agreement between VestCo and Alternus Energy Americas Inc.
(2)	Other compensation includes car allowance (USA) / Benefit in Kind for Car Lease (Ireland)
(3)	EURO converted to USD using FX rate 1.1038 for December 31st 2023 and USD using FX rate 1.06772 for December 31st 2022.
(4)	Bonuses were paid in January and December 2022 for the fiscal year ending 2021.
(5)	Bonuses paid in October 2023 for the fiscal year ending 2021.
(6)	Includes housing allowance effective July 2023.

Named Executive Officer Employment Agreements

Vincent Browne

VestCo Corp., a company owned and controlled by Vincent Browne, entered into a Professional Consulting Agreement with one of our US subsidiaries under which Alternus pays VestCo a monthly fee of $16,000. This agreement has a five-year initial term.

Additionally, Mr. Browne entered into an Employment Agreement (the “Browne Employment Agreement”) with an Irish subsidiary of the Company under which Mr. Browne receives an annual base salary of €120,000 and an annual bonus of up to 100% of his salary based on achieving certain milestones. In addition, he is eligible to receive certain equity and/or equity-based awards under the Company’s long-term incentive compensation plan(s), none of which has been issued at this time.

The Company may terminate the Browne Employment Agreement for “Cause” which is defined as any of the following: (i) the conviction of a felony, or a crime involving dishonesty or moral turpitude; (ii) fraud, misappropriation or embezzlement; or (iii) willful failure or gross negligence in the performance of assigned duties, which failure or negligence continues for more than thirty (30) days following written notice of such failure or negligence. Alternus may terminate the Browne Employment Agreement without Cause at any time by giving 90 days’ advance written notice and shall pay a sum equal to five years of base salary. Mr. Browne may terminate his employment agreement for Good Reason (as defined in the Browne Employment Agreement) with 90 days’ notice, and Alternus shall be obligated to pay him severance pay equal to five years of base salary.

Joseph E. Duey

The Company and Mr. Duey entered into an employment agreement under which Mr. Duey receives an annual base salary of $250,000 and a cash bonus of up to 100% of his salary based on achieving certain milestones. In addition, he is eligible to receive certain equity and/or equity-based awards under the Company’s long-term incentive compensation plan(s), none of which has been issued at this time. This agreement has a five-year initial term.

The Company may terminate his employment agreement for “Cause” which is defined as any of the following: (i) the conviction of a felony, or a crime involving dishonesty or moral turpitude; (ii) fraud, misappropriation or embezzlement; or (iii) willful failure or gross negligence in the performance of assigned duties, which failure or negligence continues for more than thirty (30) days following written notice of such failure or negligence. If the executive’s employment is terminated by Alternus without Cause during the term of the employment agreement, the Alternus must give two weeks’ prior written notice and shall pay severance pay equal to one year of base salary. If Alternus closes a ‘Change in Control’ transaction, then the employment agreement will automatically terminate, and the Company shall pay severance pay equal to two years of base salary and any unvested stock shall automatically become fully vested. The executive may terminate the employment agreement for Good Reason (as defined in such employment agreement) with 90 days’ notice, and Alternus shall be obligated to pay the executive severance pay equal to one year of base salary.

Taliesin Durant

The Company and Ms. Durant entered into an employment agreement under which Ms. Durant receives an annual base salary of $190,000 and a cash bonus of up to 100% of her salary based on achieving certain milestones. In addition, she is eligible to receive certain equity and/or equity-based awards under the Company’s long-term incentive compensation plan(s), none of which has been issued at this time. This agreement has a five-year initial term.

The Company may terminate her employment agreement for “Cause” which is defined as any of the following: (i) the conviction of a felony, or a crime involving dishonesty or moral turpitude; (ii) fraud, misappropriation or embezzlement; or (iii) willful failure or gross negligence in the performance of assigned duties, which failure or negligence continues for more than thirty (30) days following written notice of such failure or negligence. If the executive’s employment is terminated by Alternus without Cause during the term of the Employment agreement, the Alternus must give two weeks’ prior written notice and shall pay severance pay equal to one year of base salary. If Alternus closes a ‘Change in Control’ transaction, then the employment agreement will automatically terminate, and the Company shall pay severance pay equal to two years of base salary and any unvested stock shall automatically become fully vested. The executive may terminate the employment agreement for Good Reason (as defined in such employment agreement) with 90 days’ notice, and Alternus shall be obligated to pay the executive severance pay equal to one year of base salary.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2023, the Company currently does not have any outstanding awards or options underlying its current Incentive Plan (as defined below).

2023 Equity Incentive Plan

On October 9, 2022, our board of directors approved and adopted the Alternus Clean Energy Inc. 2023 Equity Incentive Plan (the “Incentive Plan”), effective as of and contingent on the consummation of the business combination, and subject to approval of our stockholders. On December 4, 2023, the 2023 Plan was approved by our stockholders. Alternus will be authorized to grant equity and cash incentive awards to eligible service providers pursuant to the 2023 Plan.

Summary of the Incentive Plan

The following is a brief summary of the principal provisions of the Incentive Plan, and is qualified in its entirety by reference to the full text of the Incentive Plan.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards thereunder. We believe that the equity-based awards to be issued under the Incentive Plan will motivate award recipients to offer their maximum effort to the Company and help focus them on the creation of long-term value consistent with the interests of our stockholders. The Company believes that grants of incentive awards are necessary to enable the Company to attract and retain top talent.

Principal Features

Eligibility. The Company’s employees, consultants and directors, and employees and consultants of its affiliates, may be eligible to receive awards under the Incentive Plan. Following the Closing, the Company is expected to have approximately 58 employees, 6 non-employee directors and 14 consultants who may be eligible to receive awards under the Incentive Plan.

Award Types. The Incentive Plan provides for the grant of incentive stock options (“ISOs”) to employees and for the grant of non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors, and consultants.

Share Reserve. The aggregate number of shares of common stock that may be subject to awards under the Incentive Plan will not exceed 8,000,000 shares. The foregoing aggregate share limitation is subject to adjustment in the event of a recapitalization, stock split, stock dividend or similar corporate transaction. Shares issued under the Incentive Plan may be authorized but unissued or reacquired shares. Shares subject to stock awards granted under the Incentive Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the Incentive Plan. Additionally, shares issued pursuant to stock awards under the Incentive Plan that are repurchased or forfeited, as well as shares that are reacquired as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available for future grant under the Incentive Plan.

Plan Administration.   The Company’s Board, or a duly authorized committee thereof, will have the authority to administer the Incentive Plan. The Company’s Board may also delegate to one or more officers the authority to: (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of shares to be subject to such stock awards. Subject to the terms of the Incentive Plan, the plan administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the Incentive Plan. The plan administrator has the power to modify outstanding awards under the Incentive Plan. Subject to the terms of the Incentive Plan, the plan administrator also has the authority to reprice any outstanding option or stock award, cancel and re-grant any outstanding option or stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the Incentive Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of the common stock on the date of grant (however, a stock option may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the Incentive Plan, and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code). Options granted under the Incentive Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the Incentive Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or the Company’s insider trading policy. If an option holder’s service relationship ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. Options generally terminate immediately upon the termination of an option holder’s service for cause. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of the common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include: (i) cash, check, bank draft, or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of the common stock previously owned by the option holder, (iv) a net exercise of the option if it is an NSO and (v) other legal consideration approved by the plan administrator.

Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of the common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all stock plans maintained by the Company may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the option is not exercisable after the expiration of five years from the date of grant.

Restricted Stock Awards.   Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Except as provided otherwise in the applicable award agreement, if a participant’s service relationship ends for any reason, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares held by the participant under the participant’s restricted stock award that have not vested as of the date the participant terminates service.

Restricted Stock Unit Awards.   Restricted stock units are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock units may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Stock Appreciation Rights.   Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of the common stock on the date of grant (however, a stock appreciation right may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the Incentive Plan, and in a manner consistent with the provisions of Sections 409A). A stock appreciation right granted under the Incentive Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

Performance Awards. The Incentive Plan permits the grant of performance-based stock and cash awards. The plan administrator may structure awards so that the shares of the common stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of the common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders other than regular cash dividends; (9) to exclude the effects of stock-based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the plan administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable award agreement or the written terms of a performance cash award. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards.   The plan administrator may grant other awards based in whole or in part by reference to the common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid by the Company to any individual for service as a non-employee director with respect to any calendar year (such period, the “annual period”), including stock awards and cash fees paid by the Company to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the board during such annual period, $1,200,000 in total value. For purposes of these limitations, the value of any such stock awards is calculated based on the grant date fair value of such stock awards for financial reporting purposes.

Changes to Capital Structure.   In the event there is a specified type of change in the Company’s capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, appropriate adjustments will be made for the purposes of preventing dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan to (i) the class(es) and maximum number of shares of the common stock subject to the Incentive Plan and the maximum number of shares by which the share reserve may annually increase; (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of common stock subject to outstanding awards.

Corporate Transactions. The following applies to stock awards under the Incentive Plan in the event of a corporate transaction, as defined in the Incentive Plan, unless otherwise provided in a participant’s stock award agreement or other written agreement with the Company or unless otherwise expressly provided by the plan administrator at the time of grant. In the event of a corporate transaction, any stock awards outstanding under the Incentive Plan may be assumed, continued or substituted by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by the Company with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by the Company with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the plan administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by the Company with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants. In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value, at the effective time, to the excess (if any) of (1) the value of the property the participant would have received upon the exercise of the stock award over (2) any exercise price payable by such holder in connection with such exercise.

Change in Control. In the event of a change in control, as defined under the Incentive Plan, awards granted under the Incentive Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.

Plan Amendment or Termination. The Company will have the authority to amend, suspend, or terminate the Incentive Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date the board of directors of the Company adopts the Incentive Plan.

Certain U.S. Federal Income Tax Aspects of Awards Under the Incentive Plan

This is a brief summary of the federal income tax aspects of awards that may be made under the Incentive Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the Incentive Plan depend upon the type of award.

Incentive Stock Options.   The recipient of an ISO generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of the common stock from exercised ISOs are disposed of, by sale or otherwise. If the ISO recipient does not sell or dispose of the shares of the common stock until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of the common stock as of the date of exercise will be treated as a long-term capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the common stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. The Company will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Non-statutory Stock Options.   The recipient of an NSO generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of NSOs when the options are exercised. The excess of the fair market value of the common stock purchased on such date over the exercise price of the option is taxed to the recipient as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. The Company will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Other Awards.   Recipients who receive restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of the common stock on the exercise date over the exercise price. The Company will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Incentive Plan Benefits

Grants of awards under the Incentive Plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by participants under the Incentive Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of January 19, 2024 by (i) each of our Named Executive Officers; (ii) each of our executive officers and directors; (iii) all of our executive officers and directors as a group; and (iv) each person or entity, or group of affiliated persons or entities, known by us to beneficially own more than 5% of our outstanding ordinary shares.

Information with respect to beneficial ownership is based on information furnished to us by each director, executive officer or shareholder who holds more than 5% of our outstanding ordinary shares, and Schedules 13G or 13D filed with the SEC, as the case may be. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable within 60 days of January 19, 2024. Options and warrants to purchase common stock that are exercisable within 60 days of January 19, 2023 are deemed to be beneficially owned by the persons holding these options and warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Except as indicated in the footnotes below, each of the beneficial owners named in the table below has, to our knowledge, sole voting and investment power with respect to all ordinary shares listed as beneficially owned by him or her, except for shares of common stock owned jointly with that person’s spouse. We have based our calculation of beneficial ownership on 79,670,363 shares of common stock outstanding as of January 19, 2024.

Name of Beneficial Owner	Number of shares of Company Common Stock Beneficially Owned	Percentage of shares of outstanding Company Common Stock
Greater than 5% Stockholders:
Alternus Energy Group Plc(1)	57,500,000	72.1%
Clean Earth Acquisitions Sponsor LLC(2)(3)	8,781,667	11.0%
Nordic ESG and Impact Fund SCSp	7,765,000	9.7%
Named Executive Officers and Directors: (4)
Vincent Browne	0	*
Joseph E. Duey	0	*
Taliesin Durant	0	*
Gary Swan	0	*
David Farrell	0	*
Larry Farrell	0	*
Gita Shah	0	*
John P. Thomas	0	*
Aaron T. Ratner	0	*
Nicholas Parker	0	*
Tone Bjornov	0	*
Mohammed Javade Chaudhri	0	*
Candice Beaumont	0	*

All directors and named executive officers as a group (13 individuals)	0	*

*	Less than 1%.

(1)	Alternus Clean Energy, Inc., 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715.

(2)	The Sponsor is the record holder of the shares of Company Common Stock reported herein. Share ownership for officers and directors of the Sponsor does not include shares owned by the Sponsor. Martha Ross, Alex Greystoke and David Saab compose the Board of Managers of the Sponsor. Any action by the Sponsor, including decisions with respect to the Sponsor’s voting and dispositive power over the shares of the Company held by the Sponsor, requires a majority vote of the managers of the Board of Managers. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of the Sponsor’s managers, none of the Sponsor’s managers is deemed to be a beneficial owner of the Sponsor’s securities, even those in which such manager holds a pecuniary interest. Each of Aaron Ratner, Nicholas Parker and Candice Beaumont, directors of the Company, holds membership interests in the Sponsor. None of the members of the Sponsor is deemed to have or share beneficial ownership of the shares of Company Common Stock held by the Sponsor. The business address of the Sponsor is 12600 Hill Country Blvd, Building R, Suite 275 Bee Cave, Texas 78738.

(3)	Includes 2,555,556 shares of Common Stock that are subject to vesting upon the occurrence of certain stock price milestones or upon the occurrence of certain events

(4)	Unless otherwise noted, the business address of each of the following individuals is 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Clean Earth

Related Person Transactions

Founder Shares

On August 17, 2021, in connection with our IPO, the Sponsor purchased an aggregate of 5,750,000 founder shares for an aggregate purchase price of $25,000 or approximately $0.004 per share. On February 7, 2022, we effected a 1:1.33333339 stock split of our Class B common stock, resulting in our initial stockholder holding 7,666,667 Founder Shares. Subsequent to this, and as is detailed in this prospectus, our Sponsor owns 11.1% of our issued and outstanding shares of common stock. All of the Class B common stock has been converted into common stock and we are no longer authorized to issue Class B common stock.

Private Units and Private Warrants

Also, in connection with our IPO, our Sponsor purchased, pursuant to written subscription agreements with us, 890,000 private units (for a total purchase price of $8,900,000) on a private placement basis simultaneously with the consummation of the IPO.

Director and Officer Indemnification Agreements

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation.

Sponsor Support Agreement and Lockup

On October 12, 2022, in connection with Business Combination, Clean Earth, Alternus, Sponsor and certain of Clean Earth’s directors and officers entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor and certain of Clean Earth’s directors and officers among other things, agreed to vote all of their shares of capital stock (and any securities convertible or exercisable into capital stock) in favor of the approval of the Business Combination and against any other transactions.

Family Relationships

No family relationship exists between any of Alternus’ directors and executive officers. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship, which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	The director is, or at any time during the past three years was, an employee of the company;

●	The director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	A family member of the director is, or at any time during the past three years was, an executive officer of the company;

●	The director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	The director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	The director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, two of our directors can be considered independent.

Alternus

Related Person Transactions

Other than as disclosed herein, and except for the regular salary and bonus payments described in section titled “Executive Compensation”, there have been no transactions since December 31, 2022, or any currently proposed transaction, in which the amount involved exceeds $120,000 and in which any current or former director or officer of Legacy Alternus, any 5% or greater shareholder of Legacy Alternus or any member of the immediate family of any such persons had or will have a direct or indirect material interest.

Policy Concerning Related Person Transactions

Alternus’ board of directors adopted a related person transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we had a related person were or will be participants and the amount involved exceeds $120,000 or 1% of the average of our total assets as of the end of our last two completed fiscal years, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness. In reviewing and approving any such transactions, our audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, and whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction and the extent of the related person’s interest in the transaction.

All of the transactions described in this section were entered into prior to the adoption of this policy.

SELLING SECURITYHOLDERS

The selling securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of:

●	up to 57,500,000 shares of our common stock issued to AEG, pursuant to the Business Combination Agreement;

●	up to 7,666,667 shares of our common stock issued to the Sponsor on the Closing Date of the Business Combination (2,555,556 shares of which are subject to vesting);

●	up to 1,496,234 shares of common stock issued to the Meteora Entities pursuant to a forward purchase agreement;

●	up to 1,320,000 shares of common stock to be issued to Wissam Anastas pursuant to a convertible note;

●	up to 890,000 shares of common stock issued to the Sponsor in the private placement of the Sponsor Units;

●	up to 445,000 shares of common stock issuable upon the exercise of the Sponsor Warrants;

●	up to 300,000 shares of common stock issuable upon the exercise of the SCM Tech 1 Warrants;

●	up to 100,000 shares of common stock issuable upon the exercise of the SCM Tech 2 Warrants; and

●	Warrants to purchase up to 445,000 shares of common stock.

As used in this prospectus, the term “selling securityholders” includes the selling securityholders listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock of each selling securityholder, the number of shares of common stock and the Warrants that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own assuming all securities that may be offered pursuant to this prospectus are sold. Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

	Shares of Common Stock				Warrants
Name of Selling Security holder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Alternus Energy Group Plc(1)	5,750,000	5,750,000	0	0	0	0	0	0
Clean Earth Acquisitions Sponsor, LLC(2)	9,226,667	9,226,667	0	0	445,000	445,000	0	0
Meteora Capital Partners, LP (3)	1,289,836	666,273	623,563	*	0	0	0	0
Meteora Select Trading Opportunities Master, LP(4)	1,154,855	596,548	558,307	*	0	0	0	0
Meteora Strategic Capital, LLC(5)	451,863	233,413	218,450	*	0	0	0	0
Wissam Anastas(6)	1,320,000	1,320,000	0	0	0	0	0	0
SCM Tech, LLC(7)	400,000	400,000	0	0	0	0	0	0

*	Represents less than 1%

(1)	Vincent Browne is the chairman and chief executive officer of the selling securityholder and may be deemed to have voting and investment control with respect to the shares of common stock held by the selling securityholder. The address for the selling securityholder is c/o Alternus Clean Energy, Inc., 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715.
(2)	Alex Greystoke, Martha Ross and David Saab are directors of the selling securityholder and share voting and investment control with respect to the shares of common stock held by the selling securityholder. Includes up to 445,000 shares of common stock issuable upon the full exercise of the Warrant held by the Selling Stockholder. The address for the selling securityholder is c/o Alternus Clean Energy, Inc., 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715.
(3)	Vikas Mittal is the Managing Member of Meteora Capital, LLC, the Manager of the selling securityholder and may be deemed to have voting and investment control with respect to the shares of common stock held by the selling securityholder. Mr. Mittal disclaims any beneficial ownership over such securities except to the extent of his pecuniary interest therein. The address for the selling securityholder is c/o Alternus Clean Energy, Inc., 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715.
(4)	Vikas Mittal is the Managing Member of Meteora Capital, LLC, the Manager of the selling securityholder and may be deemed to have voting and investment control with respect to the shares of common stock held by the selling securityholder. Mr. Mittal disclaims any beneficial ownership over such securities except to the extent of his pecuniary interest therein. The address for the selling securityholder is c/o Alternus Clean Energy, Inc., 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715.
(5)	Vikas Mittal is the Managing Member of Meteora Capital, LLC, the Manager of the selling securityholder and may be deemed to have voting and investment control with respect to the shares of common stock held by the selling securityholder. Mr. Mittal disclaims any beneficial ownership over such securities except to the extent of his pecuniary interest therein. The address for the selling securityholder is c/o Alternus Clean Energy, Inc., 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715.
(6)	The address for the selling securityholder is c/o Alternus Clean Energy, Inc., 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715.
(7)	The shares of common stock being offered consists of 400,000 shares of common stock underlying two warrants held by the selling securityholder. Vik Seth is the Manager of the selling securityholder and may be deemed to have voting and investment control with respect to the shares of common stock held by the selling securityholder. The address for the selling securityholder is c/o Alternus Clean Energy, Inc., 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715.

DESCRIPTION OF OUR SECURITIES

The following description of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. This summary is qualified by reference to the complete text of our Third Amended and Restated Certificate of Incorporation and bylaws filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized and Outstanding Stock

The Company’s Third Amended and Restated Certificate of Incorporation (the “Company Charter”) authorizes the issuance of 151,000,000 shares, consisting of 150,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of January 19, 2024, there are 71,927,855 shares of common stock outstanding. No shares of preferred stock are outstanding.

Common Stock

Voting Rights

Except as otherwise provided by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock will possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock will been titled to one vote per share on matters to be voted on by stockholders and will not have the right to cumulate votes in the election of directors.

Dividend Rights

Holders of common stock will be entitled to receive dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by our board of directors from time to time out of assets or funds of the Company legally available therefor.

Liquidation, Dissolution and Winding Up

Holders of common stock will be entitled to receive the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after the rights of the holders of the preferred stock, if any, have been satisfied.

Preemptive or Other Rights

Under the Company Charter, our common stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our board of directors is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders of the Combined Company) generally serving a term of three years. Class I directors will serve until the first annual meeting of stockholders following the effectiveness of the Company Charter, Class II directors will serve until the second annual meeting of stockholders following the effectiveness of the Company Charter and Class III directors will serve until the third annual meeting of stockholders pursuant to the Company Charter.

Preferred Stock

The Company Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to establish the number of shares to be included in such series, and fix the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, applicable to the shares of each series. Our board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Combined Company or the removal of management of the Combined Company. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

There are currently outstanding an aggregate of 11,500,000 Public Warrants, which entitle the holder to acquire common stock of the Company.

Each Public Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as provided herein, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of common stock. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation

Redemption of warrants for cash when the price per share of common stock equals or exceeds$18.00.

Once the warrants become exercisable, we may redeem the outstanding warrants (except the Sponsor Warrants and any warrants underlying additional units issued to our Sponsor, officers or directors payment of working capital loans made to us):

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant holder; and

●	if, and only if, the reported last sale price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations, for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending three business days before we send the notice of redemption.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the redemption date. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s Public Warrant upon surrender of such warrant.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the sale of the common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period or we require the warrants to be exercised on a cashless basis as described below. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. If we call the Public Warrants for redemption for cash as described above, we will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our common stock issuable upon the exercise of our Public Warrants. To exercise Public Warrants on a cashless basis, each holder would pay the exercise price by surrendering the Public Warrants in exchange for a number of shares of our common stock equal to the quotient obtained by dividing(i) the product of (A) the number of shares of our common stock underlying the Public Warrants, and(B) the difference between the “fair market value” and the exercise price of the Public Warrants by (ii) such fair market value. Solely for purposes of the preceding sentence, “fair market value” shall mean the 10-day average trading price as of the date on which the notice of exercise is received by the warrant agent. We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price (as may be adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant) as well as the $11.50 (for whole shares) exercise price after the redemption notice is issued.

No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than the shares of Class stock pursuant to the warrant agreement, the Public Warrants may be exercised for such security. At such time as the Public Warrants become exercisable for a security other than the shares of common stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Public Warrants.

Redemption Procedures. A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of common stock is increased by a capitalization or share dividend paid in shares of common stock to all or substantially all holders of shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) and (ii) one minus the quotient of (x) the price per common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value “means the volume weighted average price of shares of common stock as reported during the 10trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of common stock on account of such shares of common stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of common stock issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share,(c) to satisfy the redemption rights of the holders of shares of common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of shares of common stock in connection with a shareholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to provide holders of our shares of common stock the right to have their shares redeemed in connection with our Business Combination or to redeem 100% of our public shares if we do not complete the Business Combination within the completion window or (B) with respect to any other provision relating to the rights of holders of our shares of common stock, (e) as a result of the repurchase of shares of common stock by us if a proposed initial business combination is presented to our stockholders for approval, or (f) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of common stock or other similar vent, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

The exercise price and number of shares of common stock issuable upon the exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The Public Warrants will be issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Public Warrants and the warrant agreement set forth in the prospectus for our IPO, or defective provision, (ii) removing or reducing the Company’s ability to redeem the Public Warrants or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants in any material respect. The warrant agreement may be amended by the parties thereto with the vote or written consent of the registered holders of the Public Warrants of at least 50% of the then outstanding Public Warrants and Sponsor Warrants, voting together as a single class, to allow for the Public Warrants to be or continue to be, as applicable, classified as equity in the Company’s financial statements. All other modifications or amendments, including any modification or amendment to increase the exercise price or shorten the exercise period, (a) with respect to the terms of the Public Warrants or any provision of the warrant agreement with respect to the Public Warrants, will require the vote or written consent of the registered holders of the warrants of at least 50% of the then outstanding Public Warrants and (b) with respect to the terms of the Sponsor Warrants or any provision of the warrant agreement with respect to the Sponsor Warrants will require the vote or written consent of at least 50% of the then Sponsor Warrants. You should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement on form S-1, for a complete description of the terms and conditions applicable to the Public Warrants.

The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Public Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors - Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants and rights, which could limit the ability of warrant holders or right holders to obtain a favorable judicial forum for disputes with our Company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Sponsor Warrants

There are currently outstanding an aggregate of 445,000 Sponsor Warrants, which entitle the holder to acquire common stock of the Company.

The Sponsor Warrants have terms and provisions that are identical to those of the Public Warrants which were sold as part of the units in the IPO, except that: (i) they will not be redeemable by us, (ii) they may be exercised for cash or on a cashless basis (iii) they (along with the common stock issuable upon exercise of the Sponsor Warrants) are entitled to registration rights, as described below and (iv) the initial purchasers have agreed not to transfer, assign or sell any of the Sponsor Warrants (or the shares of common stock and Sponsor Warrants included therein), until 30 days after the completion of the Business Combination. The Sponsor Warrants will not become public warrants as a result of any transfer of the Sponsor Warrants, regardless of the transferee. Any amendment to the terms of the Sponsor Warrants or any provision of the warrant agreement with respect to the Sponsor Warrants will require the vote or written consent of at least 50% of the then outstanding Sponsor Warrants.

If holders of the Sponsor Warrants elect to exercise them on a cashless basis, they would pay the exercise price by exchanging their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and of the “historical fair market value” (defined below) by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average reported closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

SCM Tech Warrants

There are currently outstanding an aggregate of 400,00 SCM Tech Warrants to acquire common stock of the Company.

There are 300,000 SCM Tech 1 Warrants, which have an exercise price of $0.01 per share. There are 100,000 SCM Tech 2 Warrants, which have an exercise price of $11.50 per share. The SCM Tech Warrants may be exercised at any time on or prior to December [*], 2033.

The SCM Warrants are exercisable at any time at the option of the holder, have a term of 10 years from the issuance date. The Company determined that the Warrants meet the conditions for equity classification. The exercise price and number of the shares issuable under the SCM Tech Warrants are subject to customary adjustments for certain stock dividends, stock splits, subsequent rights offerings, pro rata distributions or certain equity structure changes.

Anti-Takeover Effects of Provisions of the Company Charter, the Bylaws and Applicable Law

Certain provisions of the Company Charter, Bylaws, and laws of the State of Delaware, where the Company is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Company’s common stock. The Company believes that the benefits of increased protection give the Company the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure the Company and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply if and so long as the Company’s common stock remains listed on the Nasdaq require stockholder approval of certain issuances equal to 20% or more of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Number of Directors

The Company Charter and the Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by our board of directors. The initial number of directors is set at seven.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Dissenters’ Rights of Appraisal and Payment

The DGCL, provides that, the Company’s stockholders would have appraisal rights in connection with a merger or consolidation of the Company under certain circumstances. If appraisal rights were available, pursuant to the DGCL, stockholders who complied with certain requirements would have had the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery. However, there are no appraisal rights available in connection with the business combination.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent, Warrant Agent and Registrar

The Transfer Agent for the Company’s capital stock will be American Stock Transfer & Trust Company. The Company will agree to indemnify American Stock Transfer & Trust Company in its roles as Transfer Agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Listing of Common Stock

Our common stock is listed on Nasdaq under the symbol “ALCE”.

Transfer Agent

The transfer agent for our common stock and warrant agent is American Stock Transfer & Trust Company.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations for holders of our common stock that elect to have their common stock and the exercise, disposition and lapse of our Warrants. The common stock and the Warrants are referred to collectively herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, S corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “— Tax Considerations Applicable to U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock disposed of exceeds one year at the time of disposition. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost for such common stock (or, in the case of common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders generally are eligible under current law for reduced rates of tax. If the U.S. Holder’s holding period for the common stock disposed of is one year or less at the time of disposition, any gain on a taxable disposition of our common stock would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the shares of our common stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants generally will equal the U.S. Holder’s acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant expires unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Our Securities.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of our securities, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status or has been notified by the IRS that such U.S. Holder is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our common stock, to the extent paid or deemed paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “— Tax Considerations Applicable to Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “—Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “—Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “— Tax Considerations Applicable to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or Warrants or an expiration or redemption of our Warrants, unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

●	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our common stock or Warrants and, in the case where shares of our common stock are regularly traded on an established securities market, (i) the non-U.S. Holder has owned, actually or constructively, more than 5% of our common stock at any time within the relevant period or (ii) provided that our Warrants are regularly traded on an established securities market, the non-U.S. Holder has owned, actually or constructively, more than 5% of our Warrants at any time within the within the relevant period. It is unclear how a non-U.S. Holder’s ownership of Warrants will affect the determination of whether the non-U.S. Holder owns more than 5% of our common stock. In addition, special rules may apply in the case of a disposition of warrants if our common stock is considered to be regularly traded, but our Warrants are not considered to be regularly traded. There can be no assurance that our common stock or Warrants will or will not be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our common stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or Warrants may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation; however, there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Our Securities.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) and Treasury Regulations and administrative guidance promulgated thereunder impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our securities. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of our securities. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, of (i) up to 69,717,901 shares of our common stock consisting of: (a) up to 57,500,000 shares of our common stock issued to AEG; (b) up to 7,666,667 shares of our common stock (2,555,556 of which are subject to vesting upon the occurrence of certain events) issued to the Sponsor; (c) up to 1,496,234 shares of common stock issued to the Meteora Entities; (d) up to 1,320,000 shares of common stock to be issued to Wissam Anastas; (e) up to 890,000 shares of common stock issued to the Sponsor (f) up to 445,000 shares of common stock issuable upon exercise of the Sponsor Warrants; (g) up to 300,000 shares of common stock issuable upon the exercise of the SCM Tech 1 Warrants; and (h) up to 100,000 shares of common stock issuable upon the exercise of the SCM Tech 2 Warrants; and (ii) up to 445,000 Sponsor Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the shares of common stock or the Warrants by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The shares of common stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	short sales;

●	distribution to employees, members, limited partners or stockholders of the selling securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

●	by pledge to secured debts and other obligations;

●	delayed delivery arrangements;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrant in accordance with the warrant agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, American Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the warrant agreement.

LEGAL MATTERS

The validity of the shares of common stock covered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP.

EXPERTS

The financial statements of Clean Earth Acquisitions Corp. as of December 31, 2022 and 2021 and for year ended December 31, 2022 and the period from May 14, 2021 (inception) through December 31, 2021, included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.C.) an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

The consolidated financial statements of Alternus Energy Group Plc and its subsidiaries, as of and for the year ended December 31, 2022 and 2021, appearing in this prospectus have been audited by Mazars Ireland, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and our common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at https://alternusce.com/ at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Alternus Clean Energy, Inc.

INDEX TO FINANCIAL STATEMENTS

CLEAN EARTH ACQUISITIONS CORP.

Condensed Financial Statements as of September 30, 2023 (unaudited) and December 31, 2022, and for the nine months ended September 30, 2023 and 2022 (unaudited)

Condensed Balance Sheets as of September 30, 2023 (unaudited) and December 31, 2022	F-2
Unaudited Condensed Statements of Operations for the three and nine months ended September 30, 2023 and 2022	F-3
Unaudited Condensed Statements of Changes in Temporary Equity and Shareholders’ Deficit for the three and nine months ended September 30, 2023 and 2022	F-4
Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2023 and 2022	F-5
Notes to Unaudited Condensed Financial Statements	F-6

Financial Statements as of December 31, 2022 and 2021, and for the year ended December 31, 2022, and for the period from May 14, 2021 (inception) through December 31, 2021

Report of Independent Registered Public Accounting Firm	F-24
Balance Sheets as of December 31, 2022 and 2021	F-25
Statements of Operations for the Year Ended December 31, 2022 and for the Period from May 14, 2021 (Inception) through December 31, 2021	F-26
Statements of Changes in Temporary Equity and Shareholders’ Deficit for the Year Ended December 31, 2022 and for the Period from May 14, 2021 (Inception) through December 31, 2021	F-27
Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from May 14, 2021 (Inception) through December 31, 2021	F-28
Notes to Financial Statements	F-29

ALTERNUS ENERGY GROUP PLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets or the Nine Months Ended September 30, 2023 (unaudited) and March 31, 2023	F-45
Unaudited Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2023 and 2022	F-46
Unaudited Condensed Consolidated Statements of Comprehensive Income for the Nine Months Ended September 30, 2023 and 2022	F-46
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2023 and 2022	F-48
Unaudited Condensed Consolidated Statements of Stockholder’s Equity as of September 30, 2023, and 2022	F-47
Notes to Unaudited Condensed Consolidated Financial Statements	F-50

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm (Mazars Ireland PCAOB number: ID 1484)	F-96
Consolidated Balance Sheets (as restated) as of December 31, 2022 and 2021	F-97
Consolidated Statements of Operations (as restated) for the Year Ended December 31, 2022 and 2021	F-98
Consolidated Statements of Comprehensive Income (as restated) for the Year Ended December 31, 2022 and 2021	F-98
Consolidated Statements of Stockholder’s Equity (as restated) as of December 31, 2022 and 2021	F-99
Consolidated Statements of Cash Flows for the Year Ended December 31, 2022 and 2021	F-100
Notes to Consolidated Financial Statements	F-102

CLEAN EARTH ACQUISITIONS CORP.

UNAUDITED CONDENSED BALANCE SHEETS

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash	$9,266	$630,460
Prepaid expenses	259,034	298,172
Other receivable	—	7,462
Marketable securities held in Trust Account	86,038,091	235,586,028
Total current assets	86,306,391	236,522,122
Total Assets	$86,306,391	$236,522,122

LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$688,939	$613,653
Income and franchise taxes payable	31,215	849,331
Accrued legal expenses	992,045	572,307
Accounts payable	171,267	47,919
Accrued offering costs	542,981	542,981
Promissory note – related party	1,703,500	806,170
Deferred underwriter fee payable	805,000	4,427,500
Total current liabilities	4,934,947	7,859,861
Total Liabilities	4,934,947	7,859,861

Commitments and Contingencies
Class A Common Stock Subject to Possible Redemption
Class A common stock subject to possible redemption; $0.0001 par value; 100,000,000 shares authorized; 8,147,563 and 23,000,000 shares issued and outstanding at redemption value as of September 30, 2023 and December 31, 2022, respectively	86,038,091	235,586,028

Stockholders’ Deficit
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value, 100,000,000 shares authorized; 890,000 shares issued and outstanding (excluding 8,147,563 and 23,000,000 shares subject to possible redemption as of September 30, 2023 and December 31, 2022, respectively)	89	89
Class B common stock, $0.0001 par value, 10,000,000 shares authorized; 7,666,667 shares issued and outstanding	767	767
Additional paid-in capital	—	—
Accumulated deficit	(4,667,503)	(6,924,623)
Total Stockholders’ Deficit	(4,666,647)	(6,923,767)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$86,306,391	$236,522,122

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLEAN EARTH ACQUISITIONS CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Franchise tax expense	$50,000	50,000	$150,000	$150,000
Bank fees	—	390	7,462	767
Insurance expense	106,518	106,521	319,559	253,621
Dues and subscriptions	8,766	5,900	169,314	62,831
Marketing and advertising expenses	21,627	58,387	37,422	71,331
Legal and accounting expenses	672,962	334,967	1,049,820	1,016,032
Placement services fee	—	500,000	—	500,000
Listing fee, general and administrative expenses	18,084	—	52,971	—
Loss from operations	(877,957)	(1,056,165)	(1,786,548)	(2,054,582)

Other income:
Dividend income on marketable securities held in Trust Account	1,107,180	261,381	4,216,253	596,440
Realized gains on marketable securities held in Trust Account	—	877,634	1,663,187	877,634
Interest income on operating account	2	—	40	—
Other income	1,107,182	1,139,015	5,879,480	1,474,074

Income (loss) before provision for income taxes	229,225	82,850	4,092,932	(580,508)
Provision for income taxes	(222,009)	(228,946)	(853,922)	(278,308)
Net income (loss)	$7,216	$(146,096)	$3,239,010	$(858,816)

Basic and diluted weighted average shares outstanding, redeemable Class A common stock	8,147,563	23,000,000	16,036,220	18,113,553

Basic and diluted net income (loss) per share, redeemable Class A common stock	$0.07	$0.01	$0.23	$0.58

Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B common stock	8,556,667	8,556,667	8,556,667	8,107,815

Basic and diluted net (loss) income per share, non-redeemable Class A and Class B common stock	$(0.07)	$(0.04)	$(0.06)	$(1.40)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLEAN EARTH ACQUISITIONS CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN COMMON STOCK SUBJECT TO POSSIBLE

REDEMPTION AND STOCKHOLDERS’ DEFICIT

	Class A
	Common Stock Subject to Possible		Class A		Class B		Additional		Total
	Redemption		Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2022	23,000,000	$235,586,028	890,000	$89	7,666,667	$767	$—	$(6,924,623)	$(6,923,767)
Remeasurement of Class A common stock to redemption value	—	2,409,648	—	—	—	—	—	(2,409,648)	(2,409,648)
Net income	—	—	—	—	—	—	—	1,873,417	1,873,417
Balance – March 31, 2023	23,000,000	237,995,676	890,000	89	7,666,667	767	—	(7,460,854)	(7,459,998)
Redemption of Class A common stock	(14,852,437)	(154,152,327)	—	—	—	—	—	—	—
Deferred underwriter fee payable forfeiture	—	—	—	—	—	—	—	3,622,500	3,622,500
Remeasurement of Class A common stock to redemption value	—	1,097,561	—	—	—	—	—	(1,097,561)	(1,097,561)
Net income	—	—	—	—	—	—	—	1,358,377	1,358,377
Balance – June 30, 2023	8,147,563	84,940,910	890,000	89	7,666,667	767	—	(3,577,538)	$(3,576,682)
Remeasurement of Class A common stock to redemption value	—	1,097,181	—	—	—	—	—	(1,097,181)	(1,097,181)
Net income	—	—	—	—	—	—	—	7,216	7,216
Balance – September 30, 2023	8,147,563	$86,038,091	890,000	$89	7,666,667	$767	$—	$(4,667,503)	$(4,666,647)

	Class A
	Common Stock Subject to Possible		Class A		Class B		Additional		Total
	Redemption		Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2021	—	$—	—	$—	7,666,667	$767	$24,233	$(2,546)	$22,454
Issuance of Class A common stock in initial public offering	23,000,000	192,766,854	—	—	—	—	23,227,765	—	23,227,765
Sale of private placement units	—	—	890,000	89	—	—	8,899,911	—	8,900,000
Remeasurement of Class A common stock to redemption value	—	39,554,524	—	—	—	—	(32,151,909)	(7,402,615)	(39,554,524)
Net loss	—	—	—	—	—	—	—	(240,003)	(240,003)
Balance – March 31, 2022	23,000,000	232,321,378	890,000	89	7,666,667	767	—	(7,645,164)	(7,644,308)
Remeasurement of Class A common stock to redemption value	—	313,681	—	—	—	—	—	(313,681)	(313,681)
Net loss	—	—	—	—	—	—	—	(472,717)	(472,717)
Balance – June 30, 2022	23,000,000	232,635,059	890,000	89	7,666,667	767	—	(8,431,562)	(8,430,706)
Remeasurement of Class A common stock to redemption value	—	1,139,015	—	—	—	—	—	(1,139,015)	(1,139,015)
Net loss	—	—	—	—	—	—	—	(146,096)	(146,096)
Balance – September 30, 2022	23,000,000	$233,774,074	890,000	$89	7,666,667	$767	$—	$(9,716,673)	$(9,715,817)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLEAN EARTH ACQUISITIONS CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$3,239,010	$(858,816)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Dividend income	—	(596,440)
Realized gains on marketable securities held in Trust Account	(1,663,187)	(877,634)
Gain on extinguishment of liabilities	—	(4,000)
Changes in operating assets and liabilities:
Prepaid expenses	39,138	(393,588)
Accounts payable	123,348	17,171
Accrued expenses	75,286	504,108
Income and franchise taxes payable	(818,116)	428,308
Accrued legal expenses	419,738	515,356
Other receivables	7,462	(19,189)
Net cash provided by (used in) operating activities	1,422,679	(1,284,724)

Cash Flows from Investing Activities:
Proceeds from marketable securities held in Trust Account	629,455,679	233,355,939
Purchase of marketable securities held in Trust Account	(474,775,971)	(233,355,939)
Dividends reinvested in marketable securities held in Trust Account	(3,629,603)	—
Investment of cash in Trust Account	—	(232,300,000)
Contributions to Trust Account	161,019	—
Net cash provided by (used in) investing activities	151,211,124	(232,300,000)

Cash Flows from Financing Activities:
Payment of Class A common stock redemptions	(154,152,327)	—
Proceeds from promissory note – related party	897,330	450,000
Proceeds from issuance of units	—	230,000,000
Proceeds from sale of private placement units	—	8,900,000
Payment of underwriting discount	—	(4,600,000)
Payment of promissory note – related party	—	(225,000)
Proceeds from related party receivable	—	189
Payment of deferred offering costs	—	(628,714)
Net cash (used in) provided by financing activities	(153,254,997)	233,896,475

Net Change in Cash	(621,194)	311,751
Cash – Beginning	630,460	33,912
Cash – Ending	$9,266	$345,663

Non-Cash Investing and Financing Activities:
Remeasurement of Class A common stock subject to possible redemption	$4,604,390	$41,007,220
Deferred underwriter fee payable	$—	$8,050,000
Waiver of deferred underwriter fee payable	$3,622,500	$—
Deferred offering costs included in accrued offering costs	$—	$23,588
Supplemental Cash Flow Information:
Cash paid for taxes	$1,855,000	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLEAN EARTH ACQUISITIONS CORP.

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

1)	Note 1. Description of Organization and Business Operations

Clean Earth Acquisitions Corp. (the “Company”) was incorporated in Delaware on May 14, 2021. The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

As of September 30, 2023, the Company had not commenced any operations. All activity through September 30, 2023, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and following the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of dividend income and realized gains from the proceeds derived from the Initial Public Offering placed in the Trust Account (described below).

The registration statement for the Company’s Initial Public Offering was declared effective on February 23, 2022 (the “Effective Date”). On February 28, 2022, the Company consummated the Initial Public Offering of 23,000,000 Units at $10.00 per Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 890,000 Private Placement Units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement with Clean Earth Acquisitions Sponsor, LLC (the “Sponsor”) generating proceeds of $8,900,000 from the sale of the Private Units.

Following the closing of the Initial Public Offering on February 28, 2022, $232,300,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (“Trust Account”), located in the United States which have been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in money market funds selected by the Company meeting the conditions of Rule 2a-7(d) of the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination by the Termination Date (defined below).

On October 12, 2022, we entered into a Business Combination Agreement (the “Business Combination Agreement”) with Alternus Energy Group Plc (the “Seller” or “Alternus”). Pursuant to the Business Combination Agreement, we will acquire certain subsidiaries of the Seller, for up to 90,000,000 shares. Initially, we will issue 55,000,000 shares at closing (subject to a working capital adjustment capped at 1,000,000 additional shares) plus up to 35,000,000 shares subject to certain earn-out provisions, which will be deposited in escrow and will be released if certain conditions are met.

On April 12, 2023, the Company entered into the First Amendment to the Business Combination Agreement (the “First Amendment”), which amends certain provisions of the Business Combination Agreement.

The Business Combination Agreement had contemplated that the Company would issue to the Seller a number of shares of Class A common stock valued at $10 per share equal to $550,000,000 plus or minus an estimated working capital adjustment (which will be not greater or less than $10,000,000), of which 1,000,000 shares of Class A common stock will be deposited into a working capital escrow account to satisfy any post-closing working capital adjustments. The First Amendment amended the Business Combination Agreement by reducing the $550,000,000 amount to $275,000,000.

In addition, the Business Combination Agreement had contemplated that 35,000,000 shares of Class A common stock would be deposited into an earnout escrow account and will be released, in whole or part, to the Seller if certain earnout milestones are met. The First Amendment amended the Business Combination Agreement by (i) reducing the 35,000,000 shares to 20,000,000 shares and (ii) modifying the earnout milestones as provided in the First Amendment.

The closing of the transactions contemplated by the Business Combination Agreement is subject to customary closing conditions as set forth in the Business Combination Agreement.

Concurrently with the execution of the Business Combination Agreement, we entered into (A) a Sponsor Support Agreement with the sponsor and the Seller pursuant to which the sponsor agreed to vote in favor of the Business Combination, waive its redemption rights, agree to not transfer securities of the Company, and waive any anti-dilution or similar protections with respect to founder shares; and (B) an Investor Rights Agreement with the sponsor and the Seller, which provides for certain governance requirements, registration rights and a lockup agreement. The closing of the transactions contemplated by the Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions of the respective parties.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. Even if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target, the Company’s stockholders prior to the Business Combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and the Company in the Business Combination transaction.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. Except as required by law or the rules of Nasdaq, the decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares, Private Shares and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Private Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Shares if the Company fails to consummate a Business Combination, and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by the Termination Date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s rights or warrants, which will expire worthless if the Company fails to complete a Business Combination by the Termination Date.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.10 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On May 25, 2023, the Company and Alternus executed a mutual written consent pursuant to which the Company and Alternus agreed to extend the Termination Date (as defined in the Business Combination Agreement) to November 28, 2023 (the “Termination Date”).

On May 25, 2023, the Company held a special meeting of stockholders (the “Special Meeting”), during which the Company’s stockholders approved the proposal (the “Charter Amendment Proposal”) to amend the Company’s amended and restated certificate of incorporation to give the Company the right to extend the date by which it has to consummate a business combination up to six times, from May 28, 2023 to November 28, 2023, composed of six one-month extensions (each an “Extension,” and the end date of each Extension, the “Extended Date”), by depositing into the Trust Account on the then-applicable Extension Date, for each Extension, the lesser of (i) $195,000 and (ii) $0.04 for each share of the Company’s Class A common stock not redeemed in connection with the Charter Amendment Proposal until November 28, 2023, or such earlier date as determined by the Board (assuming the Company’s business combination has not occurred) in exchange for a non-interest bearing, convertible unsecured promissory note payable upon consummation of a business combination.

In connection with the Special Meeting, stockholders properly elected to redeem an aggregate of 14,852,437 shares of Class A common stock at a redemption price of approximately $10.38 per share (the “Redemption”), for an aggregate redemption amount of $154,152,327. Following the Redemption, $84,562,944 remained in the Company’s Trust Account, not including any Extension Payments, as described above.

(1)	Risks and Uncertainties

The credit and financial markets have experienced extreme volatility and disruptions due to the current conflict between Ukraine and Russia and Hamas’ attack on Israel. These conflicts are expected to have further global economic consequences, including but not limited to the possibility of severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. In addition, the United States and other countries have imposed sanctions on Russia which increases the risk that Russia, as a retaliatory action, may launch cyberattacks against the United States, its government, infrastructure and businesses. Any of the foregoing consequences, including those we cannot yet predict, may cause our business, financial condition, results of operations and the price of our common shares to be adversely affected.

The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

(2)	Going Concern

(3)	As of September 30, 2023, the Company had $9,266 of operating cash and a working capital deficit of $3,861,647. At September 30, 2023, working capital deficit excludes the amount of marketable securities held in Trust Account and deferred underwriting fees payable. The Company classified the Marketable Securities held in Trust Account as a current asset as the Company has less than 12 months from the balance sheet date to consummate a Business Combination, at which point, if the Company did not find a Business Combination partner, the Company would cease to exist and the funds would be liquidated from the Trust Account. The Company classified the deferred underwriting fees payable as current liabilities as the Company has less than 12 months from the balance sheet date to consummate a Business Combination, at which point, if the Company did not find a Business Combination partner, the Company would cease to exist and the deferred underwriting fees would not be paid as the fees owed are contingent upon a successful Business Combination.

(4)	The Company’s liquidity needs through September 30, 2023 had been satisfied through a payment from the Sponsor of $25,000 for Class B common stock, par value $0.0001 per share (“Class B common stock” and shares thereof, “founder shares”), the Initial Public Offering and the issuance of the Private Units (see Note 3 and Note 4). Additionally, the Company drew on unsecured promissory notes to pay certain offering costs and convertible promissory notes with the Sponsor to provide working capital and to fund the Company’s extension payments (see Note 4).

(5)	The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans to complete the Business Combination with Alternus. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The initial stockholders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. The Company cannot assure that its plans to consummate an initial Business Combination will be successful.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern one year from the date the financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2)	Note 2. Summary of Significant Accounting Policies

(1)	Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair statement of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 30, 2023, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2022 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.

(2)	Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

(1)	Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of September 30, 2023 or December 31, 2022.

(2)	Marketable Securities Held in Trust Account

The Company accounts for marketable securities held in the Trust Account in accordance with Accounting Standards Codification (“ASC”) 320, “Investments – Debt Securities” (“ASC 320”). Trading securities are measured at fair value with holding gains and losses included in earnings. The estimated fair values of the marketable securities held in the Trust Account are determined using available market information.

The Company has invested in U.S. Treasury Bills and money market funds invested in U.S. government securities for the nine months ended September 30, 2023 and 2022. Income generated from the U.S. Treasury Bills was recorded to realized gains on marketable securities held in Trust Account on the condensed statements of operations and presented as an adjustment to reconcile net income to net cash used in operating activities on the condensed statements of cash flows. Income generated from money market funds invested in U.S. government securities was recorded to dividend income on marketable securities held in Trust Account and presented within cash flows from investing activities on the condensed statements of cash flows. Sales of money market funds, redemptions of U.S. Treasury Bills, and purchases of U.S. Treasury Bills and money market securities held in Trust Account are presented within cash flows from investing activities on the condensed statements of cash flows.

(3)	Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1, “Other Assets and Deferred Costs” and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering”. Offering costs consist principally of incentives to Anchor Investor (as defined in Note 4) and professional and registration fees that are related to the Initial Public Offering. The Company incurred offering costs from the Initial Public Offering of $18,678,975, consisting of $4,600,000 of underwriting discounts, $8,050,000 of deferred underwriting fee (of which $7,245,000 has subsequently been waived by the underwriters), $1,292,649 of actual offering costs, and $4,736,326 excess fair value of Founder Shares as a result of the Anchor Investor transaction. The Company recorded the $18,678,975 of offering costs as a reduction of the carrying value of Class A common stock in temporary equity and additional paid-in capital.

(4)	Fair Value of Financial Instruments

ASC 820, “Fair Value Measurement” (“ASC 820”), defines fair value as the amount that would be received to sell an asset or paid to transfer a liability, in an orderly transaction between market participants. Fair value measurements are classified on a three-tier hierarchy as follows:

Level 1 — defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

Level 2 — defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

Level 3 — defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy described above. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC 820 approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

(5)	Warrants and Rights

The Company accounts for the public and private warrants and rights as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). Pursuant to the Company’s evaluation, the Company concluded that the public and private warrants and rights do not meet the criteria to be accounted for as liability under ASC 480. The Company further evaluated the public and private warrants and rights under ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” (“ASC 815-40”) and concluded that the public warrants, private warrants and rights are indexed to the Company’s own stock and meet the criteria to be classified in stockholders’ deficit.

(6)	Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. On May 25, 2023, holders of Class A common stock properly elected to redeem an aggregate of 14,852,437 shares of Class A common stock at a redemption price of $10.38 per share, for an aggregate redemption amount of $154,152,327. Accordingly, at September 30, 2023, and December 31, 2022, 8,147,563 and 23,000,000 shares of Class A common stock subject to possible redemption are presented, at redemption value equal to the amount held in the Trust Account, as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet, respectively.

The Class A common stock subject to possible redemption are subject to the subsequent measurement guidance in ASC 480-10-S99. Under such guidance, the Company must subsequently measure the shares to their redemption amount because, as a result of the allocation of net proceeds to transaction costs, the initial carrying amount of the common stock is less than $10.00 per share. In accordance with the guidance, the Company has elected to measure the common stock subject to possible redemption to their redemption amount (i.e., $10.10 per share) immediately as if the end of the first reporting period after the Initial Public Offering, February 28, 2022, was the redemption date. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit.

The Class A common stock subject to possible redemption is reflected on the balance sheet as of September 30, 2023 as follows:

Gross proceeds from initial public offering	$230,000,000
Less:
Fair value allocated to public warrants	(4,390,700)
Fair value allocated to rights	(15,741,200)
Offering costs allocated to Class A common stock subject to possible redemption	(17,038,513)
Plus:
Re-measurement on Class A common stock subject to possible redemption	42,756,441
Class A common stock subject to possible redemption, December 31, 2022	235,586,028
Re-measurement on Class A common stock subject to possible redemption	2,409,648
Class A common stock subject to possible redemption, March 31, 2023	237,995,676
Redemption of Class A common stock	(154,152,327)
Re-measurement on Class A common stock subject to possible redemption	1,097,561
Class A common stock subject to possible redemption, June 30, 2023	84,940,910
Re-measurement on Class A common stock subject to possible redemption	1,097,181
Class A common stock subject to possible redemption, September 30, 2023	$86,038,091

The proceeds of the Initial Public Offering were allocated to the Class A common stock and the Public Warrants and Rights based on their relative fair values. The Company recognizes changes in redemption value of Class A common stock subject to possible redemption immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

(7)	Promissory Note – Related Party

The Company accounts for its WC Promissory Note and Extension Note (see Note 4) in accordance with ASC 470, “Debt” and ASC 815. The Company accounts for the WC Promissory Note and Extension Note at amortized cost and does not bifurcate and separately account for the embedded conversion feature as it does not meet the definition of a derivative instrument.

(8)	Stock-Based Compensation

The Company accounts for its stock-based compensation arrangements in accordance with ASC 718, “Compensation-Stock Compensation”. The awards have a performance condition that requires the consummation of an initial business combination to fully vest. As the performance condition is not probable and will likely not become probable until the consummation of an initial business combination, the Company will defer recognition of the compensation costs until the consummation of an initial business combination.

(9)	Net Income (Loss) per Common Stock

The condensed statements of operations includes a presentation of net income (loss) per Class A redeemable common stock and net income (loss) per non-redeemable common stock following the two-class method of income per common stock. In order to determine the net income (loss) attributable to both the Class A redeemable common stock and non-redeemable common stock, the Company first considered the total net income (loss) allocable to both sets of stock. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the Class A common stock subject to possible redemption was treated as dividends paid to the public stockholders.

Net income (loss) per common stock is computed by dividing net income (loss) by class by the weighted average number of common stock outstanding during the period. The Company has not considered the effect of the 11,500,000 Public Warrants in the calculation of diluted net income (loss) per share, since the exercise of such warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The following tables reflect the calculation of basic and diluted net income (loss) per common stock for the three and nine months ended September 30, 2023 (in dollars, except share amounts):

Three Months Ended
September 30,
2023
Net income	$7,216
Remeasurement of temporary equity to redemption value	(1,097,181)
Net loss including remeasurement of temporary equity to redemption value	$(1,089,965)

	Three Months Ended
	September 30,
	2023
	Class A	Class A & Class B
	Redeemable	Non-redeemable
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss) including accretion of temporary equity	$(531,636)	$(558,329)
Deemed dividend for remeasurement of temporary equity to redemption value	1,097,181	—
Allocation of net income (loss)	$565,545	$(558,329)

Weighted average shares outstanding	8,147,563	8,556,667
Net income (loss) per share	$0.07	$(0.07)

Nine Months Ended
September 30,
2023
Net income	$3,239,010
Remeasurement of temporary equity to redemption value	(4,604,390)
Net loss including remeasurement of temporary equity to redemption value	$(1,365,380)

	Nine Months Ended
	September 30,
	2023
	Class A	Class A & Class B
	Redeemable	Non-redeemable
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss) including accretion of temporary equity	$(890,320)	$(475,060)
Deemed dividend for remeasurement of temporary equity to redemption value	4,604,390	—
Allocation of net income (loss)	$3,714,070	$(475,060)

Weighted average shares outstanding	16,036,220	8,556,667
Net income (loss) per share	$0.23	$(0.06)

The following tables reflect the calculation of basic and diluted net income (loss) per common stock for the three and nine months ended September 30, 2022 (in dollars, except share amounts):

Three Months Ended
September 30,
2022
Net loss	$(146,096)
Remeasurement of temporary equity to redemption value	(1,139,015)
Net loss including remeasurement of temporary equity to redemption value	$(1,285,111)

	Three Months Ended
	September 30,
	2022
	Class A	Class A & Class B
	Redeemable	Non-redeemable
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss) including accretion of temporary equity	$(936,650)	$(348,461)
Deemed dividend for remeasurement of temporary equity to redemption value	1,139,015	—
Allocation of net income (loss)	$202,365	$(348,461)

Weighted average shares outstanding	23,000,000	8,556,667
Net income (loss) per share	$0.01	$(0.04)

Nine Months Ended
September 30,
2022
Net loss from beginning of year through date of initial public offering	$(37,034)
Net loss from date of initial public offering through September 30, 2022	(821,782)
Total loss year to date	(858,816)
Remeasurement of temporary equity to redemption value	(41,007,220)
Net loss including remeasurement of temporary equity to redemption value	$(41,866,036)

	Nine Months Ended
	September 30,
	2022
	Class A	Class A & Class B
	Redeemable	Non-redeemable
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss) including accretion of temporary equity	$(30,486,966)	$(11,379,070)
Deemed dividend for remeasurement of temporary equity to redemption value	41,007,220	—
Allocation of net income (loss)	$10,520,254	$(11,379,070)

Weighted average shares outstanding	18,113,553	8,107,815
Net income (loss) per share	$0.58	$(1.40)

c)	Income taxes

The Company accounts for income taxes in accordance with the provisions of ASC 740, “Income Taxes” (“ASC 740”). Under the asset and liability method, as required by this accounting standard, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statement and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to the period when assets are realized or liabilities are settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2023 or December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Excise Tax

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

The Company expects new stock issuances related to the business combination with Alternus will offset the fair market value of the Class A stockholder redemptions that occurred on May 25, 2023. While no assurances can be provided, as the business combination is anticipated to close before December 31, 2023, which is the same year in which the new stock issuances are expected to occur, the Company believes that it is probable that no excise tax will be due or payable. As such, the Company has not recognized an excise tax liability on its condensed balance sheets as of September 30, 2023.

(1)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit. At September 30, 2023 and December 31, 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

(2)	Recent Accounting Pronouncements

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on the results of operations, financial condition, or cash flows, based on the current information.

3)	Note 3. Initial Public Offering

Pursuant to the Initial Public Offering on February 28, 2022, the Company sold 23,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, one right and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

An aggregate of $10.10 per Unit sold in the Initial Public Offering is held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting the conditions of Rule 2a-7(d) of the Investment Company Act, as determined by the Company.

4)	Note 4. Related Party Transactions

(1)	Founder Shares

On August 17, 2021, our sponsor purchased an aggregate of 5,750,000 shares of the Company’s Class B common stock for an aggregate purchase price of $25,000 or approximately $0.004 per share (the “Founder Shares”). On February 7, 2022, we effected a 1:1.33333339 stock split of our Class B common stock, resulting in our initial stockholders holding 7,666,667 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the stock split. The Founder Shares collectively represent the Sponsor’s 25% ownership of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Shares).

b)            The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until after the completion of a Business Combination.

c)            The Founder Shares will convert into shares of Class A common stock after the initial Business Combination.

(1)	Unvested Founder Shares

Pursuant to the letter agreement, a total of 2,167,000 Founder Shares then held by the Sponsor will be considered newly unvested shares upon the completion of the Business Combination, which shall vest only if the closing price of the Class A common stock equals or exceeds $12.50 for any 20 trading days within a 30 day trading period after the Business Combination, but before the tenth anniversary of the Business Combination. In the event such price level is achieved before the first anniversary of the closing of the Business Combination, such unvested Founder Shares will not vest until the first anniversary of such closing. In the event that the Company enters into a binding agreement on or before the tenth anniversary of the Business Combination with respect to a Sale (as defined in the agreement), all unvested shares shall vest on the day prior to the closing of such Sale. Founder Shares, if any, that remain unvested at the tenth anniversary of the closing of the Business Combination will be forfeited.

(2)	Private Placement

The Sponsor purchased an aggregate of 890,000 Private Units at a price of $10.00 per Private Unit for an aggregate purchase price of $8,900,000 in a private placement that occurred simultaneously with the closing of the Initial Public Offering, the proceeds of which were recorded in additional paid in capital. Each Private Unit consists of one share of Class A common stock (“Private Share”) and one-half of one warrant (“Private Warrant”). Each Private Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per full share, subject to adjustment. The proceeds from the Private Units were added to the proceeds from the Initial Public Offering and are held in the Trust Account. If the Company does not complete a Business Combination by the Termination Date, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

(3)	Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

On September 26, 2022, the Company issued an unsecured promissory note to the Sponsor (the “WC Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $850,000. The WC Promissory Note is non-interest bearing and payable upon the consummation of the initial Business Combination. At the election of the Sponsor and at any time prior to payment in full of the principal balance, the WC Promissory Note can be converted into conversion units comprised of one Class A common stock and one-half of one warrant that are identical to those issued in the private placement (“Conversion Units”). The number of convertible Conversion Units is calculated as the outstanding principal balance divided by $10. As of September 30, 2023 and December 31, 2022, the WC Promissory Note balance was $850,000 and $806,170, respectively.

(4)	The Company’s Extension Payments will be made in exchange for a $1,170,000 non-interest bearing, convertible unsecured promissory note payable upon consummation of a business combination (the “Extension Notes”). At the election of the Sponsor and at any time prior to payment in full of the principal balance, the Extension Note can be converted into Conversion Units comprised of one Class A common stock and one-half of one warrant that are identical to those issued in the private placement (“Conversion Units”). The number of convertible Conversion Units is calculated as the outstanding principal balance divided by $10. The Company had $780,000 and $0 outstanding under the Extension Notes as of September 30, 2023 and December 31, 2022, respectively.

On August 8, 2023, the Company issued an unsecured promissory note to the Sponsor (the “Second WC Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $650,000. The Second WC Promissory Note is non-interest bearing and payable upon the consummation of the initial Business Combination. At the election of the Sponsor and at any time prior to payment in full of the principal balance, the Second WC Promissory Note can be converted into Conversion Units comprised of one Class A common stock and one-half of one warrant that are identical to those issued in the private placement (“Conversion Units”). The number of convertible Conversion Units is calculated as the outstanding principal balance divided by $10. As of September 30, 2023 and December 31, 2022, the Second WC Promissory Note balance was $73,500 and $0, respectively.

As of September 30, 2023 and December 31, 2022 there is an aggregate of $1,703,500 and $806,170 outstanding under the WC Promissory Note, Extension Notes, and Second WC Promissory Note.

(5)	Anchor Investor Agreement

A third-party investor (the “Anchor Investor”) (who is also not affiliated with our Sponsor or any member of our management team) purchased 2,277,000 of the units issued in the Initial Public Offering pursuant to a November 2021 Subscription Agreement between our Sponsor and the Anchor Investor, wherein the Anchor Investor also purchased membership interests in our Sponsor. The excess fair value of the Sponsor membership units over the price paid by the Anchor Investor of $4,736,326 was determined to be an offering cost in accordance with SAB Topic 5A and a corresponding contribution by our Sponsor recorded in additional paid in capital.

The Sponsor retains voting and dispositive power over the Anchor Investor’s allocated Founder Shares and shares purchased by the Sponsor in the private placement until the consummation of the Business Combination, following which time the Sponsor will distribute such securities to the Anchor Investor (subject to applicable lock-up or escrow restrictions).

(6)	Related Party Consulting Agreement

In April 2022, the Company entered into a consulting agreement with a related party. During the term of the agreement, the consultant (“Related Party Consultant”) will be responsible for financial modeling, compiling presentations, data room management, and research. The Company will pay the Related Party Consultant compensation in the form of $7,500 per month in cash, as well as $5,000 per month in the form of newly issued Class B common stock with an exercise price of $10.00 per share paid in arrears. The grant date of the stock-based compensation award under the agreement was April 1, 2022. The performance condition required for vesting is a successful business combination, the outcome of which is not considered probable until the event occurs. In November 2022, the Company executed an amendment to the consulting agreement with the related party. The Amendment changed the compensation structure to pay the Related Party Consultant $5,000 per month in cash and no additional compensation in the form of stock. The commencement date for the updated compensation structure was December 1, 2022. As such, as of September 30, 2023, no stock-based compensation expense has been recorded and will not be accrued for or recognized until a successful business combination occurs. Additionally, the agreement will conclude upon the completion of a successful business combination. The Company incurred $15,000 and $45,000 for the three and nine months ended September 30, 2023, respectively, related to this agreement. The Company had $5,000 outstanding and payable to the Related Party Consultant as of September 30, 2023 and December 31, 2022, which were recorded to accounts payable.

5)	Note 5. Commitments and Contingencies

(1)	Registration and Stockholder Rights

The holders of the Founder Shares, as well as the holders of the Private Units and any units that may be issued in payment of Working Capital Loans made to the Company, will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of a majority of the Private Units and units issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

(2)	Underwriting Agreements

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discount. The underwriters exercised the option in full on February 28, 2022.

The underwriters were entitled to a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $4,600,000, which was paid upon the closing of the Initial Public Offering.

The underwriters are also entitled to a cash deferred underwriting fee of 3.50% of the gross proceeds of the Initial Public Offering, or $8,050,000, payable to the underwriters for deferred underwriting fees. The full amount was placed in the Trust Account and will be released to the underwriters only on, and concurrently with, completion of an initial business combination. In October 2022, one of the Company’s underwriters waived their right to 50% of the deferred underwriting fee, forfeiting $3,622,500 of their deferred underwriting fee. On April 17, 2023, the Company and one of the underwriters executed a revised Underwriting Agreement to forfeit the remaining portion of their deferred underwriting fee, or $3,622,500, resulting in a deferred underwriting fee of $805,000 payable upon consummation of a successful business combination. The one underwriter has forfeited an aggregate $7,245,000 of the deferred underwriting fee. As the Termination Date expires on November 28, 2023, the remaining deferred underwriter fee payable is classified as a current liability as of September 30, 2023.

For the three and nine months ended September 30, 2023, the Company recorded a $3,622,500 reduction of the deferred underwriter fee payable to accumulated deficit.

Placement Services Agreement

In August 2022, the Company entered into an agreement with a Placement Agent to serve as a non-exclusive capital markets advisor and placement agent for the Company in connection with a proposed private placement of the Company’s equity or equity-linked, preferred, debt or debt-like, securities. The Placement Agent will receive a nonrefundable cash fee of $500,000 and an additional cash fee of $450,000 that is contingent upon the closing of the Business Combination. On August 10, 2022, the Company recorded the $500,000 nonrefundable cash fee within accrued expenses on the condensed balance sheets and as placement services fee expense on the condensed statements of operations. The Company has not incurred any amounts related to the $450,000 cash fee as of September 30, 2023 and payment of such amounts are contingent upon the closing of the Business Combination.

Consulting Agreement

In June 2022, the Company entered into a consulting agreement. During the term of the agreement, the consultant (“Consultant”) will advise the Company concerning matters related to qualifying business combinations, including services such as de-SPAC readiness assessment, post transaction close preparation advisory, the overall capital markets climate related to global macroeconomic conditions, world leading exchanges, potential competitors, and general advice with respect to the business. The Company will pay the Consultant compensation in the form of $15,000 per month. Upon closing of an initial business combination, the Company will pay the Consultant a one-time success fee cash bonus of $25,000. Additionally, at the successful close of a business combination, the Company will pay a cash bonus of $50,000 if certain criteria are met for redemptions. Payment to the Consultant for any cash bonus fee is dependent upon the closing of an initial business combination. In November 2022, the Company terminated the agreement with the Consultant in accordance with the terms of the agreement. For the three and nine months ended September 30, 2023, the Company incurred $0, under this agreement. $0 and $15,000 was accrued for within accounts payable as of September 30, 2023 and December 31, 2022, respectively.

6)	Note 6. Stockholders’ Deficit

On February 23, 2022, the Company adopted the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”). Under the Certificate of Incorporation, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Company is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 10,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

In connection with the Special Meeting where stockholders approved of the Charter Amendment Proposal, stockholders properly elected to redeem an aggregate of 14,852,437 shares of Class A Common Stock at a redemption price of approximately $10.38 per share (the “Redemption”), for an aggregate redemption amount of $154,152,327. Following the Redemption, $84,562,944 remained in the Company’s trust account (the “Trust Account”), not including any Extension Payments.

Preferred stock— The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Class A common stock— The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each common share. At September 30, 2023 and December 31, 2022, there were 890,000 shares of Class A common stock issued or outstanding, excluding 8,147,563 and 23,000,000 shares of Class A common stock issued and outstanding subject to possible redemption, respectively.

Class B common stock— The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On August 17, 2021, our sponsor purchased an aggregate of 5,750,000 shares of the Company’s Class B common stock for an aggregate purchase price of $25,000 or approximately $0.004 per share (the “Founder Shares”). On February 7, 2022, we effected a 1:1.33333339 stock split of our Class B common stock, resulting in our initial stockholders holding 7,666,667 Founder Shares as of September 30, 2023 and December 31, 2022. All share and per-share amounts have been retroactively restated to reflect the stock split.

With respect to any matter submitted to a vote of our stockholders, including any vote in connection with a Business Combination, except as required by law, holders of our Founder Shares and holders of our Public Shares will vote together as a single class, with each share entitling the holder to one vote.

The shares of Class B common stock will automatically convert into Class A common stock at the time of Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B common stock shall convert into Class A common stock will be adjusted (unless the holders of a majority of the outstanding Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A common stock issuable upon conversion of all Class B common stock will equal, in the aggregate, on an as-converted basis, 25% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and excluding any private placement-equivalent shares and warrants underlying units issued to our Sponsor, its affiliates or any member of our management team upon conversion of Working Capital Loans.

Rights— Each holder of a right will automatically receive one-tenth (1/10) of one share of Class A common stock upon consummation of a Business Combination, even if the holder of a right redeemed all shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Certificate of Incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of a Business Combination, each holder of a right will be required to affirmatively exchange his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each right upon consummation of the Business Combination.

The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Delaware law. As a result, the holders of the rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination by the Termination Date and the Company redeems the Public Shares for the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights and the rights will expire worthless.

Warrants— Each whole warrant entitles the registered holder to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of the initial Business Combination. The warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file a post-effective amendment to the registration statement or a new registration statement with the SEC covering the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to the shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	provided that the reference value of the Class A common stock equals or exceeds $18.00 per share; and

●	either there is an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period; or

●	the Company has elected to require the exercise of the Public Warrants on a “cashless basis”.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants may be exercised for cash or on a “cashless basis”, the Private Warrants and the Class A common stock issuable upon exercise of the Private Warrants may be subject to certain transfer restrictions, and the Private Warrants are not redeemable at the option of the Company. The Private Warrants shall not become Public Warrants as a result of any transfer of the Private Warrants, regardless of the transferee.

If a tender offer, exchange or redemption offer shall have been made to and accepted by the holders of the Class A common stock and upon completion of such offer, the offeror owns beneficially more than 50% of the outstanding shares of Class A Common Stock, the holder of the warrant shall be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant had been exercised, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to the offer. If less than 70% of the consideration receivable by the holders of the Class A common stock in the applicable event is payable in the form of common equity in the successor entity that is listed on a national securities exchange or is quoted in an established over-the-counter market, and if the holder of the warrant properly exercises the warrant within thirty days following the public disclosure of the consummation of the applicable event by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined in the warrant agreement) minus (B) the value of the warrant based on the Black-Scholes Warrant Value for a Capped American Call on Bloomberg Financial Markets.

Note 7.    Income Tax

During the nine months ended September 30, 2023 and 2022, the Company recorded a tax provision of $853,922 and $278,308, respectively. The effective tax rate for the nine months ended September 30, 2023 and 2022 was 20.86% and (47.94)%, respectively. During the three months ended September 30, 2023 and 2022, the Company recorded a tax provision of $222,209 and $228,946, respectively. The effective tax rate for the three months ended September 30, 2023 and 2022 was 96.85% and 276.34%, respectively. The Company’s effective tax rate differs from the statutory income tax rate of 21.0% primarily due to the change in valuation allowance against deferred tax assets.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which primarily consist of net operating loss carryforwards. The Company has considered its history of cumulative net losses, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its deferred tax assets. As a result, as of September 30, 2023 and December 31, 2022, the Company has recorded a full valuation allowance against its net deferred tax assets.

Note 8.    Fair Value Measurements

Cash and marketable securities held in the Trust Account must be recorded on the balance sheet at fair value and are subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed statements of operations.

The following table presents the fair value information, as of September 30, 2023, of the Company’s financial assets that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. The Company’s marketable securities held in the Trust Account are based on dividend and interest income and market fluctuations in the value of invested marketable securities, which are considered observable. The fair value of the marketable securities held in trust is classified within Level 1 of the fair value hierarchy.

The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis:

As of September 30, 2023	Level 1	Level 2	Level 3
Assets
Marketable securities held in trust account	$86,038,091	$—	$—

As of December 31, 2022	Level 1	Level 2	Level 3
Assets
Marketable securities held in trust account	$235,586,028	$—	$—

The tables below represent the carrying value, fair value and fair value hierarchy category of certain financial assets and liabilities that are recorded at fair value in the Company’s condensed balance sheets for the periods. The promissory notes with related parties are classified as Level 2 measurements as the inputs underlying the conversion options would largely be driven by the fair value of Class A common stock and Public Warrants for which quoted prices are observable in active markets.

As of September 30, 2023	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Liabilities
Promissory note – related party	$1,703,500	$1,703,500	$—	$1,703,500	$—

As of December 31, 2022	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Liabilities
Promissory note – related party	$806,170	$806,170	$—	$806,170	$—

Note 9.    Subsequent Events

On November 13, 2023, the Company withdrew $380,000 of funds from the Trust Account as allowed for tax payment obligations.

On October 8, 2023, November 1, 2023 and November 6, 2023 the Company drew down an additional $100,000, $10,000 and $40,000 on the Second WC Promissory Note, respectively, bringing the outstanding balance to $223,500 with $426,500 available borrowing capacity.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

Clean Earth Acquisitions Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Clean Earth Acquisitions Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in common stock subject to possible redemption and stockholders’ equity (deficit), and cash flows for the year ended December 31, 2022 and for the period from May 14, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from May 14, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not have sufficient cash and working capital to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We served as the Company’s auditor from 2021 to 2023.

New York, New York

March 30, 2023

CLEAN EARTH ACQUISITIONS CORP.

BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$630,460	$33,912
Prepaid expenses – current	298,172	—
Other receivable	7,462	189
Marketable securities held in Trust Account	235,586,028	—
Total Current Assets	236,522,122	34,101
Non-current assets:
Deferred offering costs	—	703,079
Total Non-current Assets	—	703,079
TOTAL ASSETS	$236,522,122	$737,180

LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,035,291	$1,600
Accounts payable	47,919	—
Accrued offering costs	542,981	588,126
Promissory note – related party	806,170	125,000
Deferred underwriter fee payable	4,427,500	—
Total Current Liabilities	7,859,861	714,726
Total Liabilities	7,859,861	714,726

Commitments and Contingencies (Note 5)
Class A common stock subject to possible redemption; $0.0001 par value; 100,000,000 shares authorized; 23,000,000 shares issued and outstanding at redemption	235,586,028	—

Stockholders’ Equity (Deficit)
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value, 100,000,000 shares authorized; 890,000 shares issued and outstanding (excluding 23,000,000 shares subject to possible redemption)	89	—
Class B common stock, $0.0001 par value, 10,000,000 shares authorized; 7,666,667 shares issued and outstanding	767	767
Additional paid-in capital	—	24,233
Accumulated deficit	(6,924,623)	(2,546)
Total Stockholders’ Equity (Deficit)	(6,923,767)	22,454
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ EQUITY (DEFICIT)	$236,522,122	$737,180

The accompanying notes are an integral part of these financial statements.

CLEAN EARTH ACQUISITIONS CORP.

STATEMENTS OF OPERATIONS

		For the Period From
		May 14, 2021
	Year Ended	(Inception) Through
	December 31,	December 31,
	2022	2021
Franchise tax expense	$200,000	$1,600
Bank fees	947	—
Insurance expense	360,142	—
Dues and subscriptions	203,639	—
Marketing and advertising expenses	99,845	—
Legal and accounting expenses	1,213,772	—
Placement services fee	500,000	—
Formation, general and administrative expenses	—	946
Total operating expenses	2,578,345	2,546
Loss from operations	(2,578,345)	(2,546)

Other income:
Dividend income on marketable securities held in Trust Account	1,057,978	—
Realized gains on marketable securities held in Trust Account	2,228,053	—
Total other income	3,286,031	—

Income (loss) before provision for income taxes	707,686	(2,546)
Provision for income taxes	(647,731)	—
Net income (loss)	$59,955	$(2,546)

Basic and diluted weighted average shares outstanding, redeemable Class A common stock	19,282,192	—

Basic and diluted net income per share, redeemable Class A common stock	$0.60	$—

Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B common stock	8,412,804	7,666,667

Basic and diluted net income (loss) per share, non-redeemable Class A and Class B common stock	$(1.38)	$(0.00)

The accompanying notes are an integral part of these financial statements.

CLEAN EARTH ACQUISITIONS CORP.

STATEMENTS OF CHANGES IN COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ EQUITY (DEFICIT)

	Class A
	Common Stock Subject to Possible		Class A		Class B		Additional		Total Stockholders’
	Redemption		Common Stock		Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance – January 1, 2022	—	$—	—	$—	7,666,667	$767	$24,233	$(2,546)	$22,454
Issuance of Class A common stock in initial public offering	23,000,000	192,829,587	—	—	—	—	23,227,765	—	23,227,765
Sale of private placement units	—	—	890,000	89	—	—	8,899,911	—	8,900,000
Remeasurement of Class A common stock to redemption value	—	42,756,441	—	—	—	—	(32,151,909)	(10,604,532)	(42,756,441)
Forfeiture of deferred underwriter fee payable	—	—	—	—	—	—	—	3,622,500	3,622,500
Net income	—	—	—	—	—	—	—	59,955	59,955
Balance – December 31, 2022	23,000,000	$235,586,028	890,000	$89	7,666,667	$767	$—	$(6,924,623)	$(6,923,767)

	Class A
	Common Stock Subject to Possible		Class A		Class B		Additional		Total Stockholders’
	Redemption		Common Stock		Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance – May 14, 2021 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	—	—	7,666,667	767	24,233	—	25,000
Net loss	—	—	—	—	—	—	—	(2,546)	(2,546)
Balance – December 31, 2021	—	$—	—	$—	7,666,667	$767	$24,233	$(2,546)	$22,454

The accompanying notes are an integral part of these financial statements.

CLEAN EARTH ACQUISITIONS CORP.

STATEMENTS OF CASH FLOWS

		For the Period From
	Twelve	May 14, 2021
	Months Ended	(Inception) Through
	December 31,	December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$59,955	$(2,546)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Realized gain on marketable securities held in Trust account	(2,228,053)	—
Gain on extinguishment of liabilities	(4,000)	—
Payment of related party costs	—	(189)
Formation costs	—	877
Changes in operating assets and liabilities:
Prepaid expenses	(298,172)	—
Accounts payable	47,919	—
Accrued expenses	2,033,691	1,600
Other receivable	(7,462)	—
Net cash used in operating activities	(396,122)	(258)

Cash Flows from Investing Activities:
Initial investment of money market funds in Trust Account	(232,300,000)	—
Redemption of money market funds	232,896,440	—
Purchases of treasury securities	(466,121,947)	—
Redemptions of treasury securities	468,350,000	—
Purchases of money market funds	(236,182,468)	—
Net cash used in investing activities	(233,357,975)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from issuance of units	230,000,000	—
Proceeds from sale of private placement units	8,900,000	—
Payment of underwriting fee	(4,600,000)	—
Proceeds from promissory note – related party	906,170	125,000
Payment of promissory note – related party	(225,000)	—
Proceeds from related party receivable	189	—
Payment of deferred offering costs	(630,714)	(115,830)
Net cash provided by financing activities	234,350,645	34,170

Net Change in Cash	596,548	33,912
Cash – Beginning	33,912	—
Cash – Ending	$630,460	$33,912

Non-Cash Investing and Financing Activities:
Remeasurement of Class A common stock subject to possible redemption	$42,756,441	$—
Deferred underwriter fee payable	$8,050,000	$—
Deferred offering costs included in accrued offering costs	$21,588	$588,126
Forfeiture of deferred underwriter fee payable	$3,622,500	$—
Cash paid for taxes	$1,252	$—

The accompanying notes are an integral part of these financial statements.

CLEAN EARTH ACQUISITIONS CORP.

NOTES TO THE FINANCIAL STATEMENTS

Note 1. Description of Organization and Business Operations

Clean Earth Acquisitions Corp. (the “Company”) was incorporated in Delaware on May 14, 2021. The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

As of December 31, 2022, the Company had not commenced any operations. All activity from May 14, 2021 (inception) through December 31, 2022, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and following the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering placed in the Trust Account (described below).

The registration statement for the Company’s Initial Public Offering was declared effective on February 23, 2022 (the “Effective Date”). On February 28, 2022, the Company consummated the Initial Public Offering of 23,000,000 units (“Units” or “Public Shares”) at $10.00 per Unit, generating gross proceeds of $230,000,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 890,000 Private Placement Units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement with Clean Earth Acquisitions Sponsor, LLC (the “Sponsor”) generating proceeds of $8,900,000 from the sale of the Private Units.

Following the closing of the Initial Public Offering on February 28, 2022, $232,300,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (“Trust Account”), located in the United States which is invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in money market funds selected by the Company meeting the conditions of Rule 2a-7(d) of the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 15 months (or up to 18 months with extensions) from February 28, 2022, the closing of the Initial Public Offering (the “Combination Period”).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. Even if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target, the Company’s stockholders prior to the Business Combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and the Company in the Business Combination transaction.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. Except as required by law or the rules of NASDAQ, the decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 4), Private Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Private Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Shares if the Company fails to consummate a Business Combination, and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the public stockholders’ ability to redeem or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s rights or warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.10 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On October 12, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Alternus Energy Group Plc (the “Seller”). Pursuant to the Business Combination Agreement, we will acquire certain subsidiaries of the Seller, for up to 90,000,000 shares. Initially, we will issue 55,000,000 shares at closing (subject to a working capital adjustment capped at 1,000,000 additional shares) plus up to 35,000,000 shares subject to certain earn-out provisions, which will be deposited in escrow and will be released if certain conditions are met. The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing, including, among others, (i) by mutual written consent of the Company and the Seller, (ii) upon any injunction or other governmental order preventing the consummation of the transaction which shall have become final and non-appealable, (iii) upon a material breach of any representation, warranty, covenant or agreement (subject to an opportunity to cure, if such violation or breach is capable of being cured), (iv) if the closing has not occurred by May 26, 2023 and such failure in closing on or before such date is not due to the breach of the Business Combination Agreement by the party seeking to terminate and (v) by the Company, if the Seller fails to consummate the transaction following the satisfaction of the conditions to the Seller’s closing. The Seller will be obligated to pay the Company a termination fee of $2,000,000 if the Business Combination Agreement is terminated by the Company pursuant to clause (v).

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements.

The credit and financial markets have experienced extreme volatility and disruptions due to the current conflict between Ukraine and Russia. The conflict is expected to have further global economic consequences, including but not limited to the possibility of severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. In addition, the United States and other countries have imposed sanctions on Russia which increases the risk that Russia, as a retaliatory action, may launch cyberattacks against the United States, its government, infrastructure and businesses. Any of the foregoing consequences, including those we cannot yet predict, may cause our business, financial condition, results of operations and the price of our common shares to be adversely affected.

The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Going Concern

As of December 31, 2022, the Company had $630,460 of operating cash and a working capital deficit of $2,496,267. At December 31, 2022, working capital excludes the amount of Marketable Securities held in Trust Account and the amount of deferred underwriter fee payable. The Company classified the Marketable Securities held in Trust Account as a current asset as the Company has less than 12 months from the balance sheet date to consummate a Business Combination, at which point, if the Company did not find a Business Combination partner, the Company would cease to exist and the funds would be liquidated from the Trust Account. The Company classified the Deferred Underwriting Fees Payable as current liabilities as the Company has less than 12 months from the balance sheet date to consummate a Business Combination, at which point, if the Company did not find a Business Combination partner, the Company would cease to exist and the deferred underwriting commission would not be paid as the fees owed are contingent upon a successful Business Combination.

The Company’s liquidity needs through December 31, 2022 had been satisfied through a payment from the Sponsor of $25,000 for Class B common stock, par value $0.0001 per share (“Class B common stock” and shares thereof, “founder shares”), the Initial Public Offering and the issuance of the Private Units (see Note 3 and Note 4). Additionally, the Company drew on an unsecured promissory note to pay certain offering costs and a convertible promissory note with the Sponsor (see Note 4).

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The initial stockholders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”, see Note 4). The Company cannot assure that its plans to consummate an initial Business Combination will be successful.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern one year from the date the financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2022 and 2021, respectively.

Marketable Securities Held in Trust Account

Following the closing of the Initial Public Offering on February 28, 2022, an amount of $232,300,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units were placed in the Trust Account and invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7(d) under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of the initial Business Combination; (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity; or (iii) absent an initial Business Combination within the Combination Period, the return of the funds held in the Trust Account to the public stockholders as part of redemption of the Public Shares. The Company accounts for marketable securities held in the Trust Account in accordance with Accounting Standards Codification (“ASC”) 320, “Investments – Debt Securities” (“ASC 320”). Trading securities are measured at fair value with holding gains and losses included in earnings. The estimated fair values of the marketable securities held in the Trust Account are determined using available market information. The Company was invested in U.S. Treasury Bills and money market funds invested in U.S. government securities for the year ended December 31, 2022. Income generated from the U.S. Treasury Bills was recorded to realized gains on marketable securities held in Trust Account on the statements of operations and presented as an adjustment to reconcile net income to net cash used in operating activities on the statements of cash flows. Income generated from money market funds invested in U.S. government securities was recorded to dividend income on marketable securities held in Trust Account and presented within cash flows from investing activities on the statements of cash flows. Redemptions and purchases of U.S. Treasury Bills and money market securities held in Trust Account are presented within cash flows from investing activities on the statements of cash flows.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1, “Other Assets and Deferred Costs” and SEC Staff Accounting Bulletin (“SAB”) Topic 5A – “Expenses of Offering”. Offering costs consist principally of incentives to anchor investor (defined in Note 4) and professional and registration fees that are related to the Initial Public Offering. The Company incurred offering costs from the Initial Public Offering of $18,678,975, consisting of $4,600,000 of underwriting fee, $8,050,000 of deferred underwriting commission, $1,292,649 of actual offering costs, and $4,736,326 excess fair value of Founder Shares as a result of the Anchor Investor transaction (see Note 5). The Company recorded the $18,678,975 of offering costs as a reduction of the carrying value of Class A common stock in temporary equity and additional paid-in capital (see Note 3).

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurement” (“ASC 820”), defines fair value as the amount that would be received to sell an asset or paid to transfer a liability, in an orderly transaction between market participants. Fair value measurements are classified on a three-tier hierarchy as follows:

Level 1 — defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

Level 2 — defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

Level 3 — defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy described above. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC 820 approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Warrants and Rights

The Company accounts for the public and private warrants and rights as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). Pursuant to the Company’s evaluation, the Company concluded that the public and private warrants and rights do not meet the criteria to be accounted for as liability under ASC 480. The Company further evaluated the public and private warrants and rights under ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” (“ASC 815-40”) and concluded that the public warrants, private warrants and rights are indexed to the Company’s own stock and meet the criteria to be classified in stockholders’ equity (deficit).

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity (deficit). The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2022, 23,000,000 shares of Class A common stock subject to possible redemption are presented, at redemption value equal to the amount held in the Trust Account, as temporary equity, outside of the stockholders’ equity (deficit) section of the Company’s balance sheet.

The Class A common stock subject to possible redemption are subject to the subsequent measurement guidance in ASC 480-10-S99. Under such guidance, the Company must subsequently measure the shares to their redemption amount because, as a result of the allocation of net proceeds to transaction costs, the initial carrying amount of the common stock is less than $10.00 per share. In accordance with the guidance, the Company has elected to measure the common stock subject to possible redemption to their redemption amount (i.e., $10.10 per share) immediately as if the end of the first reporting period after the IPO, February 28, 2022, was the redemption date. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit.

The Class A common stock subject to possible redemption is reflected on the balance sheet at December 31, 2022 as follows:

Gross proceeds from initial public offering	$230,000,000
Less:
Fair value allocated to public warrants	(4,390,700)
Fair value allocated to rights	(15,741,200)
Offering costs allocated to Class A common stock subject to possible redemption	(17,038,513)
Plus:
Re-measurement on Class A common stock subject to possible redemption	42,756,441
Class A common shares subject to possible redemption, December 31, 2022	$235,586,028

The proceeds of the Initial Public Offering were allocated to the Class A common stock and the Public Warrants and Rights based on their relative fair values. The Company recognizes changes in redemption value of Class A common stock subject to possible redemption immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit. On February 28, 2022, the Company recorded a remeasurement of $39,491,791, $32,151,909 of which was recorded in additional paid-in capital and $7,339,882 was recorded in accumulated deficit, to remeasure the value of Class A common stock to its redemption value. The Company has recorded an additional remeasurement of $3,264,650 through December 31, 2022 to remeasure the value of Class A common stock to its redemption value of the amount held in the Trust Account.

Promissory Note – Related Party

The Company accounts for its WC Promissory Note (see Note 4) in accordance with ASC 470, “Debt” and ASC 815. The Company accounts for the WC Promissory Note at amortized cost and does not bifurcate and separately account for the embedded conversion feature as it does not meet the definition of a derivative instrument.

Stock-Based Compensation

The Company accounts for its stock-based compensation arrangements in accordance with ASC 718, “Compensation-Stock Compensation”. The awards have a performance condition that requires the consummation of an initial business combination to fully vest. As the performance condition is not probable and will likely not become probable until the consummation of an initial business combination, the Company will defer recognition of the compensation costs until the consummation of an initial business combination.

Net Income (Loss) per Common Stock

The statements of operations includes a presentation of income (loss) per Class A redeemable common stock and loss per Class A and Class B non-redeemable common stock following the two-class method of income per common stock. In order to determine the net income (loss) attributable to both the Class A redeemable common stock and Class A and Class B non-redeemable common stock, the Company first considered the total net income (loss) allocable to both sets of stock. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the Class A common stock subject to possible redemption was treated as dividends paid to the public stockholders.

Net income (loss) per common stock is computed by dividing net income (loss) by class by the weighted average number of common stock outstanding during the period. The Company has not considered the effect of the 11,500,000 Public Warrants in the calculation of diluted net income (loss) per share, since the exercise of such warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. Net income (loss) per common stock for the period from May 14, 2021 (inception) through December 31, 2021 was calculated by dividing the net income (loss) into the amount of Class B non-redeemable common stock outstanding as no Class A common stock was issued during this period.

The following tables reflect the calculation of basic and diluted net income (loss) per common stock for the twelve months ended December 31, 2022 (in dollars, except share amounts):

Twelve Months Ended
December 31,
2022
Net loss from beginning of year through date of initial public offering	$(37,034)
Net income from date of initial public offering through December 31, 2022	96,989
Total net income year to date	59,955
Remeasurement of temporary equity to redemption value	(42,756,441)
Net loss including remeasurement of temporary equity to redemption value	$(42,696,486)

	Twelve Months Ended
	December 31,
	2022
	Class A	Class A & Class B
	Redeemable	Non-redeemable
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(31,092,238)	$(11,604,248)
Deemed dividend for remeasurement of temporary equity to redemption value	42,756,441	—
Total net income (loss) by class	$11,664,203	$(11,604,248)
Weighted average shares outstanding	19,282,192	8,412,804
Net income (loss) per share	$0.60	$(1.38)

The following tables reflect the calculation of basic and diluted net loss per common stock for the period from May 14, 2021 (inception) through December 31, 2021 (in dollars, except share amounts):

For the Period From
May 14, 2021
(Inception) Through
December 31,
2021
Net loss	$(2,546)
Basic and diluted weighted average shares outstanding, non-redeemable Class B common stock	7,666,667
Basic and diluted net loss per share, non-redeemable Class B common stock	$(0.00)

Income taxes

The Company accounts for income taxes in accordance with the provisions of ASC 740, “Income Taxes” (“ASC 740”). Under the asset and liability method, as required by this accounting standard, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statement and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to the period when assets are realized or liabilities are settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 or December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limits. At December 31, 2022 and 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB’) issued Accounting Standard Update (“ASU”) No. 2020-06, Debt with Conversion and other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). The new guidance eliminates the beneficial conversion and cash conversion accounting models for convertible instruments. It also amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted EPS computation. This guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the effect the updated standard will have on its financial position, results of operations or financial statement disclosure.

The Company has considered all new accounting pronouncements and has concluded that there are no other new pronouncements that may have a material impact on the results of operations, financial condition, or cash flows, based on the current information.

Note 3. Initial Public Offering

Pursuant to the Initial Public Offering on February 28, 2022, the Company sold 23,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, one right and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

An aggregate of $10.10 per Unit sold in the Initial Public Offering is held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting the conditions of Rule 2a-7(d) of the Investment Company Act, as determined by the Company.

Note 4. Related Party Transactions

Founder Shares

On August 17, 2021, our sponsor purchased an aggregate of 5,750,000 shares of the Company’s Class B common stock for an aggregate purchase price of $25,000 or approximately $0.004 per share (the “Founder Shares”). On February 7, 2022, we effected a 1:1.33333339 stock split of our Class B common stock, resulting in our initial stockholders holding 7,666,667 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the stock split. The Founder Shares collectively represent the Sponsor’s 25% ownership of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Shares).

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until after the completion of a Business Combination.

The Founder Shares will convert into shares of Class A common stock after the initial Business Combination.

Unvested Founder Shares

Pursuant to the letter agreement, a total of 2,167,000 Founder Shares then held by the Sponsor will be considered newly unvested shares upon the completion of the Business Combination, which shall vest only if the closing price of the common stock equals or exceeds $12.50 for any 20 trading days within a 30 day trading period after the Business Combination, but before the tenth anniversary of the Business Combination. In the event such price level is achieved before the first anniversary of the closing of the Business Combination, such unvested Founder Shares will not vest until the first anniversary of such closing. In the event that the Company enters into a binding agreement on or before the tenth anniversary of the Business Combination with respect to a Sale (as defined in the agreement), all unvested Founder Shares shall vest on the day prior to the closing of such Sale. Founder Shares, if any, that remain unvested at the tenth anniversary of the closing of the Business Combination will be forfeited.

Private Placement

The Sponsor purchased an aggregate of 890,000 Private Units at a price of $10.00 per Private Unit for an aggregate purchase price of $8,900,000 in a private placement that occurred simultaneously with the closing of the Initial Public Offering, the proceeds of which were recorded in additional paid in capital. Each Private Unit consists of one share of Class A common stock (“Private Share”) and one-half of one warrant (“Private Warrant”). Each Private Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per full share, subject to adjustment. The proceeds from the Private Units were added to the proceeds from the Initial Public Offering and are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Promissory Note — Related Party

On September 22, 2021, the Company issued an unsecured promissory note to the Sponsor (the “IPO Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $350,000. The Company drew $100,000 and $125,000 on the IPO Promissory Note for the year ended December 31, 2022 and for the period from May 14, 2021 (inception) through December 31, 2021, respectively. As of February 28, 2022, the Company had borrowed an aggregate $225,000 under the IPO Promissory Note. The IPO Promissory Note was non-interest bearing and was repaid in full on February 28, 2022. As of December 31, 2022 and 2021, the outstanding balance under the IPO Promissory Note was $0 and $125,000, respectively.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

On September 26, 2022, the Company issued an unsecured promissory note to the Sponsor (the “WC Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $850,000. The WC Promissory Note is non-interest bearing and payable upon the consummation of the initial Business Combination. At the election of the Sponsor and at any time prior to payment in full of the principal balance, the WC Promissory Note can be converted into conversion units comprised of one Class A common stock and one-half of one warrant that are identical to those issued in the private placement (“Conversion Units”). The number of convertible Conversion Units is calculated as the outstanding principal balance divided by $10. As of December 31, 2022 and 2021, the WC Promissory Note balance was $806,170 and $0, respectively.

Anchor Investor Agreement

A third-party investor (the “Anchor Investor”) (who is also not affiliated with our Sponsor or any member of our management team) purchased 2,277,000 of the units issued in the Initial Public Offering pursuant to a November 2021 Subscription Agreement between our Sponsor and the Anchor Investor, wherein the Anchor Investor also purchased membership interests in our Sponsor. The excess fair value of the Sponsor membership units over the price paid by the Anchor Investor of $4,736,326 was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A (see Note 2) and a corresponding contribution by our Sponsor recorded in additional paid in capital.

The Sponsor retains voting and dispositive power over the Anchor Investor’s allocated Founder Shares and shares purchased by the Sponsor in the private placement until the consummation of the Business Combination, following which time the Sponsor will distribute such securities to the Anchor Investor (subject to applicable lock-up or escrow restrictions).

Related Party Consulting Agreement

In April 2022, the Company entered into a consulting agreement with a related party. During the term of the agreement, the consultant (“Consultant”) will be responsible for financial modeling, compiling presentations, data room management, and research. The Company will pay the Consultant compensation in the form of $7,500 per month in cash, as well as $5,000 per month in the form of newly issued Class B common stock with an exercise price of $10.00 per share paid in arrears. The grant date of the stock-based compensation award under the agreement is April 1, 2022. The performance condition required for vesting is a successful business combination, the outcome of which is not considered probable until the event occurs. In November 2022, the Company executed an amendment to the consulting agreement with the related party. The amendment changed the compensation structure to pay the Consultant $5,000 per month in cash and no additional compensation in the form of stock. The commencement date for the updated compensation structure was December 1, 2022. As of December 31, 2022, no stock-based compensation expense has been recorded and will not be accrued for or recognized until a successful business combination occurs. Additionally, the agreement will conclude upon the completion of a successful business combination. The Company incurred $65,000 and $0 for the year ended December 31, 2022 and for the period from May 14, 2021 (inception) through December 31, 2021, respectively, related to this agreement.

Note 5. Commitments and Contingencies

Registration and Stockholder Rights

The holders of the Founder Shares, as well as the holders of the Private Units and any units that may be issued in payment of Working Capital Loans made to the Company, will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of a majority of the Private Units and units issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting commissions. The underwriters exercised the option in full on February 28, 2022.

The underwriters were entitled to a underwriting commission of 2.00% of the gross proceeds of the Initial Public Offering, or $4,600,000, which was paid upon the closing of the Initial Public Offering.

The underwriters are also entitled to a deferred underwriting commission of 3.50% of the gross proceeds of the Initial Public Offering, or $8,050,000, payable to the underwriters for deferred underwriting commissions. The full amount was placed in the Trust Account and will be released to the underwriters only on, and concurrently with, completion of an initial business combination. In October 2022, one of the Company’s underwriters waived their right to 50% of the deferred underwriting commissions, forfeiting $3,622,500 of their deferred underwriting commission. As the Combination Period expires on May 28, 2023, without extensions, the deferred underwriter fee payable is classified as a current liability as of December 31, 2022.

Placement Services Agreement

In August 2022, the Company entered into an agreement with a Placement Agent to serve as a non-exclusive capital markets advisor and placement agent for the Company in connection with a proposed private placement of the Company’s equity or equity-linked, preferred, debt or debt-like, securities. The Placement Agent will receive a nonrefundable cash fee of $500,000 and an additional cash fee of $450,000 that is contingent upon the closing of the Business Combination. As of December 31, 2022, the Company has recorded the $500,000 nonrefundable cash fee within accrued expenses on the balance sheet and as placement services fee expense on the statements of operations. The Company has not recorded any amounts related to the $450,000 cash fee as of December 31, 2022 as it is contingent upon the closing of the Business Combination.

Consulting Agreement

In June 2022, the Company entered into a consulting agreement. During the term of the agreement, the Consultant will advise the Company concerning matters related to qualifying business combinations, including services such as de-SPAC readiness assessment, post transaction close preparation advisory, the overall capital markets climate related to global macroeconomic conditions, world leading exchanges, potential competitors, and general advice with respect to the business. The Company will pay the Consultant compensation in the form of $15,000 per month. Upon closing of an initial business combination, the Company will pay the Consultant a one-time success fee cash bonus of $25,000. Additionally, at the successful close of a business combination, the Company will pay a cash bonus of $50,000 if certain criteria are met for redemptions. Payment to the Consultant for any cash bonus fee is dependent upon the closing of an initial business combination. In November 2022, the Company terminated the agreement with the Consultant in accordance with the terms of the agreement. For the twelve months ended December 31, 2022, the Company incurred $64,353 under this agreement, of which $15,000 remains payable and is accrued for within accounts payable.

Note 6. Stockholders’ Equity (Deficit)

On February 23, 2022, the Company adopted the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”). Under the Certificate of Incorporation, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Company is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A common stock (the “Class A common stock”), and (ii) 10,000,000 shares of Class B common stock (the “Class B common stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Preferred stock— The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A common stock— The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each common share. At December 31, 2022 and 2021, there were 890,000 and zero shares of Class A common stock issued and outstanding, excluding 23,000,000 and zero shares of Class A common stock issued and outstanding subject to possible redemption, respectively.

Class B common stock— The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On August 17, 2021, our sponsor purchased an aggregate of 5,750,000 shares of the Company’s Class B common stock for an aggregate purchase price of $25,000 or approximately $0.004 per share (the “Founder Shares”). On February 7, 2022, we effected a 1:1.33333339 stock split of our Class B common stock, resulting in our initial stockholders holding 7,666,667 Founder Shares as of December 31, 2022. All share and per-share amounts have been retroactively restated to reflect the stock split.

With respect to any matter submitted to a vote of our stockholders, including any vote in connection with a Business Combination, except as required by law, holders of our Founder Shares and holders of our Class A common stock will vote together as a single class, with each share entitling the holder to one vote.

The shares of Class B common stock will automatically convert into Class A common stock at the time of Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B common stock shall convert into Class A common stock will be adjusted (unless the holders of a majority of the outstanding Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A common stock issuable upon conversion of all Class B common stock will equal, in the aggregate, on an as-converted basis, 25% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and excluding any private placement-equivalent shares and warrants underlying units issued to our Sponsor, its affiliates or any member of our management team upon conversion of Working Capital Loans.

Rights— Each holder of a right will automatically receive one-tenth (1/10) of one share of Class A common stock upon consummation of a Business Combination, even if the holder of a right redeemed all shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Certificate of Incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of a Business Combination, each holder of a right will be required to affirmatively exchange his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each right upon consummation of the Business Combination.

The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Delaware law. As a result, the holders of the rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the Combination Period and the Company redeems the Public Shares for the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights and the rights will expire worthless.

Warrants— Each whole warrant entitles the registered holder to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of the initial Business Combination. The warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file a post-effective amendment to the registration statement or a new registration statement with the SEC covering the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to the shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	provided that the reference value of the Class A common stock equals or exceeds $18.00 per share; and

●	either there is an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period; or

●	the Company has elected to require the exercise of the Public Warrants on a “cashless basis”.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants may be exercised for cash or on a “cashless basis”, the Private Warrants and the Class A common stock issuable upon exercise of the Private Warrants may be subject to certain transfer restrictions, and the Private Warrants are not redeemable at the option of the Company. The Private Warrants shall not become Public Warrants as a result of any transfer of the Private Warrants, regardless of the transferee.

If a tender offer, exchange or redemption offer shall have been made to and accepted by the holders of the Class A common stock and upon completion of such offer, the offeror owns beneficially more than 50% of the outstanding shares of Class A common stock, the holder of the warrant shall be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant had been exercised, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to the offer. If less than 70% of the consideration receivable by the holders of the Class A common stock in the applicable event is payable in the form of common equity in the successor entity that is listed on a national securities exchange or is quoted in an established over-the-counter market, and if the holder of the warrant properly exercises the warrant within thirty days following the public disclosure of the consummation of the applicable event by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined in the warrant agreement) minus (B) the value of the warrant based on the Black-Scholes Warrant Value for a Capped American Call on Bloomberg Financial Markets.

Note 7. Income Tax

The following presents the components of the income tax provision for the year ended December 31, 2022. The income tax provision for the period from May 14, 2021 (inception) through December 31, 2021 was deemed to be de minimis.

December 31,
2022
Current - Federal	$647,731
Current - State	—
Deferred - Federal	(499,117)
Deferred - State	—
Change in Valuation Allowance	499,117
Income Tax Provision	$647,731

The following presents the reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022. The income tax provision for the period from May 14, 2021 (inception) through December 31, 2021 was deemed to be de minimis.

December 31,
2022
Statutory U.S. federal income tax rate	21.00%
Change in valuation allowance	70.53%
Income tax provision	91.53%

The following presents the Company’s net deferred tax assets at December 31, 2022. The income tax provision for the period from May 14, 2021 (inception) through December 31, 2021 was deemed to be de minimis.

December 31,
2022
Capitalized start-up costs	$499,651
Net operating loss carryforward	—
Total deferred tax assets	499,651
Valuation allowance	(499,651)
Deferred tax assets	$—

As of December 31, 2022 the Company has no federal or state net operating loss carryforwards.

Future realization of the tax benefits of existing temporary differences and net operating loss carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December 31, 2022, the Company performed an evaluation to determine whether a valuation allowance was needed. The Company considered all available evidence, both positive and negative, which included the results of operations for the current and preceding years. The Company determined that it was not possible to reasonably quantify future taxable income and determined that it is more likely than not that all the deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2022.

The following presents the Company’s valuation allowance for the year ended December 31, 2022. The income tax provision for the period from May 14, 2021 (inception) through December 31, 2021 was deemed to be de minimis.

December 31,
2022
Valuation allowance at beginning of year	$534
Increases recorded to income tax provision	499,117
Decreases recorded to income tax provision	—
Valuation allowance at end of year	$499,651

The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which the Company operates or does business in.  ASC 740-10 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

Uncertain tax positions are recorded as liabilities in accordance with ASC 740-10 and are adjusted upon the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.  As of December 31, 2022, there are no uncertain tax positions recorded in the financial statements.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying statements of operations as required. As of December 31, 2022, there were no significant accrued interest or penalties.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates.  In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable.  There are currently no pending tax examinations.  The Company’s tax years are still open under statute from inception.  The resolution of tax matters is not expected to have a material effect on the Company’s financial statements.

Note 8. Fair Value Measurements

At December 31, 2022, the Company’s marketable securities held in the Trust Account were valued at $235,586,028. The cash and marketable securities held in the Trust Account must be recorded on the balance sheet at fair value and are subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

The following table presents the fair value information, as of December 31, 2022, of the Company’s financial assets that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. The Company’s marketable securities held in the Trust Account are based on realized gains on U.S. Treasury Bills, reinvestments of dividend income on money market funds, and market fluctuations in the value of invested money market fund marketable securities, which are considered observable. The fair value of the marketable securities held in trust is classified within Level 1 of the fair value hierarchy.

The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis:

	(Level 1)	(Level 2)	(Level 3)
Assets
Marketable securities held in trust account	$235,586,028	$—	$—

Measurement

The Company established the initial fair value for the cash and marketable securities held in the Trust Account on February 28, 2022, the date of the consummation of the Company’s Initial Public Offering. As the cash was transferred to the Trust Account on February 28, 2022, the value at that date is the value of the cash transferred. Changes in fair value will result from dividend and interest income and market fluctuations in the value of invested marketable securities which will be reflected on each month end bank statement.

Note 9. Subsequent Events

On March 24, 2023, the Company entered into a capital markets advisory services agreement with a capital markets advisor (the “Advisor”). The agreement is from the execution date of the agreement until the date that is 12 months following the closing of the business combination between the Company and the Seller. The advisory fee is a minimum $500,000 with a placement agent fee equal to 4.0% of the gross proceeds received from the sale of the Company’s equity or equity-linked securities. The advisory fee is payable in cash at the time of and as a condition to the closing of the Company’s business combination transaction with the Seller. Advisory fees can be up to a maximum of $1,000,000 depending on the amount of equity raised, as defined by the gross proceeds available to the post-business combination company immediately after the closing of the Business Combination.

On March 27, 2023, the Company entered into an investor relations agreement with an investor relations firm. The term of this agreement begins on April 1, 2023 and will continue until the earlier of (i) the closing of the business combination transaction with the Seller. Or (ii) December 31, 2023. The investor relations fee is $3,000 per month.

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except share and per share data)

(Unaudited)

	As of September 30,	As of December 31,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$3,886	$2,987
Accounts receivable, net	4,597	5,916
Unbilled energy incentives earned	5,883	4,954
Prepaid expenses and other current assets	6,144	4,409
Taxes recoverable	2,620	1,876
Total Current Assets	23,130	20,142

Property and equipment, net	163,131	161,793
Right of use asset	9,377	9,700
Goodwill	1,743	1,758
Restricted cash	5,027	6,598
Other receivable	-	1,272
Capitalized development cost and other long-term assets, net	9,308	7,266
Total Assets	$211,716	$208,529

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$11,854	$14,438
Accrued liabilities	22,521	9,884
Taxes payable	1,200	1,135
Deferred income	5,883	4,954
Right of use liability - Short Term	635	556
Green bonds, Convertible and non-convertible promissory notes, net	194,918	17,296
Total Current Liabilities	237,011	48,263

Green bonds	-	149,481
Convertible and non-convertible promissory notes, net	11,476	21,281
Right of use liability - long term	8,710	8,872
Asset retirement obligations	1,534	1,461
Total Liabilities	$258,731	$229,358

Shareholders’ Equity/(Deficit)
Ordinary shares, $0.012 par value, 100,000,000 authorized as of September 30, 2023 and December 31, 2022; 26,325,738 issued and outstanding as of September 30, 2023. Preferred shares, $0.011 par value, 100,000,000 authorized as of September 30, 2023.	$305	$305
Additional paid in capital	52,006	52,006
Foreign Currency Translation Reserve	(26)	(612)
Accumulated deficit	(98,140)	(72,028)
Non-controlling interest	(1,160)	(500)
Total Shareholders’ (Deficit)	$(47,015)	$(20,829)
Total Liabilities and Shareholders’ Deficit	$211,716	$208,529

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Revenues	$10,478	$12,372	$27,799	$30,483

Operating Expenses
Cost of revenues	(2,157)	(4,596)	(6,545)	(9,631)
Selling, general and administrative	(3,128)	(2,276)	(10,122)	(6,429)
Depreciation, amortization, and accretion	(1,966)	(2,041)	(5,586)	(6,723)
Development Costs	(218)	(216)	(1,223)	(216)
Loss on disposal of asset	-	107	-	28
Total operating expenses	$(7,469)	$(9,022)	$(23,476)	$(22,971)

Income from operations	3,009	3,350	4,323	7,512

Other income/(expense):
Interest expense	(7,455)	(4,380)	(19,253)	(13,120)
Other income	74	1,507	318	1,934
Solis bond waiver fee	(11,113)	-	(11,113)
Other expense	(863)	(943)	(1,047)	(1,129)
Total other expense	$(19,357)	$(3,816)	$(31,095)	$(12,315)
Income/(Loss) before provision for income taxes	(16,348)	(466)	(26,772)	(4,803)
Income taxes	-	-	-	-
Net income/(loss)	$(16,348)	$(466)	$(26,772)	$(4,803)

Net income/(loss) attributable to non-controlling interest	(415)	(35)	(660)	(330)
Net income/(loss) attributable to Alternus Energy Group	$(15,933)	$(431)	$(26,112)	$(4,473)

Basic (loss) per share	$(0.61)	$(0.02)	$(0.99)	$(0.17)

Weighted average shares outstanding:
Basic shares	26,325,738	26,358,375	26,325,738	26,358,375

Comprehensive loss:
Net loss	(15,933)	(431)	(26,112)	(4,473)
Foreign currency translation adjustment	(2,246)	(2,199)	586	(3,755)
Comprehensive income/(loss)	$(18,179)	$(2,630)	$(25,526)	$(8,228)

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY/ (DEFICIT)

(in thousands, except share amounts)

(Unaudited)

	Ordinary Shares		Paid-In	Foreign Currency Translation	Accumulated	Total Shareholders’	Non-Controlling
	Shares	Amount	Capital	Reserve	Deficit	Equity	Interest	Total
Balance at June 30, 2022	26,365,738	$305	$52,006	$(968)	$(40,270)	$11,073	$(311)	$10,762
Foreign currency translation adjustment				(2,199)		(2,199)		(2,199)
Net Loss					(431)	(431)	(35)	(466)
Balance at September 30, 2022	26,365,738	$305	$52,006	$(3,167)	$(40,701)	$8,443	$(346)	$8,097

	Ordinary Shares		Paid-In	Foreign Currency Translation	Accumulated	Total Shareholders’	Non-Controlling
	Shares	Amount	Capital	Reserve	Deficit	Equity	Interest	Total
Balance at December 31, 2021	26,335,738	$305	$51,943	$588	$(36,228)	$16,608	$(16)	$16,592
Issue of shares - Cloudfield	30,000		63			63		63
Foreign currency translation adjustment				(3,755)		(3,755)		(3,755)
Net Loss					(4,473)	(4,473)	(330)	(4,803)
Balance at September 30, 2022	26,365,738	$305	$52,006	$(3,167)	$(40,701)	$8,443	$(346)	$8,097

	Ordinary Shares		Paid-In	Foreign Currency Translation	Accumulated	Total Shareholders’	Non-Controlling
	Shares	Amount	Capital	Reserve	Deficit	Equity	Interest	Total
Balance at June 30, 2023	26,365,738	$305	$52,006	$2,220	$(82,207)	$(27,676)	$(745)	$(28,421)
Foreign currency translation adjustment				(2,246)		(2,246)		(2,246)
Net Loss					(15,933)	(15,933)	(415)	(16,348)
Balance at September 30, 2023	26,365,738	$305	$52,006	$(26)	$(98,140)	$(45,855)	$(1,160)	$(47,015)

	Ordinary Shares		Paid-In	Foreign Currency Translation	Accumulated	Total Shareholders’	Non-Controlling
	Shares	Amount	Capital	Reserve	Deficit	Equity	Interest	Total
Balance at December 31, 2022	26,365,738	$305	$52,006	$(612)	$(72,028)	$(20,329)	$(500)	$(20,829)
Foreign currency translation adjustment				586		586		586
Net Loss					(26,112)	(26,112)	(660)	(26,772)
Balance at September 30, 2023	26,365,738	$305	$52,006	$(26)	$(98,140)	$(45,855)	$(1,160)	$(47,015)

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOW

(in thousands, except share and per share data)

(unaudited)

	Nine-months Ended September 30,
	2023	2022
Net income/(loss)	$(26,772)	$(4,803)
Adjustments to reconcile net income/(loss) to net cash provided by operations:
Depreciation, amortization and accretion	5,586	6,723
Non-cash right of use asset amortization	309	251
Amortization of debt discount	3,409	3,188
Impairment of assets	—	(28)
Solis bond waiver fee	11,113	—

Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable and other short-term receivables	(355)	(861)
Prepaid expenses and other assets	(462)	(2,859)
Accounts payable and accrued liabilities	8,459	5,206
Operating lease liabilities	(594)	(936)
Net Cash provided by Operating Activities	$693	$5,881

Cash Flows from Investing Activities:
Capital expenditures	(5,196)	(2,632)
Payments to acquire renewable energy facilities from third parties, net of cash acquired	(2,524)	(17,356)
Cash paid for development of assets	(1,688)	(16,085)
Net Cash Used in Investing Activities	$(9,408)	$(36,073)

Cash Flows from Financing Activities:
Payments of debt principal, senior debt	(1,792)	(2,586)
Proceeds from debt, senior debt	9,863	26,516
Net Cash Provided by Financing Activities	$8,071	$23,930

Effect of exchange rate on cash	(28)	(2,187)

Net decrease in cash, cash equivalents and restricted cash	$(672)	$(8,449)

Cash, cash equivalents, and restricted cash beginning of the year	9,585	26,580
Cash, cash equivalents, and restricted cash end of the year	$8,913	$18,131

Cash Reconciliation
Cash and cash equivalents	3,886	12,381
Restricted cash	5,027	5,750
Cash, cash equivalents, and restricted cash end of the year	$8,913	$18,131

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED SUPPLEMENTAL STATEMENT OF CASH FLOW

(unaudited)

	Nine-months Ended September 30,
Supplemental Cash Flow Disclosure	2023	2022

	(in thousands)
Cash paid during the period for:
Interest	10,537	6,757
Taxes	-	-

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

1.	Organization and Formation

Alternus Energy Group Plc (“We”, “ALTN” or the “Company” and together with its consolidated subsidiaries, the “Group”) was incorporated in Dublin, Ireland on January 31, 2019 under the name Alternus Energy International Limited. On October 20, 2020 the Company re-registered as a Plc and changed its name to Alternus Energy Group Public Limited Company.

The Company is a former subsidiary of the previous parent company of the Group, Alternus Energy Inc. On December 2, 2020, the Group completed the last step of a reorganization, which resulted in the Company becoming the parent company of the Group (the “Reorganization”). The Reorganization included the following main steps:

●	Alternus Energy International Ltd registered as an Irish Plc and changed its name to Alternus Energy Group Plc (previously defined as the “Company”);

●	The Company incorporated Solis Bond Company, a Designated Activity Company (“Solis Bond Company DAC”);

●	Alternus Energy Inc. (US) merged with and became a subsidiary of Altam Inc., a U.S.-based entity;

●	Alternus Energy Inc. spun out Alternus Energy Plc to the existing shareholders of Altam Inc. in a 1:1.5 share dividend transaction; and

●	In a 1:4.5 share exchange transaction, Altam Inc. shareholders exchanged their shares for a pro-rata number of shares of Alternus Energy Group Plc, thus becoming a subsidiary of the Alternus Energy Group Plc as it became the surviving parent company.

The impact of the Reorganization has been retroactively reflected in the Company’s financial statements as of the earliest period presented and is utilized for calculating earnings per share in all periods presented.

Consolidated subsidiaries as of September 30, 2023 and December 31, 2022 are as follows:

Solis Bond Company Designated Activity Company (DAC)

In October 2020, a new wholly owned subsidiary, Solis Bond Company DAC, was incorporated in Ireland to issue a series of bonds and hold the Group’s European operating companies that are financed through those bonds. The SPV was incorporated with the purpose of facilities management and bond issuance for the Group. During the quarter ended March 31, 2021, Solis refinanced its Italian, Netherlands, and Romanian operating companies: PC-Italia-02 SpA, CTS Power 2 S.R.L., CIC Rooftop 2 S.R.L., SPV White One S.R.L., CIC RT Treviso S.R.L., Zonnepark Rilland B.V., FRAN Energy Investments S.R.L., and Power Clouds S.R.L. Also, during the quarter ended March 31, 2021, Solis acquired 100% of the share capital of the following Romanian companies: Ecosfer Energy S.R.L., Lucas EST S.R.L. During the quarter ended March 31, 2021, Solis acquired 100% of the share capital of another Italian company, Solarpark Serre 1 S.R.L. Subsequently, in April 2021, Solis acquired 100% of the share capital of another Romanian company, LJG Green Source Energy Beta S.R.L. In May 2021, Solis refinanced another Italian subsidiary, Sant“Angelo Energia S.R.L. and in June of 2021, Solis acquired 100% of the share capital of the following Italian companies: KKSOL S.R.L., Petriolo Fotovoltaica S.R.L., MABI S.R.L. and BIMA S.R.L. In August of 2021, Solis acquired 100% of the share capital of a Polish company, Solarpark Samas Sp. Z.O.O. In March of 2022, Solis acquired 3 additional Polish companies: RAO1 Sp. Z.o.o., Gardno Sp. Z.O.O. and Gardno 2 Sp. Z.O.O. In December 2021, Solis acquired 100% of the share capital of two additional Polish companies Elektrownia PV Komorowo Sp. Z.O.O and PV Zachod Sp. Z.O.O.

PC-Italia-03 S.R.L.

In July 2020, a new wholly owned subsidiary in Italy, PC-Italia-03 S.R.L., was incorporated. This company was incorporated to acquire Italian special purpose vehicles, power plants and/or other assets located in Italy. During the quarter ended March 31, 2021, this company completed the acquisition of 100% of the share capital of two Italian SPVs, KKSOL S.r.l. and Petriolo Fotovoltaica S.R.L. During the quarter ended June 30, 2021, this company completed the acquisition of 100% of the share capital of two Italian SPVs, MABI S.r.l. and BIMA S.r.l. During the six-months ended June 30, 2021 the 4 SPVs owned by PC-Italia-03 were transferred to Solis Bond Company DAC as part of Solis’s bond financing. In July and August 2021, PC-03 acquired 100% of the shares of 2 Italian entities Risore Solari 1 S.R.L and Risore Solari III S.R.L respectively, with the purpose of developing solar parks. As of December 2022, PC-Italia-03 S.R.L. is held directly by AEG MH 02 Limited, which owns all of our entities used for the development of solar parks (more details of AEG MH 02 are described below).

AEG MH 02 Limited

In March 2022, AEG MH 02 Limited was incorporated. This company was incorporated to own, finance and support our development assets and entities, as follows: .AED Italia-01 S.R.L., AED Italia-02 S.R.L.; AED Italia-03 S.R.L.; AED Italia-04 S.R.L.; AED Italia-05 S.R.L.; AED Italia-06 S.R.L.; AED Italia-07 S.R.L.; AED Italia-08 S.R.L.; PC-Italia-01 S.R.L., PC-Italia-03 S.R.L., PC-Italia-04 S.R.L., Risorse Solari I S.R.L., Risorse Solaris III, S.R.L., Altnua Limited, Alt Spain Holdco S.L.U., Alternus Iberia S.L. and indirectly owns Alt Spain 02 S.L.U, Alt Spain 03 S.L.U., Alt Spain 04 S.L.U., and NF Projects S.L.

Unisun Energy Holding B.V

In April 2021, Alternus Energy Group acquired 60% of the share capital in Unisun Energy Holding B.V. (Unisun), a Netherlands based developer, engineering, procurement and construction (EPC) and operations and maintenance (O&M) service provider of renewable energy solutions across Europe. Unisun owns 100% of the following special purpose vehicles and other holding and operating companies in the Netherlands: Unisun Energy B.V., UPER Energy Europe B.V., Unisun Energy Poland Investment B.V. and Blue Sky Energy I B.V.

Alternus Energy Americas Inc.

In May 2021, a new wholly owned subsidiary in the U.S. was incorporated, named Alternus Energy Americas Inc. (AEA). This company was incorporated to support the finance and legal functions for the group. AEA also owns 100% of the following special purpose vehicles and other holding and operating companies in the United States: ALT US 01 LLC, ALT US 02 LLC, ALT US 03 LLC, ALT US 04 LLC, and ALT Alliance LLC, and indirectly owns Lightwave Renewables, LLC, Walking Horse Solar, LLC, and Dancing Horse, LLC.

Altnor AS

In August 2021, a new wholly owned holding company in Norway was incorporated. Altnor was dissolved in November 2022.

AEG MH 01 Limited

In March 2022, a new wholly owned subsidiary in Ireland was incorporated to support EPC for the group. AEG MH 01 Limited owns the following other holding companies which were incorporated to facilitate the use of the Deutsche Bank Facility: AEG MH 03 Limited, AEG JD 01 Limited and ALT POL HC 01 Sp. Z.o.o.

GHFG Limited

In September 2021, a new subsidiary in Ireland was incorporated, and is 55% owned by AEG.

Alternus Fundco Limited

In December 2022, a new wholly owned subsidiary in Ireland was incorporated to support the Group’s finance and legal functions.

ALTERNUS LUX 01 S.A.R.L.

In October 2022, a new wholly owned holding company in Luxembourg was incorporated to support the finance and legal functions of the group. ALTERNUS LUX 01 S.A.R.L. also owns AEG JD 03 Limited, ALT GR 01, AEG MH 01 Limited and AEG MH 02 Limited, and all of those entities’ subsidiaries as well, as described above.

In summary, Alternus Energy Group Plc is a holding company that operates through the following eighty-two operating subsidiaries as of September 30, 2023.

Subsidiary	Principal Activity	Date Acquired / Established	ALTN Ownership	Country of Operations
Power Clouds S.r.l.	SPV	31 March 2015	Solis Bond Company DAC	Romania
F.R.A.N. Energy Investment S.r.l.	SPV	31 March 2015	Solis Bond Company DAC	Romania
PC-Italia-01 S.r.l.	Sub-Holding SPV	15 May 2015	AEG MH 02 Limited	Italy
AE Europe B.V.	Holding Company	18 August 2016	Altam Inc.	Netherlands
PC-Italia-02 S.p.a.	SPV	2 September 2016	Solis Bond Company DAC	Italy
Sant’Angelo Energia S.r.l.	SPV	19 May 2021	Solis Bond Company DAC	Italy
PCG_HoldCo GmbH	Holding Company	6 July 2018	Altam Inc.	Germany
PCG_GP UG	General Partner (Management Company)	30 August 2018	PCG_HoldCo GmbH	Germany
PSM 20 UG	SPV	14 November 2018	PCG_HoldCo GmbH	Germany
ALTN HoldCo UG	SPV	14 December 2018	PCG_HoldCo GmbH	Germany
GRT 1.1 GmbH & Co KG	SPV	21 December 2018	PCG_HoldCo GmbH	Germany
PSM 40 UG	SPV	28 December 2018	PCG_HoldCo GmbH	Germany
CIC Rooftop 2 S.r.l.	SPV	24 April 2019	Solis Bond Company DAC	Italy
CIC RT Treviso S.r.l.	SPV	24 April 2019	Solis Bond Company DAC	Italy
SPV White One S.r.l.	SPV	24 April 2019	Solis Bond Company DAC	Italy
CTS Power 2 S.r.l.	SPV	30 April 2019	Solis Bond Company DAC	Italy
Zonnepark Rilland B.V.	SPV	20 December 2019	Solis Bond Company DAC	Netherlands
Unisun Energy Holding B.V.	Holding Company	28 May 2020	Alternus Energy Group Plc	Netherlands
PC-Italia-03 S.r.l.	SPV	1 July 2020	AEG MH 02 Limited	Italy
PC-Italia-04 S.r.l.	SPV	15 July 2020	AEG MH 02 Limited	Italy
Altam Inc.	Holding Company	1 October 2020	Alternus Energy Group Plc	USA

Solis Bond Company DAC	Holding Company	16 October 2020	AEG JD 03 Limited	Ireland
ALT US 03, LLC (Walking Horse Solar, LLC)	LLC	Acquired 15 December 2020 (Est. 30 March 2023)	ALT US 03 LLC	USA
KKSOL S.r.l.	SPV	February 2021	Solis Bond Company DAC	Italy
Petriolo Fotovoltaica S.r.l.	SPV	March 2021	Solis Bond Company DAC	Italy
Solarpark Serre 1 S.r.l.	SPV	March 2021	Solis Bond Company DAC	Italy
Unisun Energy B.V.	SPV	April 2021	Unisun Energy Holding B.V.	Netherlands
UPER Energy Europe B.V.	Services Company	April 2021	Unisun Energy Holding B.V.	Netherlands
Unisun Energy Poland Investment B.V.	SPV	April 2021	Unisun Energy Holding B.V.	Netherlands
Blue Sky Energy I B.V.	SPV	April 2021	AEG JD 02 Limited	Netherlands
BI.MA. S.r.l.	SPV	March 2021	Solis Bond Company DAC	Italy
MABI S.r.l.	SPV	June 2021	Solis Bond Company DAC	Italy
Alternus Energy Americas Inc.	Holding Company	10 May 2021	Alternus Energy Group Pl	USA
LJG Green Source Energy Beta S.r.l	SPV	29 July 2021	Solis Bond Company DAC	Romania
Ecosfer Energy S.r.l.	SPV	30 July 2021	Solis Bond Company DAC	Romania
Lucas EST S.r.l.	SPV	30 July 2021	Solis Bond Company DAC	Romania
Risorse Solari I S.r.l.	SPV	28 September 2019	AEG MH 02 Limited	Italy
Risorse Solari III S.r.l.	SPV	3 August 2021	AEG MH 02 Limited	Italy
Alternus Iberia S.L.	SPV	4 August 2021	AEG MH 02 Limited	Spain
Altnua Limited	Services Company	11 August 2021	AEG MH 02 Limited	Ireland
Solarpark Samas Sp. z o.o.	SPV	31 August 2021	Solis Bond Company DAC	Poland
GHFG Limited	Holding Company	14 September 2021	Alternus Energy Group plc	Ireland
AEG JD 02 Limited	Holding Company	30 September 2021	Alternus Energy Group plc	Ireland
AED Italia-01 S.r.l.	SPV	22 October 2021	AEG MH 02 Limited	Italy
AED Italia-02 S.r.l.	SPV	22 October 2021	AEG MH 02 Limited	Italy
AED Italia-03 S.r.l.	SPV	22 October 2021	AEG MH 02 Limited	Italy
AED Italia-04 S.r.l.	SPV	22 October 2021	AEG MH 02 Limited	Italy
AED Italia-05 S.r.l.	SPV	22 October 2021	AEG MH 02 Limited	Italy
ALT US 01 LLC	SPV	6 December 2021	Alternus Energy Americas Inc.	USA
Elektrownia PV Komorowo Sp. z o.o.	SPV	22 December 2021	Solis Bond Company DAC	Poland
PV Zachod Sp. z o.o.	SPV	22 December 2021	Solis Bond Company DAC	Poland
UPER Energy Romania S.r.l.	SPV	28 February 2022	Uper Energy Europe B.V.	Romania

ALT POL HC 01 Sp. z o.o.	SPV	8 March 2022	AEG JD 01 Limited	Poland
AEG MH 01 Limited	Holding Company	8 March 2022	Alternus Lux 01 S.a.r.l.	Ireland
AEG MH 02 Limited	Holding Company	8 March 2022	AEG JD 03 Limited	Ireland
ALT US 02 LLC	Holding Company	8 March 2022	Alternus Energy Americas Inc.	USA
AEG JD 01 Limited	Holding Company	16 March 2022	AEG MH 03 Limited	Ireland
AEG JD 03 Limited	Holding Company	21 March 2022	Alternus Lux 01 S.a.r.l.	Ireland
RA01 Sp. z o.o.	SPV	24 March 2022	Solis Bond Company DAC	Poland
Gardno Sp. z o.o.	SPV	24 March 2022	Solis Bond Company DAC	Poland
Gardno2 Sp. z o.o.	SPV	24 March 2022	Solis Bond Company DAC	Poland
ALT US 03 LLC	SPV	4 May 2022	Alternus Energy Americas Inc.	USA
Alt Spain 03, S.L.U.	SPV	31 May 2022	Alt Spain Holdco S.L.	Spain
AEG MH 03 Limited	Holding Company	10 June 2022	AEG MH 01 Limited	Ireland
UPER Energy Italia S.r.l.	SPV	27 June 2022	Uper Energy Europe B.V.	Italy
Lightwave Renewables, LLC	SPV	Acquired 29 June 2022 (Est. 17 December 2020)	ALT US 02 LLC	USA
Alt Spain Holdco, S.L.U. (NF Projects S.L)	Holding Company	Acquired 14 July 2022 (Est. 31 July 2023)	AEG MH 02 Limited	Spain
Alt Spain 02, S.L.U.	SPV	14 July 2022	Alt Spain Holdco, S.L.U.	Spain
AED Italia-06 S.r.l.	SPV	2 August 2022	AEG MH 02 Limited	Italy
AED Italia-07 S.r.l.	SPV	2 August 2022	AEG MH 02 Limited	Italy
AED Italia-08 S.r.l.	SPV	5 August 2022	AEG MH 02 Limited	Italy
UPER Energy Poland Sp. z o.o.	SPV	18 August 2022	Uper Energy Europe B.V.	Poland
ALT US 04 LLC (Dancing Horse, LLC)	Holding Company	14 September 2022 (Est. 31 July 2023)	Alternus Energy Americas Inc.	USA
Alt GR 01	Holding Company	5 October 2022	Alternus Lux 01 S.a.r.l.	Greece
Alternus LUX 01 S.a.r.l.	Holding Company	5 October 2022	Alternus Energy Group Plc	Luxembourg
Alternus FundCo Limited	Funding Company	7 December 2022	Alternus Energy Group plc	Ireland
ALT POL HC 02 Sp. z o.o.	Holding Company	20 January 2023	Alternus Lux 01 S.a.r.l.	Poland
Alt Spain 04, S.L.U.	SPV	May 2022	Alt Spain Holdco, S.L.U.	Spain
Alt Alliance LLC	Holding Company	September 2023	Alternus Energy Amercias Inc.	USA
ALT US 05 LLC	Holding Company	September 2023	Alternus Energy Americas Inc.	USA

*	Non-controlling interest is not material

2.	Going Concern and Management’s Plans

Our consolidated financial statements for the period ended September 30, 2023, identifies the existence of certain conditions that raise substantial doubt about our ability to continue as a going concern for twelve months from the issuance of this report:

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements during the period ended September 30, 2023, the Company had net loss of ($26.8) million and a net loss of ($36.2) million for the year ended December 31, 2022. The Company was in breach of three financial covenants under Solis’ Bond terms as of December 31, 2022 and September 30, 2023. The Company had total shareholders’ equity/(deficit) of ($47.0) million as of September 30, 2023 and ($20.8) million at December 31, 2022 The Company had $3.9 million of unrestricted cash on hand as of September 30, 2023.

Our operating revenues are insufficient to fund our operations and our assets already are pledged to secure our indebtedness to various third party secured creditors, respectively. The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the Company and its viability and prospects.

The terms of our indebtedness, including the covenants and the dates on which principal and interest payments on our indebtedness are due, increases the risk that we will be unable to continue as a going concern. To continue as a going concern over the next twelve months, we must make payments on our debt as they come due and comply with the covenants in the agreements governing our indebtedness or, if we fail to do so, to (i) negotiate and obtain waivers of or forbearances with respect to any defaults that occur with respect to our indebtedness, (ii) amend, replace, refinance or restructure any or all of the agreements governing our indebtedness, and/or (iii) otherwise secure additional capital. However, we cannot provide any assurances that we will be successful in accomplishing any of these plans.

As of December 31, 2022, the Company’s wholly owned subsidiary, Solis Bond Company DAC, was in breach of the three financial covenants under Solis’ Bond terms: (i) the minimum Liquidity Covenant that requires the higher of EUR 5.5 million or 5% of the outstanding Nominal Amount, (ii) the minimum Equity Ratio covenant of 25%, and (iii) the Leverage Ratio of NIBD/EBITDA to not be higher than 6.5 times for the year ended December 2021, 6.0 times for the year ended December 31, 2022 and 5.5 times for the period ending on the maturity date of the Bond, January 6, 2024. The Solis Bond carries a 3 months EURIBOR plus 6.5% per annum interest rate, and has quarterly interest payments, with a bullet payment to be paid on January 6, 2024. The Solis Bond is senior secured through a first priority pledge on the shares of Solis and its subsidiaries, a parent guarantee from Alternus Energy Group Plc, and a first priority assignment over any intercompany loans.

In April 2023 the bond holders approved a temporary waiver and an amendment to the bond terms to allow for a change of control in Solis (which allows for the transfer of Solis and its subsidiaries underneath Clean Earth Acquisitions Corp. on Closing). In addition, bondholders received a preference share in an Alternus Midco, which will hold certain development projects in Spain and Italy. The shares will have preference on any distribution from Midco to Alternus up to €10.0 million, and Midco will divest assets to ensure repayment of the €10.0 million should the bonds not have been fully repaid at maturity (January 6, 2024). Finally, bondholders will receive a 1% amendment fee, which equates to €1.4 million.

On June 5, 2023, the bondholders approved an extension to the waiver to September 30, 2023 and the bond trustee was granted certain additional information rights and the right to appoint half of the members of the board of directors of Solis, in addition to the members of the board appointed by Alternus. Under the waiver agreement, as extended, Solis must fully repay the Solis Bond by September 30, 2023. If Solis is unable to fully repay the Solis Bond by September 30, 2023, Solis’ bondholders have the right to immediately transfer ownership of Solis and all of its subsidiaries to the bondholders and proceed to sell Solis’ assets to recoup the full amount owed to the bondholders, which as of September 30, 2023 is $159.0 million (approximately €$150.0). If the ownership of Solis and all of its subsidiaries were to be transferred to the Solis bondholders, the majority of Alternus’ operating assets and related revenues and EBIDTA would be eliminated.

On October 16 2023, bondholders approved to further extend the temporary waiver to December 16, 2023. As such, the Solis bond debt is currently recorded as short-term debt.

Solis has engaged Pareto Securities AS to explore a refinancing of the bond. The Company has also engaged a leading global firm to support a potential sale of some or all of the assets. The refinancing may be completed in conjunction with a potential sale of certain assets in Solis. We are in advanced discussions with numerous third parties around both the potential refinancing and/or sale of the Solis assets. There are no definitive refinancing or sale agreements executed as of the date of this report and there is no guarantee that these processes will be complete by the Solis Extension date or at all.

3.	Summary of Significant Accounting Policies

Basis of Presentation

The Consolidated Financial Statements include the Consolidated Balance Sheet, Consolidated Statements of Operations and Comprehensive Income (Loss), Consolidated Statements of Changes in Shareholders’ Equity/ (Deficit) and Consolidated Statements of Cash Flows of the Company and have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) from records maintained by the Company.

These unaudited condensed consolidated financial statements (“condensed consolidated financial statements”) are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary to present fairly the results of operations for the interim periods presented. Actual results could differ from those estimates under different assumptions or conditions and the differences may be material to the condensed consolidated financial statements.

The accounting policies used in the preparation of these Condensed Consolidated Financial Statements are the same as those disclosed in the audited Consolidated Financial Statements for the year ended December 31, 2022, included in the Form 10-K/A, except as described below. Our annual reporting period is the calendar year. The results of operations for the nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the full year

Certain monetary amounts, percentages, and other figures included elsewhere in these financial statements have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Basis of Consolidation

The consolidated financial statements as of September 30, 2023 and 2022 and for the periods then ended include the financial statements of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The results of subsidiaries acquired or disposed of during the respective periods are included in the consolidated financial statements from the effective date of acquisition or up to the effective date of disposal, as appropriate. Ownership interests in subsidiaries represented by other parties are presented in the consolidated financial statements as activities and balances attributable to non-controlling interest.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the periods presented. Significant items subject to such estimates include, but are not limited to, the assumptions utilized in the valuation of the assets acquired and liabilities assumed, determine a business combination or asset acquisition, useful life of property and equipment, impairment of long-lived assets and recovery of capitalized cost. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustment when facts and circumstance dictate. These estimates are based on information available as of the date of financial statements; therefore, actual results could differ from these estimates.

Segments

The Company has one operating segment, and the decision-making group is the senior executive management team. The Company manages the segment by focusing on revenue and cost of revenue by country.

Cash and Cash Equivalents

The Company considers cash and highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The Company maintains cash and cash equivalents with major financial institutions, the largest concentration in JP Morgan in the U.S, Ireland and Italy and with ING in Poland and the Netherlands. The Company may at times exceed federally insured limits or statutorily insured limits in a foreign jurisdiction. The Company periodically assesses the financial condition and due to the size and stability of the institutions believes the risk of loss to be remote.

Restricted Cash

Restricted cash relates to balances that are in the bank accounts for specific defined purposes and cannot be used for any other undefined purposes. Restricted cash is primarily restricted stemming from requirements under the Green Bond terms. The balance has a debt service reserve account, per the requirements from the Bond Trustee, that issues quarterly coupons to the Bond holders. There is an account that has the residual balance of bond tap that must be used for permitted acquisitions as per Green Bond terms. The balance also has an account for a bank guarantee in Italy that hold escrow balances.

Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within that period. Accounts receivables are presented net of allowance for doubtful accounts. The Company establishes an allowance for doubtful customer accounts, through a review of historical losses, customer balances, and industry economic conditions. The Company extends credit based on an evaluation of customers’ financial condition and determines any additional collateral requirements. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company considers invoices past due when they are outstanding longer than the stated term. The Company monitors its exposure to credit losses and maintains allowances for anticipated losses. Management considers the carrying value of accounts receivable to be fully collectible. If amounts become uncollectible, they are charged to operations in the period in which that determination is made. At September 30, 2023 and 2022, there was no allowance for doubtful accounts recorded.

Concentration of Credit Risk

At times, the Company maintains cash balances in financial institutions which may exceed federally insured limits. The Company maintains cash balances in all countries in which it operates and in Ireland where the Company is headquartered. Government coverage for the Company’s cash balances are as follows:

●	European Union - $105,841 (€100,000) per account is covered for operations in Romania, Poland, Italy, the Netherlands and the Company’s headquarters in Ireland.

●	United States - $250,000

The Company has 8 cash accounts across the European countries and a net of $6.5 million above government insurance amounts. The Company has not experienced any losses relating to such accounts and believes it is not exposed to significant credit risk on its cash and cash equivalents or restricted cash.

Economic Concentrations

The Company and its subsidiaries own and operate solar generating facilities installed on buildings and land located across Europe. Future operations could be affected by changes in the economy, other conditions in those geographic areas or by changes in the demand for renewable energy.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation, amortization and impairment. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Depreciation is computed on a straight-line basis over the estimated useful lives. The useful lives per asset class are as follows:

●	Solar Energy Facilities carry a useful life of the lesser of 35 years from the original placed in-service date or the lease term of the land on which they are built.

●	Leasehold improvements are amortized over the shorter of the lease term or their estimated useful file.

●	Furniture and fixtures carry a useful life of 7 years.

●	Software and computer equipment carry a useful life of 7 years.

Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. Expenditures for maintenance and repairs, which do not materially extend the useful lives of assets, are charged to expense as incurred. Upon retirement, sale or other disposition of equipment, the cost and accumulated depreciation are removed from the respective accounts and a gain or loss, if any, is recognized in income/(loss) from operations in the Consolidated Statements of Operations and Comprehensive Income/(Loss) during the year of disposal. When the Company abandons the anticipated construction of a new solar energy facility during the development phase, costs previously capitalized to development in progress are written off at the parent company.

Goodwill

The Company reports goodwill that has been recorded in connection with the acquisition of businesses. Goodwill is not amortized, but instead is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill is tested annually for impairment at the individual reporting unit level in the fourth quarter, or earlier upon the occurrence of certain events or substantive changes in circumstances. In assessing goodwill for impairment, the Company may elect to use a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of the Company’s reporting units are less than their carrying amounts. If the Company determines that it is more likely than not that the fair value of its reporting units is less than their carrying amounts, no additional assessment is required, and no impairment is recognized. If the Company concludes an impairment is probable or elects not to perform the qualitative assessment, a quantitative impairment test is performed. If it is determined that an impairment has occurred, the Company adjusts the carrying value of goodwill and charges the impairment as an operating expense in the period the determination is made. The Company did not recognize any impairment of goodwill for the periods presented. Although the Company believes that goodwill is appropriately stated in the consolidated financial statements, changes in strategy or market conditions could significantly impact these judgments and require an adjustment to the recorded balance.

Impairment of Solar Energy Facilities

The Company reviews its investments in property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment is evaluated at the asset group level, which is determined based upon the lowest level of separately identifiable cash flows. When evaluating for impairment, if the estimated undiscounted cash flows from the use of the asset group are less than the asset group’s carrying amount, then the asset group is deemed to be impaired and is written down to its fair value. Fair value is determined by net realizable value of the assets using ASC 820. The amount of the impairment loss is equal to the excess of the asset group’s carrying value over its estimated fair value. During the period ended September 30, 2022 the Company recorded an impairment loss of $79 thousand in the Consolidated Statement of Operations and Comprehensive Income/(Loss) related to the 2021 write down for $4.2 million of certain assets that were held in construction in progress for which the Company no longer intended to complete and certain solar park assets for which there was a change in the Company future intended use. This impairment loss is included in Other Expense on the Consolidated Statement of Operations and Comprehensive Income/(Loss).

There were no impairment losses for the three months and nine months ended September 30, 2023.

Deferred Financing Costs and Debt Discount Amortization

The Company incurs expenses related to debt arrangements. These deferred financing costs and debt discount costs are capitalized and amortized over the term of the related debt or revolving credit facilities and netted against the related debt.

Asset Retirement Obligations

In connection with the acquisition or development of solar energy facilities, the Company may have the legal requirement to remove long-lived assets constructed on leased property and to restore the leased property to its condition prior to the construction of the long-lived assets. This legal requirement is referred to as an asset retirement obligation (ARO). If the Company determines that an ARO is required for a specific solar energy facility, the Company records the present value of the estimated future liability when the solar energy facility is placed in service as an ARO liability. The discount rate used to estimate the present value of the expected future cash flows for the period ended September 30, 2023 and 2022 was 7.1% . The Company accretes the ARO liability to its future value over the solar energy facility’s useful life and records the related interest expense to amortization expense on the consolidated statement of operations. Solar facilities that require AROs are recorded as part of the carrying value of property and depreciated over the solar energy facility’s useful life.

Leases

In February 2016, the FASB established Topic 842, Leases, by issuing Accounting Standards Update (ASU) No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. The Company adopted the new standard on January 1, 2022 and used the effective date as our date of initial application. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2022. The new standard provides a number of optional practical expedients in transition. We elected the ‘package of practical expedients’, which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs.

The Company adopted ASC 842 as of January 1, 2022. Lease assets and liabilities are recognized based on the present value of the future lease payments over the lease term at the lease commencement date and are presented on the consolidated statements of financial condition. The Company estimates its incremental borrowing rate based on information available at the commencement date in determining the present value of future payments. For additional information, see Note 14 - Leases.

Operating lease expense attributable to site leases is reported within cost of revenues in the Company’s Statement of Operations and Comprehensive Income/ (Loss); whereas lease expense attributable to all other operating leases is reported within selling, general, and administrative expense in the Company’s Statement of Operations and Comprehensive Income/ (Loss).

Revenue Recognition

The Company follows the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle underlying revenue recognition under ASC 606 is that revenue should be recognized as goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled. ASC 606 defines a five-step process to achieve this core principle. ASC 606 also mandates additional disclosure about the nature, amount, timing and uncertainty of revenues and cash flows arising from customer contracts, including significant judgments, and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The Company derives revenues through its subsidiaries from the sale of electricity and the sale of solar renewable energy credits (RECs) in Romania and guarantees of origin certificates (GoOs) in Poland. The Company receives Green Certificates based on the amount of energy produced in Romania. Energy generation revenue and solar renewable energy credits revenue are recognized as electricity generated by the Company’s solar energy facilities is delivered to the grid, at which time all performance obligations have been delivered. Revenues are based on actual output and contractual sale prices set forth its customer contracts.

The Company’s current portfolio of renewable energy facilities is generally contracted under long-term Country Renewable Programs (FIT programs) or Energy Offtake Agreements (PPAs/VPPAs) with creditworthy counterparties. Pricing of the electricity sold under these FITs and PPAs is generally fixed for the duration of the contract, although some of its PPAs have price escalators based on an index (such as the consumer price index) or other rates specified in the applicable PPA.

One solar park in the Netherlands receives pre-payments calculated at the beginning of the year and based on the previous years’ production (MWhs produced) multiplied by a calculated average price per MWh for the year and divided by twelve. The Company books revenue monthly by multiplying actual production per the Company’s meters by the average price provided by the Offtaker at the beginning of the year to estimate revenue for the month. There is a true-up performed in June of the following year using actual power produced for the previous year multiplied by the average EPEX price (average actual market price per KWh for the year) less the prepayment for the year. If the true-up calculation is positive, The Offtaker settles with a payment to the Company. If the true-up is negative, the Company settles with a payment to Offtaker.

Disaggregated Revenues

The following table shows the Company’s revenues disaggregated by country and contract type:

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Revenue by Country
Italy	1,228	1,018	2,924	2,847
Romania	5,161	4,216	13,271	14,061
Germany	8	44	22	142
Netherlands	1,096	1,673	4,378	3,759
Poland	2,952	5,411	7,121	9,659
United States	33	10	83	15
Total	10,478	12,372	27,799	30,483

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Revenue by Offtake Type
Country Renewable Programs	3,690	9,184	8,812	16,550
Green Certificates	3,212	1,155	8,170	6,970
Energy Offtake Agreements	3,572	2,020	10,355	6,808
Other Revenue	4	13	462	155
Total	10,478	12,372	27,799	30,483

Three customers represented 69% of revenues during the period ended September 30, 2023 compared to four customers that represented 71% for the period ended September 30, 2022. The revenues from these customers accounted for $18.4 million of revenue and $20.8 million for the periods ended September 30, 2023 and 2022 respectively.

One customer represented 63% of the Company’s accounts receivable for the period ended September 30, 2023. Two customers accounted for 74% of accounts receivable for the period ended September 30, 2022.

Unbilled Energy Incentives Earned

The Company derives revenues from the sale of green certificates for the Romania projects. The green certificates revenues are recognized in the month they are generated by the solar project and registered with the local authority. The Company considers them unbilled at the end of the period if they have not been invoiced to a third-party customer.

Cost of Revenue

Cost of revenue primarily consists of operations and maintenance expense, insurance premiums, property taxes and other miscellaneous costs associated with the operations of solar energy facilities. Costs are charged to expense as incurred.

Taxes Recoverable and Payable

The Company records taxes recoverable when there has been an overpayment of taxes due to timing of the Value Added Tax (VAT) between vendors and customers. The VAT tax can also be offset against a Country’s income taxes where the VAT was registered.

Development Cost

Development costs are incurred when the Company abandons the development or acquisition of renewable energy projects. The Company depends heavily on government policies that support our business and enhance the economic feasibility of developing and operating solar energy projects in regions in which we operate or plan to develop and operate renewable energy facilities. The Company can decide to abandon a project if it becomes uneconomic due to various factors, for example, a change in market conditions leading to higher costs of construction, lower energy rates, or other factors that change the expected returns on the project. In addition, political factors or otherwise where governments from time to time may review their laws and policies that support renewable energy and consider actions that would make the laws and policies less conducive to the development and operation of renewable energy facilities. Any reductions or modifications to, or the elimination of, governmental incentives or policies that support renewable energy or the imposition of additional taxes or other assessments on renewable energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new renewable energy projects, our abandoning the development of renewable energy projects, a loss of our investments in the projects and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks and Uncertainties

The Company’s operations are subject to significant risks and uncertainties including financial, operational, technological, and regulatory risks and the potential risk of business failure. See Note 2 regarding going concern matters.

Fair Value of Financial Instruments

The Company measures its financial instruments at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy are described below:

Level 1 – Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 – Pricing inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable as of the reporting date. Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3 – Pricing inputs that are unobservable. Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques, and at least one significant model assumption or input is unobservable.

The Company holds various financial instruments that are not required to be measured at fair value. For cash and cash equivalents, restricted cash, accounts receivable, various debt instruments, prepayments and other current assets, accounts payable, accrued liabilities and other current liabilities, the carrying value approximated their fair values due to the short-term maturity of these instruments.

Business Combinations and Acquisition of Assets

The Company applies the definition of a business in ASC 805, Business Combinations, to determine whether it is acquiring a business or a group of assets. When the Company acquires a business, the purchase price is allocated to; (i) the acquired tangible assets and liabilities assumed, primarily consisting of solar energy facilities and land, (ii) the identified intangible assets and liabilities, primarily consisting of favorable and unfavorable rate Power Purchase Agreements (PPAs) and Renewable Energy Credit (REC) agreements, (iii) asset retirement obligations, (iv) non-controlling interest, and (v) other working capital items based in each case on their estimated fair values. The excess of the purchase price, if any, over the estimated fair value of net assets acquired is recorded as goodwill. The fair value measurements of the assets acquired, and liabilities assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs include, but are not limited to, estimates of future power generation, commodity prices, operating costs, and appropriate discount rates. These inputs required significant judgments and estimates at the time of the valuation. In addition, acquisition costs related to business combinations are expensed as incurred.

When an acquired group of assets does not constitute as a business, the transaction is accounted for as an asset acquisition. The cost of assets acquired, and liabilities assumed in asset acquisitions is allocated based upon relative fair value. The fair value measurements of the solar facilities acquired, and asset retirement obligations assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs include, but are not limited to, estimates of future power generation, commodity prices, operating costs, and appropriate discount rates. These inputs require significant judgments and estimates at the time of the valuation. Transaction costs incurred on an asset acquisition are capitalized as a component of the assets acquired.

The allocation of the purchase price directly affects the following items in the Company’s consolidated financial statements:

●	The amount of purchase price allocated to the various tangible and intangible assets, liabilities and non-controlling interests on the Company Balance Sheet,

●	The amounts allocated to all other tangible assets and intangibles are amortized to depreciation or amortization expense, with the exception of favorable and unfavorable rate land leases and unfavorable rate Operation and Maintenance (O&M) contracts which are amortized to cost of revenue; and

The period of time over which tangible and intangible assets and liabilities are depreciated or amortized varies, and thus, changes in the amounts allocated to these assets and liabilities will have a direct impact on the Company’s results of operations.

Income Taxes

Deferred taxes are determined using the asset and liability method; whereby, deferred tax assets are recognized for deductible temporary differences, operating loss and tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company evaluated the provisions of ASC 740 related to the accounting for uncertainty in income taxes recognized in the financial statements. ASC 740 prescribes a comprehensive model for how a company should recognize, present, and disclose uncertain positions that the company has taken or expects to take in its return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Differences between the positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing-authority for a tax position that was not recognized as a result of applying the provisions of ASC 740.

As a result of the Tax Cuts and Jobs Act (TCJA) of 2017, the Company analyzed if a liability needed to be recorded for the deemed repatriation of undistributed earnings. It was determined that there is no outstanding liability associated with this based on overall negative undistributed earnings (accumulated deficit) in the consolidated foreign group. An additional provision of the TCJA is the implementation of the Global Intangible-Low Taxed Income Tax, or “GILTI.” The Company has elected to account for the impact of GILTI in the period in which the tax actually applies to the Company. During the fiscal years 2022 and 2021, the Company had overall net foreign losses and thus, there was no impact on the US taxable income calculations.

The Company is an inverted Company and treated as a US entity for all US income tax purposes. As a result, the Company will be obligated to comply with all U.S. income tax obligations applicable to domestic entities. Accordingly, the income tax provision has been prepared consistent with that of a U.S. entity.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718. Stock-based compensation expense for equity instruments issued to employees and non-employees is measured based on the grant-date fair value of the awards. The fair value of each stock unit is determined based on the valuation of the Company’s stock on the date of grant. The fair value of each stock option is estimated on the date of grant using the Black-Scholes-Merton stock option pricing valuation model. The Company uses the simplified method for calculating the expected term of their options. The Company recognizes compensation costs using the straight-line method for equity compensation awards over the requisite service period of the awards, which is generally the awards’ vesting period. The Company accounts for forfeitures of awards in the period they occur.

Use of the Black-Scholes-Merton option-pricing model requires the input of highly subjective assumptions, including (1) the expected terms of the option, (2) the expected volatility of the price of the Company’s ordinary shares, and (3) the expected dividend yield of our ordinary shares. The assumptions used in the option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgments. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future. Additional inputs to the Black-Scholes-Merton option-pricing model include the risk-free interest rate and the fair value of the Company’s ordinary shares. The Company determines the risk-free interest rate by using the U.S. Treasury Rates of the same period as the expected term of the stock-option.

Net Loss Per Share

Net loss per share is computed pursuant to ASC 260, Earnings per Share. Basic net loss per share attributable to common shareholders is computed by dividing net loss attributable to common shareholders by the weighted average number of ordinary shares outstanding for the period. Diluted net loss per share attributable to common shareholders is computed by dividing net loss attributable to common shareholders by the weighted average number of ordinary shares outstanding for the period plus the number of ordinary shares that would have been outstanding if all potentially dilutive ordinary shares had been issued, using the treasury stock method or if-converted method, as applicable. Potentially dilutive shares related to stock options, warrants, and convertible notes were excluded from the calculation of diluted net loss per share due to their anti-dilutive effect due to losses in each period. The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because their inclusion would be anti-dilutive:

	September 30,	September 30,
	2023	2022

	(in thousands)
Stock options	40,000	-
Warrants	43,500	538,146
Total	83,500	538,146

Foreign Currency Transactions and Other Comprehensive Loss

Foreign currency transactions are those transactions whose terms are denominated in a currency other than the currency of the primary economic environment in which the Company operates, which is referred to as the functional currency. The functional currency of the Company’s foreign subsidiaries is typically the applicable local currency which is Romanian Lei (RON), Polish Zloty (PLN) or European Union Euros (EUR). Transactions denominated in foreign currencies are remeasured to the functional currency using the exchange rate prevailing at the balance sheet date for balance sheet accounts and using an average exchange rate during the period, which approximates the daily exchange rate, for income statement accounts. Foreign currency gains or losses resulting from such remeasurement are included in the Consolidated Statement of Operations in the period in which they arise.

Transaction gains and losses are recognized in the Company’s Results of Operations based on the difference between the foreign exchange rates on the transaction date and on the reporting date. The Company had an immaterial net foreign exchange loss for the period ended September 30, 2023 and 2022.

The translation from functional foreign currency to United States Dollars (U.S. Dollar) is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and using an average exchange rate during the period, which approximates the daily exchange rate, for income statement accounts. The effects of translating financial statements from functional currency to reporting currency are recorded in other comprehensive income. For the periods ended September 30, 2023 and 2022 the increase/(decrease) in comprehensive loss related to foreign currency translation gains was $0.6 million and ($3.8) million, respectively.

Recent Accounting Pronouncements Adopted

In June 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments-Credit losses (Topic 326), subsequently amended by ASU 2020-2. This new guidance will change how entities account for credit impairment for trade and other receivables, as well as for certain financial assets and other instruments held at amortized cost. The update will replace the current incurred loss model with an expected loss model. Under the incurred loss model, a loss (or allowance) is recognized only when an event has occurred (such as a payment delinquency) that causes the entity to believe that a loss is probable (that is has been “incurred”). Under the expected loss model, a loss (or allowance) is recognized upon initial recognition of the asset that reflects all future events that may lead to a loss being realized, regardless of whether it is probable that the future event will occur. The incurred loss model considers past events and conditions, while the expected loss model includes expectations for the future which have yet to occur. ASU 2018-19 was issued in November 2018 and excludes operating leases from the new guidance. The standard will require entities to record a cumulative-effect adjustment to the balance sheet as of the beginning of the first reporting period in which the guidance is effective. For public business entities that meet the definition of a U.S. Securities and Exchange (SEC) filer, the update is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As an Emerging Growth Company, the standard is effective for the Company’s annual reporting period and interim periods beginning first quarter of 2023. The Company has adopted this standard as of January 1, 2023 and the adoption did not have a material impact on the consolidated financial statements.

In August 2020, the FASB issued Accounting Standards Update 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815040). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. In addition, the FASB amended the derivative guidance for the “own stock” scope exception and certain aspects of EPS guidance. For public business entities that meet the definition of a SEC filer, excluding entities eligible to be a smaller reporting company as defined by the SEC, the guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the guidance is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company has adopted this standard as of January 1, 2023 and the adoption did not have a material impact on the condensed consolidated financial statements.

4.	Business Combination and Acquisitions of Assets

The Company applies the definition of a business in ASC 805, Business Combinations, to determine whether it is acquiring a business or a group of assets. When the Company acquires a business, the purchase price is allocated to (I) the acquired tangible assets and liabilities assumed, primarily consisting of solar energy facilities and land, (ii) the identified intangible assets and liabilities, primarily consisting of favorable and unfavorable rate PPAs and REC agreements, (iii) asset retirement obligations, (iv) non-controlling interests, and (v) other working capital items based in each case on their estimated fair values. The excess of the purchase price, if any, over the estimated fair value of net assets acquired is recorded as goodwill. The fair value measurements of the assets acquired, and liabilities assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs include, but are not limited to, estimates of future power generation, commodity prices, operating costs, and appropriate discount rates. These inputs required significant judgments and estimates at the time of the valuation. In addition, acquisition costs related to business combinations are expensed as incurred.

Acquisition of RA01 Sp. Z.O.O.

On March 24, 2022, the Company acquired a solar park portfolio located in Poland from a third party for a total purchase price, net of cash received, of $1.1 million. The transaction was accounted for as an acquisition of assets, whereby the Company acquired $1.0 million of property and equipment and $0.1 million of other assets.

Acquisition of Gardno Sp. Z.O.O.

On March 24, 2022, the Company acquired a solar park portfolio located in Poland from a third party for a total purchase price, net of cash received, of $6.6 million. The transaction was accounted for as an acquisition of assets, whereby the Company acquired $6.4 million of property and equipment, and $0.2 million of other assets.

Acquisition of Gardno 2 Sp. Z.O.O.

On March 24, 2022, the Company acquired a solar park portfolio located in Poland from a third party for a total purchase price, net of cash received, of $4.4 million. The transaction was accounted for as an acquisition of assets, whereby the Company acquired $4.3 million of property and equipment, and $0.1 million of other assets.

5.	Accounts Receivable

Accounts receivable relate to amounts due from customers for services that have been performed and invoices that have been sent. Unbilled energy incentives relate to services that have been performed for the customer but have yet to be invoiced. Accounts receivables, and unbilled energy incentives consist of the following (in thousands):

	September 30,	December 31,
	2023	2022
Accounts receivable	4,597	5,916
Unbilled energy incentives earned	5,883	4,954
Total	10,480	10,870

6.	Prepaid Expenses and Other Current Assets

Prepaid and other current expenses generally consist of amounts paid to vendors for services that have not yet been performed. Other receivable, prepaid expenses and other current assets consist of the following (in thousands):

	September 30,	December 31,
	2023	2022
Prepaid expenses and other current assets	1,326	2,871
Accrued Revenue	1,631	591
Other Receivable	3,187	947
Total	6,144	4,409

7.	Property and Equipment, Net

As of September 30, 2023, the Company had $163 million of net investment in property and equipment, as outlined in the table below (in thousands):

	September 30,	December 31,
	2023	2022
Solar energy facilities	169,334	168,336
Building	1,077	1,076
Land	490	497
Leasehold improvements	120	118
Software and computers	456	335
Furniture and fixtures	435	281
Vehicle and other	34	-
Asset retirement	1,340	1,345
Construction in progress	10,489	5,227
Total property and equipment	183,775	177,215
Less: Accumulated depreciation	(20,644)	(15,422)
Total	163,131	161,793

There was $1.9 million transferred from construction in progress to solar energy facilities during the nine-month period through September 30, 2023.

Depreciation and Amortization expense for the nine-months ended September 30, 2023 was $5.6 million.

8.	Capitalized development cost and other long-term assets

Capitalized project costs are amounts paid to vendors that are related to the purchase and construction of solar energy facilities. Notes receivables and prepaids consist of amounts owed to the Company as well as amounts paid to vendors for services that have yet to be received by the Company. Capitalized cost and other long-term assets consisted of the following (in thousands):

	September 30,	December 31,
	2023	2022
Capitalized development cost and other long-term assets	9,308	7,266
Other receivables	-	1,272
Total	9,308	8,538

Capitalized development cost relates to various projects that are under development for the period. As the Company closes either a purchase or development of new solar parks, these development costs are added to the final asset displayed in Property, and Equipment. If the Company does not close on the prospective project, these costs are written off to Development Cost on the Consolidated Statement Operations and Comprehensive Income/(Loss).

Notes receivable and other long term prepaids relates to various notes outstanding, security deposits and various smaller prepayments issued for the period.

9.	Goodwill

There were no business combinations for the period ended September 30, 2023. The goodwill was partially offset by a foreign exchange loss of $15 thousand, resulting in a total balance of goodwill of $1.7 million. Goodwill activity consisted of the following during the period ended September 30, 2023:

Activity
(in thousands)
Goodwill - Balance January 1, 2022	$1,903
Additions	-
Impairment	-
Foreign currency translation adjustment	(145)
Goodwill - Balance December 31, 2022	$1,758
Additions	-
Impairment	-
Foreign currency translation adjustment	(15)
Goodwill - Balance September 30, 2023	$1,743

10.	Accounts Payable

Accounts payable represent amounts owed to suppliers of goods and services that the Group has consumed through operations. Accounts payable consist of the following (in thousands):

	September 30,	December 31,
	2023	2022
Accounts payable	11,854	14,438
Total	11,854	14,438

11.	Deferred Income

Deferred income relates to income related to Green Certificates from Romania that have been received but not sold. Deferred income consist of the following (in thousands):

	September 30,	December 31,
	2023	2022
Deferred income	5,883	4,954
Total	5,883	4,954

12.	Accrued Liabilities

Accrued expenses relate to various accruals for the entire group. Accrued interest represents the interest in debt not paid in the period ended September 30, 2023. Accrued liabilities consist of the following (in thousands):

	September 30,	December 31,
	2023	2022
Accrued expenses - other	11,931	4,265
Accrued interest	8,731	5,269
Accrued payroll	1,859	350
Total	22,521	9,884

13.	Taxes Recoverable and Payable

Taxes recoverable and payable consist of VAT taxes payable and receivable from various European governments through group transactions in these countries. Taxes recoverable consist of the following (in thousands):

	September 30,	December 31,
	2023	2022
Taxes recoverable	2,620	1,876
Less: Taxes payable	(1,200)	(1,135)
Total	1,420	741

14.	Green Bonds, Convertible and Non-convertible Promissory Notes

The following table reflects the total debt balances of the Company as September 30, 2023 and December 31, 2022. (in thousands):

	As of September 30	As of December 31
	2023	2022

	(in thousands)
Green bonds	159,291	149,481
Convertible debt, secured	11,483	9,609
Senior secured debt and promissory notes	40,521	33,500
Total debt	211,295	192,590
Less current maturities	(197,112)	(21,631)
Long term debt, net of current maturities	14,183	170,959

Current maturities	197,112	21,631
Less current debt discount	(2,194)	(4,335)
Current maturities net of debt discount	194,918	17,296

Long-term maturities	14,183	170,959
Less long-term debt discount	(2,707)	(197)
Long-term maturities net of debt discount	11,476	170,762

During the period ended December 31, 2022, the Company incurred approximately $200 thousand of debt issuance cost related to the green bonds discussed below. The Company incurred debt issuance costs of $4.9 million during the period ended September 30, 2023. Debt issuance costs are recorded as a debt discount and are amortized to interest expense over the life of the debt, upon the close of the related debt transaction, in the Consolidated Balance Sheet. Interest expense stemming from amortization of debt discounts for the nine-months ended September 30, 2023 was $3.4 million and for the year ending December 31, 2022 was $4.4 million.

Five-year debt maturities schedule

(in thousands)	2023 Sep 1 - Dec 31	2024	2025	2026	2027	Thereafter	Total
Gross Debt	$178,002	$22,482	$2,848	$890	$890	$6,183	$211,295
Total	$178,002	$22,482	$2,848	$890	$890	$6,183	$211,295

Senior secured debt:

In January 2020, GRT 1.1 GmbH entered into a senior secured loan of approximately $825 thousand with DKB Bank in Germany. The relates to and is secured by the acquisition of 1 photovoltaic installation as part of the GRT GmbH acquisition, with a stated interest rate of 2.05% and payments of principal and interest due quarterly. This loan matures in September 2039. The principal outstanding was $592 thousand and $660 thousand as of September 30, 2023 and December 31, 2022, respectively.

In January 2020, ALTN HoldCo UG entered into a construction financing loan with the opportunity to borrow up to $3.6 million from DKB Bank in Germany. During 2020 the Company made draws from the loan totaling $1.3 million. The loan relates to and is secured by the construction of 6 photovoltaic installations in Germany with a stated interest rate of 1.74%. This loan matures in September 2039. The principal outstanding was $1.2 million and $1.2 million as of September 30, 2023 and December 31, 2022, respectively.

In May 2022, AEG MH02 entered into a loan agreement with a group of private lenders of approximately $10.8 million with an initial stated interest rate of 8% and a maturity date of May 31, 2023. In February 2023, the loan agreement was amended stating a new interest rate of 16% retroactive to the date of the first draw in June 2022. In May 2023, the loan was extended and the interest rate was revised to 18% from June 1, 2023. In July 2023, the loan agreement was further extended to October 31, 2023. Due to these addendums, $551 thousand of interest was recognized in the period ended September 30, 2023. The Company had principal outstanding of $10.6 million and $10.7 million as of September 30, 2023 and December 31, 2022, respectively.

In June 2022, Alt US 02, a subsidiary of Alternus Energy Americas entered into an agreement as part of the transaction with Lightwave Renewables, LLC to acquire rights to develop a solar park in Tennessee. The Company entered into a construction promissory note of $5.9 million with a variable interest rate of prime plus 2.5% and an extended maturity date of September 29, 2023. The Company had principal outstanding of $4.3 million and $2.8 million as of September 30, 2023 and December 31, 2022, respectively.

On February 28, 2023, Alt US 03, a subsidiary of Alternus Energy Americas, entered into an agreement as part of the transaction with Sunrise Development, LLC to acquire rights to develop a solar park in Tennessee. The Company entered into a construction promissory note of $920 thousand with a variable interest rate of prime plus 2.5% and due February 29, 2024. The Company had principal outstanding of $715 thousand as of September 30, 2023.

In July 2023, one of the Company’s US subsidiaries acquired a 32 MWp solar PV project in Tennessee, known as “Dancing Horse” for $2.4 million financed through a bank loan having a six-month term, 24% APY, and maturity date of January 1, 2024. Dancing Horse is expected to start operating in Q1 2025. 100% of offtake is already secured by 30-year power purchase agreements with two regional utilities. The Company had a principal outstanding balance of $3.7 million as of September 30, 2023.

In July 2023, one of the Company’s Spanish subsidiaries acquired a 32 MWp portfolio of Solar PV projects in Valencia, Spain, known as the “NF Projects” with an initial payment of $1.9 million, financed through a bank loan having a six-month term and accruing ’Six Month Euribor’ plus 2% margin, currently 5.9% interest. The portfolio consists of six projects in total: five of which, totaling 24.4 MWp, are expected to reach operation in Q2 2024, with the remaining project expected to achieve operation in Q1 2025. The Company had a principal outstanding balance of $1.9 million as of September 30, 2023.

Promissory Note:

On September 30, 2015, AEG Plc entered into an agreement as part of the transaction with World Global Assets Pte. Ltd. $492 thousand was assigned to various third parties as non-convertible promissory notes, with stated interest rate of 7.5% and a maturity date of December 31, 2020. The holder agreed to extend the maturity date of the debt through December 2022 and the principal balance continues to accrue interest at a stated rate of 7.5%. The Company had principal outstanding of $102 thousand as of September 30, 2023 and December 31, 2022, respectively.

In October 2018, in order to complete additional solar park acquisitions in Germany, one of the Company’s subsidiaries, Altam Inc., entered into a debt agreement with a third-party accredited investor, in connection with one of the Company’s indirect German subsidiaries, PCG_HoldCo UG (PCG). The debt carries a stated interest rate of 12%, with principal and interest due at maturity, and a term of 2 years. The principal outstanding was $3.8 million and $3.62 million as of December 31, 2022 and 2021, respectively. The debt is currently past due. The Company began accruing interest at the default interest rate of 18% in October 2020 and accrued additional interest penalties in 2021 and 2022. The penalty interest is included in the Accrued Liabilities on the consolidated balance sheet.

In October 2022, the Company entered into a loan agreement with the Bank of Ireland of approximately $2.0 million with an interest rate of 5.44%. The Company had a principal outstanding balance of $2.1 million as of September 30, 2023 and December 31, 2022.

Convertible Promissory Notes:

In March 2021, the Company approved the issuance of $10.2 million (€9 million) of secured convertible loan notes. The notes have a 3-year term, accrue annual interest at a 10% stated rate and require interest payments every nine months during the term. The notes are secured by a floating charge security over all property and assets of the Company, excluding the AEG ownership of Solis Bond Company DAC. All outstanding principal plus a premium of 120% is due 3 years from the date of issuance. The Company is entitled, at its sole option, to prepay the notes at a reduced premium of 110% on the second anniversary of the issuance. The principal balance outstanding was $9.5 million and $9.6 million at September 30, 2023 and December 31, 2022 respectively.

In March 2023, the Company approved the issuance of $922 thousand of secured convertible debt in three tranches of $271 thousand, $271 thousand and $380 thousand, carrying a 14% annual interest rate. The holder of the notes will have the option, beginning 90 days after the close of the business combination between the Company and Clean Earth Acquisitions Corp. and until (i) the maturity date and (ii) such note is fully paid, to convert the full principal balance and any accrued but unpaid interest into 1,320,000 shares of common stock of Clean Earth Acquisitions Corp. Alternatively, should the business combination not complete by April of 2024, the holder has the right to convert the full principal balance and any accrued but unpaid interest into the Company’s ordinary shares at a conversion price of 9 NOK per share.

In January 2023, Alternus Fundco, a subsidiary of AEG, Plc, entered into a $1.1 million (€1 million) convertible promissory note with a 10% interest maturing in January 2025. The holders of the notes will have the option, beginning 90 days after the close of the business combination between the Company and Clean Earth Acquisitions Corp. and until such note is fully paid, to convert the full principal balance and any accrued but unpaid interest into common stock of Clean Earth Acquisitions Corp. The conversion price for these shares is the per share market price on the date the noteholder informs the Company of his intention to convert the debt. The outstanding balance was $1.1 million (€1 million) as of September 30, 2023.

There were no conversions of debt to equity in 2022 or for the period ended September 30, 2023.

Other Debt:

In January 2021, the Company approved the issuance by one of its subsidiaries, Solis, of a series of 3-year senior secured green bonds in the maximum amount of $242.0 million (€200.0 million) with a stated coupon rate of 6.5% + EURIBOR and quarterly interest payments. The bond agreement is for repaying existing facilities of approximately $40.0 million (€33 million), and funding acquisitions of approximately $87.2 million (€72.0 million). The bonds are secured by the Solis Bond Company’s underlying assets. The Company raised approximately $125.0 million (€110.0 million) in the initial funding. In November 2021, Solis Bond Company DAC, completed an additional issue of $24.0 million (€20.0 million). The additional issue was completed at an issue price of 102% of par value, corresponding to a yield of 5.5%. The Company raised $11.1 million (€10.0 million) in March 2022 at 97% for an effective yield of 9.5%. In connection with the bond agreement the Company incurred approximately $11.8 million in debt issuance costs. The Company recorded these as a discount on the debt and they are being amortized as interest expense over the contractual period of the bond agreement. As of December 31, 2022 and 2021, there was $149.5 million and $147.2 million outstanding on the Bond, respectively. As of September 30, 2023 and 2022 there was $148.2 million and $136.3 million outstanding on the Bond, respectively.

As of December 31, 2022, the Company’s wholly owned subsidiary, Solis Bond Company DAC, was in breach of the three financial covenants under Solis’ Bond terms: (i) the minimum Liquidity Covenant that requires the higher of EUR 5.5 million or 5% of the outstanding Nominal Amount, (ii) the minimum Equity Ratio covenant of 25%, and (iii) the Leverage Ratio of NIBD/EBITDA to not be higher than 6.5 times for the year ended December 2021, 6.0 times for the year ended December 31, 2022 and 5.5 times for the period ending on the maturity date of the Bond, January 6, 2024. The Solis Bond carries a 3 months EURIBOR plus 6.5% per annum interest rate, and has quarterly interest payments, with a bullet payment to be paid on January 6, 2024. The Solis Bond is senior secured through a first priority pledge on the shares of Solis and its subsidiaries, a parent guarantee from Alternus Energy Group Plc, and a first priority assignment over any intercompany loans.

In April 2023 the bond holders approved a temporary waiver and an amendment to the bond terms to allow for a change of control in Solis (which allows for the transfer of Solis and its subsidiaries underneath Clean Earth Acquisitions Corp. on Closing). In addition, bondholders received a preference share in an Alternus Midco, which will hold certain development projects in Spain and Italy. The shares will have preference on any distribution from Midco to Alternus up to €10.0 million, and Midco will divest assets to ensure repayment of the €10.0 million should the bonds not have been fully repaid at maturity (January 6, 2024). Finally, bondholders will receive a 1% amendment fee, which equates to €1.4 million.

On June 5, 2023, the bondholders approved an extension to the waiver to September 30, 2023 and the bond trustee was granted certain additional information rights and the right to appoint half of the members of the board of directors of Solis, in addition to the members of the board appointed by Alternus. Under the waiver agreement, as extended, Solis must fully repay the Solid Bond by September 30, 2023. If Solis is unable to fully repay the Solis Bond by September 30, 2023, Solis’ bondholders have the right to immediately transfer ownership of Solis and all of its subsidiaries to the bondholders and proceed to sell Solis’ assets to recoup the full amount owed to the bondholders, which as of September 30, 2023 is currently €150,000,000 (approximately $159,000,000). If the ownership of Solis and all of its subsidiaries were to be transferred to the Solis bondholders, the majority of Alternus’ operating assets and related revenues and EBIDTA would be eliminated.

On October 16 2023, bondholders approved to further extend the temporary waiver to December 16, 2023. As such, the Solis bond debt is currently recorded as short-term debt. In consideration for the extension the Company agreed to repay the bonds at 107.5 of par value. This incremental par value amount of $11.1 million is recognized as the “Solis bond waiver fee” on the Company’s Statement of Operations and Comprehensive Income and is an increase to the Green Bonds in Current Liabilities in the Company’s Consolidated Balance Sheet. This was a non-cash transaction that resulted in an increase to the Company’s debt balance, and is treated as reconciling item to Net Loss on the Company’s Consolidated Statement of Cash Flows.

Solis has engaged Pareto Securities AS to explore a refinancing of the bond. The Company has also engaged a leading global firm to support a potential sale of some or all of the assets. The refinancing may be completed in conjunction with a potential sale of certain assets in Solis. We are in advanced discussions with numerous third parties around both the potential refinancing and/or sale of the Solis assets. There are no definitive refinancing or sale agreements executed as of the date of this report and there is no guarantee that these processes will complete by the Solis Extension date or at all.

In April 2021, the Company acquired 60% of the share capital of a Netherlands company, Unisun Energy Holding B.V. Unisun owns a building with an outstanding mortgage loan of $488 thousand (€432 thousand) as of December 31, 2022. The mortgage loan on the building carries an interest rate of 6.5%, principal and interest is due monthly through December 2039.

In August 2021, the Company’s subsidiary, Blue Sky Energy, entered into an agreement with ING Bank, Netherlands for financing the Rotterdam Airport Project for approximately $9.5 million (€8.4 million). The loan has an interest rate of 1.55% per year for the first 10 years and increases to 2.19% per year for the remainder of the term. The loan matures in September 2036. The loan is secured by the airport project. The loan has an outstanding balance of $9.94 million as of December 31, 2022.

In December 2021, the Company’s subsidiary, Alternus Energy Construction Holdings, entered into a $1.8 million (€1.6 million) secured note which matures in June 2023. The note proceeds were used to refund equity and costs associated with the Unisun acquisition and the Rotterdam Development Project Equity and is secured by the Rotterdam airport project. The note has an interest rate of 9%. The outstanding balance was $1.71 and $1.81 million at December 31, 2022 and 2021 respectively.

On December 21, 2022, Alternus Energy Group’s wholly owned Irish subsidiaries, AEG JD 01 LTD and AEG MH 03 LTD entered in a financing facility with Deutsche Bank AG (“Lender”). This is a committed revolving debt financing of EUR 80,000,000 to finance eligible project costs for the acquisition, construction, and operation of installation/ready to build solar PV plants across Europe, including the capacity for the financing to be upsized via a EUR 420,000,000 uncommitted accordion facility to finance a pipeline of further projects across Europe with a total combined capacity of 600 MWp (the “Warehouse Facility”). The Warehouse Facility, which matures on the third anniversary of the closing date of the Credit Agreement (the “Maturity Date”), bears interest at Euribor plus an aggregate margin at a market rate for such facilities, which steps down by 0.5% once the underlying non-Euro costs financed reduces below 33.33% of the overall costs financed. The Warehouse Facility is not currently drawn upon, but a total of approximately EUR 1,800,000 in arrangement and commitment fees is currently owed to the Lender. Once drawn, the Warehouse Facility capitalizes interest payments until projects reach their commercial operations dates through to the Maturity Date; it also provides for mandatory prepayments in certain situations.

15.	Leases

The Company determines if an arrangement is a lease or contains a lease at inception, or acquisition when the Company acquires a new park. The Company has operating leases for corporate offices and land with remaining lease terms of 5 to 28 years.

Operating lease assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at the commencement date. As most of the Company’s leases do not provide an implicit rate, the Company estimates its incremental borrowing rate based on information available at the commencement date in determining the present value of future payments. Lease expense related to the net present value of payments is recognized on a straight-line basis over the lease term.

The key components of the company’s operating leases were as follows (in thousands):

	September 30,	December 31,
	2023	2022
Operating Lease - Operating Cash Flows (Fixed Payments)	594	1,121
Operating Lease - Operating Cash Flows (Liability Reduction)	429	932
New ROU Assets - Operating Leases	-	10,551

Weighted Average Lease Term - Operating Leases (years)	21.05	21.54
Weighted Average Discount Rate - Operating Leases	7.10%	7.10%

The Company’s operating leases generally relate to the rent of office building space, as well as land and rooftops upon which the Company’s solar parks are built. These leases include those that have been assumed in connection with the Company’s asset acquisitions and business combinations. The Company’s leases are for varying terms and expire between 2027 and 2051.

As a part of the Rakowic acquisition, the Company acquired an operating lease to the land where the solar parks are located. The combined estimated annual cost of the leases is $6 thousand. The leases commenced in 2022 and run through 2046.

In March 2022, the Company entered a new lease for additional office space in Ireland with a term of 9 years. The estimated annual cost of the lease is $136 thousand.

In April 2022, the Company entered a new lease for office space in the US with a term of 7.5 years. The estimated annual cost of the lease is $147 thousand.

Maturities of lease liabilities as of September 30, 2023 were as follows:

Five-year lease schedule:	(in thousands)
2023 Oct 1 – Dec 31	$213
2024	845
2025	868
2026	893
2027	918
Thereafter	16,336
Total lease payments	20,073
Less imputed interest	(10,728)
Total	$9,345

The Company had no finance leases as of September 30, 2023.

16.	Commitments and Contingencies

Litigation

From time to time, we are subject to various legal proceedings and claims that arise in the ordinary course of our business activities. In connection with such litigation, the Company may be subject to significant damages. We may also be subject to equitable remedies and penalties. Such litigation could be costly and time-consuming and could divert or distract Company management and key personnel from its business operations. Although the results of litigation and claims cannot be predicted with certainty, as of the date of this proxy statement, we do not believe we are party to any claim or litigation, the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business. However, due to the uncertainty of litigation and depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect the Company’s business, results of operations, financial position, or cash flows.

On May 4, 2023 Alternus received notice that Solartechnik filed an arbitration claim against Alternus Energy Group PLC, Solis Bond Company DAC and ALT POL HC 01 SP. Z.o.o. in the Court of Arbitration at the Polish Chamber of Commerce, claiming that PLN 24,980,589 (approximately $5.8 million) is due and owed to Solartechnik pursuant to a preliminary share purchase agreement by and among the parties that did not ultimately close, plus costs, expenses, legal fees and interest. The Company has accrued a liability for this loss contingency in the amount of approximately $5.8 million, which represents the contractual amount allegedly owed. It is reasonably possible that the potential loss may exceed our accrued liability due to costs, expenses, legal fees and interest that are also alleged by Solartechnik as owed, but at the time of filing this report we are unable to determine an estimate of that possible additional loss in excess of the amount accrued. The arbitration is in its early stages, and the Company intends to vigorously defend this action.

17.	Asset Retirement Obligations

The Company’s AROs mostly relate to the retirement of solar park land or buildings. The discount rate used to estimate the present value of the expected future cash flows for the year ended September 30, 2023 and December 31, 2022 was 7.1%.

Activity
ARO Liability - Balance January 1, 2022	$625
Additional obligations incurred	733
Accretion expense	76
Foreign exchange loss (gain)	27
ARO Liability - Balance December 31, 2022	$1,461
Additional obligations incurred	-
Accretion expense	81
Foreign exchange loss (gain)	(8)
ARO Liability -- September 30, 2023	$1,534

18.	Shareholders’ Equity

On September 28, 2023, the Company held its annual general meeting and all agenda items were adopted, including an amendment to the share capital, such that the authorized capital was increased to €2,000,000 divided into 100,000,000 ordinary shares of €0.01 each and 100,000,000 preferred shares of €0.01 each.

Preferred Shares

As of September 30, 2023, the Company had 100,000,000 preferred shares authorized, with no preferred shares issued and outstanding. There were no preferred share issuances for the period ended September 30, 2023.

Ordinary Shares

As of September 30, 2023, the Company had 100,000,000 ordinary shares authorized, with 26,325,738 ordinary shares issued and outstanding. There were no ordinary share issuances for the period ended September 30, 2023 and 2022 respectively.

Warrants

As of September 30, 2023, warrants to purchase up to 43,500 shares of ordinary shares were issued and outstanding. These warrants related to financing activities and were recorded as a debt discount using the relative fair value method, which is amortized to using the effective interest method to interest expense over the term of the related debt instrument. The Company did not issue any additional warrants in 2023 and 16,884 warrants expired during the third quarter of 2023.

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding - December 31, 2022	220,182	$2.45	0.55
Issued during the year	-	-	-
Expired during the year	(176,682)	-	-
Outstanding - September 30, 2023	43,500	2.45	0.87
Exercisable - September 30, 2023	43,500	$2.45	$0.87

19.	Stock-Based Compensation

Stock Options

The Company recorded no stock compensation expense for the nine-months ended September 30, 2023 and the year ended December 31, 2022 related to stock options. All stock-based compensation expense is included in selling, general and administrative expense in the consolidated statements of operations.

The Company did not grant any stock options during the nine-month period ended September 30, 2023.

The following table summarizes stock option activity for the period ended September 30, 2023 and the year ended December 31, 2022:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	(in thousands)
Outstanding, December 31,2021	43,000	$2.98
Granted	—	—
Exercised	—	—
Expired or Forfeited	—	—
Outstanding, December 31, 2022	43,000	$2.98	8.9	15
Granted	—	—	—	—
Exercised	—	—	—	—
Expired or Forfeited	(3,000)	2.98	—	—
Outstanding - September 30, 2023	40,000	$2.98	8.2	28
Exercisable - September 30, 2023	40,000	$2.98	8.2	28

There was no unrecognized compensation cost related to stock options.

Restricted Stock Awards

No RSA were issued by the Company in as of September 30, 2023 or in the year 2022.

The Company recorded no stock-based compensation expense for the period ended September 30, 2023 and 2022. All stock-based compensation expense is included in selling, general and administrative expense in the consolidated statements of operations.

20.	Geographical Information

The Company has one reportable segment, reflecting the aggregation of the Company’s operating segments that consist of PV operations by geographical region. The decision-making group is the senior executive management team which consists of Vincent Browne, Chief Executive Officer, Joseph Duey, Chief Financial Officer, and Taliesin Durant, Chief Legal Officer. The following tables present geographic information related to the Company’s single reportable segment.

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Revenue by Country
Italy	1,228	1,018	2,924	2,847
Romania	5,161	4,216	13,271	14,061
Germany	8	44	22	142
Netherlands	1,096	1,673	4,378	3,759
Poland	2,952	5,411	7,121	9,659
United States	33	10	83	15
Total	10,478	12,372	27,799	30,483

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Cost of Revenue by Country
Italy	250	161	732	469
Romania	657	2,427	2,193	5,868
Germany	25	16	30	30
Netherlands	249	268	619	632
Poland	955	1,724	2,924	2,632
United States	21	-	47	-
Total	2,157	4,596	6,545	9,631

21.	Related Party

Related party transactions are a transfer of resources, services, or obligations between the Company and a related party, regardless of whether a price is charged. Parties are considered related if one party has control, joint control, or a significant influence over the other party in making financial and operating decisions. Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.

	Nine-months Ended September 30,
Transactions with Directors	2023	2022

	(in thousands)
Loan from Vestco, a related party to Board member and CEO Vincent Browne	$60	$-
Total	$60	$-

	Nine-months Ended September 30,
Director’s remuneration	2023	2022

	(in thousands)
Remuneration in respect of services as directors	$489	$486
Remuneration in respect to long term incentive schemes	-	-
Total	$489	$486

22.	Subsequent Events

Management has evaluated subsequent events that have occurred through November 10, 2023, which is the date the financial statements were available to be issued and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of and for the period ended September 30, 2023, except as disclosed below.

In October 2023, the Company approved the issuance by one of its US subsidiaries of secured debt in the principal amount of $3,150,000 for an original purchase price of $2,205,000 and having a maturity date of no later than June 30, 2024. The holder of the note has also been granted the right to receive warrants, conditional upon, and only issued at, the close of the business combination between the Company and Clean Earth Acquisitions Corp. (CLIN) to purchase up to (i) 100,000 shares of common stock of CLIN at an exercise price of $11.50 per share and having a 5 year term, and (ii) 300,000 shares of common stock of CLIN at an exercise price of $0.01 per share and having a 3 year term.  Alternatively, should the business combination not be complete by the expiry date, the holder will be issued warrants to purchase up to 394,819 ordinary shares of Alternus Energy Group at an exercise price of NOK 5.00 per share and having a 10-year term.  The debt is secured by a parent company guarantee and Chief Executive Officer and primary insider, Vincent Browne, has pledged certain shares.

Also in October of 2023, the bondholders voted to approve the resolutions for the extension of the waivers to the Solis Bond Terms to December 16, 2023.

In November 2023, the Company approved the issuance by one of its US subsidiaries of secured debt in the principal amount of $3,302,810 for an original purchase price of $2,972,529 and having a maturity date of no later than April 28, 2024.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of Alternus Energy Group Plc (Company) financial condition and results of operations for the fiscal years ended December 31, 2022 and 2021. You should read this discussion and analysis together with the Company consolidated financial statements and related notes and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, the Company’s actual results may differ materially from those anticipated in these forward-looking statements.

Overview

The Company is a global integrated independent power producer. The Company develops, owns and operates a diverse portfolio of utility scale solar photo-voltaic (PV) parks that connect directly to national power grids. The Company’s current revenue streams are generated from long-term, government-mandated, fixed price supply contracts with terms of between 15-20 years in the form of government feed in tariffs (FIT) and other energy incentives. Of the Company’s current annual revenues, approximately 68% are generated from long-term contracts, 19% are derived from revenues generated under contracted power purchase agreements (PPAs) with energy operators that are renewed on an annual basis and 13% by sales to the general energy market in the countries the Company operates. In general, these contracts generate an average sales rate for every kilowatt hour (kWh) of green energy produced by the Company’s solar parks. Having started in 2016 with two parks and a 6 mega-watt peak (MWp) capacity, the Group’s current operational portfolio now consists of 48 parks across Poland, Romania, Italy, the Netherlands and Germany, totaling 165.5 MWp. The Company works closely with local and international development partners which provides a consistent pipeline of new projects for acquisition and construction. The Company’s goal is to own and operate over 3.5 giga-watts (GWs) of solar parks by the end of 2025 and to become one of the largest pan-European independent power producers (IPPs) by the end of the decade. The Company’s current focus is on the European solar PV market. However, the Company is also actively exploring opportunities in other countries outside of Europe.

Alternus Energy Group Plc was incorporated in Dublin, Ireland on January 31, 2019 under the name Alternus Energy International Limited. On October 20, 2020, the Company re-registered as a Plc and changed its name to Alternus Energy Group Plc.

The Company is a former subsidiary of the previous parent company of the Group, Alternus Energy Inc. On December 2, 2020, the Group completed the last step of a reorganization, which resulted in the Company becoming the parent company of the Group (the “Reorganization”). The Reorganization included the following main steps:

●	Alternus Energy International Ltd registered as an Irish Plc and changed its name to Alternus Energy Group Plc (previously defined as the “Company”);

●	The Company incorporated Solis Bond Company, a Designated Activity Company (“Solis Bond Company DAC”);

●	Alternus Energy Inc. (US) merged with and became a subsidiary of Altam Inc., a U.S.-based entity;

●	Alternus Energy Inc. spun out Alternus Energy Plc to the existing shareholders of Altam Inc. in a 1:1.5 share dividend transaction; and

●	In a 1:4.5 share exchange transaction, Altam Inc. shareholders exchanged their shares for a pro-rata number of shares of Alternus Energy Group Plc, thus becoming a subsidiary of the Alternus Energy Group Plc as it became the surviving parent company.

The Company is not a manufacturer of solar panels or other related equipment but generates 100% of its revenues from energy sales under long term contracts as described above. By design, the Company currently focuses exclusively on energy generation and, as a result, the Company is technology agnostic and can customize its solar parks based on local environmental and regulatory requirements and continue to take advantage of falling component prices over time.

The Company uses annual recurring revenues as a key metric in its financial management and believe this method better reflects the long-term stability of operations. Annual recurring revenues is defined as the estimated future revenue based on the remaining term, price and estimated production of the offtake contract of the solar park. It should be noted that the actual revenues reported by the Company in a particular year may be lower than the annual recurring revenues because not all parks may be revenue generating for the full year in their first year of operation. The Company must also account for the timing of acquisitions that take place throughout the financial year.

Impacts of the Ukraine/Russia conflict

The geopolitical situation in Eastern Europe intensified on February 24, 2022, with Russia’s invasion of Ukraine. The war between the two countries continues to evolve as military activity proceeds and additional sanctions are imposed. In addition to the human toll and impact of the events on entities that have operations in Russia, Ukraine, or neighboring countries (e.g., Belarus, Poland, Romania) or that conduct business with their counterparties, the war is increasingly affecting economic and global financial markets and exacerbating ongoing economic challenges, including issues such as rising inflation and global supply-chain disruption. These events have not impacted the physical operations of our facilities in Poland or Romania. We have seen increases in energy rates due to inflation and other macro-economic factors.

Impacts of the 2023 Bank Failures and Banking Risk

On March 10, 2023 Silicon Valley Bank became the second largest bank failure to date. This was followed on March 12, 2023 by the failure of Signature Bank, the third largest bank failure in U.S history. These bank failures were the first two in a banking crises that also included Credit Suisse. The Company maintains cash balances in financial institutions which may exceed federally insured limits and is monitoring these events for both current and future liquidity.

Known trends or Uncertainties

The Company has a working capital deficiency and negative equity and management has determined there is doubt about the company’s ability to continue as a going concern. Refer to Footnote 2 of the accompanying financial statements.

Competitive Strengths

The Company believes that the following competitive strengths contribute to its success and differentiate the Company from its competitors:

●	The Company is an Independent Power Producer and comfortable operating across all aspects of the solar PV value chain from development through long-term operational ownership – as opposed to simply buying operating parks where the high levels of competition from investment companies tend to be. The Company’s flexibility makes it a more attractive partner to local developers who benefit from having a single trusted and flexible customer that allows them to plan effectively and grow faster;

●	The Company’s history of identifying and entering into new solar PV markets coupled with its on-the-ground capabilities and pan-European platform gives the Company potential competitive advantages in developing and operating solar parks across Europe;

●	The Company’s existing pipeline of contracted solar PV projects provides it with clear and actionable opportunities as well as the ability to cultivate power generation and earnings as these are required;

●	The Company is technology and supplier agnostic and as such has the flexibility to choose from a broad range of leading manufacturers, operations and maintenance (O&M) experts, top tier suppliers, and engineering, procurement, and construction (EPC) vendors across the globe and can benefit from falling component and service costs; and

●	The Company is led by a highly experienced management team and has strong, localized execution capabilities across all key functions and locations.

Vision and Strategy

The Company aims to become one of the leading producers of clean energy in Europe and the US by 2030 and to have commenced delivery of 24/7 clean energy to national power grids. The Company’s business strategy of developing to own and operate a diverse portfolio of solar PV assets that generate stable long-term incomes, in countries which currently have unprecedented positive market forces, positions us for sustained growth in the years to come.

To achieve its goals, the Company intends to pursue the following strategies:

●	Continue our growth strategy which targets acquiring independent solar PV projects that are in development, in construction, newly installed or already operational, in order to build a diversified portfolio across multiple geographies;

●	Developer and Agent Relationships: long term relationships with high-quality developer partners, both local and international, can reduce competition in acquisition pricing and provide the Company with exclusive rights to projects at varying stages of development. Additionally, the Company works with established agents across North America and Europe. Working with both groups provides the Company with an understanding of the market and in some cases enables it to contract for projects at the pre- market level. This allows the Company to build a structured pipeline of projects in each country where it currently operates or intends to operate.

●	Expand our pan-European IPP portfolio in regions with attractive returns on investments, and increase the Company’s long-term recurring revenue and cash flow;

●	Long-term FIT (feed-in tariff) contracts combined with the Company’s efficient operations are expected to provide for strong and predictable cash flows from projects and allow for high leverage capacity and flexibility of debt structuring. Our strategy is to reinvest of project cash flows into additional solar PV projects to provide non- dilutive capital for Alternus to “self-fund” organic growth;

●	Optimization of financing sources to support long-term growth and profitability in a cost-efficient manner;

●	As a renewable energy company, we are committed to growing our portfolio of clean energy parks across Europe in the most sustainable way possible. The Company is highly aware and conscious of the ever growing need to mitigate the effects of climate change which is evident by its core strategy. As the Company grows, it intends to establish a formal sustainability policy framework in order to ensure that all project development is carried out in a sustainable manner mitigating any potential localized environmental impacts identified during the development, construction and operational process.

Given the long-term nature of our business, the Company does not operate its business on a quarter-by-quarter basis, but rather, with long-term shareholder value creation as a priority. The Company aims to maximize return for its shareholders by developing its own parks from the ground up and/or acquiring projects during the development cycle, installation stage, or already operational.

On some projects, the Company will look to provide construction (EPC) services in-house where the margins normally paid to third parties can be retained in the group and reinvested into new projects reducing the need for additional equity issuances.

We intend that the parks we own and operate will have a positive cash flow with long-term income streams at the lowest possible risk. To this end we use Levelized Cost of Energy (“LCOE”) as a key criteria to ranking the projects we consider for development and/or acquisition. The LCOE calculates the total cost of ownership of the parks over their expected life reflected as a rate per megawatt hour (MWh). Once the income rates for the selected projects are higher than this rate, the project will be profitable for its full life — including initial capex costs. The Company will continue to operate with this priority as we continue to invest in internal infrastructure and additional solar PV power plants to increase installed power and resultant stable long-term revenue streams.

Key Factors that Significantly Affect Company Results of Operations and Business

The Company expects the following factors will affect its results of operations; inflation and energy rate increases.

Offtake Contracts

Company revenue is primarily a function of the volume of electricity generated and sold by its renewable energy facilities as well as, where applicable, the sale of green energy certificates and other environmental attributes related to energy generation. The Company’s current portfolio of renewable energy facilities is generally contracted under long-term FIT programs or PPAs with creditworthy counterparties. As of December 31, 2022, the average remaining life of its FITs and PPAs was 11.5 years. Pricing of the electricity sold under these FITs and PPAs is generally fixed for the duration of the contract, although some of its PPAs have price escalators based on an index (such as the consumer price index) or other rates specified in the applicable PPA.

The Company also generate Renewable Energy Credit (RECs) as the Company produces electricity. RECs are accounted for as government incentives and are considered operational revenue as part of the solar facilities.

Project Operations and Generation Availability

The Company revenue is a function of the volume of electricity generated and sold by Company renewable energy facilities. The volume of electricity generated and sold by the Company’s renewable energy facilities during a particular period is impacted by the number of facilities that have achieved commercial operations, as well as both scheduled and unexpected repair and maintenance required to keep its facilities operational.

The costs the Company incurs to operate, maintain and manage renewable energy facilities also affect results of operations. Equipment performance represents the primary factor affecting the Company’s operating results because equipment downtime impacts the volume of the electricity that the Company is able to generate from its renewable energy facilities. The volume of electricity generated and sold by the Company’s facilities will also be negatively impacted if any facilities experience higher than normal downtime as a result of equipment failures, electrical grid disruption or curtailment, weather disruptions, or other events beyond the Company’s control.

Seasonality and Resource Variability

The amount of electricity produced, and revenues generated by the Company’s solar generation facilities is dependent in part on the amount of sunlight, or irradiation, where the assets are located. As shorter daylight hours in winter months result in less irradiation, the electricity generated by these facilities will vary depending on the season. Irradiation can also be variable at a particular location from period to period due to weather or other meteorological patterns, which can affect operating results. As the majority of the Company’s solar power plants are located in the Northern Hemisphere (Europe) the Company expects its current solar portfolio’s power generation to be at its lowest during the first and fourth quarters of each year. Therefore, the Company expects first and fourth quarter solar revenue to be lower than in other quarters. As a result, on average, each solar park generates approximately 15% of its annual revenues in Q1 every year, 35% in each of Q2 and Q3, and the remaining 15% in Q4. The Company’s costs are relatively flat over a year, and so the Company will always report lower profits in Q1 and Q4 as compared to the middle of the year.

Interest Rates on Company Debt

Interest rates on the Company’s senior debt are mostly fixed for the full term of the finance at low interest rates ranging from 1.6% to 10%. The relative certainty of cash flows and the fixed nature of the senior debt payments provide sufficient coverage ratios.

In addition to the project specific senior debt, the Company uses a small number of promissory notes in order to reduce, and in some cases eliminate, the requirement for the Company to provide equity in the acquisition of the projects. As of December 31, 2022, 87% of the Company’s total liabilities were project-related debt.

Cash Distribution Restrictions

In certain cases, the Company, through its subsidiaries, obtain project-level or other limited or non-recourse financing for Company renewable energy facilities which may limit these subsidiaries’ ability to distribute funds to the Company for corporate operational costs. These limitations typically require that the project-level cash is used to meet debt obligations and fund operating reserves of the operating subsidiary. These financing arrangements also generally limit the Company’s ability to distribute funds generated from the projects if defaults have occurred or would occur with the giving of notice or the lapse of time, or both.

Renewable Energy Facility Acquisitions and Investments

The Company’s long-term growth strategy is dependent on its ability to acquire additional renewable power generation assets. This growth is expected to be comprised of additional acquisitions across the Company’s scope of operations both in its current focus countries and new countries. Our operating revenues are insufficient to fund our operations and our assets already are pledged to secure our indebtedness to various third party secured creditors, respectively. The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the Company and its viability and prospects.

Management believes renewable power has been one of the fastest growing sources of electricity generation globally over the past decade. The Company expects the renewable energy generation segment to continue to offer growth opportunities driven by:

●	The continued reduction in the cost of solar and other renewable energy technologies, which the Company believes will lead to grid parity in an increasing number of markets;

●	Distribution charges and the effects of an aging transmission infrastructure, which enable renewable energy generation sources located at a customer’s site, or distributed generation, to be more competitive with, or cheaper than, grid-supplied electricity;

●	The replacement of aging and conventional power generation facilities in the face of increasing industry challenges, such as regulatory barriers, increasing costs of and difficulties in obtaining and maintaining applicable permits, and the decommissioning of certain types of conventional power generation facilities, such as coal and nuclear facilities;

●	The ability to couple renewable energy generation with other forms of power generation and/or storage, creating a hybrid energy solution capable of providing energy on a 24/7 basis while reducing the average cost of electricity obtained through the system;

●	The desire of energy consumers to lock in long-term pricing for a reliable energy source;

●	Renewable energy generation’s ability to utilize freely available sources of fuel, thus avoiding the risks of price volatility and market disruptions associated with many conventional fuel sources;

●	Environmental concerns over conventional power generation; and

●	Government policies that encourage the development of renewable power, such as country, state or provincial renewable portfolio standard programs, which motivate utilities to procure electricity from renewable resources.

Access to Capital Markets

The Company’s ability to acquire additional clean power generation assets and manage its other commitments will likely be dependent on its ability to raise or borrow additional funds and access debt and equity capital markets, including the equity capital markets, the corporate debt markets, and the project finance market for project-level debt. The Company accessed the capital markets several times in 2021 and 2022, in connection with long-term project debt, and corporate loans and equity. Limitations on the Company’s ability to access the corporate and project finance debt and equity capital markets in the future on terms that are accretive to its existing cash flows would be expected to negatively affect its results of operations, business, and future growth.

Foreign Exchange

The Company’s operating results are reported in United States (U.S.) Dollars. The Company’s current project revenue and expenses are generated in other currencies, including the Euro, the Polish Zloty (PLN), the Romanian Lei (RON), and the Norwegian Krone (NOK). This mix may continue to change in the future if the Company elects to alter the mix of its portfolio within its existing markets or elect to expand into new markets. In addition, the Company’s investments (including intercompany loans) in renewable energy facilities in foreign countries are exposed to foreign currency fluctuations. As a result, the Company expects revenue and expenses will be exposed to foreign exchange fluctuations in local currencies where the Company’s renewable energy facilities are located. To the extent the Company does not hedge these exposures, fluctuations in foreign exchange rates could negatively impact profitability and financial position.

Installation Costs for Solar Projects

Installation costs for solar projects include the costs of construction, connection to the power grid and procurement of components. The most significant contributor to installation costs is the cost of components such as solar panels, modules, inverters and mounting systems. The Company’s supplier and technology agnosticism combined with its effective supply chain management and strong relationships with equipment suppliers have enabled them historically to purchase equipment at relatively competitive technical performance, prices, terms and conditions.

In recent years, the prices of modules, inverters and mounting systems have decreased as a result of oversupply and improving technology. As the costs of the Company’s components have decreased, its solar parks have become more cost competitive, and its profitability has increased. As a result, the Company’s solar parks have begun to offer electricity at increasingly competitive rates, which has increased the attractiveness of its investment return and revenue. The Company expects that solar modules will continue to experience cost reductions from 2023 onwards when production and supply chains have recovered from the impact of the COVID-19 pandemic. Moreover, newly commercialized PV technologies are expected to further drive down installation costs and increase the energy output of PV systems, which could further increase the competitiveness of the Company’s solar parks1 and allow solar energy to achieve grid parity in more and more markets.

[1]	IRENA Renewable Power Generation Costs 2020.

Key Metrics

Operating Metrics

The Company regularly reviews several operating metrics to evaluate its performance, identify trends affecting its business, formulate financial projections and make certain strategic decisions. The Company considers a solar park operating when it has achieved connection and begins selling electricity to the energy grid.

Operating Nameplate capacity

The Company measures the electricity-generating production capacity of its renewable energy facilities in nameplate capacity. The Company expresses nameplate capacity in direct current (DC), for all facilities. The size of the Company’s renewable energy facilities varies significantly among the assets comprising its portfolio.

The Company believes the combined nameplate capacity of its portfolio is indicative of its overall production capacity and period to period comparisons of its nameplate capacity are indicative of the growth rate of its business. The table below outlines the Company’s operating renewable energy facilities as of December 31, 2022 and 2021.

	Year Ended December 31,
MWs (DC) Nameplate capacity by country	2022	2021
Romania	40.1	41.5
Italy	10.5	10.5
Germany	0.7	1.1
Netherlands	25.4	11.8
Poland	88.4	77.6
United States	0.4	—
Total	165.5	142.5

Megawatt hours sold

Megawatt hours sold refers to the actual volume of electricity sold by the Company’s renewable energy facilities during a particular period. The Company tracks MWh sold as an indicator of its ability to realize cash flows from the generation of electricity at its renewable energy facilities. The Company’s MWh sold for renewable energy facilities for the years ended December 31, 2022 and 2021, were as follows:

	Year Ended December 31,
MWhs by country	2022	2021
Romania	52,193	42,855
Italy	11,282	10,611
Germany	612	1,119
Netherlands	25,187	11,285
Poland	98,340	20,146
United States	—	—
Total	187,614	86,016

Note: In 2022, the US had .3 of a MWh, which is not depicted in the table. There was no US activity in 2021.

Consolidated Results of Operations

The following table illustrates the consolidated results of operations for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Revenues	$32,526	$21,393

Operating Expenses:
Cost of revenues	(9,224)	(7,165)
Selling, general and administrative	(11,139)	(7,525)
Depreciation, amortization, and accretion	(7,157)	(5,382)
Fixed asset impairment loss	—	(4,171)
Development Cost	(23,925)	—
Total operating expenses	$(51,445)	$(24,243)

Income/(Loss) from operations	(18,919)	(2,850)

Other income/ (expense):
Interest expense	(17,437)	(16,930)
Other income	1,275	2,995
Other expenses	(1,059)	(1,630)
Loss on disposal of asset	(139)
Total other expense	$(17,360)	$(15,565)
Loss before provision for income taxes	(36,279)	(18,415)
Income taxes	(5)	(518)
Net loss	$(36,284)	$(18,933)

Net loss attributable to non-controlling interest	(484)	(178)
Net loss attributable to Alternus Energy Group	$(35,800)	(18,755)

Basic and diluted loss per share	$(1.36)	$(0.87)

Weighted average shares outstanding:
Basic and Diluted shares	26,360,231	21,612,271

Comprehensive loss:
Net loss	(36,284)	(18,933)
Foreign currency translation adjustment	(1,200)	682
Comprehensive loss	$(37,484)	$(18,251)

Fiscal Year Ended December 31, 2022 compared to December 31, 2021.

The Company generates its revenue from the sale of electricity from its solar parks. The revenue is from a FIT program, PPA or REC in the day-ahead-market or spot market.

Revenue

Revenue for the year ended December 31, 2022 and 2021 were as follows:

	Year Ended December 31,
Revenue, by Country	2022	2021	Change
	(in thousands)
Italy	$3,354	$3,665	$(311)
Romania	13,710	13,964	(254)
Germany	201	187	14
Netherlands	4,528	1,340	3,188
Poland	10,709	2,237	8,472
United States	24	—	24
Total	$32,526	$21,393	$11,133

Revenue increased by $11.1 million for the year ended 2022 compared to 2021. The increase was due to full year production of 2 parks purchased in December 2021 and 3 parks purchased in March 2022 in Poland, which generated revenue of $4.7 million, and one new park in the Netherlands that generated $2.7 million and increased energy rates across Europe in 2022 compared to 2021.

	Year Ended December 31,
Revenue, by Offtake Type	2022	2021	Change
	(in thousands)
Country Renewable Programs	$5,016	$4,133	$883
Green Certificates	9,452	8,427	1,025
Energy Offtake Agreements	17,888	8,833	9,055
Other Revenue	170	—	170
Total	$32,526	$21,393	$11,133

Cost of Revenues

The Company capitalizes its equipment costs, development costs, engineering and construction related costs, that are deemed recoverable. The Company’s cost of revenues with regards to its IPP solar parks is primarily a result of the asset management, operations and maintenance, as well as tax, insurance, and lease expenses. Certain economic incentive programs, such as FIT regimes, generally include mechanisms that ratchet down incentives over time. As a result, the Company seeks to connect its IPP solar parks to the local power grids and commence operations in a timely manner to benefit from more favorable existing incentives. Therefore, the Company generally seeks to make capital investments during times when incentives are most favorable.

Cost of revenues for the years ended December 31, 2022 and 2021 were as follows:

	Year Ended December 31,
Cost of Revenues, by Country	2022	2021	Change
	(in thousands)
Italy	$812	$711	$101
Romania	3,628	5,256	(1,628)
Germany	42	50	(8)
Netherlands	600	487	113
Poland	4,142	661	3,481
United States	—	—	—
Total	$9,224	$7,165	$2,059

Cost of revenues increased by $2.1 million for the year ended 2022 compared to 2021. The increase was primarily due to full year operation in Poland partially offset by less energy acquisition cost in Romania.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the years ended December 31, 2022 and 2021 were as follows:

	Year Ended December 31,
	2022	2021	Change
	(in thousands)
Selling, general & administrative expenses	11,139	7,525	3,614
Total	$11,139	$7,525	$3,614

Selling, general and administrative expenses increased by $3.6 million for the year ended 2022 compared to 2021. This was mainly due to increase in payroll and related expenses of $2.6 million, as an investment for the future growth of the company.

Acquisition Costs

As discussed in Note 5 - Business Combinations and Acquisitions of Assets to its consolidated financial statements, the Company acquired one special purpose vehicle (SPV) system in April 2021 which was considered a business combination under United States (U.S.) generally accepted accounting principles (GAAP) and acquisition costs were expensed. The Company acquired one SPV system in February 2021, four SPVs in March 2021, one SPV in April 2021, two SPVs in May 2021, one SPV in August 2021 and two SPVs in December of 2021. These projects were considered asset acquisitions under U.S. GAAP and therefore the acquisition costs were capitalized over the life of the asset acquired.

The Company acquired three SPVs in March 2022 in Poland, all accounted for as asset acquisitions under ASC 805 Refer to Footnote 4 Business Combination and Acquisitions of Assets for more information.

Development Costs

	Year Ended December 31,
	2022	2021	Change
	(in thousands)
Development Cost	$(23,925)	$—	$(23,925)
Total	$(23,925)	$—	$(23,925)

Development cost was $23.9 million for the year ended December 31, 2022, due to abandoning the development of renewable energy projects in Poland. The Company depends heavily on government policies that support our business and enhance the economic feasibility of developing and operating solar energy projects in regions in which we operate or plan to develop and operate renewable energy facilities. The Company can decide to abandon a project if there is material change in budgetary constraints, political factors or otherwise, governments from time to time may review their laws and policies that support renewable energy and consider actions that would make the laws and policies less conducive to the development and operation of renewable energy facilities. Any reductions or modifications to, or the elimination of, governmental incentives or policies that support renewable energy or the imposition of additional taxes or other assessments on renewable energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new renewable energy projects, our abandoning the development of renewable energy projects, a loss of our investments in the projects and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Refer to Footnote 18 to the accompanying financial statements for more detail of development cost.

Depreciation, Amortization and Accretion Expense

Depreciation, amortization and accretion expenses for the years ended December 31, 2022 and 2021 were as follows:

	Year Ended December 31,
	2022	2021	Change
	(in thousands)
Depreciation, Amortization and Accretion expense	7,157	5,382	1,775
Total	$7,157	$5,382	$1,775

Depreciation, amortization and accretion expenses increased by $1.8 million for the year ended December 31, 2022, compared to 2021, primarily as a result of incremental depreciation, amortization and accretion associated with the acquisition of the assets in Romania, Italy and Poland, and a full year of amortization related to the Romanian assets.

Interest Expense, Other Income, and Other Expense

	Year Ended December 31,
	2022	2021	Change
	(in thousands)
Interest Expense	$(17,437)	$(16,930)	$(507)
Other Income	$1,275	$2,995	$(1,720)
Other Expense	$(1,059)	$(1,630)	$571
Total	$(17,221)	$(15,565)	$(1,656)

Interest Expense includes the interest associated with the Company’s green bonds, convertible and non-convertible promissory notes, and amortization of debt issuance costs. Interest expense and debt issuance cost were $13 million and $4.4 million respectively for the year ended December 31, 2022.

Net Loss

Net loss increased by $17.3 million for the year ended 2022 compared to 2021. The increase was a result of increased interest expense of $13 million and development costs of $23.9 million. The increase was partially offset by an increase in revenues of $11.1 million which was a result of full year operations of acquired parks in Poland.

Liquidity and Capital Resources

Capital Resources

A key element to the Company’s financing strategy is to raise the majority of its debt in the form of project specific non-recourse borrowings at its subsidiaries with investment grade metrics. Going forward, the Company intends to primarily finance acquisitions or growth capital expenditures using long-term non-recourse debt that fully amortizes within the asset’s contracted life, as well as retained cash flows from operations and issuance of equity securities through public markets.

The following table summarizes certain financial measures that are not calculated and presented in accordance with U.S. GAAP, along with the most directly comparable U.S. GAAP measure, for each period presented below. In addition to its results determined in accordance with U.S. GAAP, the Company believes the following non- U.S. GAAP financial measures are useful in evaluating its operating performance. The Company uses the following non-U.S. GAAP financial information, collectively, to evaluate its ongoing operations and for internal planning and forecasting purposes.

The following non-U.S. GAAP table summarizes the total capitalization and debt as of December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
	(in thousands)
Green bonds	$149,481	$147,238
Convertible debt, secured	9,609	10,193
Senior secured debt and promissory notes	33,500	20,261
Total debt	192,590	177,692
Less current maturities	(21,631)	(6,077)
Long term debt, net of current maturities	170,959	171,615
Less debt discount	(4,532)	(8,026)
Long term debt, net of debt discount	$166,427	$163,589

	Year Ended December 31,
	2022	2021
	(in thousands)
Cash and cash equivalents	$2,987	$18,027
Restricted cash	6,598	8,554
Available capital	$9,585	$26,581

Restricted Cash relates to balances that are in the bank accounts for specific defined purposes and cannot be used for any other undefined purposes. Refer to Footnote 3 - Summary of Significant Accounting Policies for further discussion of restricted cash.

Liquidity Position

Our consolidated financial statements for the year ended December 31, 2022 identifies the existence of certain conditions that raise substantial doubt about our ability to continue as a going concern for twelve months from the issuance of this report. Refer to Footnote 2 of the accompanying financial statements for more information.

Financing Activities

On December 21, 2022, Alternus Energy Group’s wholly owned Irish subsidiaries, AEG JD 01 LTD and AEG MH 03 LTD entered in a financing facility with Deutsche Bank AG (“Lender”). This is a committed revolving debt financing of EUR 80,000,000 to finance eligible project costs for the acquisition, construction, and operation of installation/ready to build solar PV plants across Europe, including the capacity for the financing to be upsized via a EUR 420,000,000 uncommitted accordion facility to finance a pipeline of further projects across Europe (the “Warehouse Facility”). The Warehouse Facility, which matures on the third anniversary of the closing date of the Credit Agreement (the “Maturity Date”), bears interest at Euribor plus an aggregate margin at a market rate for such facilities, which steps down by 0.5% once the underlying non- Euro costs financed reduces below 33.33% of the overall costs financed. The Warehouse Facility is not currently drawn upon, but once drawn, capitalizes interest payments until projects reach their commercial operations dates through to the Maturity Date; it also provides for mandatory prepayments in certain situations.

Material Cash Requirements from Known Contractual Obligations

The Company’s contractual obligations consist of operating leases generally related to the rent of office building space, as well as land upon which the Company’s solar parks are built. These leases include those that have been assumed in connection with the Company’s asset acquisitions and business combinations. The Company’s leases are for varying terms and expire between 2027 and 2055.

For the years ending December 31, 2022 and 2021, the Company incurred operating lease expenses of $987 thousand and $309 thousand, respectively. The following table summarizes the Company’s future minimum contractual operating lease payments as of December 31, 2022.As a part of the Witnica acquisition, the company acquired an operating lease to the land where the solar park is located. The estimated annual cost of the lease is $335 thousand. The lease commenced in 2021 and runs through 2050.

As a part of the Zachod acquisition, the company acquired several operating leases to the land where the solar parks are located. The estimated annual cost of the leases is $57 thousand. The lease commenced in 2021 and runs through 2045.

As a part of the Komorowo acquisition, the company acquired two operating leases to the land where the solar parks are located. The combined estimated annual cost of the leases is $75 thousand. The leases commenced in 2021 and run through 2046.

As a part of the Rakowic acquisition, the company acquired an operating lease to the land where the solar parks are located. The combined estimated annual cost of the leases is $6 thousand. The leases commenced in 2022 and run through 2046.

As a part of the Blue Sky Energy I.B.V. acquisition in 2021, the company acquired an operating lease to the land where the solar park is located. The estimated annual cost of the leases is $83 thousand. The leases commenced in 2021 and runs through 2046.

In March 2022, the Company entered a new lease for additional office space in Ireland with a term of 9 years. The estimated annual cost of the lease is $136 thousand.

In April 2022, the Company entered a new lease for office space in the US with a term of 7.5 years. The estimated annual cost of the lease is $147 thousand.

Maturities of lease liabilities as of December 31, 2022 were as follows:

Five-year lease schedule:	(in thousands)
2023	$793
2024	842
2025	865
2026	889
2027	913
Thereafter	16,236
Total lease payments	20,538
Less imputed interest	11,110
Total	$9,428

Cash Flow Discussion

The Company uses traditional measures of cash flow, including net cash flows from operating activities, investing activities and financing activities to evaluate its periodic cash flow results.

For the Year Ended December 31, 2022 compared to December 31, 2021

The following table reflects the changes in cash flows for the comparative periods:

	Year Ended December 31,
	2022	2021	Change
	(in thousands)
Net cash (used in) operating activities	$(17,848)	$(8,324)	$(9,524)
Net cash (used in) investing activities	(23,631)	(127,483)	103,852
Net cash provided by financing activities	29,984	161,232	(131,248)
Effect of exchange rate on cash	(2,502)	(592)	(1,910)

Net Cash Used In Operating Activities

Net cash used in operating activities for the year ended December 31, 2022 compared to 2021 decreased by $9.5 million. The net loss increased by $17.3 million in 2022, which was mainly due to the increase in development cost of $23.9 million. This was partially offset by the increase in revenues of $11.1 million, mainly related to a full year operations of parks acquired in 2021 and higher energy rates throughout Europe in 2022.

Net Cash Used In Investing Activities

Net cash used in investing activities for the year ended December 31, 2022 compared to 2021 decreased by $103.9 million. This decrease was due to no acquisitions in 2022 compared to the $118.5 million of acquisitions in 2021 in the Netherlands, Romania, Poland and Italy in 2021.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2022 compared to 2021 decreased by $134.2 million due to the issuance of Green Bonds and other debt of $168.7 million and the issuance of Equity in 2021.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions in certain circumstances that affect amounts reported in its consolidated financial statements and related footnotes. In preparing these consolidated financial statements, the Company has made its best estimates of certain amounts included in the consolidated financial statements. Application of accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In arriving at the Company’s critical accounting estimates, factors the Company considers include how accurate the estimate or assumptions have been in the past, how much the estimate or assumptions have changed and how reasonably likely such change may have a material impact. The Company’s critical accounting policies are discussed below.

JOBS Act Accounting Election

The Company is an emerging growth company pursuant to the provisions of the Jumpstart Our Business Start-ups (JOBS) Act. For as long as the Company is an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. The JOBS Act also permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. The Company has elected to use the extended transition period until the Company is no longer an emerging growth company or until the Company chooses to affirmatively and irrevocably opt out of the extended transition period. As a result, Company financial statements may not be comparable to companies that comply with new or revised accounting pronouncements applicable to public companies.

Business Combinations

The Company acquires assets which are operating in nature with existing revenue streams and assets which are constructed for the purpose of being sold. The company applies the screen test per ASC 805 to determine an asset acquisition versus business combination and accounts for business combinations by recognizing in the financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interests in the acquiree at fair value at the acquisition date. The Company also recognizes and measures the goodwill acquired or a gain from a bargain purchase in the business combination and determine what information to disclose to enable users of an entity’s financial statements to evaluate the nature and financial effects of the business combination. In addition, acquisition costs related to business combinations are expensed as incurred. Cost directly attributed to an asset acquisition are capitalized to the asset per ASC 805 Business combinations is a critical accounting policy as there are significant judgments involved in the allocation of acquisition costs and determining the fair value of the net assets acquired. Refer to Footnote 2 to the accompanying financial statements for more information.

When the Company acquires renewable energy facilities, the Company allocates the purchase price to; (i) the acquired tangible assets and liabilities assumed, primarily consisting of plant equipment and long-term debt, (ii) the identified intangible assets and liabilities, primarily consisting of the value of favorable and unfavorable rate PPAs and REC agreements and the in-place value of market rate PPAs, (iii) non-controlling interests, and (iv) other working capital items based in each case on their fair values in accordance with ASC 805.

The Company performs the analysis of the acquisition using income approach valuation methodology . Factors considered by management in its analysis include considering current market conditions and costs to construct similar facilities. The Company also considers information obtained about each facility as a result of the Company’s pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets and liabilities acquired or assumed. In estimating the fair value, the Company also establishes estimates of energy production, current in-place and market power purchase rates, tax credit arrangements and operating and maintenance costs. A change in any of the assumptions above, which are subjective, could have a significant impact on the results of operations.

The allocation of the purchase price directly affects the following items in the Company consolidated financial statements:

●	The amount of purchase price allocated to the various tangible and intangible assets, liabilities and non-controlling interests on the Company balance sheet;

●	The amounts allocated to current assets or current liabilities are allocated at the acquisition, value. The amounts allocated to long term tangible assets and intangibles are amortized to depreciation or amortization expense, and

●	The period of time over which tangible and intangible assets and liabilities are depreciated or amortized varies, and thus, changes in the amounts allocated to these assets and liabilities will have a direct impact on Company results of operations.

Impairment of Renewable Energy Facilities and Intangibles

Renewable energy facilities and intangibles that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured as the difference between an asset’s carrying amount and its fair value. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

Impairment of Goodwill

A qualitative assessment of Goodwill is performed annually for impairment at the individual project level during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. If it is determined that an impairment has occurred, the Company adjusts the carrying value accordingly, and charges the impairment as an operating expense in the period the determination is made. Although the Company believes goodwill is appropriately stated in the consolidated financial statements, changes in strategy or market conditions could significantly impact these judgments and require an adjustment to the recorded balance. The Company did not have any impairment of goodwill or long-lived intangible assets.

In assessing goodwill for impairment, the Company may elect to use a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of its reporting units are less than their carrying amounts. If the Company determines that it is not more-likely-than-not that the fair values of its reporting units are less than their carrying amounts, the Company are not required to perform any additional tests in assessing goodwill for impairment. However, if the Company concludes otherwise or elects not to perform the qualitative assessment, then the Company is required to perform the quantitative impairment test. The qualitative assessment performed in 2022 did not indicate an impairment of Goodwill, thus no quantitative assessment was performed.

Depreciable lives of Long-lived Assets

The Company has significant investments in renewable energy facility assets. These assets are generally depreciated on a straight-line basis over their estimated useful lives which range from 15 to 35 years for the Company’s solar generation facilities.

The estimation of asset useful lives requires significant judgment. Changes in Company estimated useful lives of renewable energy facilities could have a significant impact on its future results of operations. See Note 3. Summary of Significant Accounting Policies to Company consolidated financial statements regarding depreciation and estimated service lives of its renewable energy facilities.

Recently Issued Accounting Standards

See Note 3 Summary of Significant Accounting Policies to Company consolidated financial statements for its year end audited financial statements for disclosures concerning recently issued accounting standards.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

The Company has no derivative financial instruments or derivative commodity instruments.

Foreign Currency Risk

The Company is exposed to foreign currency risk as a result of certain transactions and borrowings which are denominated in foreign currencies. The Company’s current asset portfolio generates revenue and incurs expenses in other currencies, including the Euro, the Polish Zloty the Romanian Lei and the Norwegian Krone.

In addition, the Company is exposed to currency risk associated with translating its functional currency financial statements into its reporting currency, which is the U.S. dollar. As a result, the Company is exposed to movements in the exchange rates of various currencies against the U.S. dollar.

The Company manages its exposure to currency risk by commercially transacting in the currencies in which the Company materially incurs operating expenses. The Company limits the extent to which it incurs operating expenses in other currencies, wherever possible, thereby minimizing the realized and unrealized foreign exchange gain/ loss. The currency of the Company’s borrowing is, in part, matched to the currencies expected to be generated from the Company’s operations. Intercompany funding is typically undertaken in the functional currency of the operating entities or undertaken to ensure offsetting currency exposures.

As of December 31, 2022, had the U.S. dollar strengthened by 1% in relation to all the other currencies, while all other variables held constant, the total assets of the Company would have decreased by $2.1 million. A weakening of the

U.S. dollar by 1% against the above currencies would have had an equal and opposite effect.

As of December 31, 2022, had the U.S. dollar strengthened by 1% in relation to all the other currencies, while all other variables held constant, the net assets of the Company would have decreased in both losses and equity by $0.2 million. A weakening of the U.S. dollar by 1% against the above currencies would have had an equal and opposite effect.

Interest Rate Risk

Fluctuations in interest rates can impact the value of investments and financing activities, giving rise to interest rate risk. The debt of the Company is comprised of different instruments, which bear interest at either fixed or floating interest rates. The ratio of fixed and floating rate instruments in the loan portfolio is monitored and managed. Refer to Footnote 13 – Green Bonds, Convertible and Non-convertible Promissory Notes for more information.

The Company believes that the interest rates on all borrowings compare favorably with those rates available in the market.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The Company has not had any disagreements with its accountants on accounting and financial disclosure reportable under Item 16-F of Form 20-F.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Alternus Energy Group Plc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Alternus Energy Group Plc and Subsidiaries (‘the Company’) as of December 31, 2022 and 2021 and the related consolidated statements of operations and comprehensive income/loss, consolidated statements of changes in shareholders’ equity/(deficit), and consolidated statements of cash flows for each of the years in the two-year period ended December 31, 2022 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. The Company announced that its wholly owned subsidiary, Solis Bond Company Dac is in breach of three financial covenants under Solis Bond terns and at the date of this opinion has been granted a temporary waiver until 30 June 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (‘PCAOB’) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Mazars

We have served as the Company’s auditor since 2022.

Mazars

Dublin, Ireland

April 13, 2023

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2022 and 2021

(in thousands, except share and per share data)

	Year Ended December 31,
ASSETS	2022	2021
Current Assets
Cash and cash equivalents	$2,987	$18,027
Accounts receivable, net	5,916	4,677
Unbilled energy incentives earned	4,954	3,139
Prepaid expenses and other current assets	4,409	2,039
Taxes recoverable	1,876	5,461
Total Current Assets	20,142	33,343

NON-CURRENT ASSETS
Property and equipment, net	161,793	160,358
Right of use asset	9,700	—
Goodwill	1,758	1,903
Restricted cash	6,598	8,554
Other receivable	1,272	2,045
Capitalized development cost and other long-term assets	7,266	3,286
Total Assets	$208,529	$209,489
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$14,438	$12,441
Accrued liabilities	9,884	5,292
Taxes payable	1,135	1,734
Deferred income	4,954	3,139
Right of asset liability - short term	556	—
Convertible and non-convertible promissory notes, net	17,296	1,659
Total Current Liabilities	48,263	24,265

Green bonds	149,481	147,238
Convertible and non-convertible promissory notes, net	21,281	20,769
Right of asset liability - long term	8,872	—
Asset retirement obligations	1,461	625
Total Liabilities	$229,358	$192,897

Shareholders’ Equity/(Deficit)
Common stock, $0.012 par value, 100,000,000 authorized as of December 31, 2022 and 2021; 26,365,738 issued and outstanding as of December 31, 2022 and 26,335,738 issued and outstanding as of December 31, 2021	$305	$305
Additional paid in capital	52,006	51,943
Foreign Currency Translation Reserve	(612)	588
Accumulated deficit	(72,028)	(36,228)
Non-controlling interest	(500)	(16)
Total Shareholders’ Equity (Deficit)	$(20,829)	16,592
Total Liabilities and Shareholders’ Deficit	$208,529	$209,489

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME/ (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2022 and 2021

(in thousands, except share and per share data)

	Year Ended December 31,
	2022	2021
Revenues	$32,526	$21,393

Operating Expenses:
Cost of revenues	(9,224)	(7,165)
Selling, general and administrative	(11,139)	(7,525)
Depreciation, amortization, and accretion	(7,157)	(5,382)
Fixed asset impairment loss	—	(4,171)
Development Cost	(23,925)	—
Total operating expenses	$(51,445)	$(24,243)

Income/(Loss) from operations	(18,919)	(2,850)

Other income/(expense):
Interest expense	(17,437)	(16,930)
Other income	1,275	2,995
Other expenses	(1,059)	(1,630)
Loss on disposal of asset	(139)
Total other expense	$(17,360)	$(15,565)
Loss before provision for income taxes	(36,279)	(18,415)
Income taxes	(5)	(518)
Net loss	$(36,284)	$(18,933)

Net loss attributable to non-controlling interest	(484)	(178)
Net loss attributable to Alternus Energy Group	$(35,800)	(18,755)

Basic and diluted loss per share	($1.36)	($0.87)

Weighted average shares outstanding:
Basic and Diluted shares	26,360,231	21,612,271

Comprehensive loss:
Net loss	(36,284)	(18,933)
Foreign currency translation adjustment	(1,200)	682
Comprehensive loss	$(37,484)	$(18,251)

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY/ (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2022 and 2021 (Restated)

(in thousands, except share amounts)

				Foreign Currency		Total	Non-
	Class A Common stock		Paid-In	Translation	Accumulated	Shareholders’	Controlling
	Shares	Amount	Capital	Reserve	Deficit	Equity	Interest	Total
December 31, 2020	9,810,454	$118	$15,681	$(94)	$(17,473)	$(1,768)	$—	$(1,768)

Conversion of notes	295,920	3	925	—	—	928	—	928
Unisun acquisition NCI							162	162
Sale of Class A common stock	16,136,364	183	35,130	—	—	35,313	—	35,313
Issuance of share - Unisun	50,000	1	151	—	—	152	—	152
Employee stock options	43,000	—	56	—	—	56	—	56
Foreign currency translation adjustment	—	—	—	682	—	682	—	682
Net Loss	—	—	—	—	(18,755)	(18,755)	(178)	(18,933)
Balance at December 31, 2021	26,335,738	$305	$51,943	$588	$(36,228)	$16,608	$(16)	$16,592
Issuance of shares for services	30,000	—	63	—	—	63	—	63
Foreign currency translation adjustment	—	—	—	(1,200)	—	(1,200)	—	(1,200)
Net Loss	—	—	—	—	(35,800)	(35,800)	(484)	(36,284)
Balance at December 31, 2022	26,365,738	$305	$52,006	$(612)	$(72,028)	$(20,329)	$(500)	$(20,829)

The accompanying notes are an integra)l part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOW

FOR THE YEARS ENDED DECEMBER 31, 2022 and 2021

(in Thousands)

	Year Ended December 31,
	2022	2021
Net loss	$(36,284)	$(18,933)
Adjustments to reconcile net loss to net cash used in operations
Depreciation, amortization and accretion	7,157	5,382
Non-cash right of use asset amortization	876	—
Amortization of debt discount	4,394	4,241
(Gain)/Loss on Disposal of assets	139	(862)
Intercompany write offs	—	(53)
Stock compensation costs, directors and officers	63	419
Fixed asset impairment loss	—	4,171

Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable and other short-term receivables	531	(11,656)
Prepaid expenses and other assets	(1,597)	1,856
Accounts payable and accrued liabilities	7,805	7,111
Operating lease liabilities	(932)	—
Net Cash used in Operating Activities	$(17,848)	$(8,324)

Cash Flows from investing Activities:
Capital expenditures	(7,448)	(10,754)
Payments to acquire renewable energy facilities from third parties, net of cash acquired	(12,204)	(116,333)
Cash paid for development of assets	(3,979)	—
Acquisition of subsidiary	—	(396)
Net Cash Used in Investing Activities	$(23,631)	$(127,483)

Cash Flows from Financing Activities:
Proceeds from issuance of Class A common stock	—	35,312
Payments of debt principal, senior debt	(4,123)	(41,827)
Proceeds from debt, senior debt	31,107	168,757
Payments on capital leases – principal	—	(1,010)
Net Cash Provided by Financing Activities	$26,984	$161,232

Effect of exchange rate on cash	(2,501)	(592)

Net decrease in cash, cash equivalents and restricted cash	$(16,996)	$24,833

Cash, cash equivalents, and restricted cash beginning of the year	26,581	1,748
Cash, cash equivalents, and restricted cash end of the year	$9,585	$26,581

Cash Reconciliation
Cash and cash equivalents	2,987	18,027
Restricted cash	6,598	8,554
Cash, cash equivalents, and restricted cash end of the year	$9,585	$26,581

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED SUPPLEMENTAL STATEMENT OF CASH FLOW

FOR THE YEARS ENDED DECEMBER 31, 2022 and 2021 (Restated)

(in thousands)

	Year Ended December 31,
Supplemental Cash Flow Disclosure	2022	2021
Cash paid during the period for:
Interest	6,265	11,147
Taxes	817	—
Non-cash investing and financing transaction
Conversion of debt to equity	—	1,133

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Formation

Alternus Energy Group Plc (“We”, “ALTN” or the “Company” and together with its consolidated subsidiaries, the “Group”) was incorporated in Dublin, Ireland on January 31, 2019 under the name Alternus Energy International Limited. On October 20, 2020 the Company re-registered as a Plc and changed its name to Alternus Energy Group Public Limited Company.

The Company is a former subsidiary of the previous parent company of the Group, Alternus Energy Inc. On December 2, 2020, the Group completed the last step of a reorganization, which resulted in the Company becoming the parent company of the Group (the “Reorganization”). The Reorganization included the following main steps:

●	Alternus Energy International Ltd registered as an Irish Plc and changed its name to Alternus Energy Group Plc (previously defined as the “Company”);

●	The Company incorporated Solis Bond Company, a Designated Activity Company (“Solis Bond Company DAC”);

●	Alternus Energy Inc. (US) merged with and became a subsidiary of Altam Inc., a U.S.-based entity;

●	Alternus Energy Inc. spun out Alternus Energy Plc to the existing shareholders of Altam Inc. in a 1:1.5 share dividend transaction; and

●	In a 1:4.5 share exchange transaction, Altam Inc. shareholders exchanged their shares for a pro-rata number of shares of Alternus Energy Group Plc, thus becoming a subsidiary of the Alternus Energy Group Plc as it became the surviving parent company.

The impact of the Reorganization has been retroactively reflected in the Company’s financial statements as of the earliest period presented and is utilized for calculating earnings per share in all periods presented.

Consolidated subsidiaries as of December 31, 2022 are as follows:

Solis Bond Company Designated Activity Company (DAC)

In October 2020, a new wholly owned subsidiary, Solis Bond Company DAC, was incorporated in Ireland to issue a series of bonds and hold the Group’s European operating companies that are financed through those bonds. The SPV was incorporated with the purpose of facilities management and bond issuance for the Group. During the quarter ended March 31, 2021, Solis refinanced its Italian, Netherlands, and Romanian operating companies: PC-Italia-02 SpA, CTS Power 2 S.R.L., CIC Rooftop 2 S.R.L., SPV White One S.R.L., CIC RT Treviso S.R.L., Zonnepark Rilland B.V., FRAN Energy Investments S.R.L., and Power Clouds S.R.L. Also, during the quarter ended March 31, 2021, Solis acquired 100% of the share capital of the following Romanian companies: Ecosfer Energy S.R.L., Lucas EST S.R.L. During the quarter ended March 31, 2021, Solis acquired 100% of the share capital of another Italian company, Solarpark Serre 1 S.R.L. Subsequently, in April 2021, Solis acquired 100% of the share capital of another Romanian company, LJG Green Source Energy Beta S.R.L. In May 2021, Solis refinanced another Italian subsidiary, Sant”Angelo Energia S.R.L. and in June of 2021, Solis acquired 100% of the share capital of the following Italian companies: KKSOL S.R.L., Petriolo Fotovoltaica S.R.L., MABI S.R.L. and BIMA S.R.L. In August of 2021, Solis acquired 100% of the share capital of a Polish company, Solarpark Samas Sp. Z.O.O. In March of 2022, Solis acquired 3 additional Polish companies: RAO1 Sp. Z.o.o., Gardno Sp. Z.O.O. and Gardno 2 Sp. Z.O.O. In December 2021, Solis acquired 100% of the share capital of two additional Polish companies Elektrownia PV Komorowo Sp. Z.O.O and PV Zachod Sp. Z.O.O.

PC-Italia-03 S.R.L.

In July 2020, a new wholly owned subsidiary in Italy, PC-Italia-03 S.R.L., was incorporated. This company was incorporated to acquire Italian special purpose vehicles, power plants and/or other assets located in Italy. During the quarter ended March 31, 2021, this company completed the acquisition of 100% of the share capital of two Italian SPVs, KKSOL S.r.l. and Petriolo Fotovoltaica S.R.L. During the quarter ended June 30, 2021, this company completed the acquisition of 100% of the share capital of two Italian SPVs, MABI S.r.l. and BIMA S.r.l. During the six months ended June 30, 2021 the 4 SPVs owned by PC-Italia-03 were transferred to Solis Bond Company DAC as part of Solis’s bond financing. In July and August 2021, PC-03 acquired 100% of the shares of 2 Italian entities Risore Solari 1 S.R.L and Risore Solari III S.R.L respectively, with the purpose of developing solar parks. As of December 2022, PC-Italia-03 S.R.L. is held directly by AEG MH 02 Limited, which owns all of our entities used for the development of solar parks (more details of AEG MH 02 are described below).

AEG MH 02 Limited

In March 2022, AEG MH 02 Limited was incorporated. This company was incorporated to own, finance and support our development assets and entities, as follows: ..AED Italia-01 S.R.L., AED Italia-02 S.R.L.; AED Italia-03 S.R.L.; AED Italia-04 S.R.L.; AED Italia-05 S.R.L.; AED Italia-06 S.R.L.; AED Italia-07 S.R.L.; AED Italia-08 S.R.L.; PC-Italia-01 S.R.L., PC-Italia-03 S.R.L., PC-Italia-04 S.R.L., Risorse Solari I S.R.L., Risorse Solaris III, S.R.L., Altnua Limited, Alt Spain Holdco S.L.U., Alternus Iberia S.L. and indirectly owns Alt Spain 02 S.L.U, Alt Spain 03 S.L.U. and Alt Spain 04 S.L.U.

Unisun Energy Holding B.V

In April 2021, Alternus Energy Group acquired 60% of the share capital in Unisun Energy Holding B.V. (Unisun), a Netherlands based developer, engineering, procurement and construction (EPC) and operations and maintenance (O&M) service provider of renewable energy solutions across Europe. Unisun owns 100% of the following special purpose vehicles and other holding and operating companies in the Netherlands: Unisun Energy B.V., UPER Energy Europe B.V., Unisun Energy Poland Investment B.V. and Blue Sky Energy I B.V.

Alternus Energy Americas Inc.

In May 2021, a new wholly owned subsidiary in the U.S. was incorporated, named Alternus Energy Americas Inc. (AEA). This company was incorporated to support the finance and legal functions for the group. AEA also owns 100% of the following special purpose vehicles and other holding and operating companies in the United States: ALT US 01 LLC, ALT US 02 LLC, ALT US 03 LLC and ALT US 04 LLC and indirectly owns Lightwave Renewables, LLC and Walking Horse Solar, LLC.

Altnor AS

In August 2021, a new wholly owned holding company in Norway was incorporated. Altnor was dissolved in November 2022.

AEG MH 01 Limited

In March 2022, a new wholly owned subsidiary in Ireland was incorporated to support EPC for the group. AEG MH 01 Limited owns the following other holding companies which were incorporated to facilitate the use of the Deutsche Bank Facility: AEG MH 03 Limited, AEG JD 01 Limited and ALT POL HC 01 Sp. Z.o.o.

GHFG Limited

In September 2021, a new subsidiary in Ireland was incorporated, and is 55% owned by AEG.

Alternus Fundco Limited

In December 2022, a new wholly owned subsidiary in Ireland was incorporated to support the Group’s finance and legal functions.

ALTERNUS LUX 01 S.A.R.L.

In October 2022, a new wholly owned holding company in Luxembourg was incorporated to support the finance and legal functions of the group. ALTERNUS LUX 01 S.A.R.L. also owns AEG JD 03 Limited, ALT GR 01, AEG MH 01 Limited and AEG MH 02 Limited, and all of those entities’ subsidiaries as well, as described above

In summary, Alternus Energy Group Plc is a holding company that operates through the following eighty operating subsidiaries as of December 31, 2022:

Subsidiary	Principal Activity	Date Acquired / Established	ALTN Ownership	Country of Operation
PCG_HoldCo GmbH	Holding Company	July 2018	100% (via Altam)	Germany
PCG_GP UG	General Partner (Management Company)	August 2018	100% (via PCG_HoldCo )	Germany
PSM 20 GmbH & Co KG	SPV	November 2018	100% (via PCG_HoldCo)	Germany
PSM 40 GmbH & Co KG	SPV	December 2018	100% (via PCG_HoldCo)	Germany
GRT 1.1 GmbH & Co KG	SPV	December 2018	100% (via PCG_HoldCo)	Germany
GRK 17.2 GmbH & Co KG	SPV	November 2018 (Dissolved)	100% (via PCG_HoldCo)	Germany
ALTN HoldCo UG	SPV	December 2018	100% (via PCG HoldCo)	Germany
Solis Bond Company DAC	Holding Company	October, 2020	100% (via AEG)	Ireland
Altnua Limited (f/k/a/ Alternus Energy Development Holding Limited)	Services Company	August 2021	100% (via AEG MH 02 Limited as of 15 June 2022)	Ireland
GHFG Limited	Holding Company	September 2021	55% (via AEG)	Ireland
AEG JD 01 Limited	Junior Debt Holding Company	March 2022	100% (via AEG MH 03 Limited)	Ireland
AEG JD 03 Limited	Junior Debt Holding Company	March 2022	100% (via Alternus LUX 01 S.a.r.l. as of 8 December 2022)	Ireland
AEG MH 01 Limited	Holding Company	March 2022	100% (via Alternus LUX 01 S.a.r.l)	Ireland
AEG MH 02 Limited	Holding Company	March 2022	100% (via Alternus LUX 01 S.a.r.l)	Ireland
AEG MH 03 Limited	Holding Company	June 2022	100% (via AEG MH 01 Limited)	Ireland
AEG JD 02 Limited (f/k/a/ Alternus Energy Construction Holding Limited AECHL)	Holding Company	September 2021	100% (via AEG)	Ireland

Alternus Fundco Limited	Funding Company	December 2022	100% (via AEG)	Ireland
PC-Italia-01 S.R.L.	Sub-Holding	May 2015	100% (via AE Europe)	Italy
PC-Italia-02 S.p.A.	SPV	September 2016	100% (via Solis)	Italy
Sant’Angelo Energia S.r.l.	SPV	May 2021	100% (via Solis)	Italy
CIC Rooftop 2 S.r.l.	SPV	April 24, 2019	100% (via Solis)	Italy
CIC RT Treviso S.r.l.	SPV	April 24, 2019	100% (via Solis)	Italy
SPV White One S.r.l.	SPV	April 24, 2019	100% (via Solis)	Italy
CTS Power 2 S.r.l.	SPV	April 30, 2019	100% (via Solis)	Italy
PC-Italia-03 S.R.L.	SPV	July 2020	100% (via AEG)	Italy
PC-Italia-04 S.R.L.	SPV	July 2020	100% (via AEG)	Italy
KKSOL S.R.L.	SPV	February 2021	100% (via Solis)	Italy
Petriolo Fotovoltaica S.r.l.	SPV	March 2021	100% (via Solis)	Italy
Solarpark Serre 1 S.R.L.	SPV	March 2021	100% (via Solis)	Italy
BIMA S.R.L.	SPV	March 2021	100% (via Solis)	Italy
MABI S.R.L.	SPV	June 2021	100% (via Solis)	Italy
Risore Solari I S.R.L	SPV	September 2019	100% (via PC03)	Italy
Risore Solari III S.R.L	SPV	August 2021	100% (via PC03)	Italy
AED Italia – 01 S.r. l	SPV	October 2021	100% (via AECHL)	Italy
AED Italia – 02 S.r. l	SPV	October 2021	100% (via AECHL)	Italy
AED Italia – 03 S.r. l	SPV	October 2021	100% (via AECHL)	Italy
AED Italia – 04 S.r. l	SPV	October 2021	100% (via AECHL)	Italy
AED Italia – 05 S.r. l	SPV	October 2021	100% (via AECHL)	Italy
AED Italia – 06 S.r. l	SPV	August 2022	100% (via AECHL)	Italy
AED Italia – 07 S.r. l	SPV	August 2022	100% (via AECHL)	Italy
AED Italia – 08 S.r. l	SPV	August 2022	100% (via AECHL)	Italy
Uper Energy Italia S.R.L	SPV	June 2022	100% (via Uper Energy Europe B.V.)	Italy
AE Europe B.V.	Holding Company	August 2016	100% (via Altam)	Netherlands
AEN 01 B.V.	SPV	June 13, 2019 (Dissolved in 2022)	100% (via Altam)	Netherlands
Zonnepark Rilland B.V.	SPV	December 20, 2019	100% (via Solis)	Netherlands
AEN 02 B.V.	SPV	July 2020 (Dissolved in 2021)	100% (via Altam)	Netherlands
Unisun Energy Holding B.V.	Holding Company	April 2021	60%* (via AEG)	Netherlands
Unisun Energy B.V.	SPV	April 2021	60%* (via AEG)	Netherlands
UPER Energy Europe B.V.	Services Company	April 2021	100% (via Unisun Energy Holding B.V.)	Netherlands

Unisun Energy Poland Investment B.V.	SPV	April 2021	100% (via Unisun Energy Holding B.V.)	Netherlands
Blue Sky Energy I B.V.	SPV	April 2021	100% (via AEG JD 02 Limited)	Netherlands
Altnor AS	Holding Company	August 2021 (Dissolved in November 2022)	100% (via AEG)	Norway
Solarpark Samas Sp. Z.O.O	SPV	May 2021	100% (via Solis)	Poland
Elektrownia PV Komorowo Sp. Z.O.O	SPV	December 2021	100% (via Solis)	Poland
PV Zachod Sp. Z.O.O	SPV	December 2021	100% (via Solis)	Poland
Alt POL HC 01 Sp. z.o.o	SPV	March 2022	100% (via AEG JD 01 Limited)	Poland
Uper Energy Poland SP.z.o.o	SPV	August 2022	100% (via Uper Energy Europe B.V.)	Poland
RA01 Sp. z o.o.	SPV	March 2022	100% (via Solis)	Poland
Gardno PV Sp. z o.o.	SPV	March 2022	100% (via Solis)	Poland
Gardno2 PV Sp. z o.o.	SPV	March 2022	100% (via Solis)	Poland
Power Clouds S.R.L.	SPV	March 31, 2015	100% (via Solis)	Romania
F.R.A.N. Energy Investment S.R.L.	SPV	March 31, 2015	100% (via Solis)	Romania
Lucas EST S.R.L.	SPV	March 2021	100% (via Solis)	Romania
Ecosfer Energy S.R.L..	SPV	March 2021	100% (via Solis)	Romania
LJG Green Source Energy Beta S.R.L.	SPV	May 2021	100% (via Solis)	Romania
Uper Energy Romania S.R.L.	SPV	February 2022	100% (via Uper Energy Europe B.V.)	Romania
Alternus Iberia S.L.,(f/k/a Alt Spain 01, S.L.U.)	SPV	August 2021	100% (via PC03)	Spain
Alt Spain Holdco, S.L.U.	Holding Company	July 2022	100% (via Altnua Limited)	Spain
Alt Spain 02, S.L.U	SPV	July 2022	100% (via Alt Spain HoldCo, S.L.U.	Spain
Alt Spain 03, S.L.U.	SPV	May 2022	100% (via Alt Spain HoldCo, S.L.U.)	Spain
Alt Spain 04, S.L.U.	SPV	May 2022	100% (via Alt Spain HoldCo, S.L.U.)	Spain
Altam Inc	Holding Company	October 2020	100% (via AEG)	USA
Alternus Energy Americas Inc.	Holding Company	May 2021	100% (via AEG)	USA
Alt US 01 LLC	SPV	December 2021	100% (via Alternus Energy Americas Inc)	USA
Alt US 02 LLC	Holding Company	March 2022	100% (via AEA)	USA
Alt US 03 LLC	SPV	May 2022	100% (via AEA)	USA
Alt US 04 LLC	Holding Company	September 2022	100% (via AEA)	USA
LightWave Renewables, LLC	SPV	June 2022	100% (via ALT US 02 LLC)	USA
ALT GR 01	Holding Company	October 2022	100% (via Alternus LUX 01 S.a.r.l.)	Greece
Alternus LUX 01 S.a.r.l.	Holding Company	October 2022	100% (via AEG)	Luxembourg

*	Non-controlling interest is not material

2.	Going Concern and management’s plans

Our consolidated financial statements for the year ended December 31,2022 identifies the existence of certain conditions that raise substantial doubt about our ability to continue as a going concern for twelve months from the issuance of this report:

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements during the year ended December 31, 2022, the Company had net loss of

$(36.2) million and a net loss of $(18.9) million for the year ended December 31, 2022 and 2021, respectively. The Company was in breach of three financial covenants under Solis’ Bond terms as of December 31, 2022, refer to Footnote 13 for more detail. The Company had accumulated shareholders’ equity/(deficit) of $(20.8) million and $16.6 million as of December 31, 2022 and December 31, 2021, respectively, and a working capital (deficit) of $(28.1) million as of December 31, 2022 compared to working capital of $9.1 million as of December 31, 2021 At December 31, 2022, the Company had $3 million of unrestricted cash on hand.

Our operating revenues are insufficient to fund our operations and our assets already are pledged to secure our indebtedness to various third party secured creditors, respectively. The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the Company and its viability and prospects.

The terms of our indebtedness, including the covenants and the dates on which principal and interest payments on our indebtedness are due, increases the risk that we will be unable to continue as a going concern. To continue as a going concern over the next twelve months, we must make payments on our debt as they come due and comply with the covenants in the agreements governing our indebtedness or, if we fail to do so, to (i) negotiate and obtain waivers of or forbearances with respect to any defaults that occur with respect to our indebtedness, (ii) amend, replace, refinance or restructure any or all of the agreements governing our indebtedness, and/or (iii) otherwise secure additional capital. However, we cannot provide any assurances that we will be successful in accomplishing any of these plans

On March 1, 2023, the Company announced that its wholly owned subsidiary, Solis Bond Company DAC, is in breach of the three financial covenants under Solis’ Bond terms. As of the date of this filing, Solis and a large portion (49%) of the bond holders have agreed in principle to terms of the temporary waivers. In return for the waivers until 30 June 2023 and an amendment to the bond terms to allow for a change of control in Solis (which allows for the transfer of Solis and its subsidiaries underneath Clean Earth Acquisitions Corp. on Closing), Alternus is to raise additional equity and/or issue a subordinated loan of €14 million by May 15, 2023. If no firm term sheet for the equity or subordinated loan is in place by April 21, 2023, the Company has agreed to commence a Norwegian equity offering. Alternatively, Solis also has the option to divest a minimum of €50 million of assets by April 21, 2023, with sales proceeds to be used for a partial redemption of the bonds (at a redemption/call price of 105% until June 30, 2023 and 107.5% thereafter). In addition to the equity/sales cures, bondholders will also, no later than April 30, 2023, receive a preference share in an Alternus Midco, which will hold certain development projects in Spain and Italy. The shares will have preference on any distribution from Midco to Alternus up to €10 million, and Midco will divest assets to ensure repayment of the €10 million should the bonds not have been fully repaid at maturity (January 6, 2024). Finally, bondholders will receive a 1% amendment fee, which equates to €1.4 million.

.

3.	Summary of Significant Accounting Policies

Basis of Presentation

The Consolidated Financial Statements include the Consolidated Balance Sheet, Consolidated Statements of Operations and Comprehensive Income (Loss), Consolidated Statements of Changes in Shareholders’ Equity/ (Deficit) and Consolidated Statements of Cash Flows of the Company and have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) from records maintained by the Company.

Certain monetary amounts, percentages, and other figures included elsewhere in these financial statements have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Basis of Consolidation

The consolidated financial statements as of December 31, 2022 and 2021 and for the years then ended include the financial statements of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The results of subsidiaries acquired or disposed of during the respective periods are included in the consolidated financial statements from the effective date of acquisition or up to the effective date of disposal, as appropriate. Ownership interests in subsidiaries represented by other parties are presented in the consolidated financial statements as activities and balances attributable to non-controlling interest.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the periods presented. Significant items subject to such estimates include, but are not limited to, the assumptions utilized in the valuation of the assets acquired and liabilities assumed, determine a business combination or asset acquisition , useful life of property and equipment, impairment of long-lived assets and recovery of capitalized cost. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustment when facts and circumstance dictate. These estimates are based on information available as of the date of financial statements; therefore, actual results could differ from these estimates.

Segments

The Company has one operating segment, and the decision-making group is the senior executive management team. The Company manages the segment by focusing on revenue and cost of revenue by country.

Cash and Cash Equivalents

The Company considers cash and highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The Company maintains cash and cash equivalents with major financial institutions, the largest concentration in JP Morgan in the U.S, Ireland and Italy and with ING in Poland and the Netherlands. The Company may at times exceed federally insured limits or statutorily insured limits in a foreign jurisdiction. The Company periodically assesses the financial condition and due to the size and stability of the institutions believes the risk of loss to be remote.

Restricted Cash

Restricted cash relates to balances that are in the bank accounts for specific defined purposes and cannot be used for any other undefined purposes. Restricted cash is primarily restricted stemming from requirements under the Green Bond terms. The balance has a debt service reserve account, per the requirements from the Bond Trustee, that issues quarterly coupons to the Bond holders. There is an account that has the residual balance of bond tap that must be used for permitted acquisitions as per Green Bond terms. The balance also has an account for a bank guarantee in place for Poland and one acquisition related accounts in Italy and Romania that hold escrow balances.

Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within that period. Accounts receivables are presented net of allowance for doubtful accounts. The Company establishes an allowance for doubtful customer accounts, if required, through a review of historical losses, specific customer balances, and industry economic conditions. Customer accounts are charged off against the allowance for doubtful accounts when management determines that the likelihood of eventual collection is remote. The Company extends credit based on an evaluation of customers’ financial condition and determines any additional collateral requirements. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company considers invoices past due when they are outstanding longer than the stated term. Additionally, the Company monitors its exposure to credit losses and maintains allowances for anticipated losses. Management considers the carrying value of accounts receivable to be fully collectible. If amounts become uncollectible, they are charged to operations in the period in which that determination is made. At December 31, 2022 and 2021, there was no allowance for doubtful accounts recorded.

Concentration of Credit Risk

At times, the Company maintains cash balances in financial institutions which may exceed federally insured limits. The Company has not experienced any losses relating to such accounts and believes it is not exposed to significant credit risk on its cash and cash equivalents or restricted cash.

Economic Concentrations

The Company and its subsidiaries own and operate solar generating facilities installed on buildings and land located across Europe. Future operations could be affected by changes in the economy, other conditions in those geographic areas or by changes in the demand for renewable energy.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation, amortization and impairment. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Depreciation is computed on a straight-line basis over the estimated useful lives. The useful lives per asset class are as follows:

●	Solar Energy Facilities carry a useful life of the lesser of 35 years from the original placed in service date or the lease term of the land on which they are built.

●	Leasehold improvements are amortized over the shorter of the lease term or their estimated useful file.

●	Furniture and fixtures carry a useful life of 7 years.

●	Software and computer equipment carry a useful life of 7 years.

Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. Expenditures for maintenance and repairs, which do not materially extend the useful lives of assets, are charged to expense as incurred. Upon retirement, sale or other disposition of equipment, the cost and accumulated depreciation are removed from the respective accounts and a gain or loss, if any, is recognized in income/(loss) from operations in the Consolidated Statements of Operations and Comprehensive Income/(Loss) during the year of disposal. When the Company abandons the anticipated construction of a new solar energy facility during the development phase, costs previously capitalized to development in progress are written off at the parent company.

Goodwill

The Company reports goodwill that has been recorded in connection with the acquisition of businesses. Goodwill is not amortized, but instead is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill is tested annually for impairment at the individual reporting unit level on October 1, or earlier upon the occurrence of certain events or substantive changes in circumstances. In assessing goodwill for impairment, the Company may elect to use a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of the Company’s reporting units are less than their carrying amounts. If the Company determines that it is more likely than not that the fair value of its reporting units is less than their carrying amounts, no additional assessment is required, and no impairment is recognized. If the Company concludes an impairment is probable or elect not to perform the qualitative assessment, a quantitative impairment test is performed. If it is determined that an impairment has occurred, the Company adjusts the carrying value of goodwill and charges the impairment as an operating expense in the period the determination is made. The Company did not recognize any impairment of goodwill for the periods presented. Although the Company believes that goodwill is appropriately stated in the consolidated financial statements, changes in strategy or market conditions could significantly impact these judgments and require an adjustment to the recorded balance.

Impairment of Solar Energy Facilities

The Company reviews its investments in property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment is evaluated at the asset group level, which is determined based upon the lowest level of separately identifiable cash flows. When evaluating for impairment, if the estimated undiscounted cash flows from the use of the asset group are less than the asset group’s carrying amount, then the asset group is deemed to be impaired and is written down to its fair value. Fair value is determined by net realizable value of the assets using ASC 820. The amount of the impairment loss is equal to the excess of the asset group’s carrying value over its estimated fair value. During the year ended December 31, 2022 the Company recorded an impairment loss of $79 thousand in the Consolidated Statement of Operations and Comprehensive Income/(Loss) related to the 2021 write down for

$4.2 million of certain assets that were held in construction in progress for which the Company no longer intended to complete and certain solar park assets for which there was a change in the Company future intended use. This impairment loss is included in Other Expense on the Consolidated Statement of Operations and Comprehensive Income/(Loss)

Deferred Financing Costs and Debt Discount Amortization

The Company incurs expenses related to debt arrangements. These deferred financing costs and debt discount costs are capitalized and amortized over the term of the related debt or revolving credit facilities and netted against the related debt.

Asset Retirement Obligations

In connection with the acquisition or development of solar energy facilities, the Company may have the legal requirement to remove long-lived assets constructed on leased property and to restore the leased property to its condition prior to the construction of the long-lived assets. This legal requirement is referred to as an asset retirement obligation (ARO). If the Company determines that an ARO is required for a specific solar energy facility, the Company records the present value of the estimated future liability when the solar energy facility is placed in service as an ARO liability. The discount rate used to estimate the present value of the expected future cash flows for the year ended December 31, 2022 and 2021 was 7.1 % and 6% respectively. The Company accretes the ARO liability to its future value over the solar energy facility’s useful life and records the related interest expense to amortization expense on the consolidated statement of operations. Solar facilities that require AROs are recorded as part of the carrying value of property and depreciated over the solar energy facility’s useful life.

Leases

In February 2016, the FASB established Topic 842, Leases, by issuing Accounting Standards Update (ASU) No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. The Company adopted the new standard on January 1, 2022 and used the effective date as our date of initial application. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2022. The new standard provides a number of optional practical expedients in transition. We elected the ‘package of practical expedients’, which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs.

The Company adopted ASC 842 as of January 1, 2022. Lease assets and liabilities are recognized based on the present value of the future lease payments over the lease term at the lease commencement date and are presented, on the consolidated statements of financial condition. The Company estimates its incremental borrowing rate based on information available at the commencement date in determining the present value of future payments. For additional information, see Note 14 - Leases.

Operating lease expense attributable to site leases is reported within cost of revenues in the Company’s Statement of Operations and Comprehensive Income/ (Loss); whereas lease expense attributable to all other operating leases is reported within selling, general, and administrative expense in the Company’s Statement of Operations and Comprehensive Income/ (Loss).

Revenue Recognition

The Company follows the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle underlying revenue recognition under ASC 606 is that revenue should be recognized as goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled. ASC 606 defines a five-step process to achieve this core principle. ASC 606 also mandates additional disclosure about the nature, amount, timing and uncertainty of revenues and cash flows arising from customer contracts, including significant judgments, and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The Company derives revenues through its subsidiaries from the sale of electricity and the sale of solar renewable energy credits (RECs) in Romania and guarantees of origin certificates (GoOs) in Poland. The Company receives Green Certificates based on the amount of energy produced in Romania. Energy generation revenue and solar renewable energy credits revenue are recognized as electricity generated by the Company’s solar energy facilities is delivered to the grid, at which time all performance obligations have been delivered. Revenues are based on actual output and contractual sale prices set forth its customer contracts.

The Company’s current portfolio of renewable energy facilities is generally contracted under long-term Country Renewable Programs (FIT programs) or Energy Offtake Agreements (PPAs/VPPAs) with creditworthy counterparties. Pricing of the electricity sold under these FITs and PPAs is generally fixed for the duration of the contract, although some of its PPAs have price escalators based on an index (such as the consumer price index) or other rates specified in the applicable PPA.

Disaggregated Revenues

The following table shows the Company’s revenues disaggregated by country and contract type:

	Year Ended December 31,
Revenue, by Country (in thousands)	2022	2021
	(in thousands)
Italy	$3,354	$3,665
Romania	13,710	13,964
Germany	201	187
Netherlands	4,528	1,340
Poland	10,709	2,237
United States	24	—
Total	$32,526	$21,393

	Year Ended December 31,
Revenue, by Offtake Type (in thousands)	2022	2021
	(in thousands)
Country Renewable Programs	$5,016	$4,133
Green Certificates	9,452	8,427
Energy Offtake Agreements	17,888	8,833
Other Revenue	170	—
Total	$32,526	$21,393

One customer represented 30% of revenues during the years ended December 31, 2022 and 2021. The revenues from this customer were $9.6 million and $6.4 million during the years ended December 31, 2022 and 2021 respectively. The company did not have any customers who represented more than 10% of accounts receivable as of December 31, 2022 and 2021.

Unbilled Energy Incentives Earned

The Company derives revenues from the sale of green certificates for the Romania projects. The green certificates revenues are recognized in the month they are generated by the solar project and registered with the local authority. The Company considers them unbilled at the end of the period if they have not been invoiced to a third party customer.

Cost of Revenue

Cost of revenue primarily consists of operations and maintenance expense, insurance premiums, property taxes and other miscellaneous costs associated with the operations of solar energy facilities. Costs are charged to expense as incurred.

Taxes Recoverable and Payable

The Company records taxes recoverable, when there has been an overpayment of taxes due to timing of the Value Added Tax (VAT) between vendors and customers. The VAT tax can also be offset against a Country’s income taxes where the VAT was registered.

Development Cost

Development cost are incurred when the Company abandons the development or acquisition of renewable energy projects. The Company depends heavily on government policies that support our business and enhance the economic feasibility of developing and operating solar energy projects in regions in which we operate or plan to develop and operate renewable energy facilities. . The Company can decide to abandon a project if it becomes uneconomic due to various factors, for example, a change in market conditions leading to higher costs of construction, lower energy rates, or other factors that change the expected returns on the project. In addition, political factors or otherwise where governments from time to time may review their laws and policies that support renewable energy and consider actions that would make the laws and policies less conducive to the development and operation of renewable energy facilities. Any reductions or modifications to, or the elimination of, governmental incentives or policies that support renewable energy or the imposition of additional taxes or other assessments on renewable energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new renewable energy projects, our abandoning the development of renewable energy projects, a loss of our investments in the projects and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks and Uncertainties

The Company’s operations are subject to significant risks and uncertainties including financial, operational, technological, and regulatory risks and the potential risk of business failure. See Note 2 regarding going concern matters.

The geopolitical situation in Eastern Europe intensified on February 24, 2022, with Russia’s invasion of Ukraine. The war between the two countries continues to evolve as military activity proceeds and additional sanctions are imposed. In addition to the human toll and impact of the events on entities that have operations in Russia, Ukraine, or neighboring countries (e.g., Belarus, Poland, Romania) or that conduct business with their counterparties, the war is increasingly affecting economic and global financial markets and exacerbating ongoing economic challenges, including issues such as rising inflation and global supply-chain disruption. These events are highly uncertain and as such, the Company cannot determine their financial impact at this time.

On March 10, 2023 Silicon Valley Bank became the second largest bank failure to date. This was followed on March 12, 2023 by the failure of Signature Bank, the third largest bank failure in U.S history. These bank failures were the first two in a banking crises that included Credit Suisse and Deutsche, a bank that has extended a warehouse loan to the Company. The Company maintains cash balances in financial institutions which may exceed federally insured limits and is monitoring these events for both current and future liquidity.

Fair Value of Financial Instruments

The Company measures its financial instruments at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy are described below:

Level 1 – Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 – Pricing inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable as of the reporting date. Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3 – Pricing inputs that are unobservable. Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques, and at least one significant model assumption or input is unobservable.

The Company holds various financial instruments that are not required to be measured at fair value. For cash and cash equivalents, restricted cash, accounts receivable, various debt instruments, prepayments and other current assets, accounts payable, accrued liabilities and other current liabilities, the carrying value approximated their fair values due to the short-term maturity of these instruments.

Business Combinations and Acquisition of Assets

The Company applies the definition of a business in ASC 805, Business Combinations, to determine whether it is acquiring a business or a group of assets. When the Company acquires a business, the purchase price is allocated to; (i) the acquired tangible assets and liabilities assumed, primarily consisting of solar energy facilities and land, (ii) the identified intangible assets and liabilities, primarily consisting of favorable and unfavorable rate Power Purchase Agreements (PPAs) and Renewable Energy Credit (REC) agreements, (iii) asset retirement obligations, (iv) non-controlling interest, and (v) other working capital items based in each case on their estimated fair values. The excess of the purchase price, if any, over the estimated fair value of net assets acquired is recorded as goodwill. The fair value measurements of the assets acquired, and liabilities assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs including, but are not limited to, estimates of future power generation, commodity prices, operating costs, and appropriate discount rates. These inputs required significant judgments and estimates at the time of the valuation. In addition, acquisition costs related to business combinations are expensed as incurred.

When an acquired group of assets does not constitute as a business, the transaction is accounted for as an asset acquisition. The cost of assets acquired, and liabilities assumed in asset acquisitions is allocated based upon relative fair value. The fair value measurements of the solar facilities acquired, and asset retirement obligations assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs include, but are not limited to, estimates of future power generation, commodity prices, operating costs, and appropriate discount rates. These inputs require significant judgments and estimates at the time of the valuation. Transaction costs incurred on an asset acquisition are capitalized as a component of the assets acquired.

The allocation of the purchase price directly affects the following items in the Company’s consolidated financial statements:

●	The amount of purchase price allocated to the various tangible and intangible assets, liabilities and non-controlling interests on the Company Balance Sheet,

●	The amounts allocated to all other tangible assets and intangibles are amortized to depreciation or amortization expense, with the exception of favorable and unfavorable rate land leases and unfavorable rate Operation and Maintenance (O&M) contracts which are amortized to cost of revenue; and

The period of time over which tangible and intangible assets and liabilities are depreciated or amortized varies, and thus, changes in the amounts allocated to these assets and liabilities will have a direct impact on the Company’s results of operations.

Income Taxes

Deferred taxes are determined using the asset and liability method; whereby, deferred tax assets are recognized for deductible temporary differences, operating loss and tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company evaluated the provisions of ASC 740 related to the accounting for uncertainty in income taxes recognized in the financial statements. ASC 740 prescribes a comprehensive model for how a company should recognize, present, and disclose uncertain positions that the company has taken or expects to take in its return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Differences between the positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing-authority for a tax position that was not recognized as a result of applying the provisions of ASC 740.

As a result of the Tax Cuts and Jobs Act (TCJA) of 2017, the Company analyzed if a liability needed to be recorded for the deemed repatriation of undistributed earnings. It was determined that there is no outstanding liability associated with this based on overall negative undistributed earnings (accumulated deficit) in the consolidated foreign group. An additional provision of the TCJA is the implementation of the Global Intangible-Low Taxed Income Tax, or “GILTI.” The Company has elected to account for the impact of GILTI in the period in which the tax actually applies to the Company. During fiscal years 2022 and 2021, the Company had overall net foreign losses and thus, there was no impact on the US taxable income calculations.

The Company is an inverted Company and treated as a US entity for all US income tax purposes. As a result, the Company will be obligated to comply with all U.S. income tax obligations applicable to domestic entities. Accordingly, the income tax provision has been prepared consistent with that of a U.S. entity.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718. Stock-based compensation expense for equity instruments issued to employees and non-employees is measured based on the grant-date fair value of the awards. The fair value of each stock unit is determined based on the valuation of the Company’s stock on the date of grant. The fair value of each stock option is estimated on the date of grant using the Black-Scholes-Merton stock option pricing valuation model. The Company uses the simplified method for calculating the expected term of their options. The Company recognizes compensation costs using the straight-line method for equity compensation awards over the requisite service period of the awards, which is generally the awards’ vesting period. The Company accounts for forfeitures of awards in the period they occur.

Use of the Black-Scholes-Merton option-pricing model requires the input of highly subjective assumptions, including (1) the expected terms of the option, (2) the expected volatility of the price of the Company’s common stock, and (3) the expected dividend yield of our common stock. The assumptions used in the option-pricing model represents management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgments. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future. Additional inputs to the Black-Scholes-Merton option-pricing model include the risk-free interest rate and the fair value of the Company’s common stock. The Company determines the risk-free interest rate by using the U.S. Treasury Rates of the same period as the expected term of the stock-option.

Net Loss Per Share

Net loss per share is computed pursuant to ASC 260, Earnings per Share. Basic net loss per share attributable to common shareholders is computed by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding for the period. Diluted net loss per share attributable to common shareholders is computed by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding for the period plus the number of ordinary shares that would have been outstanding if all potentially dilutive ordinary shares had been issued, using the treasury stock method or if-converted method, as applicable. Potentially dilutive shares related to stock options, warrants, and convertible notes were excluded from the calculation of diluted net loss per share due to their anti-dilutive effect due to losses in each period. The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because their inclusion would be anti-dilutive:

	Year Ended December 31,
	2022	2021
Stock options granted and shares outstanding	26,365,738	26,335,738
Warrants	220,182	817,704
Total	26,585,920	27,153,442

Foreign Currency Transactions and Other Comprehensive Loss

Foreign currency transactions are those transactions whose terms are denominated in a currency other than the currency of the primary economic environment in which the Company operations, which is referred to as the functional currency. The functional currency of the Company’s foreign subsidiaries is typically the applicable local currency which is Romanian Lei (RON), Polish Zloty (PLN) or European Union Euros (EUR). Transactions denominated in foreign currencies are remeasured to the functional currency using the exchange rate prevailing at the balance sheet date for balance sheet accounts and using an average exchange rate during the period, which approximates the daily exchange rate, for income statement accounts. Foreign currency gains or losses resulting from such remeasurement are included in the Consolidated Statement of Operations in the period in which they arise.

Transaction gains and losses are recognized in the Company’s Results of Operations based on the difference between the foreign exchange rates on the transaction date and on the reporting date. The Company had an immaterial net foreign exchange loss for the years ended December 31, 2022 and 2021.

The translation from functional foreign currency to United States Dollars (U.S. Dollar) is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and using an average exchange rate during the period, which approximates the daily exchange rate, for income statement accounts. The effects of translating financial statements from functional currency to reporting currency are recorded in other comprehensive income. For the years ended December 31, 2022 and 2021 the increase/(decrease) in comprehensive loss related to foreign currency translation gains was ($145) thousand and $682 thousand, respectively.

Recent Accounting Pronouncements Not Adopted

In June 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments-Credit losses (Topic 326), subsequently amended by ASU 2020-2. This new guidance will change how entities account for credit impairment for trade and other receivables, as well as for certain financial assets and other instruments held at amortized cost. The update will replace the current incurred loss model with an expected loss model. Under the incurred loss model, a loss (or allowance) is recognized only when an event has occurred (such as a payment delinquency) that causes the entity to believe that a loss is probable (that is has been “incurred”). Under the expected loss model, a loss (or allowance) is recognized upon initial recognition of the asset that reflects all future events that may lead to a loss being realized, regardless of whether it is probable that the future event will occur. The incurred loss model considers past events and conditions, while the expected loss model includes expectations for the future which have yet to occur. ASU 2018-19 was issued in November 2018 and excludes operating leases from the new guidance. The standard will require entities to record a cumulative-effect adjustment to the balance sheet as of the beginning of the first reporting period in which the guidance is effective. For public business entities that meet the definition of a U.S. Securities and Exchange (SEC) filer, the update is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As an Emerging Growth Company, the standard is effective for the Company’s annual reporting period and interim periods beginning first quarter of 2023. The standard is not expected to have a material impact on the Company’s financial statements and associated disclosures.

In August 2020, the FASB issued Accounting Standards Update 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815040). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. In addition, the FASB amended the derivative guidance for the “own stock” scope exception and certain aspects of EPS guidance. For public business entities that meet the definition of a SEC filer, excluding entities eligible to be a smaller reporting company as defined by the SEC, the guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the guidance is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the effect that the adoption of ASU 2020-06 will have on its consolidated financial statement.

In October 2021, the FASB issued Accounting Standards Update 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The ASU requires companies to apply ASC 606 to recognize and measure contract assets and contract liabilities from contracts with customers acquired in a business combination. The guidance generally will result in companies recognizing contract assets and contract liabilities at amounts consistent with those recorded by the acquiree immediately before the acquisition date. The guidance also clarifies that companies should apply the definition of a performance obligation in ASC 606 when recognizing contract liabilities assumed in a business combination. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2022, including interim periods withing those fiscal years. For all other entities, the guidance is effective for fiscal years beginning after 15 December 2022 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the effect the adoption of ASU 2021-08 will have on its consolidated financial statements.

4.	Business Combination and Acquisitions of Assets

The Company applies the definition of a business in ASC 805, Business Combinations, to determine whether it is acquiring a business or a group of assets. When the Company acquires a business, the purchase price is allocated to (I) the acquired tangible assets and liabilities assumed, primarily consisting of solar energy facilities and land, (ii) the identified intangible assets and liabilities, primarily consisting of favorable and unfavorable rate PPAs and REC agreements, (iii) asset retirement obligations, (iv) non-controlling interests, and (v) other working capital items based in each case on their estimated fair values. The excess of the purchase price, if any, over the estimated fair value of net assets acquired is recorded as goodwill. The fair value measurements of the assets acquired, and liabilities assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs include, but are not limited to, estimates of future power generation, commodity prices, operating costs, and appropriate discount rates. These inputs required significant judgments and estimates at the time of the valuation. In addition, acquisition costs related to business combinations are expensed as incurred.

There were no business combinations in 2022.

Acquisition of RA01 Sp. Z.O.O.

On March 24, 2022, the Company acquired a solar park portfolio located in Poland from a third party for a total purchase price, net of cash received, of $1.1 million. The transaction was accounted for as an acquisition of assets, whereby the Company acquired $1 million of property and equipment and $0.1 million of other assets.

Acquisition of Gardno Sp. Z.O.O.

On March 24, 2022, the Company acquired a solar park portfolio located in Poland from a third party for a total purchase price, net of cash received, of $6.6 million. The transaction was accounted for as an acquisition of assets, whereby the Company acquired $6.4 million of property and equipment, and $0.2 million of other assets.

Acquisition of Gardno 2 Sp. Z.O.O.

On March 24, 2022, the Company acquired a solar park portfolio located in Poland from a third party for a total purchase price, net of cash received, of $4.4 million. The transaction was accounted for as an acquisition of assets, whereby the Company acquired $4.3 million of property and equipment, and $0.1 million of other assets.

5.	Accounts Receivables,

Accounts receivables relate to amounts due from customers for services that have been performed and invoices that have been sent. Unbilled energy incentives relate to services that have been performed for the customer but have yet to be invoiced. Accounts receivables, and unbilled energy incentives consist of the following at December 31:

	Year Ended December 31,
	2022	2021
	(in thousands)
Accounts receivable	$5,916	$4,677
Unbilled energy incentives earned	4,954	3,139
	$10,870	$7,816

6.	Prepaid Expenses and Other Current Assets

Prepaid and other current expenses generally consist of amounts paid to vendors for services that have not yet been performed. Accounts receivables, prepaid expenses and other current assets consist of the following at December 31

	Year Ended December 31,
	2022	2021
	(in thousands)
Prepaid expenses and other current assets	4,409	2,039
	$4,409	$2,039

7.	Property and Equipment, Net

As of December 31, 2022, the Company had $161.8 million of net investment in property and equipment, as outlined in the table below.

	Year Ended December 31,
	2022	2021
	(in thousands)
Solar energy facilities	$168,336	$153,399
Building	1,076	917
Land	497	527
Leasehold improvements	118	44
Software and computers	335	178
Furniture and fixtures	281	33
Asset retirement	1,345	588
Construction in progress	5,227	14,381
Total property and equipment	177,215	170,067
Less: Accumulated depreciation	(15,422)	(9,709)
	$161,793	$160,358

Depreciation and Amortization expense for the twelve months ended December 31, 2022 and 2021 was $7.2 million and $5.4 million respectively.

8.	Capitalized development cost and other long-term assets

Capitalized project costs are amounts paid to vendors that are related to the purchase and construction of solar energy facilities. Notes receivables and prepaids consist of amounts owed to the Company as well as amounts paid to vendors for services that have yet to be received by the Company. As of December 31, 2022 and 2021, the company had

$8.5 million and $5.3 million of long-term assets as outlined in the table below:

	Year Ended December 31,
	2022	2021
	(in thousands)
Capitalized development cost and other long-term assets	$7,266	$3,286
Notes receivables and other long term prepaids	1,272	2,045
	$8,538	$5,331

Capitalized development cost relates to various projects that are under development for the period. As the Company closes either a purchase or development of new solar parks, these development costs are added to the final asset displayed in Property, and Equipment. If the company does not close on the prospective project, these cost are written off to Development Cost on the Consolidated Statement Operations and Comprehensive Income/(Loss). Refer to Note 18 for discussion of Development Cost in 2022.

Notes receivable and other long term prepaids relates to various notes outstanding, security deposits and various smaller prepayments issued for the period.

9.	Goodwill

There were no business combinations for the year ended December 31, 2022. In 2021 the Company’s goodwill balance increased relating to the Unisun business combination in April 2021, resulting in the acquisition of $0.7 million of goodwill. The goodwill was partially offset by foreign exchange loss of $104 thousand, resulting in a total balance of goodwill of $1.9 million. Goodwill activity consisted of the following during the years ended December 31, 2022 and 2021:

Activity
(in thousands)
Goodwill - Balance January 1, 2021	$1,350
Additions	657
Impairment	—
Foreign currency translation adjustment	(104)
Goodwill - Balance January 1, 2022	$1,903
Additions	—
Impairment	—
Foreign currency translation adjustment	(145)
Goodwill - December 31, 2022	$1,758

10.	Accounts Payable, Deferred Income

Accounts payable represent amounts owed to suppliers of goods and services that the Group has consumed through operations. Deferred income relates to income related to Green certificates from Romania that have been received but not sold. Accounts payable and deferred income consist of the following at December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
	(in thousands)
Accounts payable	$14,438	$12,441
Deferred income	4,954	3,139
	$19,392	$15,580

11.	Accrued Liabilities

Accrued expenses relates various accruals for the entire group. Accrued interest represents the interest in debt not paid in 2022. Accrued liabilities consist of the following at December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
	(in thousands)
Accrued expenses	$4,265	$2,181
Accrued interest	5,269	1,549
Other accrued	350	1,562
	$9,884	$5,292

12.	Taxes Recoverable and Payable

Taxes recoverable and payable consist of VAT taxes payable and receivable from various European governments through group transactions in these countries. Taxes recoverable consist of the following at December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
	(in thousands)
Taxes recoverable	$1,876	$5,461
Less: Taxes payable	1,135	1,734
	$741	$3,727

13.	Green Bonds, Convertible and Non-convertible Promissory Notes

The following table reflects the total debt balances of the Company as December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
	(in thousands)
Green bonds	$149,481	$147,238
Convertible debt, secured	9,609	10,193
Senior secured debt and promissory notes	33,500	20,261
Total debt	192,590	177,692
Less current maturities	(21,631)	(6,077)
Long term debt, net of current maturities	170,959	171,615
Less debt discount	(4,532)	(8,026)
Long term debt, net of debt discount	$166,427	$163,589

During the years ended December 31, 2022 and 2021, the Company incurred approximately $200 thousand and $4.5 million total in debt issuance costs respectively, related to the green bonds discussed below. The Company incurred immaterial debt issuance costs during the years ended December 31, 2022 and 2021 related to transactions other than the Green Bonds. Debt issuance costs are recorded as a debt discount, upon the close of the related debt transaction, in the Consolidated Balance Sheet. Interest expense stemming from amortization of debt discounts for the twelve months ended December 31, 2022 and 2021 was $4.4 million and $4.2 million, respectively.

Five-year debt maturities schedule:

(in thousands)	2023	2024	2025	2026	2027	Thereafter	Total
Gross Debt	$21,631	$161,688	$890	$890	$890	$6,601	$192,590
Total	$21,631	$161,688	$890	$890	$890	$6,601	$192,590

Related Party Convertible Note:

In December 2017, as subsequently amended in February 2019, the Company entered into a convertible note with VestCo Corp., an entity owned and controlled by the Company’s CEO. The Company executed a Securities Purchase Agreement with VestCo Corp. and issued a convertible note with a principal amount of $292 thousand due at maturity on February 12, 2021. The note contained a 15% original issue discount (OID) and a 0% stated interest rate. The note was secured behind a third-party accredited investor via a US Uniform Commercial Code (UCC) US UCC filing on all assets of the Company. The note provided the holder a call option right exercisable at the earlier of (1) December 31, 2020 or (2) the achievement of certain share price milestones on a national stock exchange. The note provided the Company a redemption right exercisable upon the achievement of certain share price milestones on a national exchange. The note was convertible, at any time at the option of the holder, at $0.20 per share. In conjunction with the issuance of the related party convertible note, the Company issued a warrant to purchase 619,522 shares of the Company’s Class A common stock, exercisable at $0.25 per share, pre stock split, with a 4-year term. The Company recorded a debt discount of $79 thousand related to the warrant that was amortized as interest expense over the term of the note. As of December 31, 2021, the principal outstanding balance was $236 thousand. The note was converted by issuing 70,920 shares in June 2021 at $3.21 per share.

Senior secured debt:

In December 2018, PSM 20 GmbH & Co KG entered into a senior secured loan with Sparkasse Bank in Germany. The loan relates to and is secured by the acquisition of 7 photovoltaic installations as part of the PSM 20 GmbH & Co KG acquisition with a stated interest rate of 2.10% and a term of 18 years. The loan matures in December 2036. The principal outstanding was $2.43 million as of December 31, 2020 PSM 20 loan was settled in December 2021 for $56 thousand cash and the transfer of the assets from the 7 photovoltaic installations.

In April 2018, PSM 40 GmbH & Co KG entered into a senior secured loan with GLS Bank in Germany for $2.5 million. The loan relates to and is secured by the acquisition of 6 photovoltaic installations as part of the PSM 40 GmbH & Co KG acquisition, with a stated interest rate of 2.0%, payments of principal and interest due monthly and a term of 18 years. This loan matures April 2036. GLS forgave this loan in consideration of selling the solar park to a third party. This transaction was completed in July 2022 and resulted in a $168 thousand loss on disposal of asset recognized on the Consolidated Statement of Operations and Comprehensive Income/(Loss).

In January 2020, GRT 1.1 GmbH entered into a senior secured loan of approximately $825 thousand with DKB Bank in Germany. The relates to and is secured by the acquisition of 1 photovoltaic installation as part of the GRT GmbH acquisition, with a stated interest rate of 2.05% and payments of principal and interest due quarterly. This loan matures in September 2039. The principal outstanding was $660 thousand and $721 thousand as of December 31, 2022 and 2021, respectively.

In January 2020, ALTN HoldCo UG entered into a construction financing loan with the opportunity to borrow up to $3.6 million from DKB Bank in Germany. During 2020 the Company made draws from the loan totaling $1.30 million. The loan relates to and is secured by the construction of 6 photovoltaic installations in Germany with a stated interest rate of 1.74%. This loan matures in September 2039. The principal outstanding was $1.23 million and $1.3 million as of December 31, 2022 and 2021, respectively.

Promissory Note:

On September 30, 2015, AEG Plc entered into an agreement as part of the transaction with World Global Assets Pte. Ltd. (WGA), in conjunction with the spin out of WRMT, $492 thousand was assigned to various third parties as non- convertible promissory notes, with stated interest rate of 7.5% and a maturity date of December 31, 2020. The holder agreed to extend the maturity date of the debt through December 2022 and the principal balance continues to accrue interest at a stated rate of 7.5%. The Company had principal outstanding of $102 thousand and $479 thousand as of December 31, 2022 and 2021, respectively.

In October 2018, in order to complete additional solar park acquisitions in Germany, one of the Company’s subsidiaries, Altam Inc., entered into a debt agreement with a third-party accredited investor, in connection with one of the Company’s indirect German subsidiaries, PCG_HoldCo UG (PCG). The debt carries a stated interest rate of 12%, with principal and interest due at maturity, and a term of 2 years. The principal outstanding was $3.8 million and $3.62 million as of December 31, 2022 and 2021, respectively. The debt is currently past due. The Company began accruing interest at the default interest rate of 18% in October 2020 and accrued additional interest penalties in 2021 and 2022.The penalty interest is included in the Accounts Payable.

Convertible Promissory Notes:

In March 2021, the Company approved the issuance of $10.2 million (€9 million) of secured convertible loan notes. The notes have a 3-year term, accrue annual interest at a 10% stated rate and require interest payments every six months during the term. The notes are secured by a floating charge security over all property and assets of the Company, excluding the AEG ownership of Solis Bond Company DAC. All outstanding principal plus a premium of 120% is due 3 years from the date of issuance. The Company is entitled, at its sole option, to prepay the notes at a reduced premium of 110% on the second anniversary of the issuance. Between August 31, 2021 and March 9, 2023, the holders have the option to convert up to a total of 50% of the principal amount of the notes into shares of the Company’s common stock at a price of $4.80 (€4.00) per share which would result in the issuance of 1,125,000 shares, if exercised. If at any time, the market price of the Company’s ordinary shares is greater than $8.80 (€8.00) per share for 30 consecutive trading days, the Company is entitled to prepay the notes at 110% premium for any unconverted capital. The principal balance outstanding was $9.6 million and $10.2 million at December 31, 2022 and 2021 respectively.

There were no conversions of debt to equity in 2022.

Other Debt:

In January 2021, the Company approved the issuance by one of its subsidiaries, Solis Bond Company DAC, of a series of 3-year senior secured green bonds in the maximum amount of $242 million (€200 million) with a stated coupon rate of 6.5% + EURIBOR and quarterly interest payments. The bond agreement is for repaying existing facilities of approximately $40 million (€33 million), and funding acquisitions of approximately $87.2 million (€72.0 million). The bonds are secured by the Solis Bond Company’s underlying assets. The Company raised approximately $125 million (€110.0 million) in the initial funding. In November 2021, Solis Bond Company DAC, completed an additional issue of $24 million (€20 million). The Tap was completed at an issue price of 102% of par value, corresponding to a yield of 5.5%. The Company raised $11.13 million (€10 million) in March 2022 at 97% for an effective yield of 9.5%. In connection with the bond agreement the Company incurred approximately $11.8 million in debt issuance costs. The Company recorded these as a discount on the debt and they are being amortized as interest expense over the contractual period of the bond agreement. As of December 31, 2022 and 2021, there was $149.5 and $147.2 million outstanding on the Bond.

As of December 31,2022 the Company Solis Bond Company DAC, was in breach of the three financial covenants under Solis’ Bond terms. As of the date of this filing, Solis and a large portion (49%) of the bond holders have agreed in principle to the terms of the temporary waivers. In return for the waivers until 30 June 2023 and an amendment to the bond terms to allow for a change of control in Solis (which allows for the transfer of Solis and its subsidiaries underneath Clean Earth Acquisitions Corp. on Closing), Alternus is to raise additional equity and/or issue a subordinated loan of €14 million by May 15, 2023. If no firm term sheet for the equity or subordinated loan is in place by April 21, 2023, the Company has agreed to commence a Norwegian equity offering. Alternatively, Solis also has the option to divest a minimum of €50 million of assets by April 21, 2023, with sales proceeds to be used for a partial redemption of the bonds (at a redemption/call price of 105% until June 30, 2023 and 107.5% thereafter). In addition to the equity/sales cures, bondholders will also, no later than April 30, 2023, receive a preference share in an Alternus Midco, which will hold certain development projects in Spain and Italy. The shares will have preference on any distribution from Midco to Alternus up to €10 million, and Midco will divest assets to ensure repayment of the €10 million should the bonds not have been fully repaid at maturity (January 6, 2024). Finally, bondholders will receive a 1% amendment fee, which equates to €1.4 million.

In April 2021, the Company acquired 60% of the share capital of a Netherlands company, Unisun Energy Holding B.V. Unisun owns a building with an outstanding mortgage loan of $488 thousand (€432 thousand) as of December 31, 2022. The mortgage loan on the building carries an interest rate of 6.5%, principal and interest is due monthly through December 2039.

In August 2021, the Company’s subsidiary, Blue Sky Energy, entered into an agreement with ING Bank, Netherlands for financing the Rotterdam Airport Project for approximately $9.5 million (€8.4 million). The loan has an interest rate of 1.55% per year for the first 10 years and increases to 2.19% per year for the remainder of the term. The loan matures in September 2036. The loan is secured by the airport project. The loan has an outstanding balance of $9.94 million as of December 31, 2022.

In December 2021, the Company’s subsidiary, Alternus Energy Construction Holdings, entered into a $1.8 million (€1.6 million) secured note which matures in June 2023. The note proceeds were used to refund equity and costs associated with the Unisun acquisition and the Rotterdam Development Project Equity and is secured by the Rotterdam airport project. The note has an interest rate of 9%. The outstanding balance was $1.71 and $1.81 million at December 31, 2022 and 2021 respectively.

On December 21, 2022, Alternus Energy Group’s wholly owned Irish subsidiaries, AEG JD 01 LTD and AEG MH 03 LTD entered in a financing facility with Deutsche Bank AG (“Lender”). This is a committed revolving debt financing of EUR 80,000,000 to finance eligible project costs for the acquisition, construction, and operation of installation/ready to build solar PV plants across Europe, including the capacity for the financing to be upsized via a EUR 420,000,000 uncommitted accordion facility to finance a pipeline of further projects across Europe with a total combined capacity of 600 MWp (the “Warehouse Facility”). The Warehouse Facility, which matures on the third anniversary of the closing date of the Credit Agreement (the “Maturity Date”), bears interest at Euribor plus an aggregate margin at a market rate for such facilities, which steps down by 0.5% once the underlying non-Euro costs financed reduces below 33.33% of the overall costs financed. The Warehouse Facility is not currently drawn upon, but once drawn, capitalizes interest payments until projects reach their commercial operations dates through to the Maturity Date; it also provides for mandatory prepayments in certain situations.

14.	Leases

The Company determines if an arrangement is a lease or contains a lease at inception, or acquisition when the Company acquires a new park.. The Company has operating leases for corporate offices and land with remaining lease terms of 5 to 28 years.

Operating lease assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at the commencement date. As most of the Company’s leases do not provide an implicit rate, the Company estimates its incremental borrowing rate based on information available at the commencement date in determining the present value of future payments. Lease expense related to the net present value of payments is recognized on a straight-line basis over the lease term.

The key components of the company’s operating leases at December 31, 2022 were as follows:

2022
(in thousands)
Operating Lease - Operating Cash Flows (Fixed Payments)	$1,121
Operating Lease - Operating Cash Flows (Liability Reduction)	932
New ROU Assets - Operating Leases	10,551
Weighted Average Lease Term - Operating Leases	21.54 yrs
Weighted Average Discount Rate - Operating Leases	7.10%

The Company’s operating leases generally relate to the rent of office building space, as well as land and rooftops upon which the Company’s solar parks are built. These leases include those that have been assumed in connection with the Company’s asset acquisitions and business combinations. The Company’s leases are for varying terms and expire between 2027 and 2051.

For the years ending December 31, 2022 and 2021, the Company incurred operating lease expenses of $987 thousand and $309 thousand, respectively. The following table summarizes the Company’s future minimum contractual operating lease payments as of December 31, 2022.

As a part of the Witnica acquisition, the company acquired an operating lease to the land where the solar park is located. The estimated annual cost of the lease is $335 thousand. The lease commenced in 2021 and runs through 2050.

As a part of the Zachod acquisition, the company acquired several operating leases to the land where the solar parks are located. The estimated annual cost of the leases is $57 thousand. The lease commenced in 2021 and runs through 2045.

As a part of the Komorowo acquisition, the company acquired two operating leases to the land where the solar parks are located. The combined estimated annual cost of the leases is $75 thousand. The leases commenced in 2021 and run through 2046.

As a part of the Rakowic acquisition, the company acquired an operating lease to the land where the solar parks are located. The combined estimated annual cost of the leases is $6 thousand. The leases commenced in 2022 and run through 2046.

As a part of the Blue Sky Energy I.B.V. acquisition in 2021, the company acquired an operating lease to the land where the solar park is located. The estimated annual cost of the leases is $83 thousand. The leases commenced in 2021 and runs through 2046.

In March 2022, the Company entered a new lease for additional office space in Ireland with a term of 9 years. The estimated annual cost of the lease is $136 thousand.

In April 2022, the Company entered a new lease for office space in the US with a term of 7.5 years. The estimated annual cost of the lease is $147 thousand.

Maturities of lease liabilities as of December 31, 2022 were as follows:

Five-year lease schedule:	(in thousands)
2023	$793
2024	842
2025	865
2026	889
2027	913
Thereafter	16,236
Total lease payments	20,538
Less imputed interest	11,110
Total	$9,428

The Company had no finance leases in 2022.

15.	Commitments and Contingencies

Litigation

From time to time the Company may be a defendant or plaintiff in various legal proceedings arising in the normal course of business. The Company knows of no material, active, pending or threatened proceeding against management or Company subsidiaries, nor is it, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

There is no other action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, litigation claim to the knowledge of the executive officers of the Company or any of its subsidiaries, threatened against or affecting the Company, its common stock, any of Company subsidiaries or any of Alternus’s companies or its subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

16.	Asset Retirement Obligations

The Company’s AROs mostly relate to the retirement of solar park land or buildings. The discount rate used to estimate the present value of the expected future cash flows for the year ended December 31, 2022 and 2021 was 7.1% and 6%, respectively.

Activity
ARO Liability - January 1, 2021	$167
Additional obligations incurred	449
Accretion expense	23
Foreign exchange loss (gain)	(14)
ARO Liability - December 31, 2021	$625
Additional obligations incurred	733
Accretion expense	76
Foreign exchange loss	26
ARO Liability - December 31, 2022	$1,461

17.	Shareholders’ Equity

Common Stock Issuances:

In January 2021, the Company completed a private placement, consisting of a share capital increase for a total amount of $28.3 million, by issuing 13,636,364 Shares, with a nominal value of $0.012 (€0.01) each, at a subscription price of $2.44 (kr20.60) per share.

In January 2021, the Company approved the assignment of three convertible promissory notes, in the principal amounts of $500 thousand, $250 thousand, and $236 thousand, respectively, from the Company’s subsidiary, Altam Inc., to the Company and the subsequent conversion of those three notes, resulting in the issuance of 295,920 ordinary shares of the Company.

In June 2021, the Company granted warrant extensions to IDC DR Fund. In June of 2021, the Company completed a private placement consisting of a share capital increase for a total amount of $7.0 million (kr70 million), by issuing 2,500,000 shares, with a nominal value of $0.012 (€0.01) each, at a subscription price of $3.27 per share (NOK28 per share).

In June 2021, the Company approved the assignment of a convertible promissory note, in the principal amounts of $236 thousand, from the Company’s subsidiary, Altam Inc., to the Company and the subsequent conversion of that note, resulting in the issuance of 70,920 ordinary shares of the Company.

In August 2021, the Company approved the assignment of 50,000 ordinary shares to Unisun principals as part of the business combination with Unisun. These shares have a fair value of $152 thousand calculated based on the share price of $3.05, as of the date of issuance.

On December 8, 2021, the Company granted 43,000 stock options to the Company’s directors, employees, and consultants under the 2021 Plan, which immediately vested on the grant date and have a contractual term of 10 years.

In June 2022, the Company approved the assignment of 30,000 ordinary shares to Cloudfield, a consulting firm, principal as compensation for services provided. These shares have a fair value of $63 thousand calculated based on the share price of $2.12, as of the date of issuance.

Warrants

As of December 31, 2022 and 2021, warrants to purchase up to 220,182 and 817,704 respectively, shares of restricted Class A common stock were issued and outstanding. These warrants related to financing activities and were recorded as a debt discount using the relative fair value method, which is amortized to using the effective interest method to interest expense over the term of the related debt instrument. The company did not issue any additional warrants in 2022 and 597,522 warrants expired during 2022.

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding – December 31, 2021	817,704	$2.45	1.11
Issued during the year	—	—	—
Expired during the year	(597,522)	—	—
Outstanding – December 31, 2022	220,182	2.45	0.55
Exercisable – December 31, 2022	220,182	$2.45	0.55

18.	Development Cost

The Company depends heavily on government policies that support our business and enhance the economic feasibility of developing and operating solar energy projects in regions in which we operate or plan to develop and operate renewable energy facilities. The Company can decide to abandon a project if it becomes uneconomic due to various factors, for example, a change in market conditions leading to higher costs of construction, lower energy rates, or other factors that change the expected returns on the project. In addition, political factors or otherwise where governments from time to time may review their laws and policies that support renewable energy and consider actions that would make the laws and policies less conducive to the development and operation of renewable energy facilities. Any reductions or modifications to, or the elimination of, governmental incentives or policies that support renewable energy or the imposition of additional taxes or other assessments on renewable energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new renewable energy projects, our abandoning the development of renewable energy projects, a loss of our investments in the projects and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Development cost was $23.9 million for the year ended December 31, 2022, due to primarily to abandoning of development of renewable energy projects in Poland. The table below summarizes the development cost:

Project 1	$11,896
Project 2	4,425
Project 3	1,007
Miscellaneous development cost	6,597
Total	$23,925

These costs were primarily driven by Project 1 in Poland as a 45 million PLN (approximately $9.6 million) “breakup fee” applied when the Company did not close on the project. Of the $9.6 million due to the seller, $4.2 million has been paid and approximately $5.4 million is in Accounts Payable on the Consolidated Balance Sheet.

Project 2 is an Italian project with a commercial operation date (COD) outside of the Company’s required timeline. The Company determined that the construction phase would be long and costly for the project to be financially beneficial and therefore did not complete the acquisition.

Projects 3 was an agreement with a Spanish developer, for an initial payment of approximately $566,000 (€500,000), plus an additional payment of $7.36 million (€6.5 million) to be made by November 30th, 2022 as partial payment towards, and in exchange for, the immediate acquisition of 100% of the ownership interests in two Spanish SPVs pursuant to a stock purchase agreement (SPA) that one of our Spanish subsidiaries signed with the seller in April of 2022. As of December 31, 2022, the parties are negotiating an amendment whereby all payments are immediately suspended until December 2025, and the agreement and the SPA will be terminated immediately upon, and subject to, Alternus’ receipt of a payment from the seller which shall equal 70% of Alternus’ total payments of to seller to date. The Company thereby recorded the loss between the contracted amounts and the value to be recovered under a revised agreement.

Miscellaneous development cost relates to cost associated with projects abandoned during various phases, due to lack of technical, legal, or financial feasibility.

19.	Stock-Based Compensation

In June 2019, the Board of Directors approved the Company’s 2019 Stock Incentive Plan (the “2019 Plan”). The 2019 Plan provides for the grant of non-statutory stock options, incentive stock options, stock appreciation rights, stock grants, and stock units (collectively, the “Awards”). Awards may be granted under the 2019 Plan to our employees, directors, and consultants (collectively, the “Participants”). The maximum number of shares of common stock available for issuance under the 2019 Plan is 1,350,000. The shares of common stock subject to stock awards granted under the 2019 Plan that expire, are forfeited because of a failure to vest, or otherwise terminated without being exercised in full will return to the 2019 Plan and be available for issuance under the 2019 Plan.

On November 23, 2020, the Company issued all of the 1,350,054 stock grants to the Company’s employees under the Corporation’s 2019 Stock Incentive Plan, immediately 100% vested and issued. There was no quoted price at the time of issuance as the Company was private. The Company took the last quoted price from the OTC Market on November 11th, 2020, which was $0.015 post-split to determine the value of the stock compensation of $20 thousand.

In December 2021, the Board of Directors approved the Company’s Employee Share Option Plan (the “2021 Plan”). The 2021 Plan provides for the grant of incentive stock options and non-statutory stock options (collectively, the “Awards”). Awards may be granted under the 2021 Plan to our employees, directors, and contractors (collectively, the “Participants”). The maximum number of options of common stock available for issuance under the 2021 Plan is 2.5 million. On December 8, 2021, the Company granted 43,000 stock options to the Company’s directors, employees, and consultants under the 2021 Plan, which immediately vested on the grant date and have a contractual term of 10 years.

Stock Options

The Company recorded no stock compensation expense for the year ended December 31, 2022 and $56 thousand related to stock options for the year ended December 31, 2021. All stock-based compensation expense is included in selling, general and administrative expense in the consolidated statements of operations.

The following table summarizes the assumptions used to estimate the fair value of stock options granted during the year ended December 31, 2022 by using the Black-Scholes-Merton stock option pricing valuation model. The Company did not grant any stock options during the year ended December 31, 2021.

Weighted-average risk-free interest rate	1.27%
Expected term (in years)	5.0
Expected volatility	49%
Dividend yield	0%

The following table summarizes stock option activity for the year ended December 31, 2022:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	(in thousands)
Outstanding, December 31,2020	—	—
Granted	43,000	$2.98
Exercised	—	—
Expired or Forfeited	—	—
Outstanding, December 31, 2021	43,000	$2.98	9.9	15
Granted	—	—	—	—
Exercised	—	—	—	—
Expired or Forfeited	—	—	—	—
Outstanding - December 31, 2022	43,000	$2.98	8.9	15
Exercisable - December 31, 2022	43,000	$2.98	8.9	15

The weighted-average grant-date fair value of stock options granted was $1.31 for the year ended December 31, 2022. The total fair value of options vested during the years ended December 31, 2022 and 2021 was $0 and $56 thousand, respectively. As of December 31, 2022, there was no unrecognized compensation cost related to stock options.

Restricted Stock Awards

During the years ended December 31, 2022 and December 31, 2021 no RSAs were granted by the Company.

The Company recorded no stock-based compensation expense for the year ended December 31, 2022 and $419 thousand related to RSAs for the year ended 2021. All stock-based compensation expense is included in selling, general and administrative expense in the consolidated statements of operations. As of December 31, 2021, there was an immaterial amount of unrecognized compensation cost related to nonvested RSAs, which was recognized in 2021.

20.	Geographical Information

The Company has one reportable segment, reflecting the aggregation of the Company’s operating segments that consist of PV operations by geographical region. The decision-making group is the senior executive management team which consists of Vincent Brown, Chief Executive Officer, Joseph Duey, Chief Financial Officer, and Taliesin Durant, Chief Legal Officer. The following tables present geographic information related to the Company’s single reportable segment.

	Year Ended December 31,
Revenues	2022	2021
	(in thousands)
Italy	$3,354	$3,665
Romania	13,710	13,964
Germany	201	187
Netherlands	4,528	1,340
Poland	10,709	2,237
United States	24	—
Total	$32,526	$21,393

	Year Ended December 31,
Cost of Revenues	2022	2021
	(in thousands)
Italy	$812	$711
Romania	3,628	5,256
Germany	42	50
Netherlands	600	487
Poland	4,142	661
Total	$9,224	$7,165

	Year Ended December 31,
Long Lived Assets	2022	2021
	(in thousands)
Italy	$23,407	$25,305
Romania	44,759	48,753
Germany	1,927	4,371
Netherlands	25,416	22,949
Poland	75,033	63,917
Ireland	13,702	10,161
United States	5,919	856
Spain	145	66
Total	$190,308	$176,378

21.	Income Tax Provision

The tax effects of temporary differences and carryovers that give rise to significant components of net deferred tax assets are as follows.

Deferred Tax Assets	2022	2021
	(in thousands)
NOL Carryforward	$10,745	$7,417
Capital Loss Carryforward	104	104
Stock Compensation	100	88
Interest Expenses	3,026	820
Lease Liabilities	1,907	—
Asset basis differences	582	656
Total Deferred Tax Assets	16,464	9,085
Less: Valuation Allowance	$(14,558)	$(9,085)
Net Deferred Tax Assets	1,906	—
Deferred tax liabilities
Right of use assets	(1,907)	—
Net deferred tax assets (liabilities)	—	—

Reconciliation between the effective tax rate on income from continuing operations and the statutory tax rate is as follows:

Rate Reconciliation	2022	2021
Book Loss Before Tax	$(36,279)	$(18,415)
US Federal Tax: 21%	(7,619)	(3,867)
State Taxes, net of federal income tax effect: 12.60%	—	—
Tax Effect of:
Permanent Differences	2,577	—
Reversal/Addition of the Prior year tax	578	(2,039)
Tax rate change	—	—
Expiration of Unused Capital Loss Carryforward	—	—
Change in valuation allowance	5,473,	5,707
Foreign tax rate differential	(1,004)	199
Provision For Income Taxes	$5	$—

As of December 31, 2022 the Company has U.S. federal net operating loss carryovers of $14.9 million, less than $1 million of which will expire at various dates beginning in 2034 through 2037 if not utilized. Approximately $14 million of US federal net operating loss carryovers were generated in taxable years beginning after 2017 and have an unlimited carryforward period. As a result of Tax Cuts and Jobs Act (“TCJA”) passed in 2017, net operating losses generated after 2017 have indefinite lives but limited in use to 80% of taxable income each year. Additionally, as of December 31, 2022, the Company has U.S. federal capital loss carryovers of $496 thousand, which will expire in 2023, if not utilized against capital gain.

In accordance with Section 382 of the Internal Revenue Code (“IRC”), deductibility of the Company’s U.S. net operating loss carryovers may be subject to an annual limitation in the event of an ownership change as defined under the IRC Section 382 regulations. The Company is in the process of analyzing the changes in its capital structure to determine whether IRC Section 382 applies, and the effect this potential application has on the use of its net operating loss carryovers. The Company also had foreign net operating loss carryovers of $53.3 million, which includes net operating loss carryovers of $36.7 million and $10.4 million in Ireland and Romania, respectively. The net operating loss carryover in Romania of $10.4 million expires in 2028. The remaining foreign net operating loss carryovers have unlimited carryforward periods.

In connection with the Company’s adoption of ASC 842, the Company has deferred tax liabilities related to the right of use with respect to leased assets, and deferred tax assets related to corresponding lease liabilities. Significant components of such assets and liabilities are as follows:

Netherlands	$596 thousand

Poland	$993 thousand

USA	$175 thousand

Other	$143 thousand

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2022, the change in valuation allowance was $5.4 million. The valuation allowance was $14.5 million and $9.09 million as of December 31, 2022 and 2021.

U.S. income tax has not been recognized on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that is indefinitely reinvested outside the United States. This amount becomes taxable upon a sale of the subsidiary in certain circumstances. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable because of the complexities of the hypothetical calculation.

The Company’s non-US subsidiaries are in an accumulated deficit position. As a result of the TJCA, the Company is subject to the Global Intangible-Low Taxed Income Tax, or “GILTI.” Provisions. Pursuant to GILTI, the Company would be required to include foreign subsidiary positive earnings in taxable income whether distributed, subject to certain exclusions. Due to foreign subsidiary deficits incurred in 2022, the Company is not required to include GILTI in computing its 2022 US taxable income.

Penalties and interest assessed by income tax authorities would be included in income tax expense. For the period ended December 31, 2022, the Company did not incur any penalties or interest. As of December 31, 2019, the Company accrued $180 thousand related to noncompliance of administrative filings for their foreign entities for the periods 2012 – 2017 which remains open and recorded on the balance sheet as of December 31, 2022 and 2021.

The Company has no unrecognized tax benefits as of December 31, 2022 and 2021. The Company has not taken uncertain tax positions in the filing of its respective entities’ tax returns.

22.	Related Party

Related party transactions are a transfer of resources, services, or obligations between the Company and a related party, regardless of whether a price is charged. Parties are considered related if one party has control, joint control, or a significant influence over the other party in making financial and operating decisions. Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.

Transactions with Directors	2022	2021
	(in thousands)
Wikborg Sons Ltd AS fee, a related party to board member Rolf Wikborg	$—	$718
Prepaid consulting agreement with Wikborg Sons Ltd AS, a related party board member Rolf Wikborg	—	340
Doonbeg Partners, a related party to board member John Thomas	—	1,007
Total	$—	$2,065

The Company entered into a consulting agreement with Doonbeg Partners, which included Wikborg Sons Ltd AS in January 2020 for capital raising services. The fee paid relates to the successful placement of bonds and equity for the Company in 2021. The fees are fully paid and included with other placement fees relating to these transactions. No further fees are payable for any future financings under this agreement.

Director’s remuneration	2022	2021
	(in thousands)
Remuneration in respect of services as directors	$910	$648
Remuneration in respect to long term incentive schemes	—	—
Total	$910	$648

23.	Subsequent Events

Management has evaluated subsequent events that have occurred through April 13, 2023, which is the date the financial statements were available to be issued and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of and for the year ended December 31, 2022, except as disclosed below.

On January 24, 2023, Alternus Energy Group Plc announced the filing by Clean Earth Acquisitions Corp. (“Clean Earth”) (NASDAQ: CLIN), a publicly traded special purpose acquisition company, of a Proxy Statement with the U.S. Securities and Exchange Commission (“SEC”) relating to the previously announced proposed business combination of Alternus Energy and Clean Earth.

On January 24, 2023 the Company issued a $1 million convertible promissory with a 10% annual interest rate, that matures January 24, 2025.

On January 11, 2023 the Company issued a €1 million (approximately $1.07 million) note with a 20% annual interest rate and a maturity on February 1. 2023. The loan was repaid on February 1,2023.

On February 27, 2023, Mr. John Masdal resigned as a member of the Board of Directors of Alternus Energy Group Plc.

On March 1, 2023, the Company announced that its wholly owned subsidiary, Solis Bond Company DAC, is in breach of the three financial covenants under Solis’ Bond terms. As of the date of this filing, Solis and a large portion (49%) of the bond holders have agreed in principle to terms of the temporary waivers. In return for the waivers until 30 June 2023 and an amendment to the bond terms to allow for a change of control in Solis (which allows for the transfer of Solis and its subsidiaries underneath Clean Earth Acquisitions Corp. on Closing), Alternus is to raise additional equity and/or issue a subordinated loan of €14 million by May 15, 2023. If no firm term sheet for the equity or subordinated loan is in place by April 21, 2023, the Company has agreed to commence a Norwegian equity offering. Alternatively, Solis also has the option to divest a minimum of €50 million of assets by April 21, 2023, with sales proceeds to be used for a partial redemption of the bonds (at a redemption/call price of 105% until June 30, 2023 and 107.5% thereafter). In addition to the equity/sales cures, bondholders will also, no later than April 30, 2023, receive a preference share in an Alternus Midco, which will hold certain development projects in Spain and Italy. The shares will have preference on any distribution from Midco to Alternus up to €10 million, and Midco will divest assets to ensure repayment of the €10 million should the bonds not have been fully repaid at maturity (January 6, 2024). Finally, bondholders will receive a 1% amendment fee, which equates to €1.4 million.

Up to 68,872,901 shares of common stock

Up to 845,000 shares of common stock issuable upon the exercise of Warrants

Warrants to purchase up to 445,000 shares of common stock

Alternus Clean Energy, Inc.

PROSPECTUS

[●], 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission registration fee	$11,702.35
EDGAR Agent Fees	$10,000.00
Accounting fees and expenses	$50,000.00
Miscellaneous	$3,297.65
Total	$75,000.00

None of such expenses will be borne by the selling securityholders referenced in the prospectus forming a part of this Registration Statement on Form S-1.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Company’s certificate of incorporation, as amended and its bylaws, as amended provide for the indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

Item 15. Recent Sales of Unregistered Securities.

During the prior three years, we issued and sold to third parties the securities listed below without registering the securities under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulations D and S thereunder. None of these transactions involved any public offering. The private placements were sold either (i) outside the United States or (ii) in the United States to a limited number of investors in transactions not involving any public offering. As discussed below, we believe that each issuance of these securities was exempt from, or not subject to, registration under the Securities Act.

Unregistered Sales of Equity Securities

The following list sets forth information regarding all unregistered securities sold by the Company since December 22, 2023:

(1)	On December 22, 2023, the Company issued (a) 57,500,000 shares of its common stock to Alternus Energy Group Plc. At an equity consideration of $10.00 per share; (b) 7,666,667 shares of our common stock (2,555,556 of which are subject to vesting upon the occurrence of certain events) issued to Clean Earth Acquisitions Sponsor LLC (the “Sponsor”) upon conversion on a 1-for-1 basis of 7, 666,667 Founder Shares; (c) 1,496,234 shares of common stock issued to the “Meteora Entities pursuant to a forward purchase agreement; (d) 1,320,000 shares of common stock to be issued to Wissam Anastas (“WA”) pursuant to the conversion of a convertible note at a price of $0.73; (e) 890,000 shares of common stock issued to the Sponsor in a private placement as part of units (the “Sponsor Units”) at a price of $10.00 per Sponsor Unit, each Sponsor Unit comprising one share of Class A common stock and one one-half of one warrant to purchase Class A Common Stock.

(2)	On December 22, 2023, we issued warrants to purchase 445,000 to the Sponsor at exercise of $11.50 per share.

(3)	On December 22, 2023, we issued (a) up to 300,000 shares of common stock issuable upon the exercise of warrants (the “SCM Tech 1 Warrants”) issued to SCM Tech, LLC with an exercise price of $0.01 per share; and (i) up to 100,000 shares of common stock issuable upon the exercise of warrants (the “SCM Tech 2 Warrants” and together with the SCM Tech 1 Warrants, the “SCM Tech Warrants”) issued to SCM Tech, LLC with an exercise price of $11.50 per share.

(4)

On January 12, 2024, we issued 7,765,000 shares of common stock to Nordic ESG and Impact Fund SCSp. in exchange for the retirement of a senior note having approximately $10,000,000 outstanding in principal plus interest and expenses.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as a part of, or incorporated by reference into, this Registration Statement.

The following exhibits, which are numbered in accordance with Item 601 of Regulation S-K, are filed herewith or, as noted, incorporated by reference herein.

Exhibit No.	Description
2.1†	Business Combination Agreement by and among Clean Earth Acquisitions Corp., Alternus Energy Group and Clean Earth Acquisitions Sponsor LLC, dated October 12, 2022 (incorporated by reference to Exhibit 2.1 to Clean Earth Acquisitions Corp.’s Current Report on Form 8-K (File No. 000-1883984), filed with the Securities and Exchange Commission on October 12, 2022)
2.2	First Amendment to the Business Combination Agreement dated April 12, 2023 (incorporated by reference to Exhibit 2.1 to Clean Earth Acquisitions Corp.’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on April 18, 2023)
2.3†	Amended and Restated Business Combination Agreement dated December 22, 2023 (incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
3.1	Third Amended and Restated Certificate of Incorporation of Alternus Clean Energy, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
3.2	Amended and Restated Bylaws of Alternus Clean Energy, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
4.1	Form of Specimen Common Stock Certificate of Alternus Clean Energy, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
5.1*	Opinion of Sichenzia Ross Ference Carmel LLP
10.1	Solis Bond Terms by and among Solis Bond Company DAC and Nordic Trustee AS dated January 5, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.2	Solis Bond Terms Amendment Agreement No. 1 dated July 5, 2021 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.3	Solis Bond Terms Amendment Agreement No. 2 dated May 16, 2021 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.4	Solis Bond Terms Amendment Agreement No. 3 dated July 16, 2023 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.5†	Loan Agreement by and among OBN Financial Services Limited, Paul O’Brien and AEG MH 02 Limited dated June 1, 2022, as amended and restated (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.6†	Secured Senior Facility Agreement by and among AEG JD 01 LTD and Deutsche Bank AG dated December 21, 2022 (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.7†	Secured Mezzanine Facility Agreement by and among AEG MH 03 LTD and Deutsche Bank AG dated December 21, 2022 (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.8	Amended and Restated Convertible Promissory Note issued to Wissam Anastas dated April 19, 2023 (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.9	Secured Promissory Note dated October 3, 2023, by and among Alternus Energy Americas Inc. and SCM Tech LLC (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.10	Warrant Agreement dated December 22, 2023, by and among the Company and SCM Tech LLC (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.11	Warrant Agreement dated December 22, 2023, by and among the Company and SCM Tech LLC (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December, 22 2023)
10.12*	Form of Warrant Certificate that was issued by the Registrant to Clean Earth Acquisitions Sponsor LLC

10.13#	Employment Agreement by and among Vincent Browne and AEG JD 03 LTD dated December 22, 2023 (incorporated by reference to Exhibit 10.12 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.14#	Consulting Services Agreement by and among VestCo Corp and Alternus Energy Americas Inc. dated May 15, 2021 (incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.15#	Employment Agreement by and among Joseph Duey and the Company dated December 22, 2023 (incorporated by reference to Exhibit 10.14 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.16#	Employment Agreement by and among Taliesin Durant and the Company dated December 22, 2023 (incorporated by reference to Exhibit 10.15 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.17#	Employment Agreement by and among Gary Swan and Solis Bond Company DAC dated March 31, 2021 (incorporated by reference to Exhibit 10.16 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.18#	Employment Agreement by and among David Farrell and JD 03 Ltd dated October 5, 2021 (incorporated by reference to Exhibit 10.17 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.19#	Employment Agreement by and among Larry Farrell and Solis Bond Company DAC dated September 1, 2022 (incorporated by reference to Exhibit 10.18 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.20	Investor Rights Agreement by and among the Company, Clean Earth Acquisitions Sponsor and Alternus Energy Group Plc dated October 12, 2022 (incorporated by reference to Exhibit 10.2 to Clean Earth Acquisitions Corp.’s Current Report on Form 8-K (File No. 000-1883984), filed with the Securities and Exchange Commission on October 12, 2022)
10.21#	Alternus Clean Energy, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.20 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.22	Forward Purchase Agreement by and among Clean Earth Acquisitions Corp., Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, L.P. and Meteora Strategic Capital, LLC dated December 3, 2023 (incorporated by reference to Exhibit 10.1 to Clean Earth Acquisitions Corp.’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 4, 2023)
10.23	Non-Redemption Agreement by and among Clean Earth Acquisitions Corp., the Clean Earth Acquisitions Sponsor LLC, and the investor named therein dated December 18, 2023 (incorporated by reference to Exhibit 10.22 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.24	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.23 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
10.25	Share Purchase Agreement by and among Solis Bond Designated Activity Company and Undo S.r.l. dated December 28, 2023 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 28, 2023).
10.26	Share Purchase Agreement by and among Solis Bond Designated Activity Company and Theia Investment (Netherlands) 1 B.V. dated December 28, 2023 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 28, 2023.
10.27	Share Purchase Agreement by and among Solis Bond Designated Activity Company and Theia Investment (Netherlands) 1 B.V. dated January 16, 2024 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on January 16, 2024).
14.1	Code of Ethics (incorporated by reference to Exhibit 14.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
16.1	Letter from BDO USA P.C. to the Securities and Exchange Commission, dated December 22, 2023 (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41306), filed with the Securities and Exchange Commission on December 22, 2023)
21.1*	Subsidiaries List
23.1*	Consent of BDO USA P.C., independent registered accounting firm for Clean Earth Acquisitions Corp.
23.2*	Consent of Mazars Ireland independent registered public accounting firm for Alternus Energy Group PLC and its subsidiaries.
23.3*	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
107*	Fee Table

*	Filed herewith

†	Certain exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Indicates management contract or compensatory plan or arrangement.

Item 17. Undertakings.

Pursuant to Rule 415 under the Securities Act of 1933 (as amended and updated from time to time)

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this Registration Statement, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Mill, State of South Carolina, on January 19, 2024.

Alternus Clean Energy, Inc.

By:	/s/ Vincent Browne
Vincent Browne
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Vincent Browne and Joseph E. Duey, and each of them individually, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1 and any related Rule 462(b) registration statement or amendment thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent Browne	Chairman and Chief Executive Officer	January 19, 2024
Vincent Browne	(Principal Executive Officer)

/s/ Joseph E. Duey	Chief Financial Officer	January 19, 2024
Joseph E. Duey	(Principal Financial and Accounting Officer)

/s/ Aaron T. Ratner	Director	January 19, 2024
Aaron T. Ratner

/s/ Nicholas Parker	Director	January 19, 2024
Nicholas Parker

/s/ Tone Bjornov	Director	January 19, 2024
Tone Bjornov

/s/ Mohammed Javade Chaudhri	Director	January 19, 2024
Mohammed Javade Chaudhri

/s/ Candice Beaumont	Director	January 19, 2024
Candice Beaumont